As filed with the Securities and Exchange Commission on December 22, 2006

Registration No.333-139195

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AngioDynamics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	11-3146460
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

603 Queensbury Avenue

Queensbury, New York 12804

(518) 798-1215

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eamonn P. Hobbs

President and Chief Executive Officer

AngioDynamics, Inc.

603 Queensbury Avenue

Queensbury, New York 12804

(518) 798-1215

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert B. Pincus, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square Wilmington, Delaware 19801 (302) 651-3000	Joseph M. DeVivo President and Chief Executive Officer RITA Medical Systems, Inc. 46421 Landing Parkway Fremont, California 94538 (510) 771-0400	Mark B. Weeks, Esq. Heller Ehrman LLP 275 Middlefield Road Menlo Park, California 94025 (650) 324-7000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of AngioDynamics, Inc. and RITA Medical Systems, Inc. have each unanimously approved the merger of RITA with and into Royal I, LLC, a wholly owned subsidiary of AngioDynamics, Inc. Following the merger, Royal I will be the surviving entity and will continue as a wholly owned subsidiary of AngioDynamics, Inc. We are proposing the merger because we believe it will benefit the stockholders of each of our respective companies by creating more stockholder value than either company could create individually and allowing our stockholders to participate in a larger, more diversified company. Throughout this joint proxy statement/prospectus we refer to AngioDynamics, Inc. as “Angio” and RITA Medical Systems, Inc. as “RITA”.

If the proposed merger is completed, RITA stockholders will receive 0.1722 of a share of the common stock of Angio for each share of RITA common stock they own, and an amount of cash per share of RITA common stock so that the total consideration to be received by RITA stockholders totals $4.70 per share, provided, the average closing sale price of Angio common stock is between $27.29 and $18.18 for the 10 trading days ending three trading days before the RITA special meeting. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting is less than $18.18, RITA stockholders will receive 0.1722 of a share of Angio common stock and $1.57 in cash for each share of RITA common stock they own. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting exceeds $27.29, RITA stockholders will receive only the stock consideration. As a result, Angio expects to issue 7,861,948 common shares in the transaction and to issue an additional 1,895,740 common shares upon exercise of RITA options and warrants and pay up to a maximum of $77.3 million in cash in the merger. We estimate that immediately after the merger, RITA stockholders will hold approximately 34.5% of the shares of Angio common stock, on a fully diluted treasury stock method basis, based on the number of shares of Angio and RITA common stock outstanding on November 30, 2006. Angio stockholders will continue to own their existing shares, which will not be affected by the merger.

Angio common stock is quoted on the NASDAQ National Market under the trading symbol “ANGO”. On December 21, 2006, Angio common stock closed at $21.10 per share.

The merger cannot be completed unless Angio stockholders approve the issuance of shares of Angio common stock in the merger and RITA stockholders adopt the merger agreement. The obligations of Angio and RITA to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger, including expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. More information about Angio, RITA and the proposed merger is contained in this joint proxy statement/prospectus. We encourage you to read carefully this joint proxy statement/prospectus before voting, including the section entitled “ Risk Factors” beginning on page 20.

Based on its review, the board of directors of Angio has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Angio and its stockholders and has unanimously approved the merger agreement and the issuance of shares of Angio common stock in the merger. Based on its review, the RITA board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of RITA and its stockholders and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Angio board of directors unanimously recommends that Angio stockholders vote “FOR” the proposal to approve the issuance of shares of Angio common stock pursuant to the merger agreement. The RITA board of directors unanimously recommends that RITA stockholders vote “FOR” the proposal to adopt the merger agreement.

The proposals are being presented to the respective stockholders of each company at their special meetings. The dates, times and places of the meetings are as follows:

For Angio stockholders: January 29, 2007, 9:00 a.m. local time Fremont Marriott 46100 Landing Parkway Fremont, California 94538 (510) 413-3700	For RITA stockholders: January 29, 2007, 9:00 a.m. local time Corporate Headquarters 46421 Landing Parkway Fremont, California 94538 (510) 771-0400

Your vote is very important. Whether or not you plan to attend your respective company’s special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

Sincerely,

Eamonn P. Hobbs President and Chief Executive Officer AngioDynamics, Inc.	Joseph M. DeVivo President and Chief Executive Officer RITA Medical Systems, Inc.

None of the Securities and Exchange Commission or any state securities commission has approved or disapproved of these transactions or the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. This joint proxy statement/prospectus is dated December 22, 2006, and is being mailed to stockholders of Angio and RITA on or about December 26, 2006.

AngioDynamics, Inc.

603 Queensbury Avenue

Queensbury, New York 12804

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On January 29, 2007

To the Stockholders of AngioDynamics, Inc.:

We will hold a special meeting of stockholders of Angio at the Fremont Marriott, 46100 Landing Parkway, Fremont, California 94538, on January 29, 2007, at 9:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of shares of Angio common stock, pursuant to the Agreement and Plan of Merger, dated as of November 27, 2006, as amended December 7, 2006, by and among AngioDynamics, Inc., Royal I, LLC and RITA Medical Systems, Inc.

2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

These items of business are described in the attached joint proxy statement/prospectus. Only Angio stockholders of record at the close of business on December 21, 2006, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

The board of directors of Angio unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares of Angio common stock pursuant to the merger agreement.

A list of stockholders eligible to vote at the Angio special meeting will be available for inspection at the special meeting, and at the principal executive offices of Angio during regular business hours for a period of no less than 10 days prior to the special meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote your shares by completing and mailing the enclosed proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine how you will be able to submit your proxy. Submitting a proxy by mailing the enclosed proxy card will ensure your shares are represented at the special meeting. Please review the instructions in this joint proxy statement/prospectus and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options.

By Order of the Board of Directors,

GREGORY J. CHAMPION Secretary AngioDynamics, Inc.

December 22, 2006

RITA Medical Systems, Inc.

46421 Landing Parkway

Fremont, California 94538

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On January 29, 2007

To the Stockholders of RITA Medical Systems, Inc.:

We will hold a special meeting of stockholders of RITA at its corporate headquarters located at 46421 Landing Parkway, Fremont, California on January 29, 2007, at 9:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 27, 2006, as amended December 7, 2006, by and among AngioDynamics, Inc., Royal I, LLC and RITA Medical Systems, Inc.

2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

These items of business are described in the attached joint proxy statement/prospectus. Only RITA stockholders of record at the close of business on December 21, 2006, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

The board of directors of RITA unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, on November 27, 2006, and unanimously recommends that you vote ‘FOR” the proposal to adopt the merger agreement, as amended, which, along with the transactions contemplated by the merger agreement, are described in detail in this joint proxy statement/prospectus.

A complete list of RITA stockholders entitled to vote at the RITA special meeting will be available for inspection at RITA’s corporate headquarters during regular business hours for a period of no less than 10 days before the special meeting.

Your vote is very important. Whether you plan to attend the special meeting or not, please complete, date and sign the enclosed proxy card as soon as possible and return it in the postage-prepaid envelope provided. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine how you will be able to submit your proxy. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return or submit the proxy or vote in person at the special meeting, the effect will be the same as a vote against the proposal to adopt the merger agreement.

By Order of the Board of Directors,

JOSEPH M. DEVIVO
President and Chief Executive Officer
RITA Medical Systems, Inc.

December 22, 2006

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Angio and RITA from documents that are not included in or delivered with this joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see “Additional Information — Where You Can Find More Information” on page 108.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus from Angio or RITA, as applicable, or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Angio and RITA without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. Angio stockholders and RITA stockholders may request a copy of such documents in writing or by telephone by contacting the applicable department at:

AngioDynamics, Inc. 603 Queensbury Avenue Queensbury, New York 12804 Telephone number: (518) 798-1215 Attn: Secretary	RITA Medical Systems, Inc. 46421 Landing Parkway Fremont, California 94538 Telephone number: (510) 771-0400 Attn: Corporate Secretary

In addition, you may obtain copies of the information relating to Angio, without charge, by contacting Joseph G. Gerardi by email at jgerardi@angiodynamics.com, or phone at (518) 798-1215. You may also obtain information regarding Angio at its Investor Relations website at http://investor.angiodynamics.com.

In addition, you may obtain copies of the information relating to RITA, without charge, by contacting RITA’s Investor Relations Department at (510) 771-0400. You may also obtain information regarding RITA at the Investor Relations section of its website at http://www.ritamedical.com.

We are not incorporating the contents of the websites of the SEC, Angio, RITA or any other person into this document. We are only providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for your convenience.

In order for you to receive timely delivery of the documents in advance of the Angio and RITA special meetings, as applicable, you should make your request no later than January 8, 2007.

For information about where to obtain copies of documents, see “Additional Information—Where You Can Find More Information” on page 108.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a stockholder of Angio or RITA, may have regarding the merger and the other matters being considered at the respective special meetings of stockholders of Angio and RITA and brief answers to those questions. Angio and RITA urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at their respective special meetings of stockholders. Additional important information is also contained in the annexes to and the documents incorporated by reference in this joint proxy statement/prospectus.

Q:	Why are Angio and RITA stockholders receiving this joint proxy statement/prospectus?

A:	Angio and RITA have agreed to the acquisition of RITA by Angio under the terms of a merger agreement that is described in this joint proxy statement/prospectus. Copies of the merger agreement and amendment no. 1 to the merger agreement are attached to this joint proxy statement/prospectus as Annex A. All references to the merger agreement in this joint proxy statement/prospectus shall be deemed to include the amendment.

In order to complete the merger, Angio stockholders must approve the issuance of shares of Angio common stock in the merger and RITA stockholders must adopt the merger agreement. Angio and RITA will hold separate special meetings of their respective stockholders to obtain these approvals.

This joint proxy statement/prospectus contains important information about the merger, the merger agreement and the special meetings of the respective stockholders of Angio and RITA, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending your respective company’s special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	Why are Angio and RITA proposing the merger?

A:	Angio and RITA both believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies because the merger will allow stockholders of both companies the opportunity to participate in a larger, more diversified medical technologies company. We both also believe that the combination will create a stronger and more competitive medical technologies company that is capable of creating more stockholder value than either Angio or RITA could on its own. In addition, RITA is also proposing the merger to provide its stockholders with the opportunity to receive a premium for their shares, to participate in the growth and opportunities of the combined company in their receipt of Angio stock in the merger and to potentially realize some cash for their shares in the merger. To review the reasons for the merger in greater detail, see “The Merger-Recommendation of the Angio Board of Directors and Its Reasons for the Merger” on page 36 and “The Merger-Recommendation of the RITA Board of Directors and Its Reasons for the Merger” on page 38.

Q:	What will happen in the merger?

A:	Pursuant to the terms of the merger agreement, RITA will merge with and into Royal I, LLC a wholly owned subsidiary of Angio, with Royal I continuing as the surviving company of the merger.

Q:	What consideration will RITA stockholders receive in the merger?

A:

RITA stockholders will receive 0.1722 of a share of the common stock of Angio for each share of RITA common stock they own, and an amount of cash per share of RITA common stock so that the total consideration to be received by RITA stockholders totals $4.70 per share, provided, the average closing sale price of Angio common stock is between $27.29 and $18.18 for the 10 trading days ending three trading days before the RITA special meeting. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting is less than $18.18, RITA stockholders will receive

0.1722 of a share of Angio common stock and $1.57 in cash for each share of RITA common stock they own. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting exceeds $27.29, RITA stockholders will receive only the stock consideration. See “Summary—The Merger Consideration” on page 4. RITA stockholders will receive cash for any fractional share of Angio common stock that they would be entitled to receive in the merger.

Q:	Should RITA stockholders send in their RITA stock certificates with their proxy card?

A:	No. Please do not send your stock certificates with your proxy card. Promptly following the effective time of the merger, RITA stockholders will receive a letter of transmittal from the exchange agent directing them on how to exchange their shares of RITA common stock for the merger consideration and where to send their RITA stock certificates.

Q:	How will Angio stockholders be affected by the merger and issuance of Angio common stock in the merger?

A:	After the merger, Angio stockholders will continue to own their existing shares of Angio common stock. Accordingly, Angio stockholders will hold the same number of shares of Angio common stock that they held immediately prior to the merger. However, because Angio will be issuing new shares of Angio common stock to RITA stockholders in the merger, each outstanding share of Angio common stock immediately prior to the merger will represent a smaller percentage of the total number of shares of Angio common stock outstanding after the merger.

Q:	When do Angio and RITA expect the merger to be completed?

A:	If the merger is approved, Angio and RITA expect that, subject to the satisfaction or waiver of the other conditions thereto, the merger will be completed promptly following the Angio and RITA special meetings.

Q:	What are the federal income tax consequences of the merger?

A:	Angio and RITA expect the merger to qualify as a reorganization for U.S. federal income tax purposes. If the merger qualifies as a reorganization under U.S. federal income tax law:

•	RITA stockholders that are U.S. holders will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Angio common stock received pursuant to the merger over the RITA stockholders’ respective adjusted tax basis in the shares of RITA common stock surrendered) or (2) the amount of cash received pursuant to the merger; and

•	No gain or loss will be recognized by Angio, RITA or Angio stockholders as a result of the merger.

Tax matters are complicated, and the tax consequences of the merger to each RITA stockholder will depend on the facts of each stockholder’s situation. RITA stockholders are urged to read carefully the discussion in the section entitled “The Merger-Material United States Federal Income Tax Consequences” on page 62 and to consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Q:	Are Angio and RITA stockholders entitled to appraisal rights?

A:

Under Delaware law, if the merger consideration includes a cash payment, holders of RITA common stock have the right to dissent from the merger and obtain payment in cash for the fair value of their shares of common stock, as determined by the Delaware Chancery Court, rather than the merger consideration. To exercise appraisal rights, RITA stockholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under the section entitled “The Merger-Dissenters’ Rights of

Appraisal” on page 66. In addition, the text of the applicable provisions of Delaware law is included as Annex D to this joint proxy statement/prospectus.

Holders of Angio common stock are not entitled to dissenters’ appraisal rights in connection with the issuance of Angio common stock in the merger.

Q:	What are Angio stockholders voting on?

A:	Angio stockholders are voting on a proposal to approve the issuance of shares of Angio common stock pursuant to the merger agreement. The approval of this proposal by Angio stockholders is a condition to the effectiveness of the merger.

Q:	What are RITA stockholders voting on?

A:	RITA stockholders are voting on a proposal to adopt the merger agreement. The approval of this proposal by RITA stockholders is a condition to the effectiveness of the merger.

Q:	What vote of Angio stockholders is required to approve the issuance of shares of Angio common stock in the merger?

A:	Approval of the issuance of shares of Angio common stock pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on the proposal, in person or by proxy.

Q:	What vote of RITA stockholders is required to adopt the merger agreement?

A:	Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of RITA common stock outstanding on the record date.

Q:	How does the board of directors of Angio recommend that Angio stockholders vote?

A:	The Angio board of directors unanimously recommends that Angio stockholders vote “FOR” the proposal to approve the issuance of shares of Angio common stock pursuant to the merger agreement. The Angio board of directors has determined that the issuance of shares of Angio common stock to RITA stockholders in the merger is fair to, and in the best interest of, Angio and has recommended the issuance of shares of Angio common stock. For a more complete description of the recommendation of the Angio board of directors, see “The Angio Special Meeting-Recommendation of the Angio Board of Directors” on page 26.

Q:	How does the board of directors of RITA recommend that RITA stockholders vote?

A:	The RITA board of directors unanimously recommends that RITA stockholders vote “FOR” the proposal to adopt the merger agreement. The RITA board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of RITA and its stockholders. Accordingly, the RITA board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. For a more complete description of the recommendation of the RITA board of directors, see “The RITA Special Meeting-Recommendation of the RITA Board of Directors” on page 29.

Q:	When and where will the special meetings of stockholders be held?

A:	The Angio special meeting will take place at the Fremont Marriott, 46100 Landing Parkway, Fremont, California, on January 29, 2007, at 9:00 a.m. local time. The RITA special meeting will take place at its corporate headquarters located at 46421 Landing Parkway, Fremont, California on January 29, 2007, at 9:00 a.m. local time.

Q:	Who can attend and vote at the special meetings?

A:	All Angio stockholders of record as of the close of business on December 21, 2006, the record date for the Angio special meeting, are entitled to receive notice of and to vote at the Angio special meeting. All RITA stockholders of record as of the close of business on December 21, 2006, the record date for the RITA special meeting, are entitled to receive notice of and to vote at the RITA special meeting.

Q:	What should Angio and RITA stockholders do now in order to vote on the proposals being considered at their company’s special meeting?

A:	Stockholders of record of Angio as of the record date for the Angio special meeting and stockholders of record of RITA as of the record date for the RITA special meeting may now vote by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold Angio shares or RITA shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see how you may submit your proxy.

Q:	Can Angio or RITA stockholders vote at their company’s special meeting?

A:	Yes. You may also vote in person by attending your respective company’s special meeting of stockholders. If you plan to attend your respective company’s special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at your respective company’s special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not Angio stockholders or RITA stockholders plan to attend their special meeting of their respective company, they should grant their proxy as described in this joint proxy statement/prospectus.

Q:	What will happen if I abstain from voting or fail to vote?

A:	The required vote of Angio stockholders on the proposal to issue shares of Angio common stock in connection with the merger is based upon the number of shares that are actually voted. Accordingly, assuming a quorum is present, the failure of an Angio stockholder to vote or a decision by an Angio stockholder to abstain will have no effect in determining whether the stock issuance is approved.

If you are a RITA stockholder, an abstention by you or your failure to vote or to instruct your broker to vote if your shares are held in “street name” will have the same effect as voting against the proposal to adopt the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

•	Delivering a signed written notice of revocation to your respective company at:

AngioDynamics, Inc. 603 Queensbury Avenue Queensbury, New York 12804 Attn: Secretary	RITA Medical Systems, Inc. 46421 Landing Parkway Fremont, California 94538 Attn: Corporate Secretary

•	Signing and delivering a new, valid proxy bearing a later date, to be delivered to your respective company at the address listed above; or

•	Attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	What should Angio stockholders or RITA stockholders do if they receive more than one set of voting materials for their company’s special meeting?

A:	You may receive more than one set of voting materials for your special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions you should contact:

if you are a Angio stockholder:

Innisfree M&A Incorporated

Stockholders call toll-free at (888) 750-5834

Banks and Brokers call collect at (212) 750-5833

if you are a RITA stockholder:

Georgeson Inc.

Stockholders call toll-free at (866) 785-7395

Banks and Brokers call collect at (212) 440-9977

SUMMARY

The following is a summary that highlights information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, including the merger, we encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Angio and RITA that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information—Where You Can Find More Information” on page 108.

The Companies

AngioDynamics, Inc.

603 Queensbury Avenue

Queensbury, New York 12804

(518) 798-1215

Attn: Secretary

AngioDynamics, Inc., a Delaware corporation, is a provider of innovative medical devices used in minimally invasive, image-guided procedures to treat peripheral vascular disease, or PVD. Angio designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians (interventional radiologists, vascular surgeons and others) to treat PVD and other non-coronary diseases. Angio’s products include angiographic products and accessories, including angiographic catheters, and uncoated, Teflon-coated, and hydrophilic-coated guidewires to support its angiographic catheter line; dialysis products, including catheters that provide short- and long-term vascular access for dialysis patients; vascular access products; and venous products used in endovascular laser procedures to treat venous insufficiency of the great saphenous vein. Angio also offers thrombolytic catheters that are used to deliver thrombolytic agents to dissolve blood clots in hemodialysis access grafts, arteries, veins, and surgical bypass grafts; percutaneous transluminal angioplasty dilation balloon catheters; intra-vascular devices to measure blood flow in dialysis access sites during an access site clearing procedure; and drainage catheters.

Angio was founded in 1988 as a division of E-Z-EM, Inc. and was incorporated in 1992. In June 2004, Angio completed the initial public offering of its common stock, as a result of which E-Z-EM, Inc.’s ownership of Angio was reduced to 80.4%. In October 2004, E-Z-EM, Inc. distributed all of its Angio shares to its stockholders. Angio common stock is traded on the NASDAQ National Market, which is referred to as the NASDAQ, under the symbol “ANGO.”

Royal I, LLC

Royal I, LLC

c/o AngioDynamics, Inc.

603 Queensbury Avenue

Queensbury, New York 12804

(518) 798-1215

Attn: Secretary

Royal I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of AngioDynamics, Inc., was formed by Angio solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose.

RITA Medical Systems, Inc.

46421 Landing Parkway

Fremont, California 94538

(510) 771-0400

Attn: Corporate Secretary

RITA Medical Systems, Inc., a Delaware corporation, develops, manufactures and markets innovative products that provide local oncology therapy options for cancer patients including radiofrequency ablation, or RFA, systems and embolization products for treating cancerous tumors, as well as percutaneous vascular and spinal access systems for systemic treatments. RITA’s oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; and safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. RITA’s line of radiofrequency products also includes the Habib 4X resection device and will include the new Laparoscopic Habib 4X resection device, both of which are designed to coagulate highly vascularized tissue to facilitate a fast dissection in order to minimize blood loss and blood transfusion during surgery. The proprietary RITA RFA system uses radiofrequency energy to heat tissue to a sufficiently high temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA became the first company to receive specific U.S. Food and Drug Administration clearance for the palliation of pain associated with metastatic lesions involving bone. RITA also distributes LC Bead embolic microspheres in the United States. The LC Bead microspheres are injected into selected vessels to block the blood flow feeding a tumor, causing it to shrink over time, and are often used in combination with RFA.

RITA was founded in 1994 and RITA common stock is traded on the NASDAQ under the symbol “RITA.”

The Merger

The boards of directors of Angio and RITA have agreed to the acquisition of RITA by Angio under the terms of the merger agreement that is described in this joint proxy statement/prospectus. Pursuant to the merger agreement, RITA will merge with and into Royal I, with Royal I surviving the merger as a wholly owned subsidiary of Angio. Royal I is sometimes referred to herein as the surviving company. We have attached the merger agreement and amendment no. 1 to the merger agreement as Annex A, to this joint proxy statement/prospectus. We encourage you to carefully read the merger agreement (including amendment no. 1 to the merger agreement) in its entirety as it is the legal document that governs the merger.

Merger Consideration

RITA stockholders will receive 0.1722 of a share of the common stock of Angio for each share of RITA common stock they own, and an amount of cash per share of RITA common stock so that the total consideration to be received by RITA stockholders totals $4.70 per share, provided, the average closing sale price of Angio common stock is between $27.29 and $18.18 for the 10 trading days ending three trading days before the RITA special meeting. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting is less than $18.18, RITA stockholders will receive 0.1722 of a share of Angio common stock and $1.57 in cash for each share of RITA common stock they own. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting exceeds $27.29,

RITA stockholders will receive only the stock consideration. Angio expects to issue 7,861,948 common shares in the transaction and to issue up to an additional 1,895,740 common shares upon exercise of RITA options and warrants and pay up to a maximum of $77.3 million in cash in the merger.

For a full description of the merger consideration, see “The Merger Agreement-Merger Consideration” on page 71.

Fractional Shares

Angio will not issue fractional shares of Angio common stock in the merger. As a result, a RITA stockholder will receive cash for any fractional share of Angio common stock that they would otherwise be entitled to receive in the merger.

For a full description of the treatment of fractional shares, see “The Merger Agreement-Fractional Shares” on page 73.

RITA Equity Awards

In general, upon completion of the merger, options to purchase shares of RITA’s common stock will be assumed by Angio and will be converted into the right to receive, upon exercise, the same mix of merger consideration as received by RITA stockholders in the merger.

In general, upon completion of the merger, warrants to purchase shares of RITA’s common stock will be assumed by Angio and will be converted into the right to receive, upon exercise, the same mix of merger consideration as received by RITA stockholders in the merger.

For a full description of the treatment of RITA equity awards, see “The Merger Agreement-Employee Matters” on page 76.

Ownership of Angio After the Merger

Based on the number of shares of Angio and RITA common stock outstanding on their respective record dates, after completion of the merger, Angio expects to issue 7,861,948 common shares in the transaction and to issue up to an additional 1,895,740 common shares upon exercise of RITA options and warrants and former RITA stockholders will own approximately 34.5% of the then-outstanding shares of Angio common stock, on a fully diluted treasury stock method basis.

Recommendation of the Boards of Directors

Angio

The Angio board of directors believes that the merger is fair to, and in the best interest of, Angio and its stockholders and has declared the merger to be advisable to its stockholders, and unanimously recommends that Angio stockholders vote “FOR” approval of the issuance of shares of Angio common stock to RITA stockholders pursuant to the merger agreement.

RITA

The RITA board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of RITA and its stockholders and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that RITA stockholders vote “FOR” adoption of the merger agreement.

Stockholders Entitled to Vote

Angio Stockholders

You can vote at the Angio special meeting if you owned Angio common stock at the close of business on December 21, 2006, which is referred to as the Angio record date. On that date, there were 15,683,171 shares of Angio common stock outstanding and entitled to vote at the Angio special meeting. You can cast one vote for each share of Angio common stock that you owned on the Angio record date.

RITA Stockholders

You can vote at the RITA special meeting if you owned RITA common stock at the close of business on December 21, 2006, which is referred to as the RITA record date. On that date, there were 43,885,857 shares of RITA common stock outstanding and entitled to vote at the RITA special meeting. You can cast one vote for each share of RITA common stock that you owned on the RITA record date.

Vote Required

Angio Stockholders

Stockholder approval of the issuance of shares of Angio common stock pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal, in person or by proxy.

Abstentions and “broker non-votes,” will be counted in determining whether a quorum is present at the Angio special meeting for purposes of the vote of Angio stockholders on the proposal to approve the issuance of shares of Angio common stock in the merger. Neither an abstention, which occurs when a stockholder attends a meeting either in person or by proxy, but abstains from voting, nor a “broker non-vote” will have an effect in determining if the proposal is approved by Angio stockholders. A “broker non-vote” occurs when shares are held in “street name” by a broker or other nominee on behalf of a beneficial owner and the beneficial owner does not instruct the broker or nominee how to vote the shares at the special meeting.

RITA Stockholders

The affirmative vote of the holders of a majority of the shares of RITA common stock outstanding on the record date, in person or by proxy, is required to adopt the merger agreement.

Abstentions and “broker non-votes” will be counted in determining whether a quorum is present at the RITA special meeting for purposes of the vote of RITA stockholders on the proposal to adopt the merger agreement. An abstention or a “broker non-vote” will have the same effect as a vote against the proposal to adopt the merger agreement.

Share Ownership of Directors and Executive Officers

At the close of business on the Angio record date, directors and executive officers of Angio and their affiliates beneficially owned and were entitled to vote approximately 630,414 shares of Angio common stock, collectively representing approximately 4.0% of the shares of Angio common stock outstanding on that date.

At the close of business on the RITA record date, directors and executive officers of RITA and their affiliates beneficially owned and were entitled to vote approximately 1,830,214 shares of RITA common stock, collectively representing 4.2% of the shares of RITA common stock outstanding on that date.

Opinions of Financial Advisors

Angio

On November 27, 2006, Cain Brothers & Company, LLC, financial advisor to Angio, which is referred to in this joint proxy statement/prospectus as Cain Brothers, delivered to the Angio board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 27, 2006, that, as of that date, and based upon and subject to the considerations described in its opinion and based upon such other matters as Cain Brothers considered relevant, the merger consideration to be paid in the merger was fair to Angio from a financial point of view. The full text of Cain Brothers’ written opinion is attached to this joint proxy statement/prospectus as Annex B and is discussed further in “The Merger—Opinion of Angio Financial Advisor” on page 43. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Cain Brothers’ opinion is directed to the Angio board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

RITA

On November 27, 2006, Piper Jaffray & Co., financial advisor to RITA which is referred to in this joint proxy statement/prospectus as Piper Jaffray, delivered to the RITA board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 27, 2006, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken set forth in its written opinion, the proposed merger consideration to be paid to the holders of the shares of RITA common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of RITA common stock. The full text of Piper Jaffray’s opinion is attached to this joint proxy statement/prospectus as Annex C and is discussed further in “The Merger—Opinion of RITA Financial Advisor” on page 51. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken. Piper Jaffray’s opinion is directed to the RITA board of directors and does not constitute a recommendation to any stockholder as to how any stockholder should vote on, or take any action with respect to, the merger or any related matter.

Interests of RITA’s Directors and Executive Officers in the Merger

In considering the recommendation of the RITA board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, including the merger, you should be aware that certain members of the RITA board of directors and certain RITA executive officers have interests in the transactions contemplated by the merger agreement that may be different than, or in addition to, the interests of RITA stockholders, generally. These interests include:

•	severance payments and continuing benefit obligations under employment offer letters and change of control agreements which may be triggered if the officer leaves or is terminated, in either case, under certain circumstances prior to or following the merger;

•	Messrs. Bucci, Johnson and LaPorte, current directors of RITA, will be appointed to the Angio board of directors following the merger; and

•	accelerated vesting and accelerated and extended exercisability of RITA stock options issued under RITA’s equity compensation plans or other agreements, including the merger agreement, or as otherwise accelerated by the RITA board of directors.

The RITA board of directors was aware of these interests and considered them, among other matters, in making its recommendation with respect to the merger agreement.

Management of Angio After the Merger

It is currently expected that all of the executive officers of Angio will remain with Angio after the merger. The employment status of the executive officers of RITA after the completion of the merger has not yet been determined.

After the completion of the merger, there will be nine members of the Angio board of directors, including three former directors of RITA, Messrs. Vincent Bucci, Wesley E. Johnson and Steve LaPorte. For a full description of the appointment of RITA directors to the Angio board of directors, see “The Merger Agreement—Angio Board of Directors” on page 80.

Listing of Angio Common Stock and Delisting of RITA Common Stock

Application has been made to have the shares of Angio common stock issued in the merger approved for listing on the NASDAQ, where Angio common stock currently is traded under the symbol “ANGO.” If the merger is completed, RITA common stock will no longer be listed on the NASDAQ and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and RITA will no longer file periodic reports with the SEC.

Dissenters’ Rights of Appraisal

Angio

Under Delaware law, holders of Angio common stock are not entitled to dissenters’ appraisal rights in connection with the issuance of Angio common stock in the merger.

RITA

To the extent that the merger consideration includes any cash consideration (other than in payment for fractional shares of Angio common stock) holders of RITA common stock who do not wish to accept the consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, which is referred to in this joint proxy statement/prospectus as the DGCL, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or the same as the merger consideration for the RITA common stock. Failure to strictly comply with all the procedures required by Section 262 of the DGCL will result in a loss of the right to appraisal. Moreover, because the determination as to whether holders of RITA common stock will receive any cash consideration for their shares will not be made until the third trading day prior to the RITA special meeting, any RITA stockholder who wishes to seek appraisal rights for their shares should comply with the procedures required by Section 262 of the DGCL, presuming that such appraisal rights will be available.

Merely voting against the merger will not preserve the right of RITA stockholders to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. RITA stockholders who hold shares in the name of a broker or other nominee must instruct their nominee to take the steps necessary to enable them to demand appraisal for their shares.

Annex D to this joint proxy statement/prospectus contains the full text of Section 262 of the DGCL, which relates to the rights of appraisal. We encourage you to read these provisions carefully and in their entirety.

Conditions to Completion of the Merger

A number of conditions must be satisfied before the merger may be completed. These include, among others:

•	Adoption of the merger agreement by RITA stockholders;

•	Approval of the issuance of shares of Angio common stock pursuant to the merger agreement by Angio stockholders;

•	Absence of any law, injunction or court order prohibiting the merger;

•	This registration statement being declared effective and not subject to a stop order by the SEC;

•	Approval of the listing on the NASDAQ, subject to official notice of issuance of the shares of Angio common stock to be issued in the merger;

•	The expiration or termination of the waiting period, or any extension to the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this joint proxy statement/prospectus as the HSR Act;

•	The material compliance by the parties with their obligations under the merger agreement;

•	Receipt of opinions of counsel to Angio and to RITA that the merger will qualify as a tax-free reorganization;

•	Accuracy of the representations and warranties in the merger agreement made by a party, except, generally, where the failure to be accurate has not had and are not reasonably likely to have a material adverse effect on that party; and

•	Neither party having suffered any change that is reasonably likely to have a material adverse effect on that party.

Each of Angio and RITA may waive certain conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions has not been met. Neither Angio nor RITA can be certain that all of the conditions to the merger will be either satisfied or waived or that the merger will occur.

Regulatory Approvals

The completion of the merger is subject to compliance with the HSR Act. Angio and RITA filed the notifications required under the HSR Act with the U.S. Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, on December 12, 2006 and the applicable waiting period will expire on January 11, 2007, unless extended.

Agreement to Obtain Clearance from Regulatory Authorities

Angio and RITA have agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations, including the HSR Act.

Angio and RITA have agreed to use their commercially reasonable efforts to obtain early termination of any waiting period under HSR, file all other notices, reports and other documents required to be filed with any governmental body with respect to the merger, promptly supply the other with any information which may be required in order to effectuate such filings, supply any additional information which reasonably may be required, and to give the other party prompt notice of any communication or threat of commencement of any legal proceeding by any governmental body with respect to the merger.

No Solicitation by RITA

The merger agreement contains restrictions on the ability of RITA to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest of RITA’s equity or assets. The merger agreement provides that, from November 27, 2006 until the effective time of the merger, RITA will not, nor will it permit its subsidiaries or representatives to, directly or indirectly:

•	solicit, encourage or initiate the submission of any acquisition proposals;

•	furnish any information regarding RITA in connection with any acquisition proposals;

•	participate in any discussions with respect to any acquisition proposals; or

•	enter into any agreement with respect to an acquisition proposal.

Prior to receiving the RITA stockholder approval, RITA may, in response to an unsolicited bona fide acquisition proposal which RITA’s board determines, in good faith (after consultation with outside counsel and financial advisors), would reasonably be expected to lead to a superior acquisition proposal, furnish information relating to RITA and negotiate with such party regarding an acquisition proposal. In addition, RITA’s board will not withdraw or modify its approval of the merger, or take other actions unless, prior to obtaining the approval of RITA’s stockholders, RITA’s board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to RITA’s stockholders under applicable law. RITA has agreed to promptly advise Angio of RITA’s receipt of any acquisition proposal, including the terms and the identity of the person making the acquisition proposal. Notwithstanding the RITA board withholding, withdrawing or modifying its recommendation, RITA must still convene the RITA special meeting to allow RITA stockholders to vote on the adoption of the merger agreement.

Termination of the Merger Agreement

Angio and RITA may mutually agree in writing, at any time before the completion of the merger, to terminate the merger agreement. Also, either Angio or RITA may terminate the merger agreement in a number of circumstances, including if:

•	the merger is not completed by the nine month anniversary from the date of the merger agreement, referred to as the outside date;

•	any governmental entity prohibits the merger;

•	RITA stockholders fail to adopt the merger agreement at the RITA special meeting; or

•	Angio stockholders fail to approve the issuance of shares of Angio common stock in the merger at the Angio special meeting.

•	Angio may terminate the merger agreement by written notice if:

•	RITA breaches its representations or warranties covenants or agreement contained in the merger agreement, which results in a failure of the conditions to the completion of the merger being satisfied and can not be cured on 30 days’ notice; or

•	the RITA board of directors withdraws or adversely modifies its recommendation of the merger agreement.

•	RITA may terminate the merger agreement by written notice if:

•	Angio breaches its representations or warranties, covenants or agreements contained in the merger agreement, which results in a failure of the conditions to the completion of the merger being satisfied and can not be cured on 30 days’ notice.

Termination Fee

If the merger agreement is terminated under certain specified circumstances, RITA will be required to pay a termination fee of $8 million to Angio.

Material United States Federal Income Tax Consequences of the Merger

Angio and RITA expect the merger to qualify as a reorganization for U.S. federal income tax purposes. If the merger qualifies as a reorganization under U.S. federal income tax law:

•	RITA stockholders that are U.S. holders will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Angio common stock received pursuant to the merger over the RITA stockholders’ respective adjusted tax basis in the shares of RITA common stock surrendered) or (2) the amount of cash received pursuant to the merger; and

•	No gain or loss will be recognized by Angio, RITA or Angio stockholders as a result of the merger.

Tax matters are complicated, and the tax consequences of the merger to each RITA stockholder will depend on the facts of each stockholder’s situation. RITA stockholders are urged to read carefully the discussion in the section entitled “The Merger—Material United States Federal Income Tax Consequences” on page 62 and to consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Accounting Treatment

Angio will account for the merger as a purchase under United States generally accepted accounting principles.

Risks

In evaluating the merger, the merger agreement or the issuance of shares of Angio common stock in the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” on page 20.

Dividend Policies

Angio

The holders of Angio common stock have not received dividends on their shares in the past two fiscal years. Angio does not anticipate paying any dividends on its common stock in the foreseeable future. Certain covenants in Angio’s financing arrangements currently prohibit the making of distributions or payment of dividends on its capital stock.

RITA

The holders of RITA common stock have not received dividends on their shares. RITA has not paid cash dividends in the past and does not currently anticipate paying cash dividends on its common stock prior to completion of the merger. Certain covenants in RITA’s debt instruments and credit facility currently prohibit the payment of dividends on its capital stock.

Material Differences in Rights of Angio Stockholders and RITA Stockholders

RITA stockholders receiving merger consideration in the form of shares of Angio common stock will have different rights once they become Angio stockholders due to differences between the governing documents of Angio and RITA. These differences are described in detail under “Comparison of Stockholders Rights and Corporate Governance Matters” on page 88.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

Angio and RITA are providing the following information to aid you in your analysis of the financial aspects of the merger.

AngioDynamics, Inc. Selected Historical Financial Data

The selected consolidated financial data below is derived from Angio’s audited consolidated financial statements for the fiscal years ended June 1, 2002, May 31, 2003, May 29, 2004, May 28, 2005, and June 3, 2006 contained in Angio’s annual reports on Form 10-K for the fiscal years ended May 29, 2004, May 28, 2005, and June 3, 2006. Also included is unaudited financial data for Angio covering the quarters ended August 27, 2005 and September 2, 2006. The operating results for the quarter ended September 2, 2006 are not necessarily indicative of the results that will be achieved for a full year. The information is only a summary and should be read in conjunction with the consolidated financial statements, accompanying notes and management’s discussion and analysis of results of operations and financial condition of Angio, which can be found in publicly available documents, including those incorporated by reference into this joint proxy statement/prospectus. See “Additional Information—Where You Can Find More Information” on page 108.

	Fifty-two weeks ended				Fifty-three weeks ended	(unaudited) Thirteen weeks ended	(unaudited) Thirteen weeks ended
	June 1, 2002	May 31, 2003	May 29, 2004	May 28, 2005	June 3, 2006	August 27, 2005	September 2, 2006(a)
	(in thousands, except shares and per share data)
Consolidated Statements of Income Data:
Net sales	$30,890	$38,434	$49,055	$60,289	$78,451	$16,367	$20,265
Cost of goods sold	15,333	18,572	23,254	26,912	32,930	6,847	8,339

Gross profit	15,557	19,862	25,801	33,377	45,521	9,520	11,926
Operating expenses:
Selling and marketing	8,901	11,338	13,562	16,000	21,399	4,524	5,730
General and administrative	2,317	2,777	3,565	5,080	7,947	1,563	2,746
Research and development	1,951	2,509	3,551	4,570	5,869	1,519	1,627

Total operating expenses	13,169	16,624	20,678	25,650	35,215	7,606	10,103

Operating profit	2,388	3,238	5,123	7,727	10,306	1,914	1,823
Other income (expenses):
Interest income	45	38	16	304	792	163	1,042
Impairment loss on investment	—	—	—	(300)	—	—	—
Interest expense(b)	(863)	(1,021)	(758)	(150)	(138)	(37)	(32)
Other income	—	—	—	36	162	39	159

Income before income tax provision	1,570	2,255	4,381	7,617	11,122	2,079	2,992
Income tax provision	561	1,069	1,238	3,069	4,256	786	1,094

Net income	$1,009	$1,186	$3,143	$4,548	$6,866	$1,293	$1,898

Earnings per common share:
Basic	$.11	$.13	$.34	$.39	$.55	$.11	$.12

Diluted	$.11	$.13	$.32	$.37	$.53	$.10	$.12

Weighted average number of shares used in per share calculation:
Basic	9,200,000	9,200,000	9,216,027	11,571,317	12,377,731	12,143,287	15,499,981

Diluted	9,337,425	9,472,233	9,838,168	12,328,783	12,964,574	12,856,966	15,852,089

	June 1, 2002	May 31, 2003	May 29, 2004	May 28, 2005	June 3, 2006	August 27, 2005	September 2, 2006
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$1,525	$2,466	$2,585	$27,099	$89,752	$28,814	$89,207
Working capital	10,101	12,360	30,981	42,080	111,349	44,609	113,453
Total assets	20,647	27,056	49,726	59,672	137,000	61,335	141,758
Non-current liabilities	15,165	19,403	3,100	2,935	2,755	2,890	6,210

Retained earnings (accumulated deficit)	(12,129)	(10,943)	(8,268)	(3,720)	3,146	(2,427)	5,044
Total stockholders’ equity (deficit)	(295)	1,488	37,232	49,110	123,438	52,018	127,003

(a)	Reflects $643 of pre-tax stock-based compensation expense ($422 net of income tax) following the adoption of SFAS 123R.
(b)	Interest expense, net, includes imputed interest on debt to our former parent, E-Z-EM, of $596 and $892 for the fifty-two weeks ended May 29, 2004 and May 31, 2003, respectively. The interest charges are treated as non-cash items for cash flow purposes and increases to additional paid-in capital. Of our indebtedness to E-Z-EM, $13,148 was capitalized prior to the completion of our initial public offering in May 2004 and the remaining $3,000 was repaid in June 2004 from the proceeds of the initial public offering.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Financial Data of RITA

The following information sets forth selected historical financial data for RITA. The following consolidated statement of operations data for the fiscal years ended December 31, 2001, 2002, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2001, 2002, 2003, 2004 and 2005 have been derived from the audited consolidated financial statements of RITA. The consolidated statement of operations data for the nine months ended September 30, 2005 and 2006, and the consolidated balance sheet data as of September 30, 2006 have been derived from the unaudited interim condensed consolidated financial statements of RITA, are not necessarily indicative of the results that will be achieved for a full year. The information is only a summary and should be read in conjunction with the consolidated financial statements, accompanying notes and management’s discussion and analysis of results of operations and financial condition of RITA, which can be found in publicly available documents, including those incorporated by reference into this joint proxy statement/prospectus. See “Additional Information—Where You Can Find More Information” on page 108.

	Year ended December 31,					(unaudited) Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
Statement of Operations Data:
Sales	$14,791	$17,393	$16,607	$28,215	$46,441	$34,351	$38,224
Cost of goods sold	6,132	6,908	6,166	11,200	19,719	13,950	14,328
Impairment of product technology	—	—	—	—	3,595	—	—

Gross profit	8,659	10,485	10,441	17,015	23,127	20,401	23,896

Operating expenses:
Research and development	6,489	5,052	4,294	3,787	3,931	2,932	4,049
Selling, general and administrative	16,646	19,366	17,418	20,637	27,281	20,482	23,779
Impairment of intangible assets	—	—	—	—	1,947	—	—
Restructuring charges	—	—	—	1,309	60	60	—

Total operating expenses	23,135	24,418	21,712	25,733	33,219	23,474	27,828

Loss from operations	(14,476)	(13,933)	(11,271)	(8,718)	(10,092)	(3,073)	(3,932)
Interest income	1,610	473	201	46	147	115	181
Interest expense	(86)	(12)	—	(604)	(886)	(704)	(526)
Other expense, net	(8)	(27)	(9)	(27)	(144)	(118)	(161)

Net loss	$(12,960)	$(13,499)	$(11,079)	$(9,303)	$(10,975)	$(3,780)	$(4,438)

Net loss per common share, basic and diluted	$(0.90)	$(0.91)	$(0.63)	$(0.35)	$(0.26)	$(0.09)	$(0.10)

Shares used in computing net loss per common share, basic and diluted	14,353	14,890	17,647	26,465	41,778	41,601	43,143

	December 31,						(unaudited) September 30,
	2001	2002	2003	2004	2005		2006
Balance Sheet Data:
Cash, cash equivalents and marketable securities, current and long term	$23,537	$12,835	$9,535	$13,858	$5,522		$6,434
Working capital	25,478	16,066	11,886	14,255	13,597		14,554
Total assets	35,834	24,166	22,033	152,309	136,467		136,089
Long-term obligations, net of current portion	—	—	23	9,722	9,762		9,772
Common stock and additional paid-in capital	88,474	88,540	98,055	216,934	220,446		223,832
Total stockholders’ equity	32,145	20,603	19,084	128,656	121,195		120,143

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined income statement data for the year ended June 3, 2006, and the three months ended September 2, 2006 gives effect to the merger, as if the transaction had occurred on May 29, 2005 and the unaudited pro forma condensed combined balance sheet data gives effect to the merger as if the transactions had occurred on September 2, 2006. The pro forma adjustments are based upon available information and assumptions that each company’s management believes are reasonable. The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only. The companies may have performed differently had they always been combined. Stockholders should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

The selected unaudited pro forma condensed combined financial data (i) have been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 81, and (ii) should be read in conjunction with the consolidated financial statements of Angio and RITA and other information filed by Angio and RITA with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Additional Information—Where You Can Find More Information” on page 108.

	Year Ended June 3, 2006	Three Months Ended September 2, 2006
	(In thousands, except per share amounts)
Statement of Operations Data
Net Sales	$127,051	$33,170
Operating profit (loss)	(2,268)	426
Income (loss) before income tax provision (benefit)	(4,214)	997
Earnings (loss) per share:
Basic	$(0.14)	$0.03
Diluted	$(0.14)	$0.03

		September 2, 2006
Balance Sheet Data
Working Capital		$81,378
Total Assets		334,524
Long-term Debt		12,410
Stockholders’ Equity		303,823

COMPARATIVE PER SHARE INFORMATION

The following tables set forth historical per share information of Angio and RITA and unaudited pro forma condensed combined per share information after giving effect to the merger, based on an average price per share of Angio common stock of $21.76. The unaudited pro forma combined financial data is not necessarily indicative of the financial position had the transaction occurred on May 29, 2005, operating results that would have been achieved had the transaction been in effect as of May 29, 2005 and should not be construed as representative of future financial position or operating results. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 81.

This information is only a summary and should be read in conjunction with the financial statements and accompanying notes of Angio and RITA contained in the annual reports and other information that has been filed with the SEC and incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma condensed combined financial statements referred to above. See “Additional Information—Where You Can Find More Information” on page 108.

The following table sets forth certain historical per share data of Angio and RITA and per share data on an unaudited pro forma combined basis after giving effect to the merger:

	For the Year Ended June 2006	For the Period Ended September 2006
Angio Historical Per Share Data:
Income From Continuing Operations
Basic	$0.55	$0.12
Diluted	$0.53	$0.12
Cash Dividends	—	—
Book Value	$9.97	$8.19

RITA Historical Per Share Data:
Income From Continuing Operations
Basic	$(0.27)	$(0.02)
Diluted	$(0.27)	$(0.02)
Cash dividends	—	—
Book value	$2.78	$2.77

Pro Forma Combined Company Per Share Data:
Income from Continuing Operations
Basic	$(0.14)	$0.03
Diluted	$(0.14)	$0.03
Cash Dividends	—	—
Book value	—	$13.24

COMPARATIVE PER SHARE MARKET PRICE DATA

Angio common stock trades on the NASDAQ under the symbol “ANGO”. RITA common stock trades on the NASDAQ under the symbol “RITA”. The table below sets forth, for the periods indicated, dividends and the range of high and low per share sales prices for Angio common stock and RITA common stock as reported on the NASDAQ. For current price information, you should consult publicly available sources. For more information on Angio and RITA payment of dividends, see “—Dividend Policies” above on page 14.

	Angio Common Stock		RITA Common Stock
	High	Low	High	Low
2004 Calendar Year*
First quarter	—	—	$6.30	$4.02
Second quarter	—	—	$7.15	$3.69
Third quarter	$15.00	$11.00	$4.45	$2.83
Fourth quarter	$23.25	$8.90	$5.23	$2.43

2005 Calendar Year
First quarter	$27.30	$17.31	$3.95	$2.91
Second quarter	$22.97	$15.77	$3.33	$2.55
Third quarter	$26.75	$19.71	$4.19	$2.96
Fourth quarter	$27.17	$17.92	$4.25	$3.00

2006 Calendar Year
First quarter	$30.14	$21.68	$4.65	$3.45
Second quarter	$31.29	$23.95	$4.15	$3.29
Third quarter	$27.47	$15.20	$3.50	$3.06
Fourth quarter (through December 21, 2006)	$24.84	$19.88	$4.48	$3.12

As of December 21, 2006, there were 312 record holders of Angio common stock and 147 record holders of RITA common stock.

*	Angio’s initial public offering was consummated on May 27, 2004.

Recent Closing Prices

The following table sets forth the high low and closing sales prices per share of Angio common stock and RITA common stock as reported on the NASDAQ on November 27, 2006, the last full trading day prior to the announcement of the signing of the merger agreement, and December 21, 2006, the most recent practicable date prior to the date of this joint proxy statement/prospectus.

	Angio Common Stock			RITA Common Stock			Equivalent Per Share Data(1)
Date	High	Low	Close	High	Low	Close
November 27, 2006	$23.10	$21.90	$22.04	$4.00	$3.84	$3.95	$4.70
December 21, 2006	$21.34	$21.00	$21.10	$4.49	$4.46	$4.46	$4.70

(1)	Based on the sum of (A) the closing price of Angio common stock on the dates presented above, by multiplying the closing price of a share of Angio common stock on each such date by 0.1722, the exchange ratio for the merger, and (B) $0.90, as of November 27, 2006 and $1.07, as of December 21, 2006, which equal the cash consideration per share which would have been paid based upon the closing price of the Angio common stock on that date.

The above tables show only historical comparisons. Because the market prices of Angio common stock and RITA common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to Angio stockholders in determining whether to approve the issuance of shares of Angio common stock in the merger or to RITA stockholders in determining whether to adopt the merger agreement. Angio and RITA stockholders are encouraged to obtain current market quotations for Angio and RITA common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the respective proposals before them. See “Additional Information—Where You Can Find More Information” on page 108.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement, in the case of RITA stockholders, or for approval of the issuance of shares of Angio common stock pursuant to the merger agreement, in the case of Angio stockholders. In addition, you should read and consider the risks associated with each of the businesses of Angio and RITA because these risks will also affect the combined company. These and other material risks to each of Angio and RITA, respectively, can be found in the Angio and RITA Annual Reports on Form 10-K for the years ended June 3, 2006 and December 31, 2005, respectively, and the Quarterly Reports on Form 10-Q for the periods ended September 2, 2006 and September 30, 2006, respectively, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to the Merger

Because the market price of Angio common stock will fluctuate, the value of the merger consideration received by RITA stockholders may also fluctuate.

Upon the effective time of the merger, each share of RITA common stock will be converted into the right to receive merger consideration consisting of shares of Angio common stock and possibly cash, pursuant to the terms of the merger agreement. The value of the stock portion of the merger consideration to be received by RITA stockholders will be based on the average of the closing sale price per share of Angio common stock during the 10 trading days ending on the third trading day prior to the RITA special meeting. This average closing price may vary from the market price of Angio common stock on the date the merger was announced or on the date that this document is mailed to RITA stockholders. Although Angio is issuing shares as part of the merger consideration and the provisions of the merger agreement operate to substantially equalize the value of the consideration to be received for each share of RITA common stock at the time the calculation is made, to the extent that the average of the closing sale prices of Angio common stock during the 10 trading day period ending on the third trading day prior to the RITA special meeting is below $18.18 per share, RITA stockholders will receive less than $4.70 per share upon the effective time of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, in our respective businesses operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

The price of Angio common stock might decrease from its market price on November 27, 2006, the last full trading day prior to the public announcement of the proposed merger. The merger agreement does not provide RITA with a price-based termination right or other protection for RITA or its stockholders against declines in the market price of Angio common stock below $18.18 per share. Therefore, RITA cannot terminate the merger agreement solely because of a decrease in the trading price of Angio common stock.

During the 12 month period ending on December 21, 2006, the most recent practicable date prior to the date of this joint proxy statement/prospectus, the price of Angio common stock varied from a low of $15.20 to a high of $31.29, and ended that period at $21.10. We encourage you to obtain current market quotations for Angio common stock before you vote your shares.

Angio may not realize all of the anticipated benefits of the merger.

Angio’s ability to realize the anticipated benefits of the merger will depend, in part, on the ability of Angio to integrate the businesses of RITA with the businesses of Angio. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by Angio and RITA. The difficulties of combining the operations of the companies include, among others:

•	coordinating marketing functions;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

The combination of RITA with Angio may not result in the full benefits the parties anticipated from the merger.

If the proposed merger is not completed, Angio and RITA will have incurred substantial costs that may adversely affect Angio and RITA’s financial results and operations and the market price of Angio and RITA common stock.

Angio and RITA have incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants and Angio and RITA’s financial advisors. In addition, Angio and RITA have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, Angio and RITA will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. Also, if the merger is not completed under certain circumstances specified in the merger agreement, RITA is required to pay Angio a termination fee of $8 million. See “The Merger Agreement-Termination Fee” on page 79.

In addition, if the merger is not completed, Angio and RITA may experience negative reactions from the financial markets and Angio and RITA’s collaborative partners, customers and employees. Each of these factors may adversely affect the trading price of Angio and/or RITA common stock and Angio and/or RITA’s financial results and operations.

A stockholder lawsuit has been filed against RITA and its directors challenging the merger, and an unfavorable judgment or ruling in this lawsuit could prevent or delay the consummation of the merger and result in substantial costs to RITA.

On December 15, 2006, a purported stockholder class action was filed in the Superior Court of the State of California for the County of Alameda against RITA and its directors asserting claims relating to the merger agreement. The complaint alleges that, among other things, RITA’s directors engaged in self-dealing and breached their fiduciary duties in connection with the merger agreement. Plaintiff seeks, among other things, unspecified monetary damages, attorneys’ fees and certain forms of equitable relief, including enjoining the consummation of the merger, rescinding the merger agreement and imposing a constructive trust with respect to any payments or awards to be issued to defendants. RITA has obligations under certain circumstances to hold harmless and indemnify each of the RITA directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under Delaware law and RITA’s bylaws and certificate of incorporation. Such obligations may apply to this litigation. An unfavorable outcome in the litigation could prevent or delay the consummation of the merger and result in substantial costs to RITA.

Directors of RITA have interests in the merger that may be different from, or in addition to, the interests of RITA stockholders.

When considering the RITA board of directors’ recommendation that RITA stockholders vote in favor of the adoption of the merger agreement, RITA stockholders should be aware that some directors and executive officers of RITA have interests in the merger that may be different from, or in addition to, the interests of RITA stockholders. These interests include: the appointment of RITA directors Messrs. Bucci, Johnson and LaPorte as directors of Angio following the merger; under the respective employment offer letters and change of control agreements, severance payments and continuation of benefits, acceleration of vesting and exercisability of options, as well as other potential payments as a result of the merger; and the right to continued indemnification and insurance coverage by Angio for acts or omissions occurring prior to the merger. It is currently not known whether any of the executive officers of RITA will continue to be employed by RITA after the completion of the merger. For a full description of the interests of directors and executive officers of RITA in the merger, see “The Merger—Interests of RITA’s Directors and Executive Officers in the Merger” on page 40.

Risks Relating to the Surviving Company and Angio’s Operations After the Completion of the Merger

If Angio is unable to effectively compete against its competitors, its profits will decline.

The medical technology industry is highly competitive and Angio competitors vary considerably by their size, quality of facilities, number of operations, diversity of products, marketing and growth strategies, financial strength and capabilities, size of product pipeline and scientific and management talent.

Specifically, the market for interventional devices is characterized by rapid technological change, new product introductions, technological improvements, changes in physician requirements and evolving industry standards. To be successful, Angio must continue to develop and commercialize new products and to enhance versions of our existing products. Angio’s products are technologically complex and require significant planning, design, development and testing before they may be marketed. This process generally takes at least 12 to 18 months from initial concept and may take up to several years. In addition, product life cycles are relatively short because medical device manufacturers continually develop smaller, more effective and less expensive versions of existing devices in response to physician demand. Angio’s success in developing and commercializing new and enhanced versions of our products is affected by Angio’s ability to:

•	timely and accurately identify new market trends;

•	accurately assess customer needs;

•	minimize the time and costs required to obtain regulatory clearance or approval;

•	adopt competitive pricing;

•	timely manufacture and deliver products;

•	accurately predict and control costs associated with the development, manufacturing and support of its products; and

•	anticipate and compete effectively with Angio’s competitors’ efforts.

Market acceptance of Angio products depends in part on Angio’s ability to demonstrate that its products are cost-effective and easier to use, as well as offer technological advantages. Additionally, Angio may experience design, manufacturing, marketing or other difficulties that could delay or prevent Angio’s development, introduction or marketing of new versions of its products. As a result of such difficulties and delays, Angio’s development expenses may increase and, as a consequence, Angio’s results of operations could suffer.

If Angio fails to adequately protect its intellectual property rights, Angio’s business may suffer.

Angio’s success depends in part on obtaining, maintaining and enforcing its patents, trademarks and other proprietary rights, and its ability to avoid infringing the proprietary rights of others. Angio takes precautionary steps to protect its technological advantages and intellectual property. Angio relies upon patent, trade secret, copyright, know-how and trademark laws, as well as license agreements and contractual provisions, to establish its intellectual property rights and protect its products. However, these measures may not adequately protect Angio’s intellectual property rights.

Angio’s patents may not provide commercially meaningful protection, as competitors may be able to design around Angio’s patents to produce alternative, non-infringing designs. Additionally, Angio may not be able to effectively protect its rights in unpatented technology, trade secrets and confidential information. Although Angio requires its new employees, consultants and corporate partners to execute confidentiality agreements, these agreements may not provide effective protection of Angio’s information or, in the event of unauthorized use or disclosure, may not provide adequate remedies.

If a product liability claim is brought against Angio or Angio’s product liability insurance coverage is inadequate, Angio’s business could be harmed.

The design, manufacture and marketing of the types of medical devices Angio sells entail an inherent risk of product liability. Angio’s products are used by physicians to treat seriously ill patients. Angio has been subject to product liability claims in the past, and patients may in the future bring claims in a number of circumstances and for a number of reasons, including if Angio’s products were misused, if they produced unsatisfactory results or if the instructions for use and operating manuals for Angio’s products were found to be inadequate. Claims could also be brought by Angio’s customers. Angio carries a product liability policy with limits of $10 million per occurrence and in the aggregate per year, with a $250,000 deductible per incident and an aggregate deductible limit of $500,000 per year. Angio believes, based on claims made against us in the past, that its existing product liability insurance coverage is reasonably adequate to protect it from any liabilities Angio might incur. However, Angio cannot assure you that this coverage will be sufficient to satisfy any claim made against it. In addition, Angio may not be able to maintain adequate coverage at a reasonable cost and on reasonable terms, if at all. Any product liability claim brought against Angio, with or without merit, could increase its product liability insurance rates or prevent Angio from securing any coverage in the future. Additionally, if one or more product liability claims is brought against Angio for uninsured liabilities or is in excess of its insurance coverage, Angio’s business could be harmed. Further, such claims may require Angio to recall some of its products, which could result in significant costs to Angio and could divert management’s attention from Angio’s business.

If Angio cannot obtain and maintain marketing clearance or approval from governmental agencies, Angio will not be able to sell its products.

Angio is subject to extensive regulations and political and regulatory uncertainty. Regulatory authorities at the U.S. Federal, state and local levels have broad powers with respect to the production, development and testing of medical devices and may take actions which could adversely impact Angio business, financial condition and results of operations. Angio’s products are medical devices that are subject to regulation in the United States and in the foreign countries in which they are sold. Unless an exemption applies, each medical device that Angio wishes to market in the United States must receive either 510(k) clearance or premarket approval from the U.S. Food and Drug Administration, or the FDA, before the product can be sold. Either process can be lengthy and expensive. The FDA’s 510(k) clearance procedure, also known as “premarket notification,” is the process Angio has used for its current products. This process usually takes from four to 12 months from the date the premarket notification is submitted to the FDA, but may take significantly longer. Although Angio has obtained 510(k) clearances for its current products, its clearances may be revoked by the FDA if safety or effectiveness problems develop with the devices. The premarket approval process is much more costly, lengthy and uncertain. It generally takes from one to three years from the date the application is submitted to, and filed with, the FDA, and may take even longer. Regulatory regimes in other countries similarly require approval or clearance prior to Angio marketing or selling products in those countries. Angio relies on its distributors to obtain regulatory clearances or approvals of its products outside of the United States. If Angio is unable to obtain additional clearances or approvals needed to market existing or new products in the United States or elsewhere or obtain these clearances or approvals in a timely fashion or at all, or if its existing clearances are revoked, Angio’s revenues and profitability may decline.

RECENT DEVELOPMENTS

Litigation Related to the Merger

On December 15, 2006, an alleged holder of RITA common stock filed a purported class action lawsuit captioned Holleran v. RITA Medical Systems, Inc., et al., Case No. RG 06-302394, or the Stockholder Action, in the Superior Court of the State of California for the County of Alameda. The complaint names as defendants RITA and each of RITA’s directors.

In the complaint, the plaintiff has alleged that, in pursuing the transaction with Angio and approving the merger agreement, the directors of RITA breached their fiduciary duties to RITA’s stockholders by, among other things, executing a merger agreement with a termination fee, a no solicitation clause and a restriction on issuing press releases without Angio’s consent, engaging in self-dealing and prematurely selling RITA before RITA’s share value could reflect projected profitable financial information and the commencement of market release shipments of RITA’s Habib 4X laparoscopic tool. The plaintiffs have further alleged that the merger agreement resulted from a process designed to ensure the sale of RITA to Angio for the benefit of RITA insiders.

The complaint filed by plaintiff seeks, among other things, a determination that the litigation is properly maintained as a class action, a declaration that the merger agreement was entered into in breach of the RITA directors’ fiduciary duties, rescission of the merger or any of the terms thereof to the extent implemented, imposition of a constructive trust with respect to any payments or awards to be issued to defendants, an injunction enjoining RITA, the RITA directors and others from consummating the merger unless and until the joint proxy statement/prospectus is revised, a direction requiring that the RITA directors exercise their fiduciary duties to obtain a transaction which is in the best interests of RITA stockholders, an award of costs, including attorneys’ and experts’ fees, and other unspecified relief.

Based on their review of the complaint, RITA and the other defendants believe that the allegations are without merit and intend to defend the litigation vigorously. In the event that holders of a majority of shares of RITA common stock vote to adopt the merger agreement, RITA and the other defendants may rely upon the approval of the merger agreement in defense of the claims asserted in the litigation. Specifically, RITA and the other defendants may argue, among other things, that such approval operates as a ratification and acceptance of the conduct challenged in the litigation, and a waiver by each RITA stockholder of any and all claims that have been, or could have been, asserted in the litigation or any later-filed lawsuit seeking damages relating to the merger agreement or the transactions related to the merger agreement.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus contain or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include financial projections and their underlying assumptions, other information concerning possible or assumed future results of operations of Angio or RITA, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary” “The Merger,” “The Merger—Opinion of Angio Financial Advisor,” “The Merger—Opinion of RITA Financial Advisor,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect management’s current expectations and forecasts, and we cannot be certain that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the merger or on the business or operations of Angio or RITA. In addition to other factors and matters discussed in this proxy statement or discussed and identified in other public filings we make with the Securities and Exchange Commission, which we refer to as the “SEC,” we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:

•	difficulties in obtaining required stockholder and regulatory approvals of the merger;

•	diversion of management time on merger-related issues;

•	litigation or other adversarial proceedings relating to the merger;

•	a materially adverse change in the financial condition or results of operations of Angio or RITA;

•	difficulties related to the completion of the merger;

•	inability of the combined company to realize the expected synergies from the merger or to utilize RITA’s net operating loss carryforwards;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes; and

•	other economic, competitive, governmental and regulatory factors affecting operations, pricing and services.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the joint proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Angio nor RITA undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE ANGIO SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Angio stockholders as part of a solicitation of proxies by the Angio board of directors for use at a special meeting of Angio stockholders. This joint proxy statement/prospectus provides Angio stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Angio stockholders.

Date, Time, Place and Purpose of the Angio Special Meeting

The special meeting of Angio stockholders will be held on January 29, 2007 at 9:00 a.m. local time, at the Fremont Marriott, 46100 Landing Parkway, Fremont, California.

The Angio special meeting is being held for the following purposes:

•	to consider and vote upon a proposal to approve the issuance of shares of Angio common stock pursuant to the Agreement and Plan of Merger, dated as of November 27, 2006, as amended December 7, 2006, by and among AngioDynamics, Inc., Royal I, LLC and RITA Medical Systems, Inc.; and

•	to transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of the Angio Board of Directors

The Angio board of directors has unanimously approved the merger agreement and unanimously recommends that Angio stockholders vote “FOR” approval of the issuance of shares of Angio common stock to RITA stockholders pursuant to the merger agreement. See “The Merger-Recommendation of the Angio Board of Directors and Its Reasons for the Merger” on page 36.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Angio common stock at the close of business on the record date, December 21, 2006, are entitled to notice of and to vote at the Angio special meeting. As of the Angio record date, there were 15,683,171 shares of Angio common stock outstanding and entitled to vote at the special meeting, held by approximately 312 holders of record. Each holder of Angio common stock is entitled to one vote for each share of Angio common stock owned as of the Angio record date.

A list of Angio stockholders will be available for review at the special meeting and at the executive offices of Angio during regular business hours for a period of 10 days before the special meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting. The required quorum for the transaction of business at the special meeting is a majority of the votes cast at the Angio special meeting. Only shares of Angio common stock actually represented at the Angio special meeting, in person or by proxy, not including abstentions and “broker non-votes”, will be treated as votes entitled to cast for purposes of determining the presence of a quorum. “Broker non-votes” are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

The approval of the issuance of shares of Angio common stock pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on the proposal, in person or by proxy. Votes “for” and votes “against” count as votes cast but abstentions and broker non-votes do not count as votes cast.

Voting by Angio Directors and Executive Officers

As of the Angio record date for the special meeting, the directors and executive officers of Angio as a group beneficially owned and were entitled to vote approximately 630,414 shares of Angio common stock, or approximately 4.0% of the outstanding shares of Angio common stock on that date.

Voting; Proxies; Revocation

You may vote by proxy or in person at the Angio special meeting. Votes cast by proxy or in person at the Angio special meeting will be tabulated and certified by Angio’s transfer agent, Registrar and Transfer Company.

Voting in Person

If you plan to attend the Angio special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Angio special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the Angio special meeting.

Voting by Proxy

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card whether or not you plan to attend the Angio special meeting in person. You should vote your proxy even if you plan to attend the Angio special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Angio in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. A proxy card is enclosed for your use.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of Angio common stock as a record holder you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Angio. If you hold your shares of Angio common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Please see the voting instructions from your broker, bank or nominee that accompany this joint proxy statement/prospectus.

All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” approval of the issuance of shares of Angio common stock pursuant to the merger agreement.

Revocation of Proxy

You may revoke your proxy at any time before your proxy is voted at the Angio special meeting by taking any of the following actions:

•	delivering to the Secretary of Angio a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	attending the Angio special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of Angio proxies should be addressed to:

AngioDynamics, Inc.

603 Queensbury Avenue

Queensbury, New York 12804

(518) 798-1215

Attn: Secretary

Abstentions and Broker Non-Votes

Abstentions, or Angio stockholders that do not vote their shares, and broker non-votes will not have an effect on the vote to approve the proposal to issue shares of Angio common stock pursuant to the merger agreement.

Brokers who hold shares of Angio common stock in “street name” for a beneficial owner of those shares require specific instructions from the beneficial owner regarding the voting of shares held in street name. These non-voted shares are referred to as “broker non-votes.” If your broker holds your Angio common stock in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus.

Proxy Solicitation

Angio is soliciting proxies for the Angio special meeting from Angio stockholders. Angio will bear the entire cost of soliciting proxies from Angio stockholders and the printing and mailing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies, Angio will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Angio common stock held by them and secure their voting instructions, if necessary. Angio has also made arrangements with Innisfree M&A Incorporated to assist it in soliciting proxies, and has agreed to pay a fee of approximately $15,000 plus expenses for those services.

Other Business; Adjournments

Angio does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the Angio special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. Angio does not currently intend to seek an adjournment of the Angio special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Angio special meeting, please contact Innisfree M&A Incorporated. Stockholders may contact Innisfree by calling toll-free at (888) 750-5834, and banks and brokers may contact Innisfree by calling collect at (212) 750-5833.

THE RITA SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to RITA stockholders as part of a solicitation of proxies by the RITA board of directors for use at a special meeting of RITA stockholders. This joint proxy statement/prospectus provides RITA stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of RITA stockholders.

Date, Time, Place and Purpose of the RITA Special Meeting

The special meeting of RITA stockholders will be held at its corporate headquarters located at 46421 Landing Parkway, Fremont, California on January 29, 2007, at 9:00 a.m. local time.

The RITA special meeting is being held for the following purposes:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 27, 2006, as amended December 7, 2006, by and among AngioDynamics, Inc., Royal I, LLC and RITA Medical Systems, Inc. If the merger agreement is adopted and the merger and the transactions contemplated by the merger agreement are completed, then each outstanding share of RITA common stock would be converted into 0.1722 of a share of the common stock of Angio and an amount of cash per share of RITA common stock so that the total consideration to be received by RITA stockholders totals $4.70 per share, provided, the average closing sale price of Angio common stock is between $27.29 and $18.18 for the 10 trading days ending three trading days before the RITA special meeting. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting is less than $18.18, RITA stockholders will receive 0.1722 of a share of Angio common stock and $1.57 in cash for each share of RITA common stock they own. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting exceeds $27.29, RITA stockholders will receive only the stock consideration; and

•	to transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of the RITA Board of Directors

As discussed elsewhere in this joint proxy statement/prospectus, RITA stockholders are considering and voting to adopt the merger agreement. For the reasons described in this joint proxy statement/prospectus, the RITA board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger is advisable, fair to and in the best interests of RITA and its stockholders. Accordingly, the RITA board of directors unanimously recommends that RITA stockholders vote “FOR” adoption of the merger agreement. See “The Merger-Recommendation of the RITA Board of Directors and Its Reasons for the Merger” on page 38. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of RITA common stock outstanding on the record date.

RITA Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of RITA common stock at the close of business on the RITA record date, December 21, 2006, are entitled to notice of and to vote at the RITA special meeting. As of the RITA record date, there were 43,885,857 shares of RITA common stock outstanding and entitled to vote at the special meeting, held by approximately 147 holders of record. Each holder of RITA common stock is entitled to one vote for each share of RITA common stock owned as of the RITA record date.

A complete list of RITA stockholders entitled to vote at the RITA special meeting will be available for inspection at the executive offices of RITA during regular business hours for a period of no less than 10 days before the special meeting.

Quorum

A quorum of stockholders is necessary to hold a valid special meeting of RITA. The required quorum for the transaction of business at the special meeting is a majority of the votes entitled to be cast at the special meeting, whether in person or by proxy. All shares of RITA common stock represented at the RITA special meeting, including abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

Vote Required

The adoption of the merger agreement will require the affirmative vote of the holders of a majority of the shares of RITA common stock outstanding on the record date.

It is expected that brokers and other nominees in the absence of instructions from the beneficial owners of the shares will not have discretionary voting authority to vote those shares on the merger agreement and the transactions contemplated by the merger agreement, including the merger. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of shares of RITA common stock outstanding on the record date, abstaining, not voting on the proposal, or failing to instruct your broker on how to vote shares of RITA common stock held for you by the broker, will have the same effect as a vote against the merger agreement.

Voting by RITA Directors and Executive Officers

As of the RITA record date for the RITA special meeting, the directors and executive officers of RITA as a group beneficially owned and were entitled to vote approximately 1,830,214 shares of RITA common stock, or approximately 4.2% of the outstanding shares of RITA common stock on that date.

Voting; Proxies; Revocation

You may vote by proxy or in person at the RITA special meeting. Votes cast by proxy or in person at the RITA special meeting will be tabulated and certified by RITA’s transfer agent, U.S. Stock Transfer Corporation.

Voting by Proxy

A proxy card is enclosed for your use. Voting instructions are included on your proxy card. Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the RITA special meeting, voting in person at the RITA special meeting or submitting a signed proxy card at the RITA special meeting. If you properly give your proxy and submit it to RITA in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Voting in Person

If you plan to attend the RITA special meeting and wish to vote in person, you will be given a ballot at the RITA special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the RITA special meeting, you must bring to the RITA special meeting a proxy from the record holder of the shares authorizing you to vote at the RITA special meeting.

You should vote your proxy even if you plan to attend the RITA special meeting. You can always change your vote at the RITA special meeting.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the RITA special meeting in person.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of RITA common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to RITA. If you hold your shares of RITA common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Please see the voting instructions from your broker, bank or nominee that accompany this joint proxy statement/prospectus.

All properly signed proxies that are received prior to the RITA special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, “FOR” adoption of the merger agreement.

Revocation of Proxies

You may revoke your proxy at any time before your proxy is voted at the RITA special meeting by taking any of the following actions:

•	delivering to the Corporate Secretary of RITA a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	if you are a holder of record, attending the RITA special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of RITA proxies should be addressed to: RITA Medical Systems, Inc., 46421 Landing Parkway, Fremont, California 94538, (510) 771-0400, Attn: Corporate Secretary.

Proxy Solicitation

RITA is soliciting proxies for the RITA special meeting from RITA stockholders. RITA will bear the entire cost of soliciting proxies from RITA stockholders and the printing and mailing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, RITA will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of RITA common stock held by them and secure their voting instructions, if necessary. RITA has also made arrangements with Georgeson Inc. to assist it in soliciting proxies, and has agreed to pay a fee of approximately $15,000 plus expenses for those services.

Other Business

RITA does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the RITA special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you need assistance in completing your proxy card or have questions regarding the RITA special meeting, please contact Georgeson Inc. Stockholders may contact Georgeson Inc. by calling toll-free at (866) 785-7395, and banks and brokers may contact Georgeson by calling collect at (212) 440-9977.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement and amendment no. 1 to the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

Each of the Angio and RITA board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Upon the completion of the merger, RITA will be merged with and into Royal I, LLC the separate corporate existence of RITA will cease, and Royal I, LLC will survive as the surviving entity and a wholly owned subsidiary of Angio, and is sometimes referred to herein as the surviving company or Royal I. RITA stockholders will receive 0.1722 of a share of the common stock of Angio for each share of RITA common stock they own, and an amount of cash per share of RITA common stock so that the total consideration to be received by RITA stockholders totals $4.70 per share, provided, the average closing sale price of Angio common stock is between $27.29 and $18.18 for the 10 trading days ending three trading days before the RITA special meeting. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting is less than $18.18, RITA stockholders will receive 0.1722 of a share of Angio common stock and $1.57 in cash for each share of RITA common stock they own. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting exceeds $27.29, RITA stockholders will receive only the stock consideration, as provided in the merger agreement and further described below under “The Merger Agreement—Merger Consideration” on page 71.

Background of the Merger

Beginning in late 2005, the RITA board of directors, together with its financial advisors, evaluated a number of different business strategies, including a stand-alone plan, a spinout of certain of RITA’s technologies, as well as corporate partnering and merger and acquisition opportunities.

On or about March 31, 2006, Angio’s CEO, Eamonn Hobbs, and RITA’s CEO, Joseph DeVivo discussed a possible combination of the companies. During the next few months, each party conducted preliminary investigation on the other. The Angio board of directors discussed various valuation analyses of RITA and the RITA board of directors discussed the potential benefits of a merger with Angio.

On June 15, 2006, Mr. Hobbs and Mr. DeVivo, met at the World Congress of Interventional Oncology Conference in Italy and discussed the potential benefits to a merger of Angio and RITA. Mr. Hobbs and Mr. DeVivo also held a teleconference with members of Angio and RITA’s senior management and several members of the RITA board of directors to discuss a possible business combination. On July 30, 2006 and August 14, 2006, follow up meetings between Messrs. Hobbs and DeVivo occurred. During these meetings, various operational aspects of a potential business combination were discussed. During the next several months, each party’s management team continued their preliminary due diligence of the other party and updated each company’s respective board of directors on this process.

In June 2006, members of RITA’s senior management and representatives of RITA’s financial advisor also met with and discussed a potential strategic transaction between RITA and a healthcare company referred to in this joint proxy statement/prospectus as Company A. Members of RITA’s senior management regularly updated the RITA board of directors as to the nature and progress of these discussions with Company A. No formal offer was ever made by Company A.

At a meeting of the RITA board of directors held on August 3, 2006, representatives of RITA’s financial advisors, gave a presentation regarding various strategic alternatives. Among the alternatives discussed was potential merger with Angio, including the potential synergies which a combined company could achieve.

On August 14, 2006, members of RITA’s senior management, two members of RITA’s board of directors and representatives of RITA’s financial advisors met with representatives of Angio’s senior management and representatives of Angio’s financial advisor to discuss a potential strategic transaction between Angio and RITA, including the potential benefits of such a transaction to both Angio and RITA as well as the potential for growth of the combined company.

On August 15, 2006, the Angio board of directors discussed a proposed transaction with RITA with Angio’s management and Angio’s financial advisor, Cain Brothers.

On August 29, 2006, Angio presented a preliminary proposal to RITA pursuant to which Angio would acquire RITA in an all-stock transaction resulting in 33.3% pro forma ownership in Angio by RITA stockholders.

At a meeting of the RITA board of directors held on September 6, 2006, Mr. Hobbs and representatives of Cain Brothers gave a presentation regarding a potential strategic transaction between Angio and RITA. Also present at the meeting were representatives from Heller Ehrman LLP, outside legal counsel to RITA, and representatives of RITA’s financial advisors. During this meeting, members of the RITA board of directors and RITA management engaged in a detailed discussion regarding a potential merger with Angio, including the potential transaction valuation, financial impact of such a transaction on RITA, potential deal structure and potential benefits and risks of such a transaction to RITA’s business and its stockholders. Following consideration and discussion by the RITA board of directors, RITA told Angio that it would not be interested in pursuing a potential business combination with Angio at the price described in the preliminary proposal.

During the following weeks, Angio’s board of directors discussed various possible proposals with Angio’s management and Cain Brothers and on September 29, 2006, Angio sent a revised proposal to RITA, which provided for a per share purchase price of $3.90 per RITA share in stock and cash and providing RITA’s stockholders with a 34.5% pro forma ownership of Angio on a fully diluted treasury stock method basis.

At a meeting of the RITA board of directors held on October 4, 2006, members of RITA’s senior management updated the RITA board of directors on the status of strategic alternatives being considered by RITA, including Angio’s proposal and discussions with Company A. Representatives from each of C.E. Unterberg, Towbin and Piper Jaffray gave presentations to the board regarding proposed strategic alternatives available to RITA. The RITA board of directors authorized RITA’s senior management to continue to pursue strategic alternatives available to RITA. The RITA board of directors also authorized the formal engagement of each of C.E. Unterberg, Towbin and Piper Jaffray as financial advisors to RITA.

On October 8, 2006, Mr. DeVivo and Mr. Hobbs further discussed the potential terms on which RITA would be willing to engage in a transaction with Angio, which terms would require a per share price greater than $3.90.

At a meeting of the Angio board of directors held on October 24, 2006, Mr. Hobbs described his discussions with Mr. DeVivo and the terms on which RITA would be willing to engage in a transaction with Angio. Angio’s board of directors considered these terms and various potential responses. Subsequent to that meeting, Angio made an offer to purchase RITA for $4.70 per share in cash and stock and 34.5% pro forma ownership stake in Angio to be held by stockholders of RITA.

At a meeting of the RITA board of directors held on October 25, 2006, representatives of C.E. Unterberg, Towbin and Piper Jaffray gave separate presentations regarding various strategic alternatives, including Angio’s offer and the status of discussions with Company A regarding a potential strategic transaction. After discussion and based on the information presented by members of RITA’s senior management and RITA’s financial advisors, the RITA board of directors directed RITA’s senior management and its financial advisors to continue to pursue discussions with Angio regarding a potential business combination. During the meeting, potential synergies that RITA and Angio could achieve as a combined company, including the combination of the companies’ complementary product lines and respective intellectual property, were discussed. The RITA board of directors appointed a board subcommittee of Vincent Bucci, Randy Lindholm and Scott Halsted, referred to collectively in this joint proxy statement/prospectus as the RITA board subcommittee and, on behalf of the RITA board of directors, authorized and instructed the RITA board subcommittee to review and give direction to the

RITA negotiating team regarding the terms, diligence and other issues associated with the merger. In addition, the RITA board of directors considered and discussed various potential responses to Angio’s offer.

On October 30, 2006, members of the RITA board subcommittee, members of RITA’s senior management, representatives of Heller Ehrman LLP and representatives of C.E. Unterberg, Towbin and Piper Jaffray held a teleconference to discuss Angio’s offer. Mr. DeVivo briefed the RITA board of directors on the discussions held at this meeting. The RITA board of directors directed members of RITA’s senior management team to continue discussions with Angio regarding a potential merger of the two companies.

During the next two weeks, representatives of Angio and RITA engaged in reciprocal due diligence investigations, including on-site due diligence at each company’s facilities. Members of each company’s management and members of their respective board of directors engaged in active dialogue concerning the potential synergies a combined company would be able to achieve, the potential benefits and risks of the potential business combination between Angio and RITA as well as the potential for growth of the combined company.

On November 7, 2006, members of the RITA board subcommittee, members of RITA’s senior management, representatives of Heller Ehrman LLP and representatives of C.E. Unterberg, Towbin and Piper Jaffray held a teleconference to further discuss Angio’s offer. RITA’s senior management, together with RITA’s financial advisors, and in consultation with the RITA board subcommittee, communicated RITA’s response to Angio’s offer of October 24, 2006 and the parties continued to negotiate various deal terms.

On November 9, 2006, RITA agreed to provide Angio with a 30-day exclusivity period during which time the parties could complete their due diligence investigations and enter into a definitive acquisition agreement providing for the acquisition of RITA by Angio for a purchase price of $4.70 per share payable in stock and cash and providing RITA’s stockholders with a 34.5% pro forma ownership of Angio on a fully diluted treasury stock method basis.

On November 14, 2006, RITA’s counsel delivered an initial draft merger agreement to Angio’s counsel and during the next two weeks, the parties and their representatives negotiated the merger agreement and completed their reciprocal due diligence.

On November 17, 2006, members of the RITA board subcommittee, members of RITA’s senior management, representatives of Heller Ehrman LLP and representatives of C.E. Unterberg, Towbin and Piper Jaffray held a teleconference to discuss the progress and timing of the legal documentation relating to the merger agreement, due diligence and the proposed timeline for the proposed transaction.

On November 21, 2006, members of the RITA board subcommittee, members of RITA’s senior management, representatives of Heller Ehrman LLP and representatives of C.E. Unterberg, Towbin and Piper Jaffray held a teleconference to discuss outstanding issues on the merger agreement and various due diligence matters.

On November 24, 2006, members of the RITA board subcommittee, members of RITA’s senior management, representatives of Heller Ehrman LLP and representatives of C.E. Unterberg, Towbin and Piper Jaffray held a teleconference to discuss progress on due diligence matters and the proposed timing of a meeting of the RITA board of directors to discuss and evaluate a potential merger of RITA with Angio.

On November 26, 2006, the RITA board of directors held a teleconference to evaluate the potential merger with Angio. Prior to the meeting, the RITA board of directors was provided with a revised draft of the merger agreement. In addition to the RITA directors, present at this meeting were members of RITA’s senior management, representatives of Heller Ehrman LLP and representatives of each of C.E. Unterberg, Towbin and Piper Jaffray. At the beginning of the meeting, representatives of Piper Jaffray and Heller Ehrman LLP reviewed the material terms of the transaction, as set forth in the draft merger agreement presented to the RITA board of directors prior to the meeting. Next, Heller Ehrman LLP reviewed with the RITA board of directors their legal duties and responsibilities in connection with the proposed transaction and reviewed the material terms and conditions contained in the merger agreement and issues in the merger agreement which were still subject to

.negotiation. Legal counsel and members of RITA’s senior management also briefed the RITA board of directors on the status of the due diligence process. Legal counsel then briefed the RITA board of directors regarding the composition of the proposed merger consideration. The directors asked numerous questions concerning these and other matters relating to the proposed merger. In addition, representatives from Piper Jaffray reviewed with the RITA board of directors their financial analyses of the financial terms of the proposed merger.

The RITA board of directors then engaged in a discussion of the proposed transaction, including a discussion of the potential strategic benefits of the merger, the fact that the exchange ratio represented, as of November 26, 2006, a premium of 26.0% over the average trading price of a share of RITA common stock during the four week period ended on November 26, 2006, the material terms of the merger agreement (including the termination fee payable by RITA under certain circumstances) and the closing conditions, including the necessary receipt of stockholder approval of the transaction on the part of each of RITA and Angio. The RITA board of directors also considered the various risks to completion of the merger and the interests of the executive officers and directors of RITA in the merger. Following this discussion, the RITA board of directors scheduled a teleconference to be held on November 27, 2006 to further discuss the proposed merger.

On November 26, 2006, the Angio board of directors held a special meeting by teleconference to consider the proposed transaction with RITA. Prior to the meeting, the Angio board of directors was provided with a substantially final draft of the merger agreement and other materials related to the transaction. At the meeting:

•	Angio management updated the board of directors on the terms of the proposed transaction and the results of their due diligence review;

•	Representatives of Cain Brothers provided the board of directors with its financial analysis of the proposed transaction; and

•	Representatives of Skadden, Arps, Slate, Meagher & Flom LLP reviewed the terms of the proposed merger agreement and advised the board of directors of its fiduciary duties in connection with the consideration of the proposed acquisition of RITA.

Following discussion, the Angio board of directors determined to meet the following day to further consider the proposed transaction.

On November 27, 2006, the Angio board of directors held another special meeting by teleconference to further consider the proposed transaction. At that meeting:

•	Angio’s management updated the board of directors on the terms of the transaction; and

•	Representatives of Cain Brothers rendered an opinion (as subsequently confirmed in writing in an opinion dated November 27, 2006) that as of that date and based on and subject to the assumptions made, procedures followed and matters considered, the merger consideration to be paid by Angio in the merger was fair to Angio from a financial point of view.

Following discussions among the members of the Angio board of directors, Angio’s management and representatives of Cain Brothers and Skadden, Arps, Slate, Meagher & Flom LLP, the Angio board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and the issuance of Angio common stock in connection with the merger and resolved to recommend the approval by Angio stockholders of the issuance of Angio common stock in connection with the merger.

On November 27, 2006, the RITA board of directors held a teleconference to discuss the terms and conditions of the proposed merger with Angio. Following this discussion, the RITA board of directors invited members of RITA’s senior management, representatives from each of C.E. Unterberg, Towbin and Piper Jaffray and representatives of Heller Ehrman LLP to join the teleconference. Piper Jaffray then rendered to the RITA board of directors its oral opinion (subsequently confirmed in writing and attached to this joint proxy statement/prospectus as Annex C), as described under “The Merger—Opinion of RITA Financial Advisor,” that, as of

November 27, 2006 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken set forth in its written opinion, the proposed merger consideration to be paid to the holders of the shares of RITA common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of RITA common stock. Following further review and discussion among the members of the RITA board of directors, the RITA board of directors approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and authorized appropriate members of RITA’s senior management to enter into the merger agreement on the terms presented to the RITA board of directors at the meeting.

The definitive merger agreement was executed on behalf of RITA, Angio and Royal I on the evening of November 27, 2006.

On the morning of November 28, 2006, the parties issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Angio Board of Directors and Its Reasons for the Merger

The Angio board of directors believes there are substantial benefits to Angio stockholders that can be obtained as a result of the merger. If this transaction is completed, the Angio board of directors believes that the acquisition of RITA will enhance Angio position as a leading medical technologies company with a diversified portfolio of products. At a meeting held on November 27, 2006, the Angio board of directors determined that the merger agreement and the merger are fair to, and in the best interest of, Angio and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. At that meeting the Angio board of directors resolved to recommend that Angio stockholders approve the issuance of shares of Angio common stock to RITA stockholders pursuant to the merger agreement.

The Angio board of directors consulted with Angio senior management as well as its legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and its financial advisor, Cain Brothers, in reaching its decisions to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that Angio stockholders also vote to approve the issuance of shares of Angio common stock to RITA stockholders pursuant to the merger agreement. Among the matters considered by the Angio board of directors in its deliberations were the following material factors:

•	the strategic benefits of the merger, including:

•	the ability to expand Angio product offerings and to diversify Angio portfolio of medical products;

•	the ability of the combined company to better compete with other participants in the medical technology industry;

•	the ability to expand Angio customer base and better serve its existing customers;

•	the expected synergies of the combined company, which the Angio board of directors believed were approximately $9 million, consisting of duplicative public company, corporate and trade show expenses;

•	RITA’s net operating loss carry forwards, which could result in a cash benefit to the combined company of over $15 million during the next several years; and

•	the operating efficiencies and the earning power of the combined company;

•	the attractive financial terms of the merger in light of:

•	information concerning the financial performance, financial condition, business and prospects of Angio and RITA, as well as conditions in the medical technology industry generally;

•	information concerning the recent and past stock price performance of Angio and RITA common stock, as well as the views of Wall Street equity analysts regarding the two companies; and

•	the prices paid in comparable transactions involving other medical technology companies, as well as the trading performance of the stock of comparable companies in the industry;

•	the following terms in the merger agreement:

•	the aggregate number of shares of Angio common stock to be issued to RITA stockholders and the percentage of the total shares of Angio common stock that current RITA stockholders will own after the merger;

•	the provisions that prohibit RITA from soliciting other acquisition offers; and

•	the provisions that require RITA to pay a $8 million termination fee if the merger agreement is terminated for specified reasons;

•	an assessment of alternatives to the merger, including development opportunities and other possible acquisition candidates, and the determination that the acquisition of RITA was a strategic fit and presented a unique opportunity to enhance and expand Angio operations and products and to position the company for future growth; and

•	the written opinion of Cain Brothers dated November 27, 2006, that, as of that date, and based upon and subject to the considerations described in its opinion and based upon such other matters as Cain Brothers considered relevant, the merger consideration to be paid by Angio pursuant to the merger agreement was fair to Angio from a financial point of view.

The Angio board of directors also considered the following factors, uncertainties and risks in its deliberations concerning the merger. However, the Angio board of directors concluded that these risks were outweighed by the potential benefits of the merger:

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond Angio control;

•	the effect of the public announcement of the merger on Angio and RITA’s stock price;

•	the projected dilution of Angio earnings per share as a result of the issuance of the shares in the merger, and the estimated time period for the merger to be accretive to Angio earnings per share;

•	the risk that Angio management’s efforts to integrate RITA will disrupt Angio operations;

•	the substantial charges to be incurred in connection with the merger, including the costs of integrating the businesses of Angio and RITA and the transaction expenses arising from the merger;

•	the risk that, despite Angio efforts and the efforts of RITA after the merger, the combined company may lose key personnel;

•	the restrictions on the conduct of Angio’s business during the period between the signing of the merger agreement and the completion of the merger; and

•	the other risks described above under “Risk Factors” on page 20.

It was not practical to, and thus the Angio board of directors did not, quantify, rank or otherwise assign relative weights to the wide variety of factors it considered in evaluating the merger and the merger agreement, nor did the board determine that any one factor was of particular importance in deciding that the merger agreement and associated transactions were in the best interests of Angio and its stockholders. This discussion of information and material factors considered by the Angio board of directors is intended to be a summary rather than an exhaustive list. In considering these factors, individual members of the board may have given different weight to different factors. The board conducted an overall analysis of the factors described above, and overall considered the factors to support its decision in favor of the merger and the merger agreement. The decision of each member of the Angio board of directors was based upon his own judgment, in light of all of the information presented, regarding the overall effect of the merger agreement and associated transactions on Angio stockholders, as compared to any potential alternative transactions or courses of action. After considering this information, all members of the Angio board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended that Angio stockholders approve the issuance of shares of Angio common stock to RITA stockholders pursuant to the merger agreement.

Recommendation of the RITA Board of Directors and Its Reasons for the Merger

The RITA board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of RITA and its stockholders. Accordingly, the RITA board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that RITA stockholders vote for adoption of the merger agreement.

The RITA board of directors, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, consulted with RITA executive officers and RITA’s financial and legal advisors and considered a variety of factors weighing positively in favor of the merger, including, without limitation, the following:

•	If the proposed merger is completed, RITA stockholders will receive 0.1722 of a share of the common stock of Angio for each share of RITA common stock they own, and an amount of cash per share of RITA common stock so that the total consideration to be received by RITA stockholders totals $4.70 per share, provided, the average closing sale price of Angio common stock is between $27.29 and $18.18 for the 10 trading days ending three trading days before the RITA special meeting. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting is less than $18.18, RITA stockholders will receive 0.1722 of a share of Angio common stock and $1.57 in cash for each share of RITA common stock they own. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting exceeds $27.29, RITA stockholders will receive only the stock consideration. If the average closing sale price of Angio common stock is between $27.29 and $18.18 for the 10 trading days ending three trading days before the RITA special meeting, the implied value of the $4.70 of merger consideration payable in respect of each share of RITA common stock will represent a premium of 26.0% over the average trading price of one share of RITA common stock during the four week period prior to November 27, 2006, the date on which the merger agreement was executed by RITA and Angio.

•	A substantial portion, and based on the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting, potentially all of the merger consideration to be received by RITA stockholders will be shares of Angio common stock, which will allow RITA stockholders, following completion of the merger, to participate in the benefits of a more diversified company with greater resources and, as stockholders of Angio, benefit from any future growth of the combined company.

•	The alternatives reasonably available to RITA, including remaining a stand-alone entity and pursuing other strategic acquisitions.

•	Angio’s agreement to assume RITA’s outstanding debt, including RITA’s outstanding Senior Convertible Notes.

•	Its analysis of the business, operations, financial condition, earnings and prospects of both RITA and Angio, including the results of RITA’s due diligence review of Angio and its business.

•	The potential for the merger to create the opportunity for the combined company to achieve significant cost savings, estimated to be approximately $9.0 million annually, and synergies which will inure to a significant degree to the benefit of RITA stockholders as Angio stockholders and to customers of the combined company.

•	The current and prospective industry, economic and market conditions and trends, including increased competition in the industry in which RITA operates, and the belief that the combined company, with greater size and scale, would be better positioned to succeed.

•	The strategic nature of the business combination, the complementary nature of the companies’ research and development expertise, their sales forces and manufacturing resources, and the belief of the RITA board of directors that combining the two companies likely will create a stronger company able to deal more efficiently with the costs of being a public company.

•	The fact that current RITA stockholders will own approximately 34.5% of the outstanding RITA common stock immediately following the merger on a fully diluted basis.

•	The complementary nature of the companies’ product lines which will provide the combined company’s sales force a more diverse array of medical devices to market and sell to existing and new customers.

•	The potential for the combined company to generate greater revenues, as compared to RITA as a stand-alone entity, through the combination of the two companies’ complementary customer bases, which will inure to a significant degree to the benefit of RITA stockholders as Angio stockholders.

•	The potential for the merger to have an accretive effect with regard to RITA’s earnings following completion of the merger, which will inure to a significant degree to the benefit of RITA’s stockholders as Angio stockholders.

•	Piper Jaffray’s opinion to the RITA board of directors to the effect that, as of November 27, 2006, based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, as set forth in its written opinion, the proposed merger consideration to be paid to the holders of the shares of RITA common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of RITA common stock. See “—Opinion of RITA Financial Advisor” on page 51 and the full text of Piper Jaffray’s opinion attached to this joint proxy statement/prospectus as Annex C.

•	The terms of the merger agreement relating to third-party offers, including RITA’s ability to respond to bona fide written proposals.

•	The other terms of the merger agreement, including:

•	The representations and warranties of Angio;

•	The covenants of RITA and Angio and their effect on the operations of RITA and Angio prior to the merger;

•	The conditions required to be satisfied prior to completion of the merger; and

•	The rights of RITA and Angio to terminate the merger agreement.

•	The expectation that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes, with the result that RITA stockholders will only recognize capital gain (but not loss) on the exchange of their RITA shares for Angio common stock to the extent that they also receive cash consideration in the merger. See the section entitled “The Merger—Tax Consequences of the Merger” beginning on page 64.

In addition to these factors, the RITA board of directors also considered the potential adverse impact of other factors weighing negatively on the proposed transactions. These included the following:

•	The risks described under the section of this joint proxy statement/prospectus entitled “Risks Relating to the Merger”.

•	The challenges of combining the businesses and workforces of RITA and Angio.

•	The risk that the cost savings, synergies and other benefits expected to be obtained in the transaction might not be fully realized.

•

The potential disruption to RITA’s business that may result from the announcement of the merger, including the potential loss of existing customers and employees, the potential for the renegotiation of terms with existing RITA customers on terms that are less favorable to RITA, and the potential for not being able to obtain new business from existing or potential customers.

•	If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting is less than $18.18, RITA stockholders will receive a fixed amount of merger consideration equal to 0.1722 of a share of Angio common stock and $1.57 in cash for each share of RITA common stock they own. As a result, RITA stockholders will be adversely affected by any decrease in the sale price of Angio common stock below $18.18 between the date of execution of the merger agreement and the closing of the merger, which would not have been the case had the consideration been based on a fixed value (that is a fixed dollar amount of value per share in all cases).

•	The limitations imposed in the merger agreement on the conduct by RITA of its business and on the solicitation by RITA of alternative business combinations prior to completion of the merger.

•	The requirement that RITA must pay to Angio a termination fee of $8.0 million if the merger agreement is terminated under certain circumstances specified in the merger agreement. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 79.

•	The loss of autonomy of RITA.

•	The risk that the merger might not be completed and the effect of the resulting public announcement of the termination on:

•	the market price of RITA common stock;

•	RITA’s operating results, particularly in light of the substantial costs incurred in connection with the proposed transaction, including the potential requirement to make a termination fee payment and expense reimbursement; and

•	RITA’s ability to attract and retain key personnel.

The RITA board of directors also considered the interests that certain executive officers and directors of RITA may have with respect to the merger in addition to their interests as stockholders of RITA generally, as described in the section entitled “—Interests of RITA’s Directors and Executive Officers in the Merger” on page 40, which the RITA board of directors considered as being neutral in its evaluation of the proposed transaction.

The RITA board of directors concluded that the positive factors significantly outweighed the negative and neutral factors described above. This discussion of the information and factors considered by the RITA board of directors includes all the material positive, negative and neutral factors considered by the RITA board of directors, but it is not intended to be exhaustive and may not include all of the factors considered by the RITA board of directors. In reaching its determination to approve and recommend the merger agreement and the transactions contemplated by the merger agreement, including the merger, the RITA board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of RITA and its stockholders. Rather, the RITA board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of the RITA board of directors may have given differing weights to different factors. After considering this information, all members of the RITA board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended that RITA stockholders adopt the merger agreement.

Interests of RITA’s Directors and Executive Officers in the Merger

In considering the recommendation of the RITA board of directors with respect to the merger, RITA stockholders should be aware that certain executive officers and directors of RITA have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of RITA stockholders generally. The RITA board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

RITA Employment and Change of Control Agreements

The following executive officers of RITA are each parties to an employment offer letter and change of control agreement with RITA: Joseph M. DeVivo, Michael D. Angel, Mario Martinez, Darrin Uecker and Juan J. Soto. Their offer letters are dated July 23, 2003, October 11, 2005, July 25, 2005, January 9, 2004, and August 11, 2006, respectively, and each of their change of control agreements is dated October 31, 2006.

Change of Control Agreements

Pursuant to the change of control agreements, in the event that RITA consummates a change of control transaction (such as the proposed merger), (i) 50% of any unvested options held by the above officers will become fully vested and immediately exercisable, (ii) repurchase rights will lapse with respect to 50% of the shares of restricted stock held by the officer and (iii) the remaining unvested options or restricted stock will vest or lapse ratably each month over the following 12 months.

If any of the above officers are terminated without cause, or if he resigns for “good reason” which includes (i) any material reduction in the officer’s duties or responsibilities, (ii) any reduction in base and cash bonus compensation, or (iii) the officer’s refusal to relocate more than 25 miles from RITA’s current location and, with respect to Messrs. DeVivo and Angel, “good reason” also includes (iv) any reduction in title (with respect to the combined entity and not just with respect to a merger subsidiary or division) to a title of a less senior officer and (v) any change in the structure such that Mr. Angel or Mr. DeVivo would now report to someone of a lesser title than the title to which he reported prior to the change in control) within two months prior to or 12 months after a change in control transaction, (a) all unvested options or repurchase rights held by such officer will fully vest or lapse, respectively, and, except as otherwise provided for certain of Mr. DeVivo’s options pursuant to the terms of his employment offer letter as described in the section entitled “Interests of RITA’s Directors and Executive Officers in the Merger—Employment Offer Letters,” all outstanding options will remain exercisable for a period equal to the longer of (x) the fifteenth day of the third month following the date on which the options would have expired by their original terms or (y) the remainder of the calendar year in which the options would have expired under their original terms; provided that, in no event may any of the options be exercised later than the expiration date of the term of such option as set forth in the option agreement applicable to such options; (b) the officer will be paid a cash severance amount equaling 12 months (18 months, in the case of Mr. DeVivo) of such officer’s target compensation (base salary plus potential for annual target bonus or commission as if earned at 100% attainment) in addition to (c) continued health and life coverage which shall be provided for 12 months (except for health coverage for Mr. DeVivo, which shall be continued for 18 months) and (d) the payment of any previously earned but unpaid bonus or commission amounts applicable to periods prior to the change in control as well as an amount applicable to any accrued vacation hours not previously taken. Additionally, if the above change in control severance benefits cause such officer to be subject to IRC section 280G-related excise tax, and provided that such benefits exceed the IRC section 280G limit “golden parachute” by more than $100,000, RITA or its successor will pay the officer a “gross up” amount to put the officer in the same after-tax position as if the IRC 280G excise tax had not been imposed.

The following table provides an estimate of the cash severance amounts that the executive officers of RITA will be entitled to receive in the event they are involuntarily terminated, as defined in each individual officer’s change of control agreement, within two months prior or 12 months following a change of control. These cash severance amounts exclude any previously earned but unpaid bonus or commission amounts and the cost of the continued health and life coverage described above. The cash severance amounts also exclude the amount, if any, of an additional payment in an amount necessary to cover the amount of the 280G excise tax, as described above, should this excise tax be required for these executive officers, as provided for in their respective change in control agreements.

Name	Title	Cash Severance
Joseph M. DeVivo	President, Chief Executive Officer and Director	$682,500
Michael D. Angel	Chief Financial Officer	348,400
Mario Martinez	Executive Vice President, Operations and General Manager	314,900
Juan J. Soto	Executive Vice President, Global Sales	270,000
Darrin Uecker	Chief Technology Officer	314,900

Total		$1,930,700

The change of control agreements also provide that each executive officer will have 50% of his unvested options as of the close of the transaction become fully vested and exercisable, with the remainder of the then unvested options vesting over the subsequent 12 months, or immediate vesting of all unvested stock option upon an involuntary termination, if prior to the conclusion of the 12 month period.

The following table identifies for each RITA executive officer the total number stock options expected to be outstanding on December 15, 2006, together with the number of such options expected to be unvested as of such date. In addition, the table includes a calculation for each executive officer of the estimated dollar value of such unvested options as if the transaction were to close December 15, 2006, assuming an involuntary termination at such date in all cases, based upon the difference between (i) the actual exercise price for executive officer’s then unvested options, and (ii) the contemplated transaction sale price of $4.70 per share, which assumes that the average closing price of the Angio stock is within the prescribed collar.

Name	Estimated Total Number of Stock Options Outstanding at Dec. 15, 2006	Approx. Average Exercise Price (Total Options)	Estimated Number Not Vested at Dec. 15, 2006	Approx. Average Exercise Price (Unvested)	Estimated Dollar Value of Unvested Stock Options If Accelerated
Joseph M. DeVivo	1,282,174	$3.03	533,328	$3.42	$680,807
Michael D. Angel	300,000	$3.42	218,750	$3.42	280,000
Mario Martinez	250,000	$3.58	190,626	$3.60	210,501
Juan J. Soto	250,000	$3.55	131,878	$3.76	124,465
Darrin Uecker	400,000	$3.85	201,004	$3.76	189,132

Total	2,482,174		1,275,586		$1,484,905

Employment Offer Letters

In addition to the provisions described in the section entitled “Change of Control Agreements”, the employment offer letters with each of the RITA executive officers provide that, among other things, if the officer is terminated without cause and such termination is not related to an involuntary termination in connection with a change of control, as described above, he will be entitled to monthly severance payments equal to 1/12 of his annual base salary (as described above) and reimbursement for continued medical coverage until the earlier of (i) 12 months after his termination date (six months in the case of Messrs. Soto, Uecker and Martinez) or (ii) such time as he accepts a comparable offer of employment or consulting relationship.

In addition, under Mr. Soto’s employment offer letter, in as much as Mr. Soto is employed by RITA at the time RITA entered into a change of control agreement with another company (i.e. the merger agreement) if within 180 days of executing such agreement Mr. Soto is involuntarily terminated without cause, as defined in his employment offer letter, and within 90 days after the date of such termination, Mr. Soto moves his residence from the U.S. to the U.K., then RITA or its successor will reimburse Mr. Soto for his relocation expense, not to exceed $50,000.

Under the terms of Mr. DeVivo’s employment offer letter, after a change in control, his initial option grant to purchase 692,117 shares of RITA common stock will remain exercisable for up to 18 months following his termination of employment (but not later than 10 years from the date of grant).

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Angio will cause the surviving entity to indemnify RITA’s directors and executive officers and to purchase such directors’ and officers’ liability insurance as described in the section entitled “The Merger Agreement-Indemnification” on page 77.

Equity Based Awards

Stock options and existing warrants to purchase shares of RITA common stock held by RITA directors and executive officers will be converted into the right to acquire the same merger consideration as RITA stockholders upon exercise. All options to purchase shares of RITA common stock held by RITA directors under RITA’s 2000 Director Stock Option Plan these options will become accelerated and vested in full immediately prior to the proposed merger. All options to purchase shares of RITA common shares held by executive officers will be accelerated pursuant to the terms of the change of control agreements described in the section entitled “Change of Control Agreements” or pursuant to the terms of the merger agreement described in the section entitled “Continued Benefits”. In addition, the RITA board of directors may accelerate these options.

Continued Benefits

Angio has agreed to provide RITA’s employees with welfare benefits until November 27, 2007 that are in the aggregate no less favorable than the welfare benefits they received prior to the effective time of the merger, to use commercially reasonable efforts to waive pre-existing condition limitations and provide service credit for benefits purposes. Following the effective time of the merger, employees of RITA will be eligible to receive stock options and other stock-based awards under plans of Angio and/or the surviving entity on the same basis as similarly situated Angio employees. In addition, if any employee of RITA is terminated by Angio for any reason other than cause prior to the six month anniversary of the effective time of the merger, each option to purchase RITA common stock outstanding and held by such terminated employee will become fully exercisable and vested and will remain exercisable for at least 90 days from the date such employee is terminated (but in no event will any option to purchase RITA common stock remain exercisable later than the expiration of its term).

Appointment to Angio Board of Directors

Pursuant to the merger agreement, Angio board of directors will take all necessary action so that, effective immediately following the completion of the merger, three directors who are currently directors of RITA, will be appointed to Angio board of directors. The Nominating/Corporate Governance Committee of Angio has nominated current RITA directors Messrs. Bucci, Johnson, Jr. and LaPorte as directors of Angio following completion of the merger. See “The Merger Agreement—Angio Board of Directors” on page 80.

Opinion of Angio Financial Advisor

Cain Brothers has acted as financial advisor to Angio in connection with the merger. On November 27, 2006, Cain Brothers delivered its oral opinion to the Angio board of directors, subsequently confirmed in its written opinion as of the same date, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Cain Brothers, the merger consideration was fair, from a financial point of view, to Angio.

The full text of Cain Brothers’ written opinion, dated November 27, 2006 which discusses, among other things, the assumptions made, matters considered and limits of the review undertaken by Cain Brothers in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. Angio stockholders are urged to read this opinion in its entirety. The following summary of the Cain Brothers’ opinion is qualified in its entirety by reference to the full text of the opinion.

Pursuant to an engagement letter dated August 10, 2006, Angio retained Cain Brothers to act as its exclusive financial advisor in connection with the potential acquisition of RITA. In accordance with the terms of the engagement letter, Cain Brothers, at the board’s request, delivered a written “fairness opinion” to the board of directors at a meeting of the board on November 27, 2006. In its letter, Cain Brothers, on the basis of its analyses and review and in reliance on the accuracy and completeness of the information furnished to it and subject to the limitations, qualifications and assumptions noted below and in the full text of its opinion, rendered its opinion to Angio’s board of directors that, as of November 27, 2006, the merger consideration provided for in the merger agreement is fair, from a financial point of view, to Angio. The full text of Cain Brothers’ opinion, which is attached hereto as Annex B and incorporated herein by reference, sets forth a description of the procedures followed, assumptions made, matters considered, areas of reliance on others, and qualifications and limitations on the review undertaken in connection with the opinion.

Cain Brothers’ opinion was prepared for the information and assistance of Angio’s board of directors in connection with its consideration of the merger. Cain Brothers’ opinion is limited to the fairness, from a financial point of view, to Angio, of the merger consideration that will paid by Angio to RITA stockholders pursuant to the merger agreement. Cain Brothers’ opinion does not address the relative merits of the merger contemplated by the merger agreement compared with other business strategies that may have been considered by Angio’s management or board of directors. Cain Brothers’ opinion also does not address the merits of the board’s underlying decision to enter into the merger, and the opinion does not constitute a recommendation to the stockholders as to how they should vote at the Angio special meeting in connection with the merger. The summary description of the opinion set forth below is qualified in its entirety by the full text of such opinion, and such opinion should be read carefully and in its entirety in connection with this proxy statement. The opinion is attached hereto as Annex B.

In connection with its review of the merger and the preparation of its opinion, Cain Brothers, among other things:

•	Reviewed the merger agreement;

•	Reviewed certain publicly available business and financial information concerning RITA and Angio and the industries in which they operate;

•	Compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies Cain Brothers deemed relevant;

•	Compared the financial and operating performance of RITA and Angio with publicly available information concerning certain other companies Cain Brothers deemed relevant;

•	Reviewed the current and historical market prices of RITA common stock and Angio common stock and certain publicly traded securities of such other companies;

•	Reviewed certain internal financial analyses and forecasts prepared by the managements of RITA and Angio relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger; and

•	Performed such other financial studies and analyses and considered such other information as Cain Brothers deemed appropriate for the purposes of this opinion.

In conducting its review and rendering its opinion, Cain Brothers held discussions with certain members of the management of RITA and Angio with respect to certain aspects of the merger, the past and current business operations of RITA and Angio, the financial condition and future prospects and operations of both companies, the effects of the merger on the financial condition and future prospects of Angio, and certain other matters Cain Brothers believed necessary or appropriate to its inquiry. With Angio’s consent, Cain Brothers relied upon and assumed the accuracy and completeness of the information furnished to it by Angio or on its behalf. Also with Angio’s consent, Cain Brothers did not attempt independently to verify such information, nor did Cain Brothers make or receive any evaluation or independent appraisal of Angio’s assets or liabilities. At Angio’s direction, Cain Brothers assumed that the financial projections supplied by Angio and RITA have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of their senior management of their future financial performance. Cain Brothers has discussed such projections and estimates, and the assumptions on which they were based, with Angio’s senior management, and with their concurrence utilized publicly-available Wall Street consensus estimates in certain of its analyses, including the comparable public company and discounted cash flow analyses. Cain Brothers assumes no responsibility for and expresses no view as to any projections or estimates or the assumptions on which they were based.

Cain Brothers has taken into account its assessment of general economic, financial, market and industry conditions as they existed on and could be evaluated as of November 27, 2006, as well as its experience in business valuations in general. Although subsequent developments may affect its opinion, Cain Brothers has no obligation to update, revise or reaffirm its opinion. Cain Brothers with Angio’s consent has assumed that the merger will be consummated upon the terms set forth in the merger agreement without material alteration or waiver thereof. Cain Brothers is not a legal or tax advisor. With Angio’s consent, Cain Brothers has relied upon its legal advisors and Angio’s tax advisors as to all legal and tax matters relating to Angio and the merger. As set forth in its opinion, Cain Brothers has not ascribed value to Angio’s potential ability to utilize RITA’s federal or state net operating loss carryforwards.

Below is a summary of the material analyses performed by Cain Brothers and reviewed with Angio’s board of directors in connection with the written opinion delivered on November 27, 2006. Except as described above, Angio imposed no instructions or limitations on Cain Brothers with respect to the investigations made or the procedures followed by Cain Brothers in rendering its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Cain Brothers’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Cain Brothers’ financial analyses.

The value of the merger consideration to be received by RITA’s stockholders under the merger agreement will be $4.70 per share in stock and cash as long as Angio’s stock price is between $18.18 and $27.29 per share at the time the merger closes, with the actual mix of stock and cash being based on the Angio stock price during the 10 trading days ending three trading days prior to RITA’s stockholder meeting. The value of the merger consideration to be received by RITA’s stockholders under the merger agreement will be less than $4.70 per share if Angio’s stock price is below $18.18 per share during that time and it will exceed $4.70 per share if Angio’s stock price is above $27.29 per share. Although Cain Brothers recognized that the merger consideration could have a value exceeding $4.70 per share of RITA common stock, it based the analyses set forth below on the conditions existing at November 27, 2006, which would have yielded merger consideration of $4.70 per share of RITA common stock. Cain Brothers therefore has not rendered any opinion as to whether merger consideration exceeding $4.70 per share of RITA common stock would be fair to Angio from a financial point of view.

Market Valuation of RITA

Stock Price History.

Cain Brothers’ analyses included a review of the historical daily high and low trading prices and historical daily trading volumes of RITA’s common stock for two years ended November 21, 2006. The analysis indicated that the high and low trading prices of RITA’s common stock for two years ended November 21, 2006 were $4.63 and $2.57 per share, respectively, and that the average closing prices of RITA’s common stock for the 30- and 90-day periods ended November 21, 2006 were $3.68 and $3.41, respectively. The price per share of RITA common stock as of November 21, 2006 was $3.90.

Cain Brothers calculated the trading history for RITA common stock over certain periods of time prior to the date of its fairness opinion, as set forth in the following table.

Latest as of November 21, 2006	Closing Share Price
30 Day Average	$3.68
90 Day Average	$3.41
180 Day Average	$3.43
1 Year Average	$3.71
2 Year High	$4.63
2 Year Low	$2.57

Cain Brothers considered the degree to which the merger consideration of $4.70 per share exceeds the closing share price of RITA common stock during these periods.

Comparable Public Company Analysis.

Cain Brothers’ analyses included a review of certain publicly available financial and share price information for the following 15 publicly traded medical technology companies that Cain Brothers considered most comparable with RITA: Abiomed Inc., Align Technology Inc., BioSphere Medical Inc., Endologix Inc., ev3 Inc., Exactech Inc., Foxhollow Technologies Inc., ICU Medical Inc., Kensey Nash Corp., Micrus Endovascular Corp., Orthovita Inc., Possis Medical Inc., Spectranetics Corp., Vascular Solutions Inc. and Vnus Medical Technologies Inc. These companies are referred to below as the “comparable public companies.”

Financial data for the comparable public companies was based on closing stock prices on November 21, 2006. Estimated financial data for the comparable public companies were based on the most recent public filings and Wall Street consensus estimates compiled by Reuters Estimates.

Cain Brothers compared, using such publicly available information, the multiples of each comparable public company’s total enterprise value (referred to in this document as TEV) to historical and projected financial statistics such as revenue, earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA) and earnings per share (commonly referred to as EPS). TEV equals the companies’ fully diluted shares of common stock multiplied by the current price per share plus indebtedness minus the amount of cash on hand. The range of values in the table below represents the low and high valuation of the comparable public companies and the median value represents the median thereof. The analysis resulted in the following multiples as of November 21, 2006.

	Multiple Range	Mean Multiple	Median Multiple	Implied Multiple at $4.70 / Share
TEV / LTM Revenue	1.2x –11.8x	4.7x	4.6x	4.4x
TEV / 2006E Revenue	1.2x – 9.7x	4.3x	4.3x	4.2x
TEV / LTM EBITDA	9.4x – 21.3x	14.5x	13.5x	NM
Price / 2006E EPS	21.2x – 84.0x	43.4x	34.2x	NM

LTM = Latest Twelve Months; NM = Not Meaningful

Based on this analysis, Cain Brothers selected a range of multiples of LTM revenue of 3.5x to 4.5x for RITA, which implied a range of equity value per share of RITA common stock of $3.76 to $4.83, based on RITA’s LTM revenues disclosed in public company filings of $50.3 million and fully diluted shares of RITA common stock of 46.9 million using the treasury stock method basis. Cain Brothers selected a range of multiples of 2006E revenue of 3.2x to 4.1x for RITA, which implied a range of equity value per share of RITA common stock of $3.59 to $4.60, based on Wall Street consensus estimates of 2006 revenue for RITA of $52.6 million and fully diluted shares of RITA common stock of 46.9 million, using the treasury stock method basis. These ranges of implied equity value per share were compared to the merger consideration for RITA of $4.70 per share. Cain Brothers noted that RITA’s implied multiple at the merger consideration of $4.70 per share under the merger agreement falls within or approximates the multiple ranges of the comparable public companies.

Comparable Transactions Analysis.

Using publicly available information for transactions completed since January 1, 2004, Cain Brothers’ analyses included a review of 14 transactions with transaction values below $1 billion involving companies in the medical technology industry. These transactions are referred to below as the “comparable transactions.” The public filings by the parties to the comparable transactions disclose some if not all relevant financial data.

Cain Brothers examined the following selected transactions (target/buyer):

•	TriPath Imaging, Inc. / Becton Dickinson & Company

•	Laserscope / American Medical Systems Holdings, Inc.

•	R2 Technology, Inc. / Hologic, Inc.

•	Suros Surgical Systems, Inc. / Hologic, Inc.

•	American Medical Instruments Holdings, Inc. / Angiotech Pharmaceuticals, Inc.

•	Animas Corporation / Johnson & Johnson

•	MEDTEC, Inc. / Roper Industries, Inc.

•	Micro Therapeutics, Inc. / ev3, Inc.

•	LuMend, Inc. / Cordis Corporation (Johnson & Johnson)

•	Floréane Medical Implants, S.A. / Tyco Healthcare Group

•	CLOSURE Medical Corporation / Johnson & Johnson

•	Proxima Therapeutics, Inc. / Cytyc Corporation

•	Endocardial Solutions, Inc. / St. Jude Medical, Inc.

•	Horizon Medical Products, Inc. / RITA Medical Systems, Inc.

Cain Brothers compared the relative performance of RITA to certain transaction multiples implied by the comparable transactions. In each comparable transaction, Cain Brothers calculated for each target company:

•	TEV as a multiple of LTM revenue;

•	TEV as a multiple of LTM EBITDA; and

•	Equity Value as a multiple of LTM Net Income.

Cain Brothers compared, using such publicly available information, the multiples of each comparable transaction’s TEV to historical financial statistics such as revenue and EBITDA, as well as Equity Value to historical net income. TEV equals the total purchase price paid by the buyer in the transaction including assumed indebtedness minus the amount of cash on hand of the target. The range of values in the table below represents the low and high valuation of the comparable transactions, the mean value represents the mean thereof and the median value represents the median thereof. The analysis resulted in the following multiples as of November 21, 2006.

	Multiple Range	Mean Multiple	Median Multiple	Implied Multiple at $4.70 / Share
TEV / LTM Revenue	2.0x – 9.7x	5.6x	5.2x	4.4x
TEV / LTM EBITDA	8.8x – 27.8x	20.2x	22.9x	NM
Equity Value / LTM Net Income	29.3x – 46.8x	38.4x	38.2x	NM

LTM = Latest Twelve Months; NM = Not Meaningful

Based on this analysis, Cain Brothers selected a range of multiples of LTM revenue of 4.5x to 5.5x for RITA, which implied a range of equity value per share of RITA common stock of $4.83 to $5.90, based on RITA LTM revenue of $50.3 million and fully diluted shares of RITA common stock of 46.9 million using the treasury stock method basis. These ranges of implied equity value per share were compared to the merger consideration for RITA of $4.70 per share. Cain Brothers noted that RITA’s implied multiple at the merger consideration of $4.70 per share under the merger agreement falls within the multiple ranges of the comparable transactions and is below the reference range selected by Cain Brothers.

Discounted Cash Flow Analysis Based on Revenue Exit Multiple.

Cain Brothers performed a discounted cash flow analysis based on financial projections from Wall Street research reports for January 1, 2007 to December 31, 2010. The discounted cash flow analysis is based on the projected future unlevered free cash flows of RITA, after taking into consideration capital expenditures and working capital requirements. Cain Brothers calculated a range of terminal values as of December 31, 2010 using multiples of total enterprise value / revenue ranging from 4.5x to 5.5x, consistent with the multiples utilized in the comparable transactions analysis. The resulting cash flows were taxed at 37.0% and discounted back utilizing weighted average costs of capital (WACC) ranging from 15.5% to 17.5%. Based upon and subject to the foregoing, Cain Brothers’ discounted cash flow analysis of RITA yielded a range of implied equity value per share values for RITA common stock from $4.73 to $6.19. In particular, Cain Brothers noted the following:

	Implied Equity Value Per Share Assumed Exit Multiple of 2010 Projected Revenue
WACC	4.50x	4.75x	5.00x	5.25x	5.50x
15.5%	$5.08	$5.35	$5.63	$5.91	$6.19
16.5%	4.90	5.17	5.43	5.70	5.97
17.5%	4.73	4.99	5.25	5.50	5.76

Discounted Cash Flow Analysis Based on EBITDA Exit Multiple.

Cain Brothers performed a discounted cash flow analysis based on financial projections from Wall Street research reports for January 1, 2007 to December 31, 2010. The discounted cash flow analysis is based on the projected future unlevered free cash flows of RITA, after taking into consideration capital expenditures and working capital requirements. Cain Brothers calculated a range of terminal values as of December 31, 2010 using multiples of total enterprise value / EBITDA ranging from 16.0x to 18.0x, consistent with the multiples utilized in the comparable transactions analysis. The resulting cash flows were taxed at 37.0% and discounted back utilizing weighted average costs of capital (WACC) ranging from 15.5% to 17.5%. Based upon and subject to the foregoing, Cain Brothers’ discounted cash flow analysis of RITA yielded a range of implied equity value per share values for RITA common stock from $2.98 to $3.59. In particular, Cain Brothers noted the following:

	Implied Equity Value Per Share Assumed Exit Multiple of 2010 Projected EBITDA
WACC	16.0x	16.5x	17.0x	17.5x	18.0x
15.5%	$3.20	$3.30	$3.40	$3.49	$3.59
16.5%	3.09	3.18	3.28	3.37	3.46
17.5%	2.98	3.07	3.16	3.25	3.34

The discounted cash flow analyses of RITA do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any of RITA securities may trade at the present or at any time in the future. The range of discount rates applied to RITA was based upon several factors, including Cain Brothers’ knowledge of RITA and the industry in which it operates, the business risks associated with RITA and the overall interest rate environment as of November 27, 2006. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the numerous assumptions that must be made, including earnings growth rates, terminal values and discount rates.

Premiums Paid Analysis.

In addition to the common valuation techniques discussed above, based on publicly available information, Cain Brothers compared the premiums represented by the merger consideration of $4.70 per common share over the closing price per share of RITA common stock as of one day prior, one week, one month and three months prior to November 21, 2006, to the median and mean premiums paid for appropriate comparable publicly traded companies, in 21 selected transactions.

Cain Brothers examined the following selected transactions (target/buyer):

•	Vision Systems Ltd. / Danaher Corporation

•	TriPath Imaging, Inc. / Becton Dickinson & Company

•	Encore Medical Corporation / Blackstone Capital Partners

•	Laserscope / American Medical Systems Holdings, Inc.

•	Animas Corporation / Johnson & Johnson

•	Compex Technologies, Inc. / Encore Medical Corporation

•	Bio-logic Corporation / Natus Medical, Inc.

•	Micro Therapeutics, Inc. / ev3, Inc.

•	Physiometrix, Inc. / Hospira, Inc.

•	CTI Molecular Imaging, Inc. / Siemens Medical Solutions USA, Inc.

•	CLOSURE Medical Corporation / Johnson & Johnson

•	ProCyte Corporation / PhotoMedex, Inc.

•	Innova LifeSciences Corporation / Sybron Dental Specialties, Inc.

•	Endocardial Solutions, Inc. / St. Jude Medical, Inc.

•	Profile Therapeutics plc / Respironics, Inc.

•	Horizon Medical Products, Inc. / RITA Medical Systems, Inc.

•	MedSource Technologies, Inc. / Accellent Corporation

•	Interpore International, Inc. / Biomet, Inc.

•	i-STAT Corporation / Abbott Laboratories

•	Radiometer AS / Danaher Corporation

•	Invivo Corporation / Intermagnetics General Corporation

The premiums paid analysis of public company takeovers resulted in:

	Premiums Paid
	Range	Mean	Median	Implied Premium at $4.70 / Share
1 Day	6.2% – 120.8%	38.0%	34.6%	20.5%
1 Week	2.0% – 133.1%	37.4%	28.7%	28.8%
1 Month	(2.8)% – 149.7%	42.4%	40.4%	24.0%
3 Months	(4.8)% – 169.7%	45.8%	42.9%	47.8%

Based on this analysis, Cain Brothers selected the mean and median premiums paid to RITA common stock for each time period, which implied a range of equity value per share of RITA common stock of $4.54 to $5.40. These ranges of implied equity value per share were compared to the merger consideration for RITA of $4.70 per share. Cain Brothers noted that RITA’s implied premium at the merger consideration of $4.70 per share under the merger agreement falls within the premium ranges of the comparable transactions.

Contribution Analysis.

Cain Brothers reviewed specific historical and estimated future operating and financial information including, among other things, revenue, gross profit, operating income, net income and total assets for RITA and

Angio. Cain Brothers analyzed the relative estimated contributions of RITA and Angio to the combined company following consummation of the transaction and compared the results of such analysis to the illustrative pro forma percentage ownership of the RITA stockholders in the combined company as of November 27, 2006 equal to 34.5%. The following table presents the results of this analysis:

RITA Contribution
Revenue 2006A	39.1%
Revenue 2007E	35.6%
Revenue 2008E	36.4%

Gross Profit 2006A	29.4%
Gross Profit 2007E	38.0%
Gross Profit 2008E	38.7%

Operating Income 2006A	NM
Operating Income 2007E	15.5%
Operating Income 2008E	31.0%
Net Income 2006A	NM
Net Income 2007E	12.3%
Net Income 2008E	32.9%

Total Assets 2006A	49.9%
Total Assets 2007E	46.5%
Total Assets 2008E	43.8%

NM = Not Meaningful

General.

While the foregoing summary describes the analyses and examinations that Cain Brothers deemed material in arriving at its opinion, the summary does not purport to be a comprehensive description of all analyses and examinations actually conducted by Cain Brothers in connection with its review of the merger and the preparation of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, necessarily is not susceptible to partial analysis or summary description. Selecting portions of the analyses and of the factors considered by Cain Brothers, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation of Cain Brothers to Angio’s board of directors on November 27, 2006. In addition, the preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Cain Brothers to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Cain Brothers with its review of the merger and the preparation of its opinion was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. In preparing its opinion, Cain Brothers may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Cain Brothers’ view of the actual value of RITA. To the contrary, Cain Brothers has expressed no opinion on the actual value of RITA, and its opinion extends only to its belief the merger consideration of up to $4.70 per share of RITA common stock is fair, from a financial point of view, to Angio.

In performing its analyses, Cain Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Angio and Cain Brothers. The analyses performed by Cain Brothers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be an appraisal or to reflect the prices at which RITA might actually be sold or the prices at which any of RITA securities may trade at any time in the future. Cain Brothers used in its analyses various projections of future performance prepared by Wall Street research estimates. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain or accurate as projected. Accordingly, actual results of these analyses are subject to substantial uncertainty and could vary significantly from those set forth in such projections.

The merger consideration was determined through negotiation between the parties to the merger agreement and the decision to enter into the merger was solely that of Angio’s board of directors. As described above, the opinion of Cain Brothers delivered to the Angio board of directors on November 27, 2006 and the accompanying presentation to the board of directors summarized above were among the many factors taken into consideration by the board of directors in making its determination to adopt the merger agreement and the merger, and to recommend the issuance of Angio common stock pursuant to the merger to Angio’s stockholders. Cain Brothers does not make any recommendation to Angio stockholders (or to any other person or entity) as to whether Angio’s stockholders should vote for or against the issuance of shares pursuant to the merger.

Cain Brothers was selected by the Angio board of directors to render a fairness opinion in connection with the transaction because of Cain Brothers’ reputation and expertise as a health care investment banking firm. Cain Brothers, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

Pursuant to the engagement letter with Cain Brothers, Angio agreed to pay Cain Brothers: (i) a transaction fee upon the successful close of a merger transaction of $1,6000,000; and (ii) an additional $150,000 upon the rendering of its written fairness opinion to the board of directors.

In addition to any fees for professional services, Angio has agreed to reimburse Cain Brothers, upon request, for certain reasonable out-of-pocket expenses incurred in connection with Cain Brothers carrying out the terms of the engagement letter. Angio has also agreed to indemnify Cain Brothers, to the fullest extent permitted by law or equity, against claims related to (i) the use of information provided to Cain Brothers by Angio or its agents, representatives and advisors, (ii) any of the services rendered pursuant to the engagement letter or (iii) matters which are the subject of, or arise out of, the engagement of Cain Brothers contemplated by the engagement letter, including liabilities under the federal securities laws.

The foregoing summary does not purport to be a complete description of the analyses performed by Cain Brothers or the terms of its engagement by Angio. The foregoing summary of the analyses performed by Cain Brothers is qualified in its entirety by reference to the opinion of Cain Brothers attached hereto as Annex B.

Opinion of RITA Financial Advisor

RITA’s board of directors retained Piper Jaffray to act as its financial advisor, and if requested, to render an opinion to it as to the fairness, from a financial point of view, of the consideration to be paid to the holders of RITA common stock in connection with the proposed merger. On November 27, 2006, Piper Jaffray delivered to the RITA board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 27, 2006, to the effect that, as of November 27, 2006, and, based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, as set forth in its written opinion, the proposed merger consideration to be paid to the holders of the shares of RITA common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of RITA common stock.

The full text of the Piper Jaffray written opinion dated November 27, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be paid to holders of RITA’s common stock pursuant to the merger agreement in connection with the proposed merger. The Piper Jaffray opinion was directed to RITA’s board of directors and was not intended to be, and does not constitute, a recommendation to any RITA stockholder as to how any stockholder should vote on, or take any action with respect to, the merger or any related matter.

In arriving at its opinion, Piper Jaffray, among other things, reviewed:

•	the financial terms of the draft of the merger agreement dated November 27, 2006;

•	certain publicly available financial, business and operating information relating to RITA and Angio;

•	to the extent publicly available, information concerning selected transactions deemed comparable to the proposed merger;

•	certain internal financial, business and operating information of RITA prepared and furnished to Piper Jaffray by RITA’s management;

•	certain internal financial, business and operating information of Angio prepared and furnished to Piper Jaffray by Angio’s management;

•	certain internal financial projections for RITA on a stand-alone basis and as a combined company with Angio, which were prepared for internal planning purposes and furnished to Piper Jaffray by the managements of RITA and Angio;

•	certain internal financial projections for Angio on a stand-alone basis and as a combined company with RITA, which were prepared for internal planning purposes and furnished to Piper Jaffray by the management of Angio;

•	certain publicly available market and securities data for RITA and Angio;

•	certain financial, market performance and other data of certain publicly held companies deemed relevant; and

•	other information, financial studies, analyses and investigations and other factors that Piper Jaffray deemed relevant for the purpose of rendering its opinion.

Piper Jaffray also conducted discussions with members of the senior management of RITA and Angio and with members of the board of directors of RITA concerning the financial condition, historical and current operating results, business and prospects for each of RITA and Angio on a stand-alone basis and as a combined company following the proposed merger.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which analyses were delivered to RITA’s board of directors at a meeting of the board on November 26, 2006. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the board of directors.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 24, 2006, and is not necessarily indicative of current market conditions.

Transaction Overview

Based upon the closing market price of Angio common stock of $22.01 per share on November 24, 2006, and based upon the 0.1722 exchange ratio, plus the cash consideration to be received, in each case as set forth in the merger agreement, Piper Jaffray noted that the implied merger consideration for RITA is $4.70 per share within a range of Angio prices of $18.18 to $27.29 per share. Based upon this implied merger consideration of $4.70 per share, RITA’s diluted shares outstanding (calculated using the treasury stock method basis) are approximately 46.9 million. As of September 30, 2006, RITA had $9.7 million of convertible debt outstanding, and approximately $6.4 million of cash. Piper Jaffray noted that the proposed merger consideration implies an equity value of approximately $220 million, and an enterprise value of approximately $224 million for RITA.

Contribution Analysis

Piper Jaffray performed a contribution analysis based on (1) historical results of RITA and Angio for the latest twelve months, or LTM, period ended September 30, 2006 and (2) RITA’s and Angio’s management projections for the calendar ending December 31, 2007. Piper Jaffray calculated RITA’s contribution to RITA and Angio on a combined basis following the proposed merger, without taking into account any synergies in connection with the merger. The following table summarizes the results:

36.1% to 37.9% when calculated using LTM and projected 2007 revenues

37.4% to 38.6% when calculated using LTM and projected 2007 gross profit

-50.6% to 8.8% when calculated using LTM and projected 2007 operating income

-80.8% to 6.1% when calculated using LTM and projected 2007 net income

Exchange Ratio Analysis

Piper Jaffray reviewed the historical stock market performance of RITA common stock and Angio common stock in relation to each other and reviewed the relative exchange ratios implied by those relative trading values during the past two years. In addition, Piper Jaffray compared the merger agreement exchange ratio of 0.1722 to the average exchange ratios over certain specified time periods. The following table summarizes the results of this analysis:

Merger Agreement Exchange Ratio	0.1722x
Current	0.1817x
30 Day Average	0.1712x
60 Day Average	0.1617x
90 Day Average	0.1684x
180 Day Average	0.1558x
1 Year Average	0.1539x
2 Year Average	0.1591x

ANALYSIS OF RITA

Historical Trading Analysis

Piper Jaffray reviewed historical trading prices of RITA common stock over the past year, and compared these prices to the implied merger consideration of $4.70 per share based on the closing market price of Angio common stock on November 24, 2006 of $22.01 per share. The following table summaries the results of this analysis:

Implied Merger Consideration	$4.70
Current	$4.00
52-Week Low	$3.11
52-Week High	$4.63
30-Day Average	$3.69
60-Day Average	$3.45
90-Day Average	$3.40
180-Day Average	$3.57

Comparable Company Analysis

Using publicly available information, Piper Jaffray compared certain financial, operating and stock market data of RITA to corresponding data of the following selected public medical technology companies.

-	Abaxis Inc.

-	Abiomed Inc.

-	AngioDynamics Inc.

-	Biolase Technology Inc.

-	Cutera Inc.

-	Endocare Inc.

-	Kensey Nash Corp.

-	Natus Medical Inc.

-	Orasure Technologies Inc.

-	Orthovita Inc.

-	Possis Medical Inc.

-	Spectranetics Corp.

-	Third Wave Technologies Inc.

-	Vascular Solutions Inc.

-	Volcano Corp.

Using publicly available information for these comparable companies and closing stock prices on November 24, 2006, Piper Jaffray calculated the ratio of enterprise value to revenues for calendar years 2006 and 2007. Piper Jaffray noted that since RITA is not projected to be profitable for CY 2006, and is projected to be slightly profitable for CY 2007, according to RITA’s management projections, it was not meaningful to analyze comparable company multiples for financial metrics other than revenue. Piper Jaffray compared these multiples of comparable companies to the multiples to the corresponding multiples of RITA based on (i) RITA’s enterprise value/stock price as of November 24, 2006 and (ii) RITA’s enterprise value at an implied merger consideration of $4.70 per share, based on the closing price of Angio common stock on November 24, 2006 and the proposed exchange ratio of 0.1722 and the corresponding cash merger consideration based on such closing price of Angio common stock. For the purpose of this comparison, (i) Piper Jaffray used RITA’s management’s projections for the forecasted periods and (ii) enterprise value was calculated as equity value plus interest-bearing debt, minus cash and marketable securities. Piper Jaffray noted that the comparable company analysis does not take into account any acquisition or control premium. The following table summarizes the results of this analysis.

Comparable Companies	Range	Median	Mean	RITA @ $4.70
Enterprise Value/CY 2006 Revenues	1.60x-6.98x	4.02x	4.28x	4.28x
Enterprise Value/CY 2007 Revenues	1.31x-5.80x	3.06x	3.43x	3.30x

Piper Jaffray also calculated implied prices per share for RITA based on the range of multiples for the comparable companies. Piper Jaffray obtained these values by calculating enterprise values using the corresponding multiples, then subtracting debt and adding cash to obtain implied equity values. Then Piper Jaffray divided by the diluted shares (using treasury stock method basis) to obtain per share values. The following table summarizes the results of this analysis:

Comparable Companies	Range	Median	Mean	RITA @ $4.70
Enterprise Value/CY 2006 Revenues	$1.82-$7.30	$4.45	$4.70	$4.70
Enterprise Value/CY 2007 Revenues	$1.95-$7.82	$4.40	$4.86	$4.70

No company included in the comparable company analysis is identical to RITA. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Comparable Transactions Analysis

Piper Jaffray reviewed the financial terms of the following representative acquisition transactions in the medical technology industry since 2001, to the extent those terms were publicly available. The transactions Piper Jaffray reviewed included:

Acquiring Company	Target Company
Danaher Corp.	Vision Systems Ltd.
Becton Dickinson & Co.	TriPath Imaging Inc.
Johnson & Johnson	Animas Corp.
Duramed Pharmaceuticals, Inc.	FEI Women’s Health LLC
Natus Medical Inc.	Bio-Logic Systems Corp.
Beckman Coulter Inc.	Diagnostic Systems Labs
Siemens AG	CTI Molecular Imaging, Inc.
Cochlear Ltd.	Entific Medical Systems
Johnson & Johnson	Closure Medical Corp.
Integra LifeSciences Holding Corp.	Newdeal Technologies
St. Jude Medical Inc.	Endocardial Solutions Inc.
Encore Medical Corp.	EMPI, Inc.
RITA Medical Systems, Inc.	Horizon Medical Products Inc.
Biomet Inc,	Interpore International, Inc.
Intermagnetics General Corp.	Invivo Corp.
Abbott Laboratories	i-STAT Corp.
Stryker Corp.	Surgical Dynamics, Inc.
Smith & Nephew PLC	Oratec Interventions Inc.

Piper Jaffray reviewed the enterprise values paid in the selected transactions as a multiple of LTM revenues and forward twelve months, or FTM revenues. The enterprise value was calculated as equity value plus interest-bearing debt, minus cash and marketable securities. Piper Jaffray compared the multiples derived from the selected transactions to RITA’s enterprise value to LTM and FTM revenues, based on the proposed merger consideration of $4.70 per share assuming an Angio common stock price of $22.01 per share. Piper Jaffray used RITA’s revenues for the 12 months ended September 30, 2006 as the LTM period, and projected 12 months ending September 30, 2007 as the FTM period. The results of this analysis are summarized in the table below.

Comparable Transactions	Range	Median	Mean	RITA @ $4.70
Enterprise Value/LTM Revenues	1.63x-9.18x	4.08x	4.29x	4.44x
Enterprise Value/FTM Revenues	1.44x-7.67x	3.44x	3.58x	3.57x

Piper Jaffray also calculated implied prices per share for RITA common stock based on the range of multiples for the transactions analyzed. Piper Jaffray obtained these values by calculating enterprise values using the corresponding multiples, then subtracting debt and adding cash to obtain implied equity values. Then Piper Jaffray divided by the diluted shares (using treasury stock method basis) to obtain per share values. The following table summarizes the results of this analysis:

				RITA
Comparable Transactions	Range	Median	Mean	@ $4.70
Enterprise Value/LTM Revenues	$1.79-$9.10	$4.36	$4.56	$4.70
Enterprise Value/FTM Revenues	$1.97-$9.43	$4.55	$4.70	$4.70

No transaction included in the comparable transactions analysis is identical to the proposed merger. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected transactions and other factors that could affect the acquisition value of the selected transactions.

Premiums Paid Analysis

Piper Jaffray reviewed the premiums paid of representative public company acquisition transactions since 2001, to the extent these were publicly available. The transactions that Piper Jaffray analyzed were as follows:

Acquiring Company	Target Company
Johnson & Johnson	Conor Medsystems Inc.
Ventana Medical Systems Inc.	Vision Systems Ltd.
Blackstone Capital	Encore Medical Corp.
American Medical Systems Holdings Inc.	Laserscope
Siemens AG	Diagnostic Products Corp.
Johnson & Johnson	Animas Corp.
Encore Medical Corp.	Compex Technologies Inc.
St. Jude Medical Inc.	Advanced Neuromodulation Systems Inc.
Medicis Pharmaceutical Corp.	Inamed Corp.
Siemens AG	CTI Molecular Imaging, Inc.
Johnson & Johnson	Closure Medical Corp.
Johnson & Johnson	Guidant Corp.
Carl Zeiss & EQT	Sola International, Inc.
Advanced Medical Optics Inc.	VISX Inc.
St. Jude Medical Inc.	Endocardial Solutions Inc.
Cooper Companies Inc.	Ocular Sciences Inc.
Cardinal Health Inc.	ALARIS Medical Systems Inc.
UTI Corporation	MedSource Technologies Inc.
Biomet Inc.	Interpore International, Inc.
Abbott Laboratories	TheraSense Inc.
Intermagnetics General Corp.	Invivo Corp.
Abbott Laboratories	i-STAT Corp.
Zimmer Holdings Inc.	Centerpulse Ltd.
Roche Holdings, Inc.	Disetronic Holding AG
General Electric Co.	Instrumentarium Corp.
St. Jude Medical Inc.	Getz Brothers & Co.
Baxter International Inc.	Fusion Medical Technologies, Inc.
Smith & Nephew PLC	Oratec Interventions Inc.
Medtronic Inc.	VidaMed, Inc.
GE Medical Systems	Imatron, Inc.

Piper Jaffray reviewed the premium of the offer price over the trading prices one week and four weeks prior to announcement, as well as the offer price over the 52-week high trading price for the target company. Piper Jaffray noted that for some of the transactions, the buyer listed in the table was not the ultimate buyer of the target, but rather was the initial bidder for the target company, to which the relevant premiums apply. Piper Jaffray compared the premiums to the implied price of $4.70 per share for RITA common stock over the trading prices of RITA common stock one week and four weeks prior, and over the 52-week high trading price of RITA common stock. The following table summarizes the results of this analysis:

Selected Public Company Transactions	Range	Median	Mean	RITA @ $4.70
1-Week Premium to Merger Price	3.1%-75.1%	27.8%	31.4%	22.7%
4-Week Premium to Merger Price	1.1%-69.7%	29.3%	32.2%	26.0%
Premium to 52-Week High	(29.6)%-39.7%	3.0%	3.9%	1.5%

Piper Jaffray also calculated implied prices per share for RITA common stock based on the range of premiums for the transactions analyzed. The following table summarizes the results of this analysis:

Comparable Transactions	Range	Median	Mean	RITA @ $4.70
1-Week Premium	$3.95-$6.71	$4.90	$5.03	$4.70
4-Weeks Premium	$3.77-$6.33	$4.82	$4.93	$4.70
52-Week High	$3.26-$6.47	$4.77	$4.81	$4.70

No transaction included in the premiums analysis is identical to the proposed merger. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected transactions and other factors that could affect the premiums of the selected transactions.

Discounted Cash Flows Analysis

Piper Jaffray analyzed the projected discounted cash flows for RITA for CY 2007 through CY 2011 on a stand-alone basis. Piper Jaffray based its analysis on projections for RITA provided by RITA management for earnings before interest and taxes, or EBIT, earnings before interest, taxes, depreciation and amortization and expenses, or EBITDA, depreciation and amortization, SFAS123R expenses, capital expenditures, working capital, and tax rates. Piper Jaffray also incorporated RITA’s federal net operating loss carryforwards, or NOLs, of $111 million, per RITA management, to offset the taxable EBIT. Piper Jaffray’s analysis used discount rates ranging from 18% to 24%, and terminal EBITDA exit multiples of 8.0x to 10.0x in 2011 to discount the cash flows and arrive at an enterprise value. Piper Jaffray then subtracted interest-bearing debt and added cash and marketable securities to arrive at an implied equity value. Piper Jaffray then divided the equity value by RITA’s diluted shares (calculated using the treasury stock method basis) to obtain an implied equity value per share. The following table summarizes the ranges of enterprise value, equity value and per share equity values that resulted from this analysis:

Enterprise Value ($ thousands)	$201,267 to $305,597
Equity Value ($ thousands)	$198,001 to $302,331
Per Share Equity Value	$4.29 to $6.22

ANALYSIS OF ANGIO

Historical Trading Analysis

Piper Jaffray reviewed historical trading prices of Angio common stock over the past year. The following table summaries the results of this analysis:

Current	$22.01
52-Week Low	$15.50
52-Week High	$31.07
30-Day Average	$22.08
60-Day Average	$20.77
90-Day Average	$20.77
180-Day Average	$24.05

Comparable Company Analysis

Piper Jaffray compared certain financial, operating and stock market data of Angio to corresponding data of the following selected public medical technology companies. The following companies were used for the analysis:

-	Abaxis Inc.

-	Cutera Inc.

-	Kensey Nash Corp.

-	Lifecell Corp.

-	Natus Medical Inc.

-	Neurometrix, Inc.

-	Orasure Technologies, Inc.

Using publicly available information for these comparable companies and closing stock prices on November 24, 2006, Piper Jaffray calculated the ratio of enterprise value to LTM EBITDA and equity value over net income for calendar years 2006 and 2007. Piper Jaffray compared these multiples of comparable companies to the multiples to the corresponding multiples of Angio based on (i) Angio’s enterprise value and equity value as of November 24, 2006. For the purpose of this comparison, (i) Piper Jaffray used Angio’s management’s projections for the forecasted periods and (ii) enterprise value was calculated as equity value plus interest-bearing debt, minus cash ad marketable securities. Piper Jaffray noted that the comparable company analysis does not take into account any acquisition or control premium. The following table summarizes the results of this analysis.

Comparable Companies	Range	Median	Mean	Angio 11/24/06
Enterprise Value/LTM EBITDA	18.0x-49.2x	22.9x	25.7x	19.4x
Equity Value/2006 Net Income	27.3x-47.9x	42.2x	40.6x	38.4x
Equity Value/2007 Net Income	19.9x-35.1x	30.4x	29.5x	29.6x

No company included in the comparable company analysis is identical to Angio. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Discounted Cash Flows Analysis

Piper Jaffray analyzed the projected discounted cash flows for Angio for FY 2007 through FY 2011 on a stand-alone basis. Piper Jaffray based its analysis on projections for Angio provided by Angio management for earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization and SFAS123R expenses (EBITDA), depreciation and amortization, SFAS123R expenses, capital expenditures, working capital, and tax rates. Piper Jaffray’s analysis used discount rates ranging from 16% to 20%, and terminal EBITDA exit multiples of 9.0x to 11.0x in 2011 to discount the cash flows and arrive at an enterprise value. Piper Jaffray then subtracted interest-bearing debt and added cash and marketable securities to arrive at an implied equity value. Piper Jaffray then divided the equity value by Angio’s diluted shares (calculated using the treasury stock method basis) to obtain an implied equity value per share. The following table summarizes the ranges of enterprise value, equity value and per share equity values that resulted from this analysis:

Enterprise Value ($ thousands)	$489,421 to $676,831
Equity Value ($ thousands)	$575,918 to $763,328
Per Share Equity Value	$34.91 to $45.86

Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to RITA, Angio or the proposed merger.

The analyses were prepared solely for purposes of Piper Jaffray providing its opinion to the RITA board of directors that the consideration to be received by the holders of RITA common stock in connection with the proposed merger, was fair, from a financial point of view, to the holders of RITA common stock as of the date of the opinion. These analyses do not purport to be appraisals or to reflect the prices at which RITA might actually be sold or the prices at which any securities of RITA or Angio may trade at the present time or at any time in the future. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by Piper Jaffray are based upon forecasts by the respective managements of RITA and Angio of future results, which are not necessarily indicative of actual values or actual future results and may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.

The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the opinion and is qualified by reference to the written opinion of Piper Jaffray set forth in Annex C.

Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to it by RITA or Angio or otherwise made available to it, and did not assume the responsibility to independently verify this information. Each of RITA and Angio have advised Piper Jaffray that it does not publicly disclose internal financial information of the type provided to Piper Jaffray and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. Piper Jaffray also assumed, in reliance upon the assurances of the respective managements of RITA and Angio, that the information provided to Piper Jaffray by them was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of the respective managements of RITA and Angio, is based on reasonable assumptions, and that there is not, and the respective managements of RITA and Angio was not aware of, any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expresses no opinion as to such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. Without limiting the generality of the foregoing, for purposes of its opinion, Piper Jaffray assumed that neither RITA nor Angio was a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spinoff, other than the proposed merger. Piper Jaffray relied, with RITA’s consent, on advice of the outside counsel and the independent accountants to RITA and Angio, and on the assumptions of the respective managements of RITA and Angio, as to all accounting, legal, tax and financial reporting matters with respect to RITA, Angio and the proposed merger.

Piper Jaffray assumed that the final form of the merger agreement would be in all material respects identical to the last draft reviewed by Piper Jaffray, without modification of material terms by RITA, Angio or any other party thereto. Piper Jaffray also assumed that the merger would be completed on the terms set forth in the merger agreement reviewed by Piper Jaffray, without amendments and with full satisfaction of all covenants and conditions without any waiver. Without limiting the foregoing, Piper Jaffray assumed that the merger would qualify for U.S. Federal tax purposes as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. In addition, Piper Jaffray assumed that all necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect RITA, Angio or the estimated benefits to be derived in the proposed merger, and that will not affect the terms of the merger. Piper Jaffray expressed no opinion regarding whether the necessary approvals or other conditions to the consummation of the merger will be obtained or satisfied.

Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of any specific assets or liabilities (fixed, contingent or otherwise) of RITA or Angio, and was not furnished with any such appraisals or valuations. Piper Jaffray expresses no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which RITA, Angio or any of their respective affiliates is a party or may be subject. At the direction of RITA’s board of directors, and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters.

Piper Jaffray’s opinion was necessarily based on the information available to it, economic, market and foreign exchange conditions and other facts and circumstances as they existed and were subject to evaluation as of the date of its opinion; events occurring after the date of the opinion could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expresses no opinion as to the prices at which shares of RITA or Angio common stock have traded or may trade following announcement of the proposed merger or at any other time. Piper Jaffray has not undertaken and is not obligated to update, reaffirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

In connection with its engagement, Piper Jaffray was requested to and did solicit indications of interest from, and hold discussions with, selected third parties regarding the possible acquisition of all or part of RITA. While Piper Jaffray rendered its opinion and provided certain analyses to RITA’s board of directors, Piper Jaffray was not requested to, and did not make, any recommendation to the RITA board of directors as to the specific form or amount of the consideration to be received by holders of RITA common stock in the proposed merger, which was determined through negotiations between RITA and Angio. Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the merger or the structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction that may be available to RITA.

RITA’s board of directors selected Piper Jaffray to render its fairness opinion in connection with the proposed merger on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions. Piper Jaffray and its affiliates in the ordinary course of their business may actively trade securities of RITA and Angio for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions in these securities.

Piper Jaffray acted as financial advisor to RITA in connection with the merger and will receive a fee from RITA for its services, a substantial portion of which is contingent upon the consummation of the merger, pursuant to RITA’s engagement letter with Piper Jaffray. Pursuant to this engagement letter, RITA has agreed to pay Piper Jaffray a fee for providing the opinion that is not contingent upon consummation of the merger, and a portion of which will be credited against the fee for financial advisory services. Whether or not the proposed merger is consummated, RITA has also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Piper Jaffray in rendering its opinion to RITA’s board of directors.

Regulatory Approvals Required for the Merger

United States Antitrust

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the U.S. Federal Trade Commission, or the FTC, under the HSR Act. Under the HSR Act, Angio and RITA are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. Angio and RITA each filed a Premerger Notification and Report Form with the Antitrust Division and the FTC on December 12, 2006 and the applicable waiting period will expire on January 11, 2007, unless extended.

We cannot be certain that the governmental reviewing authorities will terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. These restrictions and conditions could include the grant of a complete or partial license, or the divestiture, spin-off or the holding separate of assets or businesses, to the extent not material to the businesses.

In addition, during or after the statutory waiting period and clearance of the merger, and even after completion of the merger, either the Antitrust Division, the FTC or any state attorney general could challenge, seek to block or block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Angio and RITA cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Angio and RITA will prevail. Angio and RITA do not believe that the merger will violate U.S. federal or state laws.

Angio will make all filings with the appropriate regulatory authorities and take all other actions necessary, in each case in a timely manner, to obtain the approvals necessary in order to complete the merger and the other transactions contemplated by the merger agreement. We cannot be certain that the approvals will be granted or will be granted on a timely basis. Any approval, if granted, does not constitute a finding, recommendation or approval by the applicable regulatory authority as to the merits of the merger. Any representation to the contrary is unlawful. For further information regarding the obligations of Angio and RITA with regards to governmental and regulatory matters, see “The Merger Agreement—Regulatory and Antitrust Approval” on page 76.

Material United States Federal Income Tax Consequences

The following discussion describes the material U.S. federal income tax consequences of the merger to Angio, RITA, Angio stockholders and U.S. holders (as defined below) of RITA common stock. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial opinions, and administrative pronouncements and published rulings of the Internal Revenue Service, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. We cannot be certain that the IRS will not take a contrary position regarding the tax consequences of the merger described in this discussion or that any such contrary position would not be sustained.

This discussion is limited to U.S. holders who hold their shares of RITA common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all of the federal income tax consequences that may be relevant to stockholders in light of their particular circumstances, and does not address the tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion also does not address the tax consequences of any transaction other than the merger, including transactions completed prior to or after the merger (whether or not such transactions are in connection with the merger). In addition, this discussion does not address special considerations that may be relevant to a stockholder subject to special rules under U.S. federal income tax law, including without limitation:

•	banks, insurance companies and other financial institutions;

•	partnerships or other entities treated as partnerships or flow-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use the mark-to-market method of accounting for their securities holdings;

•	persons that hold RITA common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a constructive sale or conversion transaction;

•	persons who acquired their shares of RITA common stock upon the exercise of employee stock options or otherwise as compensation;

•	persons whose functional currency is not the U.S. dollar; and

•	stockholders who are not U.S. holders.

If a partnership or other entity taxed as a partnership holds RITA common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

RITA stockholders are strongly urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences of the merger to them in light of their particular situation, as well any tax consequences arising under any state, local or foreign tax laws or any other federal tax laws.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of RITA common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Structure of the Merger

The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes. As a condition to completing the merger, RITA must receive from Heller Ehrman LLP, and Angio must receive from Skadden, Arps, Slate, Meagher & Flom LLP, an opinion dated as of closing that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions will be based on, and assume the truth and accuracy of, the statements, covenants, representations and warranties contained in the merger agreement (including all exhibits and schedules thereto) and this joint proxy statement/prospectus. Such opinions also will be based on the assumptions that the merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the merger agreement and this joint proxy statement/prospectus, and that the merger will be effective under the laws of the State of Delaware. Such opinions further assume that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the merger agreement and this joint proxy statement/prospectus. Any inaccuracy in the foregoing assumptions could adversely affect such opinions. In addition, each opinion will be based on customary factual assumptions and representations, as set forth in representation letters to be delivered by each of Angio and RITA at the time of closing, which assumptions and representations must continue to be true and accurate in all respects as of the closing. An opinion of counsel represents such counsel’s best legal judgment and is not binding on the IRS or any court. Both RITA and Angio have agreed that, after receipt of their respective stockholder approval, neither RITA nor Angio will waive receipt of a tax opinion from either Heller Ehrman LLP or Skadden, Arps, Slate, Meagher & Flom LLP, as the case may be, as a condition to closing, unless further approval of their respective stockholders is obtained with appropriate disclosure.

Tax Consequences of the Merger

Consequences if the merger is a reorganization

If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, subject to the qualifications and assumptions set forth in this discussion, the material U.S. federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by Angio, Royal I, RITA or Angio stockholders;

•	to the extent that RITA stockholders receive solely Angio common stock in the merger, they will not recognize gain or loss;

•	to the extent that RITA stockholders receive a combination of cash and Angio common stock they generally will recognize capital gain in an amount equal to the lesser of (i) the excess of the amount of cash plus the fair market value of any Angio common stock received in the merger over such stockholder’s tax basis in the RITA common stock exchanged in the merger or (ii) the amount of cash received in the merger. No loss may be recognized, except for loss resulting from the receipt of cash in lieu of a fractional share of Angio common stock. Gain or loss must be calculated separately for each identifiable block of RITA common stock exchanged in the merger and a loss realized on one block of RITA common stock cannot be used to offset a gain realized on another block of RITA common stock;

•	a RITA stockholder’s aggregate tax basis in (i) the shares of Angio common stock received in the merger plus (ii) any fractional share of Angio common stock for which such stockholder receives cash, will be the same as such stockholder’s aggregate tax basis in the RITA common stock exchanged in the merger, decreased by the amount of any cash received by such stockholder in the merger, and increased by the amount of any gain recognized by such stockholder in the merger, including any portion of gain that is treated as a dividend. For these purposes, any cash received in lieu of a fractional share of Angio common stock and any gain recognized on the receipt of such cash will not be taken into account;

•	a RITA stockholder’s holding period with respect to the shares of Angio common stock received in the merger will include the holding period of the RITA common stock exchanged therefor;

•	RITA stockholders who receive cash in lieu of a fractional share of Angio common stock generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such stockholder’s tax basis in the fractional share.

Tax Character of Gain

In the case of RITA stockholders having no direct or indirect control over Angio corporate affairs, any gain should be treated as capital gain for U.S. federal income tax purposes. Such capital gain will generally be long- term capital gain if the RITA stockholder’s holding period with respect to the RITA common stock surrendered in the merger is more than one year at the effective time of the merger. However, there are circumstances under which all or a part of any gain that a RITA stockholder recognizes in the merger could be treated as a distribution of a dividend instead of capital gain to the extent of the stockholder’s ratable share of undistributed accumulated earnings and profits of the corporation. Due to the inherently factual nature of this determination, RITA stockholders are encouraged to consult their own tax advisors to determine whether any gain recognized in the merger could be treated as a distribution of a dividend.

RITA Stockholders Exercising Dissenters’ Appraisal Rights

A RITA stockholder who dissents to the merger generally will recognize capital gain or loss in a net aggregate amount equal to the difference between the amount of cash received and the stockholder’s tax basis in the dissenting shares. Although there is no authority directly on point, it is possible that a stockholder will be required to recognize gain or loss upon completion of the merger, and in advance of the receipt of any cash payment, in an amount generally equal to the trading price of RITA common stock upon completion of the merger less such stockholder’s tax basis in the dissenting shares. In this event, capital gain or loss also would be recognized by the stockholder at the time the stockholder receives cash payment of the appraised fair market value of the dissenting shares, to the extent that such payment differs from the trading price of RITA common stock upon completion of the merger. A portion of such payment may be characterized as interest income. Capital gain recognized will generally be long-term capital gain if the RITA stockholder’s holding period with respect to the RITA common stock is more than one year at the relevant time.

Backup Withholding

Non-corporate holders of RITA common stock may be subject to backup withholding on any cash payments received in the merger. However, backup withholding may be avoided if a stockholder:

•	furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or any successor form included in the letter of transmittal to be delivered to RITA stockholders following the completion of the merger;

•	provides a certification of foreign status on IRS Form W-8BEN or any successor form; or

•	is otherwise exempt from backup withholding and properly establishes such exemption.

Backup withholding is not an additional tax, and any amounts withheld may be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability, provided the stockholder furnishes the required information to the IRS.

Tax matters are complicated, and the tax consequences of the merger to each RITA stockholder will depend on the facts of each stockholder’s situation. RITA stockholders are strongly urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences of the merger to them in light of their particular situation, as well any tax consequences arising under any state, local or foreign tax laws or any other federal tax law and applicable reporting requirements.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting. RITA will be treated as the acquired corporation for accounting and financial reporting purposes. RITA’s assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Angio. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles), liabilities and other items and the purchase price will be recorded as goodwill. Financial statements of Angio issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of RITA.

Listing of Angio Common Stock

Angio has filed with NASDAQ a Notification Form: Listing of Additional Shares covering the shares of Angio common stock that will be issued in the merger.

Dissenters’ Rights of Appraisal

Under Delaware law, holders of Angio common stock are not entitled to dissenters’ appraisal rights in connection with the issuance of Angio common stock in the merger.

In the event that any portion of the merger consideration includes cash (other than cash paid for fractional shares), holders of shares of RITA common stock who do not vote in favor of adopting the merger agreement and properly demand appraisal of their shares will be entitled to appraisal rights pursuant to the merger agreement under Section 262 of the DGCL, which is referred to as Section 262.

The following discussion is not a complete discussion of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this joint proxy statement/prospectus as Annex D. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that RITA stockholders exercise their right to seek appraisal under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of RITA common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of RITA common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, in the event that any portion of the merger consideration includes cash (other than cash paid for fractional shares), persons who hold shares of RITA common stock who do not vote in favor of adoption of the merger agreement, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by RITA stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this joint proxy statement/prospectus as Annex D. Any holder of RITA common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because the determination as to whether holders of RITA common stock will receive any cash consideration for their shares will not be made until the third trading day prior to the RITA special meeting, any RITA stockholder who wishes to seek appraisal rights for their shares should comply with the procedures required by Section 262 of the DGCL, presuming that such appraisal rights will be available. Due to the complexity of the procedures for exercising the right to seek appraisal, RITA stockholders who are considering exercising such rights are urged to seek the advice of legal counsel.

Any RITA stockholder wishing to exercise appraisal rights under Section 262 must:

•	deliver to RITA, before the vote on the adoption of the merger agreement at the RITA special meeting, a written demand for the appraisal of the stockholder’s shares;

•	not vote its shares of common stock in favor of a the adoption of the merger agreement; and

•	hold of record the shares of RITA common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.

Neither voting against the adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform RITA of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the RITA special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of RITA common stock on the record date for the RITA special meeting is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of RITA common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of RITA common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to RITA Medical Systems, Inc., 46421 Landing Parkway, Fremont, California 94538, (510) 771-0400, Attn: Corporate Secretary.

Within 10 days after the effective time of the merger, Royal I, LLC or its successor in interest, which we refer to generally as the surviving company, must notify each holder of RITA common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving company or any holder of RITA common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving company is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of RITA common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of RITA common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of RITA common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares of RITA common stock not voted in favor of the adoption of the merger agreement and the aggregate number of shares which have made demands for appraisal. The statement must be mailed within 10 days after a written request has been received by the surviving company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of RITA common stock and a copy is served upon the surviving company, the surviving company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pending appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of RITA common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving company to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and Angio reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of RITA common stock is less than the applicable merger consideration.

Although RITA believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of RITA have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of the company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc. the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the action may be determined by the Court and levied upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of RITA common stock who has demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of RITA common stock as of a record date prior to the effective time of the merger.

Any RITA stockholder may withdraw his or her demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving company does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

If any stockholder who demands appraisal of shares of RITA common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of RITA common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration, subject to certain pro rata adjustments described under the section entitled “The Merger Agreement-Merger Consideration “ on page 71. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving company a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights. Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting exceeds $27.29, the per share merger consideration will consist solely of 0.1772 shares of Angio common stock and no cash, and consequently no appraisal rights will exist for RITA stockholders.

Delisting and Deregistration of RITA Common Stock

If the merger is completed, RITA common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and RITA will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Angio Common Stock Received in the Merger

The issuance of the shares of Angio common stock in connection with the merger will be registered under the Securities Act of 1933 and such share will be freely transferable, except for shares of Angio common stock issued to any person who is deemed to be an “affiliate” of RITA under the Securities Act of 1933 prior to the completion of the merger. Persons who may be deemed to be “affiliates” of RITA prior to the completion of the merger include individuals or entities that control, are controlled by, or are under common control with, RITA prior to the merger, and may include officers and directors, as well as significant stockholders of RITA prior to the merger. Affiliates of RITA prior to the merger may not sell any of the shares of Angio common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

•	any other applicable exemption under the Securities Act of 1933.

Angio’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of Angio common stock to be received by affiliates of RITA in the merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and amendment no. 1 to the merger agreement which we attached to this joint proxy statement/prospectus as Annex A and are incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully in its entirety.

Structure of the Merger

The merger agreement provides for the merger of RITA with and into Royal I. As a result of the merger, RITA will cease to exist and Royal I will continue as the surviving company, and a wholly owned subsidiary of Angio.

Completion and Effectiveness of the Merger

The closing of the merger will occur no later than the third business day after the conditions to completion of the merger contained in the merger agreement are satisfied or waived, unless the parties agree otherwise in writing. See the section entitled “—Conditions to Completion of the Merger” below. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

Merger Consideration

General

Upon completion of the merger, each share of RITA common stock outstanding immediately prior to the effective time of the merger will be cancelled and retired and converted into the right to receive 0.1722 of a share of Angio common stock and an amount in cash, such that the total consideration to be received by RITA stockholders totals $4.70 per share, to the extent the average closing sale price of Angio common stock is between $27.29 and $18.18 for the 10 trading days ending three trading days before the RITA special meeting, as described below, upon surrender of the certificate representing the share of RITA common stock in the manner provided in the merger agreement. The value of the merger consideration that a RITA stockholder receives in the merger may vary, as described below. In addition, shares held by RITA stockholders who validly exercise dissenters’ rights will be subject to appraisal in accordance with Delaware law as described further below under “—Dissenters’ Shares.”

Upon completion of the merger and as described further below under “—Employee Matters”:

•	each outstanding option to purchase RITA common stock, whether or not then exercisable, will be converted into the right to receive the merger consideration; and

•	each outstanding warrant to purchase RITA common stock, whether or not then exercisable, will be converted into the right to receive the merger consideration.

The exchange ratio in the merger and the cash consideration will be adjusted to reflect the effect of any reclassification, recapitalization, split-up, combination, exchange or shares or readjustment, or stock dividend, or other like change with respect to Angio common stock or RITA common stock having a record date on or after the date of the merger agreement and prior to completion of the merger.

Upon completion of the merger, each share of RITA common stock held by Angio or any direct or indirect wholly-owned subsidiaries of Angio immediately prior to the merger will be automatically cancelled and extinguished, and none of Angio or any of its direct or indirect subsidiaries will receive any securities of Angio or other consideration in exchange for those shares.

Computation of Stock/Cash Portions of the Merger Consideration

RITA stockholders will receive 0.1722 of a share of the common stock of Angio for each share of RITA common stock they own, and an amount of cash per share of RITA common stock so that the total consideration to be received by RITA stockholders totals $4.70 per share, provided, the average closing sale price of Angio common stock is between $27.29 and $18.18 for the 10 trading days ending three trading days before the RITA special meeting. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting is less than $18.18, RITA stockholders will receive 0.1722 of a share of Angio common stock and $1.57 in cash for each share of RITA common stock they own. If the average Angio closing sale price for the 10 trading days ending three trading days before the RITA special meeting exceeds $27.29, RITA stockholders will receive only the stock consideration.

Based on the number of shares of Angio and RITA common stock outstanding on November 30, 2006, after completion of the merger, Angio expects to issue 7,861,948 common shares in the transaction and to issue an additional 1,895,740 common shares upon exercise of RITA options and warrants and former RITA stockholders will own approximately 34.5% of the then-outstanding shares of Angio common stock, on a fully diluted treasury stock method basis.

Dissenters’ Shares

To the extent the merger consideration includes any cash, shares of RITA common stock held by any RITA stockholder that properly demands payment for its shares in compliance with the dissenters’ appraisal rights under Section 262 of the DGCL, will not be converted into the right to receive the merger consideration. RITA stockholders properly exercising dissenters’ rights will be entitled to payment as further described above under “The Merger-Dissenters’ Rights of Appraisal.” However, if any RITA stockholder fails to perfect or otherwise waives, withdraws or loses the right to receive payment under Section 262 of the DGCL, then that RITA stockholder will not be paid in accordance with Section 262 of the DGCL and the shares of RITA common stock held by that RITA stockholder will be exchangeable solely for the right to receive the merger consideration. Moreover, because the determination as to whether holders of RITA common stock will receive any cash consideration for their shares will not be made until the third trading day prior to the RITA special meeting, any RITA stockholder who wishes to seek appraisal rights for their shares should comply with the procedures required by Section 262 of the DGCL, presuming that such appraisal rights will be available.

Exchange of RITA Stock Certificates for Angio Stock Certificates

Angio has retained Registrar and Transfer Company as the exchange agent for the merger to handle the exchange of shares of RITA common stock for the merger consideration, including the payment of cash for fractional shares.

Only those holders of RITA common stock who properly surrender their RITA stock certificates in accordance with the exchange agent’s instructions will receive:

•	a statement indicating book-entry ownership of Angio common stock or, if requested, a certificate representing Angio common stock, and the cash consideration, if any; and

•	cash in lieu of any fractional share of Angio common stock.

After the effective time of the merger, each certificate representing shares of RITA common stock that has not been surrendered will represent only the right to receive the merger consideration. Following completion of the merger, RITA will not register any transfers of RITA common stock outstanding on its stock transfer books prior to the merger.

As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each record holder of shares of RITA common stock, a letter of transmittal and instructions for surrendering the certificates representing shares of RITA common stock for merger consideration. Upon surrender of certificates representing shares of RITA common stock for cancellation, together with an executed letter of transmittal, to the exchange agent, the holder of those certificates will be entitled to receive the appropriate merger consideration. The surrendered certificates representing RITA common stock will be cancelled.

Fractional Shares

Angio will not issue fractional shares of Angio common stock in the merger. As a result, each holder of shares of RITA common stock who would otherwise be entitled to receive fractional shares of Angio common stock in the merger will be entitled to an amount of cash, without interest, rounded to the nearest cent, equal to the product of the amount of the fractional share interest in a share of Angio common stock to which that stockholder is entitled by the average price of Angio common stock for the 10 trading days ending three days before the RITA special meeting. Alternatively, Angio has the option of instructing the exchange agent to aggregate all fractional shares of Angio common stock, sell such shares in the public market and distribute to holders of RITA common stock who otherwise would have been entitled to such fractional shares of Angio common stock a pro rata portion of the proceeds of such sale.

Termination of Exchange Fund; No Liability

One year after the effective time of the merger, Angio may require the exchange agent to deliver to Angio all cash and shares of Angio common stock remaining in the exchange fund. Thereafter, RITA stockholders must look only to Angio for payment of the merger consideration on their shares of RITA common stock.

None of Angio or the exchange agent will be liable to any holder of a certificate representing shares of RITA common stock or any cash payable in respect of any distributions or dividends or in lieu of any fractional shares of Angio common stock, delivered to a public official under any applicable abandoned property, escheat or similar law.

Representations and Warranties

The merger agreement contains customary representations and warranties of Angio and RITA, which are subject to materiality and knowledge qualifications in many respects, and expire at the effective time of the merger.

The representations and warranties contained in the merger agreement relate to:

•	Corporate existence, qualification to conduct business and corporate standing and power;

•	Ownership of subsidiaries and capital structure;

•	Corporate authority to enter into and perform the merger agreement and enforceability of the merger agreement;

•	Absence of a breach of the certificate of incorporation, bylaws, law or material agreements as a result of the merger;

•	Required governmental or material consents;

•	Filings with the SEC and other government entities;

•	Financial statements;

•	Absence of certain changes or events, including litigation;

•	Intellectual property matters;

•	Existence and enforceability of material contracts;

•	Absence of unaccrued liabilities;

•	Compliance with laws and regulations;

•	Regulatory compliance and governmental authorizations;

•	Tax matters;

•	Labor and other employment matters and employee benefit plans

•	Absence of environmental liabilities;

•	Absence of legal proceedings;

•	Board of directors and stockholder approval;

•	No foreign corrupt practices;

•	Real property;

•	Insurance policies;

•	Information to be supplied;

•	Inapplicability of state takeover statutes;

•	Payment of fees to finders or brokers in connection with the merger agreement;

•	Opinions of financial advisors; and

•	Transactions with affiliates.

The merger agreement also contains certain representations and warranties of Angio with respect to its wholly-owned subsidiary, Royal I, including corporate organization and authorization, absence of a breach of the certificate of incorporation and the bylaws, no prior business activities and capitalization. The representations and warranties of the parties do not survive following the effective time of the merger.

The merger agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Angio, RITA or Royal I. As described above, the merger agreement contains representations and warranties of each of Angio, RITA and Royal I made to the other parties to the merger agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure letters that the parties have exchanged in connection with signing the merger agreement. The disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, stockholders should not rely on the representations or warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Conduct of Business Before Completion of the Merger

Except as expressly required by, or provided for, in the merger agreement, or agreed to by the other party in writing, RITA and Angio are required to each (i) operate in the ordinary course of business consistent with past practice, (ii) conduct its operations in material compliance with all applicable legal requirements and material contracts, (iii) use its commercial reasonable efforts to keep its business organization intact, keep available the services of their current officers, key employees and maintain relationships and goodwill with customers, suppliers, landlords, creditors, licensors, licensees, and other like parties, (iv) provide all notices with respect to assets and prevent disclosure of intellectual property, (v) and maintain insurance.

Without the prior written consent of Angio and subject to certain exceptions, neither RITA nor any of its respective subsidiaries may take certain prohibited actions. These restrictions relate to the following:

•	the declaration or payment of dividends;

•	the issuance of capital stock or other securities;

•	the hiring of employees;

•	the amendment of its stock option plans;

•	the formation of new subsidiaries;

•	the amendment of its organizational documents;

•	capital expenditures;

•	the sale of certain assets;

•	the acquisition of another business or material assets;

•	the pledging or disposing of material assets;

•	the incurrence of indebtedness;

•	the payment or discharge of indebtedness;

•	changes in employee compensation or other benefits;

•	changes in accounting methods;

•	tax elections and related matters;

•	the commencement or settlement of legal proceedings;

•	actions that would cause any condition precedent to the merger not to be able to be satisfied;

•	entering into, terminating or modifying material agreements; and

•	allow any company intellectual property to lapse or expire.

Without the prior written consent of RITA and subject to certain exceptions, neither Angio nor or any of its respective subsidiaries may take certain prohibited actions. These restrictions relate to the following:

•	the declaration or payment of dividends;

•	the issuance of capital stock or other securities;

•	the amendment of company organizational documents;

•	the acquisition of another business or material assets;

•	the pledging or disposing of material assets;

•	changes in accounting methods;

•	actions reasonably expected to delay or impede completion of the merger; and

•	the commencement or settlement of legal proceedings.

RITA Prohibited from Soliciting Other Offers

RITA has agreed not to, and will not permit its subsidiaries or representatives to, directly or indirectly:

•	solicit, initiate or encourage the submission of any acquisition proposal;

•	furnish any information regarding RITA in connection with an acquisition proposal;

•	participate in any discussions with respect to any acquisition proposal; or

•	enter into any agreement with respect to an acquisition proposal.

RITA may, however, before RITA stockholders adopt the merger agreement, in response to an unsolicited bona fide acquisition proposal which did not result from a breach by RITA of the merger agreement and that the RITA board of directors determines, in good faith, after consultation with outside counsel and financial advisors, would reasonably be expected to lead to a superior proposal, furnish information with respect to RITA to the person making the acquisition proposal and its representatives pursuant to a customary confidentiality agreement, that is not less restrictive of the person making the acquisition proposal than the confidentiality agreement entered into by RITA with Angio, and negotiate with such person regarding an acquisition proposal.

The merger agreement provides for the following:

•	A “acquisition proposal” means: a bona fide offer or proposal relating to any merger or any business combination transaction, any issuance or tender resulting in a group holding more than 15% of RITA’s securities, any disposition of more than 10% of RITA’s assets, or income or revenue generating business or any liquidation or dissolution.

•	A “superior proposal” means: any proposal made by a third party to acquire substantially all the equity securities or assets of RITA on terms which RITA’s board determines in good faith, after consultation with RITA’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to RITA’s stockholders than the merger and is reasonably likely to be completed.

In addition, RITA’s board will not (i) withdraw or modify, in a manner adverse to Angio, its approval or recommendation of the merger, (ii) approve or recommend, or propose publicly to approve or recommend, any acquisition proposal or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any acquisition proposal, except that, if prior to obtaining the RITA stockholder approval, RITA’s board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to RITA’s stockholders under applicable law it may withdraw or modify its approval or recommendation of the merger. The RITA board may also withhold, withdraw or modify its approval or recommendation of the merger, other than in respect of an acquisition proposal, if prior to obtaining the RITA stockholder approval, RITA’s board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to RITA’s stockholders under applicable law.

The change or withdrawal of the recommendation of the RITA board of directors does not affect RITA’s obligation to submit the proposal to adopt the merger agreement for a vote of RITA’s stockholders.

Regulatory and Antitrust Approval

Angio and RITA will use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete and make effective the merger and the other transactions contemplated by the merger agreement, as promptly as practicable, but in no event later than August 27, 2007.

Angio and RITA have agreed to use commercially reasonable efforts to obtain early termination of any waiting period under HSR, file all other notices, reports and other documents required to be filed with any governmental body with respect to the merger, promptly supply the other with any information which may be required in order to effectuate such filings, supply any additional information which reasonably may be required, and to give the other party prompt notice of any communication or threat of commencement of any legal proceeding by any governmental body with respect to the merger.

Employee Matters

•	Stock options and existing warrants to purchase shares of RITA common stock will be converted into the right to acquire the same merger consideration as RITA stockholders upon exercise. All options to purchase shares of RITA common stock that are required to be accelerated and vested pursuant to their respective terms or agreements of RITA currently existing, will be so accelerated and vested.

•

Angio has agreed to provide RITA’s employees with welfare benefits until November 27, 2007 that are in the aggregate no less favorable than the welfare benefits they received prior to the effective time of the merger, to use commercially reasonable efforts to waive pre-existing condition limitations and provide service credit for benefits purposes and to accelerate the vesting of RITA stock options under certain circumstances. Following the effective time of the merger, employees of RITA will be eligible to receive stock options and other stock-based awards under plans of Angio and/or the surviving entity on the same basis as similarly situated Angio employees; and

•	If any employee of RITA is terminated by Angio for any reason other than cause prior to the six month anniversary of the effective time of the merger, each option to purchase RITA common stock outstanding and held by such terminated employee will become fully exercisable and vested and will remain exercisable for at least 90 days from the date such employee is terminated (but in no event will any option to purchase RITA common stock remain exercisable later than the expiration of its term).

Indemnification and Expenses

Angio will cause the surviving company, to the fullest extent permitted by law, to honor all of RITA’s obligations to indemnify the current and former directors and officers of RITA for acts or omissions by RITA’s directors or officers occurring at or prior to the effective time of the merger. The organizational documents of the surviving company will contain provisions no less favorable with respect to indemnification than those set forth in RITA’s organizational documents at the time of executing the merger agreement.

For six years from the effective time of the merger, Angio will cause to be maintained in effect the current policies, or purchase a “tail” policy covering the same, of directors’ and officers’ liability insurance maintained by RITA’s with respect to claims arising from or related to facts or events which occurred at or before the effective time of the merger. However, Angio will not be obligated to make annual premium payments for this insurance if the premiums exceed 250% of the current annual premiums paid by RITA for the insurance. Further, if the insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of 250% of the annual premium paid by RITA as of the date of the merger agreement, Angio will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to that amount.

If a six year “tail” prepaid policy is obtained by RITA for an aggregate premium acceptable to Angio, on terms and conditions and no less advantageous than the existing officers’ and directors’ liability insurance maintained by RITA prior to the effective time of the merger, Angio will maintain such policy in full force and effect for its full term, and will continue to honor its respective obligations.

Except as provided under “—Termination Fee,” all fees and expenses incurred in connection with the merger will be paid by the party incurring the fees or expenses, whether or not the merger is completed.

RITA Rights Agreement

The RITA rights plan has been amended such that, among other things, (i) neither Angio nor Royal I shall become an Acquiring Person (as defined in the RITA rights agreement) as a result of the announcement of the merger or the merger agreement, the acquisition of shares of RITA common stock by Royal I as a result of the merger, the execution of the merger agreement, or the completion of the transactions contemplated thereby, (ii) none of a Shares Acquisition Date, a Distribution Date or a Triggering Event (each as defined in the RITA rights agreement) shall occur as a result of the announcement of the merger or the merger agreement, the acquisition of shares of RITA common stock by Royal I as a result of the merger, the execution of the merger agreement, or the completion of the transactions contemplated thereby, and (iii) the RITA rights agreement and the Rights (as defined in the RITA rights agreement) shall terminate immediately prior to the completion of the merger.

RITA Employee Stock Purchase Plan

RITA has agreed that, prior to the effective time of the merger, RITA will take all actions necessary or appropriate so that each “purchase period” and “offering period” (as such terms are defined in the RITA Employee Stock Purchase Plan) then in progress shall terminate no later than the effective time of the merger and each option under the RITA Employee Stock Purchase Plan shall be automatically exercised.

Conditions to Completion of the Merger

The obligations of Angio and RITA to complete the merger are subject to the satisfaction or waiver, if legally permissible, of the following conditions:

•	Approval of the merger agreement and the merger by RITA stockholders;

•	Approval by Angio stockholders of the issuance of shares of Angio common stock pursuant to the merger agreement;

•	Absence of any law, regulation or court order prohibiting the merger;

•	This registration statement being declared effective and not subject to a stop order by the SEC;

•	Approval of the listing on the NASDAQ, subject to official notice of issuance of the shares of Angio common stock to be issued in the merger;

•	The expiration or termination of the waiting period, or any extension to the waiting period, under the HSR Act;

•	The material compliance by the parties with their obligations under the merger agreement;

•	Accuracy of the representations and warranties in the merger agreement made by a party, except for inaccuracies which in the aggregate, have had and are not reasonably likely to have a material adverse effect on that party, as defined in the merger agreement, provided that, the representation relating to the capitalization of RITA which shall be true and correct in all respects, however that this condition shall be deemed satisfied to the extent that, after giving effect to any failure to be true and correct, the value of merger consideration that is payable would not exceed the aggregate merger consideration that would have been payable by Angio had such representations been true and correct in all respects by more than $2,200,000; provided; however, that if this condition is not satisfied, Angio agreed to negotiate in good faith with RITA to adjust the per share merger consideration.

•	Neither party having suffered any change, since September 30, 2006 for RITA and September 2, 2006 for Angio, that is reasonably likely to have a material adverse effect on that party;

•	Receipt of certificates from each parties’ respective officers that the conditions to complete the merger have been completed; and

•	Receipt of opinions of counsel to Angio and to RITA that the merger will qualify as a tax-free reorganization.

There are a number of conditions that, by their nature, can only be satisfied in the future or at the time of completion of the merger. We cannot be certain that these conditions will be satisfied, including: obtaining the requisite stockholder approval; the absence of court orders or injunctions prohibiting the merger; the absence of events resulting in or that would reasonably be likely to result in a material adverse effect.

Termination of the Merger Agreement

Angio and RITA may mutually agree in writing, at any time before the completion of the merger, to terminate the merger agreement. Also, either Angio or RITA may terminate the merger agreement in a number of circumstances, including if:

•	the merger is not completed by the outside date;

•	any governmental entity prohibits the merger;

•	RITA stockholders fail to adopt the merger agreement at the RITA special meeting; or

•	Angio stockholders fail to approve the issuance of shares of Angio common stock in the merger at the Angio special meeting.

•	Angio may terminate the merger agreement if:

•	RITA breaches its representations or warranties or fails to perform its covenants in the merger agreement, which breach or failure to perform results in a failure of certain of the conditions to the completion of the merger being satisfied; or

•	the RITA board of directors withholds, withdraws or adversely modifies its recommendation of the merger agreement.

RITA may terminate the merger agreement if Angio breaches its representations or warranties or fails to perform its covenants in the merger agreement, which breach or failure to perform results in a failure of certain of the conditions to the completion of the merger being satisfied.

Termination Fee

RITA has agreed to pay Angio a termination fee of $8 million if RITA’s board of directors withholds, withdraws or modifies its recommendation to approve the merger in a manner adverse to Angio and Angio terminates the merger agreement as a result thereof. In addition, if the merger is not effected on or prior to the outside date or if RITA stockholders do not approve the merger either because of a failure to hold a meeting or a failure to obtain the required vote at the stockholder meeting, and prior to any such termination described above, any person will have made an acquisition proposal and within 12 months after termination RITA consummates a company change of control transaction, RITA will pay to Angio the termination fee.

A “company change of control transaction” means: any transaction or series of transactions in which: (a) RITA merges with or into, or is acquired, directly or indirectly, by merger or otherwise by any person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of related persons (other than Angio); (b) any person or “group” of related persons acquires, directly or indirectly, by means of an issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or similar transaction, more than 40% of the outstanding securities of any class of voting securities of RITA; or (c) any person or “group” of related persons acquires, directly or indirectly, by means of a sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that, in each case, constitute or account for 40% or more of the consolidated net revenues, net income or assets of RITA.

Effect of Termination

In the event of termination of the merger agreement by either Angio or RITA in accordance with the terms of the merger agreement, the merger agreement will immediately become void and have no effect. Angio or RITA will not have any liability or obligation to the other parties, except to the extent that provisions relating to confidentiality, termination, payment of termination fee and certain other general provisions which will survive the termination. Additionally, the termination of the merger agreement shall not relieve any party from any liability or damages for any intentional breach of any provision contained in the merger agreement.

Stock Exchange Listing

Angio has filed with NASDAQ a Notification Form: Listing of Additional Shares covering the shares of Angio common stock that will be issued in the merger.

Tax Treatment

Angio and RITA intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each party and its respective subsidiaries will use their commercially reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Angio, RITA and their respective subsidiaries have agreed not take any action that would disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. For a description of certain tax consequences of the merger, see “The Merger-Material United States Federal Income Tax Consequence” on page 62.

Prior to the effective time of the merger, Angio and RITA are required to obtain from Heller Ehrman LLP in the case of RITA, and from Skadden, Arps, Slate, Meagher & Flom LLP in the case of Angio, an opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and after receipt of each company’s stockholder approval neither party may waive receipt of such tax opinion as a condition to closing unless further approval of the stockholders of each company is obtained with appropriate disclosure.

Angio Board of Directors

After completion of the merger, the Angio board of directors will consist of nine members, including three current directors of RITA. The Nominating/Corporate Governance Committee of Angio has nominated current RITA directors Messrs. Vincent Bucci, Wesley E. Johnson, Jr. and Steve LaPorte as directors of Angio following completion of the merger. Messrs. Bucci, Johnson and LaPorte will fill the vacancies which will be created by the resignation of Angio directors Messrs. Gregory D. Casciaro, Peter J. Graham and David P. Meyers. Mr. Bucci will serve as a Class II Director of Angio with a term expiring in 2008 and Messrs. Johnson and LaPorte will serve as Class III Directors with terms expiring in 2009.

Amendment of the Merger Agreement

The parties entered into Amendment No. 1 to the Agreement and Plan of Merger on December 7, 2006. The parties may further amend the merger agreement with the approval of the boards of Angio, Royal I and RITA at any time before or after the stockholder meetings to approve the merger. However, following the stockholder meetings, an amendment that changes the applicable legal requirements of the merger can only be effected with approval of the RITA and Angio stockholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with historical consolidated financial statements and related notes of Angio and RITA, which are incorporated by reference in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of September 2, 2006, and the unaudited pro forma condensed combined statement of income for the three months ended September 2, 2006 and the year ended June 3, 2006, are presented herein. The unaudited pro forma combined balance sheet combines the unaudited condensed balance sheets of Angio as of September 2, 2006 and RITA as of September 30, 2006 and gives effect to the merger as if it had been completed on September 2, 2006. The unaudited pro forma combined statements of income for the three months ended September 2, 2006 and the year ended June 3, 2006 combine the historical results of Angio and RITA and gives effect to the merger as if it occurred on May 29, 2005.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of Angio and RITA, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the separate historical financial statements of Angio as of and for the three months ended September 2, 2006 included in Angio’s quarterly report on Form 10-Q for the three months ended September 2, 2006, as amended on Form 10-Q/A filed December 8, 2006, which is incorporated by reference into this document;

•	the separate historical financial statements of Angio as of and for the year ended June 3, 2006 included in Angio’s annual report on Form 10-K for the year ended June 3, 2006, as amended on Form 10-K/A filed September 21, 2006, which is incorporated by reference into this document;

•	the separate historical financial statements of RITA as of and for the three months ended September 30, 2006 included in RITA’s quarterly report on Form 10-Q for the three months ended September 30, 2006, which is incorporated by reference into this document; and

•	the separate historical financial statements of RITA as of and for the year ended December 31, 2005 included in RITA’s annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this document.

•	the separate historical financial statements of RITA as of and for the 12 months ended June 30, 2006 have been derived based upon information included in RITA’s quarterly report on Form 10-Q for the six months ended June 30, 2006, which is incorporated by reference into this document. This historical financial information was derived by adding financial results for the six months ended June 30, 2006 to the difference between the financial results for the year ended December 31, 2005 and the results for the six months ended June 30, 2005.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger. In the unaudited pro forma condensed combined balance sheet, Angio’s cost to acquire RITA has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the merger. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by Angio with the services of outside valuation specialists after the closing of the merger. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the merger.

The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets.

The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs including headcount and facilities.

The unaudited pro forma condensed combined financial statements do not reflect certain amounts resulting from the merger because we consider them to be of a non-recurring nature. Such amounts will be comprised of charges for the sale of inventories revalued at the date of acquisition as well as restructuring and other exit and non-recurring costs related to the integration of the Angio and RITA businesses. To the extent the exit costs relate to the RITA business and meet certain criteria, they will be recognized in the opening balance sheet in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” To the extent that such costs relate to Angio businesses, they will not meet the criteria in EITF Issue No. 95-3, and will be recorded as expenses pursuant to SFAS No. 146, “Accounting for Costs Associated with Exit or Disposed Activities.” Angio and RITA have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the related merger-related costs are too uncertain to include in the pro forma financial information.

Based on Angio’s review of RITA’s summary of significant accounting policies disclosed in RITA’s financial statements, the nature and amount of any adjustments to the historical financial statements of RITA to conform their accounting policies to those of Angio are not expected to be significant. Upon consummation of the merger, further review of RITA’s accounting policies and financial statements may result in required revisions to RITA’s policies and classifications to conform to Angio’s.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 2, 2006

(In thousands, except share and per share amounts)

	Angio THREE MONTHS ENDED SEPTEMBER 2, 2006 (Unaudited)	RITA THREE MONTHS ENDED SEPTEMBER 30, 2006 (Unaudited)	PRO FORMA ADJUSTMENTS (Unaudited)		PRO FORMA COMBINED (Unaudited)
Net sales	$20,265	$12,905			$33,170
Cost of goods sold	8,339	4,613	$(162)	B	12,790

Gross profit	11,926	8,292	162		20,380

Operating expenses:
Selling, general and administrative	8,476	7,758	(61)	B	16,173
			1,099	C	1,099
Research and development	1,627	1,363	(308)	B	2,682

Total operating expenses	10,103	9,121	730		19,954

Operating profit (loss)	1,823	(829)	(568)		426
Other income (expenses), net	1,169	(99)	(510)	A	560
			11	B	11

Income (loss) before income tax provision (benefit)	2,992	(928)	(1,067)		997
Income tax provision (benefit)	1,094	—	(737)	H	357

NET INCOME (LOSS)	$1,898	$(928)	$(330)		$640

Earnings (loss) per common share:
Basic	$0.12	$(0.02)			$0.03

Diluted	$0.12	$(0.02)			$0.03

Weighted-average shares outstanding:
Basic	15,499,981	43,227,000	7,446,100		22,946,081
Diluted	15,852,089	43,227,000	8,442,983		24,295,072

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements, beginning on page 86.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED JUNE 3, 2006

(In thousands, except share and per share amounts)

	Angio YEAR ENDED JUNE 3, 2006	RITA 12 MONTHS ENDED JUNE 30, 2006 (Unaudited)	PRO FORMA ADJUSTMENTS (Unaudited)			PRO FORMA COMBINED (Unaudited)
Net sales	$78,451	$48,600	$			$127,051
Impairment of intangible assets	—	3,595				3,595
Cost of goods sold	32,930	20,006		(817)	B	52,119

Gross profit	45,521	24,999		817		71,337

Operating expenses:
Selling, general and administrative	29,346	29,119		(243)	B	58,222
				4,395	C	4,395
Impairment of intangible assets	—	1,947				1,947
Research and development	5,869	4,579		(1,407)	B	9,041

Total operating expenses	35,215	35,645		2,745		73,605

Operating profit (loss)	10,306	(10,646)		(1,928)		(2,268)
Other income (expenses), net	816	(764)		(2,039)	A	(1,987)
				41	B	41

Income (loss) before income tax provision (benefit)	11,122	(11,410)		(3,926)		(4,214)
Income tax provision (benefit)	4,256	—		(5,781)	H	(1,525)

NET INCOME (LOSS)	$6,866	$(11,410)		1,855		$(2,689)

Earnings (loss) per common share:
Basic	$0.55	$(0.27)				$(0.14)

Diluted	$0.53	$(0.27)				$(0.14)

Weighted-average shares outstanding:
Basic	12,377,731	42,574,000		7,446,100		19,823,831
Diluted	12,964,574	42,574,000		6,859,257		19,823,831

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements, beginning on page 86.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 2, 2006

(In thousands)

	Angio as of September 2, 2006 (Unaudited)	RITA as of September 30, 2006 (Unaudited)	PRO FORMA ADJUSTMENTS (Unaudited)		PRO FORMA COMBINED (Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$70,786	$6,434	$(47,426)	A	$29,794
Marketable securities	18,421	—			18,421

ACCOUNTS RECEIVABLE
Accounts Receivable—trade	12,603	8,400			21,003
Allowance for doubtful accounts	(468)	(958)			(1,426)

	12,135	7,442			19,577
Inventories	18,421	5,703	797	D	24,921
Deferred income taxes	814	—			814
Due from former parent	—	—			—
Prepaid expenses and other	1,421	1,149			2,570

TOTAL CURRENT ASSETS	121,998	20,728	(46,629)		96,097

PROPERTY, PLANT, & EQUIPMENT
Total Property, Plant, & Equipment	14,937	5,958			20,895
Accumulated Depreciation on PP&E	(4,325)	(4,234)			(8,559)

	10,612	1,724			12,336

Deferred income taxes	524	—	30,000	C	30,524
			(14,059)	E	(14,059)

Other assets	90	420			510
In process research and development	—	—	7,000	I	7,000
Goodwill	—	91,339	(91,339)	B	—
			152,082	C	152,082

Intangible assets, net	8,534	21,878	(21,878)	B	8,534

			41,500	C	41,500

TOTAL ASSETS	$141,758	$136,089	$56,677		$334,524

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$3,899	$2,185			$6,084
Accrued liabilities	4,059	3,989			8,048
Income taxes payable	407	—			407
Current portion of long-term debt	180	—			180
Due to former parent	—	—			—

TOTAL CURRENT LIABILITIES	8,545	6,174	—		14,719

Long-term debt, net of current portion	2,710	9,700			12,410
Other long-term liabilities	3,500	72			3,572

TOTAL LIABILITIES	14,755	15,946	—		30,701

STOCKHOLDERS’ EQUITY
Common stock	155	43	(43)	F	155
			74	G	74
Additional Paid in Capital	121,872	223,789	(223,789)	F	121,872
			176,746	G	176,746
Retained earnings (accumulated deficit)	5,044	(103,689)	103,689	F	5,044

Accumulated Comp. Income/(Loss)	(68)	—			(68)

TOTAL EQUITY	127,003	120,143	56,677		303,823

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$141,758	$136,089	$56,677		$334,524

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements, beginning on page 86.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Angio as of September 2, 2006 and RITA as of September 30, 2006. The unaudited pro forma condensed combined statements of income were prepared using the historical statements of income of Angio for the three months ended September 2, 2006 and for the year ended June 3, 2006 and of RITA for the three months ended September 30, 2006 and for the year ended June 30, 2006.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger. In the unaudited pro forma condensed combined balance sheet, Angio’s cost to acquire RITA has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the merger. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by Angio with the services of outside valuation specialists after the closing of the merger. Accordingly, the purchase price allocation adjustments and related amortization reflected in the foregoing unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the merger.

2.	Purchase Price

The following is a preliminary estimate of the purchase price for RITA

		(In thousands)
Estimated number of RITA shares to be acquired	43,241
Exchange ratio	.1722
Number of shares of Angio to be issued to the holders of RITA stock	7,446
Multiplied by the assumed price per share of Angio common stock	$21.76	$162,025
Cash paid to holders of RITA stock		41,176
Estimated fair value of outstanding RITA stock options and warrants to be exchanged for Angio stock options and warrants		14,795
Estimated transaction costs		6,250

Estimated purchase price		$224,246

For purposes of this pro forma analysis, the above purchase price has been allocated based on preliminary estimate of the fair value of net assets acquired.

Purchase Price Allocation

(in thousands)
Book value of net assets acquired	$120,143
Less: write-off of existing deferred financing costs, goodwill and intangible assets	(113,217)

Adjusted book value of assets acquired	6,926
Remaining allocation:
Increase inventory to fair value	797
Deferred taxes, net	15,941
In process research and development	7,000
Identifiable intangible assets at fair value	41,500
Goodwill	152,082

Estimated purchase price	$224,246

A	To record the cash paid pursuant to the terms of the merger and related costs and to record the related estimated decrease in interest income earned.

B	To eliminate RITA’s existing goodwill, intangible assets and amortization of the intangible assets.

C	To record acquired deferred tax assets, goodwill, intangible assets and amortization of definite-lived intangible assets.

D	To adjust RITA’s inventory to fair value. The costs of sales impact of the write-up of inventory to fair value has been excluded from the pro forma condensed combined statement of income as it is a non-recurring item.

E	To record deferred taxes related to identifiable intangible assets and fair value adjustments where required.

F	Eliminates the historical equity accounts of RITA.

G	To record the issuance of Angio stock issued for the acquisition of RITA and the fair value of RITA stock options and warrants.

H	To reduce the income tax provision as a result of the combination of Angio and RITA.

I	In process research and development costs acquired in the purchase will be expensed immediately following the close of the deal. No impact has been shown in the pro forma condensed combined statement of income as it is a non-recurring item.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Both RITA and Angio are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Upon completion of the merger, stockholders of RITA will receive Angio common stock in the merger (as described under the section entitled “The Merger Agreement—Merger Consideration” on page 71) pursuant to which stockholders of RITA will exchange their shares of RITA common stock for Angio common stock and possibly, cash. Accordingly, upon completion of the merger, the rights of RITA stockholders who become stockholders of Angio in the merger will be governed by the DGCL, the amended and restated certificate of incorporation of Angio, as amended, and the amended and restated bylaws of Angio.

The following is a summary of material differences between the current rights of Angio stockholders and the current rights of RITA stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Angio and RITA stockholders and it is qualified in its entirety by reference to the DGCL and the various documents of Angio and RITA to which we refer in this summary. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which we refer in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Angio and being a stockholder of RITA. Angio and RITA have filed with the SEC their respective documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Additional Information—Where You Can Find More Information” on page 108.

	Angio	RITA
Authorized Capital Stock	The authorized capital stock of Angio consists of (i) 45,000,000 shares of common stock, par value $0.01 per share and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are outstanding, including shares of series A preferred stock.	The authorized capital stock of RITA consists of (i) 150,000,000 shares of common stock, par value $0.001 per share and (ii) 2,000,000 shares of preferred stock par value $0.001 per share. No shares of preferred stock are outstanding.

Number of Directors	Angio’s certificate of incorporation provides that the Angio board of directors will consist of less than 15 directors, the exact number of directors to be determined from time to time by Angio board of directors. Angio’s board of directors currently consists of nine directors.	RITA’s bylaws provides that the number of directors of RITA which will constitute the entire board of directors initially will be fixed at 6, and will be determined from time to time by RITA’s board of directors. RITA’s board of directors currently consists of eight directors.

Cumulative Voting	Angio’s certificate of incorporation does not provide for cumulative voting, and accordingly, holders of Angio common stock do not have cumulative voting rights in connection with the election of directors.	RITA’s certificate of incorporation does not provide for cumulative voting, and accordingly, holders of RITA common stock do not have cumulative voting rights in connection with the election of directors.

Classification of Board of Directors	Angio’s certificate of incorporation classifies the board of directors into three separate classes, consisting as	RITA’s certificate of incorporation classifies the board of directors into three separate classes, consisting as

	Angio	RITA
	nearly equal in number as may be possible, with staggered three-year terms.	nearly equal in number as may be possible, with staggered three-year terms.

Removal of Directors	The Angio certificate of incorporation provides that the directors of Angio may only be removed for cause and only by the vote of a majority of the shares of Angio entitled to vote.	RITA’s certificate of incorporation provides that any director or the entire board may be removed with or without cause by the holders of a majority of the voting power of the outstanding shares of RITA.

Vacancies on the Board of Directors	Angio certificate of incorporation and bylaws provide that any vacancy on Angio board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy may be filled by a majority of the directors then in office, even if less than a quorum. Any director of any class elected to fill a vacancy caused by an increase in the number of directors shall hold office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor.	RITA’s certificate of incorporation provides that, unless the RITA board of directors decides to submit such decision to the stockholders, vacancies resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the board then in office, even if there is less than a quorum. Vacancies occurring for any other reason shall be filled by either the affirmative vote of the holders of a majority of the voting power of the outstanding shares entitled to vote or a majority of the board then in office, though less than a quorum. Any director elected to fill a vacancy on the board shall hold office for a term that coincides with the remaining term of that class.

Stockholder Action by Written Consent	Angio’s certificate of incorporation provides that no stockholder action may be taken except at a duly called meeting of stockholders and stockholders may not take any action by written consent.	RITA’s certificate of incorporation provides that no stockholder action may be taken except at a duly called meeting of stockholders and stockholders may not act by written consent.

Amendment to Certificate of Incorporation	Section 242 of the DGCL provides that any amendment to the Angio certificate of incorporation must be approved by a majority of the board of directors and the holders of a majority of the outstanding stock entitled to vote.	Section 242 of the DGCL provides that any amendment to the RITA certificate of incorporation must be approved by a majority of the board of directors and the holders of a majority of the outstanding stock entitled to vote.

Amendment of Bylaws	Angio’s certificate of incorporation provides that the board of directors will have the power to adopt, alter, amend or repeal the Angio bylaws. The certificate of incorporation also provides that stockholders of Angio may adopt, alter, amend or repeal the	RITA’s certificate of incorporation provides that the bylaws may be altered, amended or repealed by the board of directors or the affirmative vote of at least two-thirds of the voting power of the outstanding shares entitled to vote.

	Angio	RITA
Angio bylaws upon the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote.

Special Meeting of Stockholders	Angio’s bylaws provide that special meetings of stockholders may be called by the board of directors, a duly designated committed of the board of directors whose powers include the power to call such meetings, the Chairman, the President, the Secretary or an Assistant Secretary.	RITA’s bylaws provide that special meetings of stockholders may be called only by the Chairman, the board of directors, the President or the Chief Executive Officer.

Quorum	Angio’s bylaws provide that the holders of shares representing a majority of the votes entitled to be cast at the meeting, in person or represented by proxy, will constitute a quorum at all meetings of the stockholders.	RITA’s bylaws provide that the holders of a majority of the outstanding shares of RITA entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of the stockholders.

Notice of Stockholder Meetings	Angio’s bylaws provide that written notice of an annual meeting or special meeting stating the place, date and hour of the meeting and the purpose for which the meeting is called, will be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting.	RITA’s bylaws provide that notice stating the place, day and hour of a meeting of stockholders, and the purpose for which the meeting is called, will be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

Angio’s bylaws provide that, to be properly brought before an annual meeting, business must be either:

Specified in the notice of annual meeting, or any supplement or amendment to the notice;

Otherwise properly brought before the annual meeting at the direction of the board of directors; or

Otherwise properly brought before the annual meeting by a stockholder of record that complies with the notice provisions described below.

To be timely, a stockholder’s notice of business to be conducted at the annual meeting must be delivered to or mailed and received at the principal executive office of Angio:

Not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting

RITA’s bylaws provide that, to be properly brought before a stockholders meeting, director nominations must be either:

(i) brought at the direction of the board of directors; or

(ii) otherwise properly brought before the meeting by a stockholder entitled to vote at the meeting that complies with the notice provisions described below.

Stockholders may bring other business before the annual meeting provided that timely notice is provided to the corporate secretary as provided below.

To be timely, a stockholder’s notice of business to be conducted at the annual meeting or director nomination must be delivered to or mailed and received at the principal executive office of Angio not less than 90 nor more than 120 days prior to the anniversary date of the

Angio	RITA

of the stockholders, provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting:

(i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(ii) the name and record address of such stockholder;

(iii) the class or series and number of shares of capital stock of Angio which are owned beneficially or of record by such stockholder;

(iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and

(v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Nominations of persons for election to the board of directors may be made at any annual meeting of stockholders or at any special meeting of stockholders called for that purpose:

(i) by or at the direction of the board of directors; or

prior year’s annual meeting, provided, however, in the event that:

(i) the annual meeting is more than 30 days prior to or more than 60 days after such anniversary date, and

(ii) less than 60 days notice or prior public disclosure of the date is given or made to the stockholders,

notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made.

To be in proper written form, a stockholder’s notice or nomination to the Secretary must set forth:

(a) as to each person whom the stockholder proposes to nominate for election as a director;

(i) the name, age, business address and residence address of the person;

(ii) the principal occupation or employment of the person;

(iii) the class and number of shares of RITA which are owned beneficially or of record by the person; and

(iv) any other information relating to the person that would be required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required in each case pursuant to Section 14 of the Exchange Act;

(b) as to any other business such stockholder proposes to bring before the meeting:

(i) a brief description of such business;

(ii) the reasons for conducting such business at the meeting; and

(iii) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

Angio	RITA

(ii) by any stockholder of record that complies with the notice provisions described below.

To be timely, a stockholder’s notice to the secretary for nomination of a director must be delivered to or mailed and received at the principal executive offices of Angio:

(a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and

(b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the secretary must set forth:

(a) as to each person whom the stockholder proposes to nominate for election as a director:

(i) the name, age, business address and residence address of the person,

(ii) the principal occupation or employment of the person,

(iii) the class or series and number of shares of capital stock of Angio which are owned beneficially or of record by the person and

(c) as to the stockholder giving the notice, and any beneficial owner, if any, on whose behalf the proposal is made:

(i) the name and record address of such stockholder or beneficial owner, and

(ii) the class and number of shares of capital stock of RITA which are owned beneficially or of record by such stockholder or beneficial owner;

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Angio	RITA

(iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act; and

(b) as to the stockholder giving the notice:

(i) the name and record address of such stockholder,

(ii) the class or series and number of shares of capital stock of Angio which are owned beneficially or of record by such stockholder,

(iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder,

(iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and

(v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

If the Chairman of the meeting determines that business brought before the meeting or a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective business item or nomination shall be disregarded.

	Angio	RITA
Proxy	Angio’s bylaws provide that each stockholder represented at a meeting of stockholders will be entitled to vote in person or by proxy. However, no proxy will be voted after three years from its date, unless the proxy provides for a longer period.	RITA’s bylaws provide that, at all meetings of stockholders, a stockholder may vote by proxy executed in writing, but in no event longer than three years, unless so provided or as prescribed by the DGCL.

Preemptive Rights	Angio’s certificate of incorporation does not grant any preemptive rights.	RITA’s certificate of incorporation does not grant any preemptive rights.

Dividends	Angio’s bylaws provide that dividends upon Angio capital stock may be declared by the board of directors at any regular or special meeting, and may be paid in cash, property, or shares of Angio capital stock, subject to the requirements of the DGCL. Before payment of any dividend, Angio may set aside out of any funds available for dividends the sum or sums as the board of directors from time to time, in its absolute discretion, deems proper as a reserve.	RITA’s bylaws provide that the board of directors may from time to time declare, and RITA may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the certificate of incorporation. Dividends may be paid in cash, in property, or in shares of the capital stock of RITA. There may be set aside out of any funds available for dividends, sums as the directors may think proper as a reserve.

Limitation of Personal Liability of Directors	Angio’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to Angio or its stockholders for monetary damages for breach of fiduciary duty as a director.	RITA’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to RITA or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Officers and Directors

Angio’s certificate of incorporation provides that Angio will indemnify its directors and officers to the full extent required or permitted by law, including the advance of expenses, provided that, except for proceedings to enforce rights to indemnification, Angio will not be required to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was expressly authorized by the board of directors. Angio may provide rights to indemnification and to the advancement of expenses to employees and agents of Angio, similar to those conferred to the directors and officers of Angio, to the extent authorized by the board of directors.

Angio’s bylaws provide that Angio will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed

RITA’s certificate of incorporation provides that, to the fullest extent permitted by applicable law, RITA is authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits RITA to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

RITA’s bylaws provide that RITA will, to the maximum extent and in the manner permitted by the DGCL,

Angio	RITA

action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Angio), by reason of the fact that such person is or was a director or officer of Angio, or is or was a director or officer of Angio serving at the request of Angio as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Angio, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Angio’s bylaws further provide that Angio will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Angio to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Angio, or is or was a director or officer of Angio serving at the request of Angio as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Angio; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Angio unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, in view of all the indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of RITA. For such purposes, a “director” or “officer” of RITA includes any person (a) who is or was a director or officer of RITA, (b) who is or was serving at the request of RITA as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of RITA or of another enterprise at the request of such predecessor corporation.

RITA may, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of RITA. For these purposes, an “employee” or “agent” of RITA includes any person (a) who is or was an employee or agent of RITA, (b) who is or was serving at the request of RITA as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation which was a predecessor corporation of RITA or of another enterprise at the request of such predecessor corporation.

RITA’s bylaws further provide that expenses incurred in defending any action or proceeding for which indemnification is required or permitted under RITA’s bylaws will be paid by RITA in advance of the final disposition of such action or proceeding upon receipt of an

Angio	RITA

circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Any indemnification (unless ordered by a court) will be made by Angio only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of Angio.

To the extent, however, that a present or former director or officer of Angio has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by Angio in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified.

The indemnification provided by RITA’s bylaws will not be deemed exclusive of any other rights to which those seeking indemnification may been entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in RITA’s certificate of incorporation.

RITA’s bylaws further provide that RITA may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of RITA, or is or was serving at the request of RITA as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not RITA would have the power to indemnify him or her against such liability under the provisions of the DGCL.

	Angio	RITA

director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Angio.

The indemnification and advancement of expenses provided by, or granted pursuant to, Angio’s bylaws will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under Angio’s certificate of incorporation or bylaws or under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of Angio that indemnification of the persons specified in Angio’s bylaws will be made to the fullest extent permitted by law. The provisions of Angio’s bylaws will also not be deemed to preclude the indemnification of any person who is not specified in Angio’s bylaws but whom Angio has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

Angio’s bylaws further provide that Angio may purchase and maintain insurance on behalf of any person who is or was a director or officer of Angio, or is or was a director or officer of Angio serving at the request of Angio as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Angio would have the power or the obligation to indemnify such person against such liability under Angio’s bylaws.

Stockholder Rights Plan	On May 26, 2004, Angio adopted a stockholder rights plan pursuant to a rights agreement. The following description of the rights agreement, as amended, is subject in its entirety to the	On July 31, 2001, RITA adopted a preferred share purchase rights plan pursuant to a rights agreement. The following description of the rights agreement, as amended, is subject in its

Angio	RITA

terms and conditions of the rights agreement. You should read the rights agreement carefully. See “Additional Information—Where You Can Find More Information” on page 108.

Exercisability of Rights. Pursuant to Angio’s rights agreement, each right entitles the holder after the rights become exercisable to purchase from Angio one ten-thousandth (1/10000) of a share of a series of preferred stock at a price of $78.00, subject to adjustment, where each share of such series carries 10,000 votes.

The rights currently are attached to and trade only together with outstanding certificates of Angio common stock. The rights will not be exercisable or transferable apart from Angio common stock until the earlier of:

10 business days following (i) a public announcement that a person or group (an “acquiring person”) has acquired, beneficial ownership of 15% or more of Angio common stock outstanding (20% in the case of certain institutional investors) other than as a result of repurchases of stock by Angio or certain inadvertent (ii) actions by institutional or certain other stockholders or the date a person has entered into an agreement or arrangement with Angio or any subsidiary of Angio providing for an acquisition transaction (as defined below) at a time when the rights are not redeemable (the earlier of (i) and (ii) herein referred to as the “stock acquisition date”); or

10 business days, or a later date as may be determined by action of the board of directors, after a person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in a person or group becoming an acquiring person.

As used above, an “acquisition transaction” means (i) a merger,

entirety to the terms and conditions of the rights agreement. You should read the rights agreement carefully. See “Additional Information” on page 108.

Exercisability of Rights. Pursuant to RITA’s rights agreement, each right entitles the holder after the rights become exercisable to purchase from RITA one one-thousandth (1/1000) of a share of a series of preferred stock at a price of $25.00, subject to adjustment, where each share of such series carries 1,000 votes.

The rights currently are attached to and trade only together with outstanding certificates of RITA common stock. The rights will not be exercisable or transferable apart from RITA common stock until the earlier of:

10 days, or a later date as may be determined by action of the board of directors, following a public announcement that a person or group of affiliated or associated persons has become an “acquiring person,” or a person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of RITA common stock other than as a result of repurchases of stock by RITA or certain inadvertent actions by stockholders; or

10 days, or a later date as may be determined by action of the board of directors of RITA, prior to the time any person or group of affiliated persons announces an intention to make a tender offer or exchange offer, where the completion of the tender offer or exchange offer would result in the beneficial ownership by a person or group of 15% or more of RITA common stock.

“Flip-In” Feature. In the event that a person becomes an acquiring person, except pursuant to certain offers for all outstanding common stock approved by the board of directors, each holder of a right, other than rights that are or were

Angio	RITA

consolidation or similar transaction involving Angio as a result of which stockholders of Angio will no longer own a majority of the outstanding shares of the surviving corporation, (ii) a purchase of all or a substantial portion of the assets of Angio or (iii) a purchase of securities representing 15% or more of Angio’s outstanding shares.

“Flip-In” Feature. If a person becomes an acquiring person, except pursuant to certain offers for all outstanding common stock approved by the board of directors or pursuant to a transaction triggering the “flip-over” rights discussed below, each holder of a right, other than rights that are or were acquired or beneficially owned by the acquiring person, which rights will thereafter be void, will have the right to receive upon exercise of the right that number of shares of Angio common stock having a market value of two times the then-current purchase price of one right.

“Flip-Over” Feature. In the event that after a person has become an acquiring person, (i) Angio engages in a merger or other business combination transaction in which Angio is not the surviving company, (ii) Angio engages in a merger or other business combination transaction in which Angio is the surviving company and the common stock of Angio is changed or exchanged, or (iii) more than 50% of Angio assets, cash flow or earning power is sold, proper provision will be made so that each holder of a right, except rights of an acquiring person which have become void, will have the right to receive, upon exercise of the right at the current purchase price, that number of shares of common stock of the acquiring company which at the time of the transaction would have a market value of two times the then-current exercise price of one right.

“Exchange” Feature. At any time after a person has become an acquiring acquired or beneficially owned by the acquiring person, will have the right to receive upon exercise of the right that number of shares of RITA common stock having a market value of two times the then-current purchase price of one right.

“Flip-Over” Feature. In the event that, after a person has become an acquiring person, (i) RITA merges into another entity, (ii) an acquiring entity merges into RITA, or (iii) RITA sells more than 50% of its assets or earning power, each holder of a right, except rights of an acquiring person which have become void, will have the right to receive, upon the exercise of the right at the then-current purchase for the exercise price that number of shares of common stock of the acquiring entity which at the time of the transaction would have a market value of two times the then-current purchase price of one right.

“Exchange Feature. At any time after a person becomes an acquiring person and prior to the acquisition by the acquiring person of 50% or more of the then-outstanding shares of RITA common stock, RITA’s board of directors may cause RITA to exchange the rights, other than rights owned by an acquiring person, in whole or in part, at an exchange ratio of one common share per right.

Redemption of Rights. RITA’s board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right at any time on or prior to the 10th day, or a later date as may be determined by action of the board of directors, after the public announcement of any person becoming an acquiring person.

Amendment of Rights Agreement. RITA’s board of directors may amend the rights agreement without the consent of the rights holders prior to a distribution of the rights. From and after such time as the rights are

Angio	RITA

person and prior to the acquisition by the acquiring person of 50% or more of the then-outstanding Angio common stock, Angio’s board of directors may cause Angio to exchange the rights, other than rights owned by an acquiring person which have become void, in whole or in part, at an exchange ratio of one share of Angio common stock, or one-thousandth of a share of the relevant series of Angio preferred stock, per right.

Redemption of Rights. Angio’s board of directors may redeem the rights in whole, but not in part, at $0.001 per right at any time until 10 business days following the stock acquisition date. The aggregate redemption price otherwise payable shall be rounded to the nearest $0.01.

Amendment of Rights Agreement. Angio’s board of directors may amend the rights agreement without the consent of the rights holders prior to a distribution of the rights. From and after such time as the rights are distributed, Angio may amend or supplement the rights agreement only:

To cure any ambiguity or correct a defective or inconsistent provision;

To shorten or lengthen any time period under the rights agreement; or

To make changes in a manner that does not adversely affect the interests of the holders of the rights, excluding the interests of an acquiring person or an affiliate or associate of an acquiring person.

Anti-Takeover Effects. The rights have certain anti-takeover effects and will cause substantial dilution to a person or group that acquired 15% or more of Angio common stock (20% or more or the case of certain Institutional Investors) on terms not approved by Angio’s board of directors, except pursuant to certain tender offers for all outstanding shares of Angio common distributed, RITA may amend or supplement the rights agreement only to cure an ambiguity or make changes which do not adversely affect the interests of the holders of the rights.

Anti-Takeover Effects. The RITA rights agreement is designed to assure that all of RITA stockholders receive fair and equal treatment in the event of any proposed takeover of RITA and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of RITA without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquired 15% or more of RITA common stock on terms not approved by RITA’s board of directors. The rights should not interfere with any merger or other business combination approved by RITA’s board of directors at any time prior to the first date that a person or group has become an acquiring person.

The RITA rights agreement has been amended such that, among other things, (i) neither Angio nor Royal I shall become an Acquiring Person (as defined in the RITA rights agreement) as a result of the announcement of the merger or the merger agreement, the acquisition of shares of RITA common stock by Royal I as a result of the merger, the execution of the merger agreement, or the completion of the transactions contemplated thereby, (ii) none of a Shares Acquisition Date, a Distribution Date or a Triggering Event (each as defined in the RITA rights agreement) shall occur as a result of the announcement of the merger or the merger agreement, the acquisition of shares of RITA common stock by Royal I as a result of the merger, the execution of the merger agreement, or the completion of the transactions contemplated thereby, and (iii) the RITA rights agreement and the Rights (as defined in the RITA rights

	Angio	RITA

stock not beneficially owned by the person making the offer and any affiliate or associate. The rights should not interfere with any merger or other business combination approved by Angio’s board of directors because Angio may redeem all of the outstanding rights for $0.001 per right prior to the time that a person or group has become an acquiring person.

The rights agreement does not apply to the merger with RITA.

agreement) shall terminate immediately prior to the completion of the merger.

Dissenters’ Rights

The DGCL provides that a holder of shares of any class or series has the right, in certain circumstances, to demand an appraisal of the fair value of his or her shares.

Dissenters’ appraisal rights are not available to stockholders of Angio with respect to the merger. See “The Merger—Dissenters’ Rights of Appraisal” on page 66.

The DGCL provides that a holder of shares of any class or series has the right, in certain circumstances, to demand an appraisal of the fair value of his or her shares.

Dissenters’ rights are available to stockholders of RITA with respect to the merger, to the extent cash consideration is received. See “The Merger—Dissenters’ Rights of Appraisal” on page 66.

Certain Business Combination Restrictions

Section 203 of the DGCL protects publicly traded Delaware corporations, such as Angio, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither Angio’s certificate of incorporation nor its bylaws contain this election. Therefore, Angio is governed by Section 203 of the DGCL.

Section 203 of the DGCL protects publicly traded Delaware corporations, such as RITA, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither RITA’s certificate of incorporation nor its bylaws contain this election. Therefore, RITA is governed by Section 203 of the DGCL.

However, RITA’s board of directors has expressly approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. As such, the restrictions on business combinations set forth in Section 203 of the DGCL do not apply to the merger agreement or the transactions contemplated by the merger agreement, including the merger.

ADDITIONAL INFORMATION

Beneficial Ownership of Angio

The following table sets forth the Angio common stock beneficially owned by each of Angio’s directors, each of its named executive officers, all of its directors and executive officers as a group and all other persons known to Angio who beneficially own 5% or more of the outstanding Angio common stock as of November 15, 2006. Except as otherwise noted, each individual director or named executive officer had sole voting and investment power with respect to the Angio common stock. Unless otherwise noted below, the address of each person listed below is Angio’s principal executive offices.

5% Stockholders, Directors, Executive Officers and Directors and Executive Officers as a Group	Amount and Nature of Beneficial Ownership(a)(b)	Percent of Common Stock
Eamonn P. Hobbs	109,540	*

Robert M. Rossell(c)	7,200	*

Paul J. Shea	9,765	*

William M. Appling	9,756	*

Brian S. Kunst	7,550	*

Gilder, Gagnon, Howe & Co. LLC(e)	968,465	6.2

Mellon Financial Corporation(f)	897,282	5.7
1775 Broadway, 26th Floor
New York, New York 10019

Linda B. Stern(g)	1,677,960	10.6
c/o Mellon Financial Corporation
One Mellon Center
Pittsburgh, Pennsylvania 15258

Jeffery Gold	25,965	*

Paul S. Echenberg	162,759	1.0

David P. Meyers(d)	373,481	2.4

Howard W. Donnelly	14,500	*

Dennis S. Meteny	16,500	*

Gregory D. Casciaro	15,000	*

Robert E. Flaherty	15,700	*

Peter J. Graham(h)	98,109	*

All directors and executive officers as a group (16 persons)	892,470	5.6

(a)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Under those rules, shares of common stock subject to options that are exercisable or will become exercisable within 60 days of November 15, 2006 and performance share awards that will vest within 60 days of November 15, 2006 are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(b)	Includes shares of Angio common stock issuable upon exercise of options currently exercisable or exercisable within 60 days from November 15, 2006 as follows: Eamonn P. Hobbs (37,364), Robert M. Rossell (5,100), Paul J. Shea (7,650), William M. Appling (7,650), Brian S. Kunst (6,550), Estate of Howard S. Stern (98,773), Jeffrey Gold (5,000), Paul S. Echenberg (97,602), David P. Meyers (16,501), Howard W. Donnelly (11,500), Dennis S. Meteny (13,500), Gregory D. Casciaro (14,500), Robert E. Flaherty (14,500), Peter J. Graham (4,104) and all directors and officers as a group (262,626).
(c)	Includes 100 shares owned jointly with Mr. Rossell’s spouse.
(d)	Excludes 7,427 shares held by a trust established for the benefit of Mr. Meyers’ children, as to which Mr. Meyers disclaims beneficial ownership.
(e)	Share ownership information obtained from a Schedule 13G filed by Gilder, Gagnon, Howe & Co., LLC on June 12, 2006.
(f)	Share ownership information obtained from a Schedule 13G filed by Mellon Financial Corporation filed on February 15, 2006.
(g)	Share ownership information obtained from a Schedule 13D/A filed by Linda B. Stern and the Estate of Howard S. Stern (the “Estate”) on May 31, 2006, and other information available to Angio. Linda B. Stern, the wife of the late Howard S. Stern, is the executor and primary beneficiary of the Estate and is deemed to share beneficial ownership of the 1,671,569 shares held by the Estate. In addition, Mrs. Stern has sole beneficial ownership of 52,391 shares of common stock, bringing her total beneficial ownership percentage to 11.0%.
(h)	Includes 8,191 shares owned jointly with Mr. Graham’s spouse, 45,832 shares owned solely by Mr. Graham’s spouse, and 20,395 shares owned by Mr. Graham’s children.
*	Less than 1%.

Beneficial Ownership of RITA

The following table sets forth information known to RITA with respect to the beneficial ownership of RITA’s common stock, as to (i) each person who is known to RITA to beneficially own more than 5% of its common stock, (ii) each of RITA’s directors, (iii) each of RITA’s named executive officers, and (iv) all directors and executive officers as a group. The percentages set forth below are based on shares of RITA’s common stock outstanding as of November 15, 2006. Unless otherwise noted below, the address of each person listed below is RITA’s corporate headquarters.

5% Stockholders, Directors, Executive Officers and Directors and Executive Officers as a Group	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock(1)(2)
Entities Affiliated with Atlas Master Fund, Ltd.(3)	4,564,783	10.0%
c/o Walkers SPV Limited, Walker House
P.O. Box 908 GT, George Town
Grand Cayman, Cayman Islands, British West Indies
Entities Affiliated with Kopp Investment Advisors, LLC(4)	4,339,420	10.0%
7701 France Avenue South
Edina, Minnesota 55435
Entities Affiliated with SF Capital Partners, Ltd.(5)	2,380,238	5.5%
3600 South Lake Drive
St. Francis, Wisconsin 53235
Tocqueville Asset Management, L.P.(6)	2,172,930	5.0%
1675 Broadway
New York, New York 10019
Scott Halsted(7)	1,705,362	3.9%
Joseph DeVivo(8)	815,557	1.9%
Vincent Bucci(9)	269,103	*
Darrin Uecker(10)	212,832	*
Randy Lindholm(11)	146,873	*
John Soto(12)	123,330	*
Michael Angel(13)	87,500	*
Wesley Johnson(14)	74,946	*
Mario Martinez(15)	64,583	*
James Brands(16)	57,295	*
Thomas Dugan(17)	48,955	*
Steve LaPorte(18)	17,634	*
All directors and executive officers as a group (12 persons)(19)	3,623,970	8.0%

(1)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after November 15, 2006 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership calculations for 5% stockholders are based on publicly filed Schedules 13D or 13G, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2005, but for purposes of the table presented above further include filings made through July 13, 2006.

(3)	Entities affiliated with Atlas Master Fund, Ltd., or AMF, include:
-	Atlas Global, LLC, which owns 12.11% of AMF;
-	Atlas Global Investments, Ltd., which owns 80.60% of AMF;
-	Atlas Global Investments II, Ltd., which owns 7.29% of AMF;
-	Visium Balanced Fund, LP;
-	Visium Long Bias Fund, LP;
-	Visium Balanced Fund Offshore, Ltd.;
-	Visium Long Bias Fund Offshore, Ltd.;
-	Visium Capital Management, LLC;
-	Balyasny Asset Management L.P., the sole managing member of Atlas Global, LLC; and
-	Dmitry Balyasny, the sole managing member of the general partner of Balyasny Asset Management L.P.

Together, these entities hold 2,157,835 shares of RITA’s common stock and may be further deemed to beneficially own an additional 2,406,948 of RITA’s common shares issuable upon conversion of RITA’s Senior Convertible Notes held by AMF.

(4)	Entities affiliated with Kopp Investment Advisors, LLC include:
-	Kopp Holding Company, LLC, of which Kopp Investment Advisors, LLC is a wholly owned subsidiary;
-	Kopp Holding Company, a Minnesota business corporation; and
-	LeRoy C. Kopp, who holds 100% of the outstanding capital stock of Kopp Holding Company.

Together, these entities have sole dispositive power over 1,000,000 shares and shared dispositive power (investment discretion, but not ownership) over 3,339,420 shares.

(5)	Represents the combined indirect holdings of Michael A. Roth and Brian J. Stark, as joint filers. All of the shares are held directly by SF Capital Partners, Ltd., a British Virgin Islands company. Messrs. Roth and Stark are the founding members and direct the management of Staro Asset Management, L.L.C., a Wisconsin limited liability company, which (i) acts as investment manager and has sole power to direct the management of Shepherd Investments International, Ltd., a British Virgin Islands corporation, and (ii) acts as general partner and has sole power to direct the management of Stark Investments Limited Partnership, a Wisconsin limited partnership, which serves as the general partner of Stark Trading, a Wisconsin general partnership. Shepherd Investments International, Ltd. and Stark Trading are the controlling owners of SF Capital Partners, Ltd. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all of the foregoing shares.
(6)	Includes 2,099,990 shares over which Tocqueville Asset Management, L.P. holds sole voting power. Tocqueville Asset Management, L.P. has sole dispositive power over 2,172,930 shares.
(7)	Includes 1,435,988 shares, 137,874 shares and 62,500 shares held by Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund L.P., respectively. Mr. Halsted, a director of RITA, is a general partner of Morgan Stanley Venture Partners. Mr. Halsted disclaims beneficial ownership of the shares held by these entities except to the extent of his proportional interest in the entities. The figure shown includes no shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(8)	Includes 53,421 shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(9)	Includes no shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(10)	Includes 16,668 shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(11)	Includes 2,498 shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(12)	Includes 10,417 shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(13)	Includes 12,500 shares issuable upon exercise of options exercisable within 60 days after November 15, 2006

(14)	Includes 1,459 shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(15)	Includes 10,417 shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(16)	Includes no shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(17)	Includes 1,457 shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(18)	Includes 1,945 shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
(19)	Includes 110,782 shares issuable upon exercise of options exercisable within 60 days after November 15, 2006.
*	Indicates less than 1%.

Directors and Executive Officers of the Surviving Company

Upon completion of the merger and after giving effect to the transactions contemplated thereby, three directors who are currently directors of RITA, will be appointed to Angio’s board of directors. The Nominating/Corporate Governance Committee of Angio has nominated current RITA directors Messrs. Vincent Bucci, Wesley E. Johnson, Jr. and Steve LaPorte to serve as directors of Angio following completion of the merger. See “The Merger Agreement-Angio Board of Directors” on page 80. The executive officers of the surviving company after the effective time of the merger will be the current executive officers of Angio. Further information regarding the compensation of Angio and RITA’s current and continuing directors and executive officers can be found in Angio’s Annual Report on Form 10-K for the year ended June 3, 2006, as amended, and RITA’s Annual Report on Form 10-K for the year ended December 31, 2005, respectively, which are incorporated by reference into this joint proxy statement/prospectus.

Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

Angio

Angio will hold an annual meeting in the year 2007, which is tentatively scheduled to be held in October, 2007. For any proposal to be considered for inclusion in Angio’s proxy statement and form of proxy for submission to the stockholders at the Angio 2007 annual meeting, it must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, AngioDynamics, Inc., 603 Queensbury Avenue, Queensbury, New York, 12804, and must have been received no later than July 24, 2007.

Stockholders who intend to present proposals at Angio’s annual meeting of the stockholders to be held in 2007, and not intending to have such proposals included in the proxy statement for that meeting must have submitted their proposal to: Secretary, AngioDynamics, Inc., 603 Queensbury Avenue, Queensbury, New York, 12804, not later than July 24, 2007. If notification of a stockholder proposal is not received by the above date, the proposal may not be presented.

RITA

The 2007 annual meeting of RITA’s stockholders is tentatively scheduled to be held on June 6, 2007, but will not be held if the merger is completed. Therefore, RITA reserves the right to postpone or cancel its 2007 annual meeting. If the 2007 annual meeting is held, any stockholder intending to submit a proposal for inclusion in the proxy statement for the 2007 annual meeting must meet the eligibility and other criteria required under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which proposal must have been in writing and delivered to RITA’s Corporate Secretary at RITA’s corporate headquarters at 46421 Landing Parkway, Fremont, California 94538, no later than February 15, 2007 in order to be considered timely.

Stockholders who intend to present proposals at RITA’s annual meeting of the stockholders to be held in 2007, and not intending to have such proposals included in the proxy statement for that meeting must have submitted their proposal to: Corporate Secretary at RITA’s principal executive offices at 46421 Landing Parkway, Fremont, California 94538, no later than February 15, 2007. If notification of a stockholder proposal is not received by the above date, the proposal may not be presented.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement/prospectus will be delivered to two or more stockholders who share an address, unless Angio or RITA, respectively, has received contrary instructions from one or more of the stockholders. Angio or RITA, respectively, will deliver promptly upon written or oral request a separate copy of the proxy statement/prospectus to a stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered. Requests for additional copies of the proxy statement/prospectus, and requests that in the future separate proxy statement/prospectus be sent to stockholders who share an address, should be directed by writing to Angio, Attention: Joseph G. Gerardi at (518) 798-1215, or RITA, Attention: Corporate Secretary or by calling RITA’s Investor Relations Department at (510) 771-0400. In addition, stockholders who share a single address but receive multiple copies of the proxy statement/prospectus may request that in the future they receive a single copy by contacting Angio or RITA at the address and phone number set forth in the prior sentence.

LEGAL MATTERS

The validity of Angio common stock offered by this joint proxy statement/prospectus is being passed upon for Angio by its special counsel, Skadden, Arps, Slate, Meagher & Flom LLP. The material United States federal income tax consequences of the merger as described in “The Merger-Material United States Federal Income Tax Consequences” will be passed upon for Angio by Skadden, Arps, Slate, Meagher & Flom LLP and for RITA by Heller Ehrman LLP.

EXPERTS

•	The financial statements of AngioDynamics, Inc. as of June 3, 2006 and May 28, 2005 and for each of the two years in the period ended June 3, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of June 3, 2006 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended June 3, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting;

•	The financial statements of RITA Medical Systems, Inc. as of December 31, 2005 and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of Stonefield Josephson, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting;

•	The financial statements of RITA Medical Systems, Inc. as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting; and

•	The consolidated financial statements and schedule for the fifty-two weeks ended May 29, 2004 incorporated in this joint proxy statement/prospectus by reference to the AngioDynamics, Inc. Annual Report on Form 10-K for the fiscal year ended June 3, 2006 have been so incorporated in reliance on the report of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Angio and RITA file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Angio or RITA at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Angio and RITA are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Angio has filed a registration statement on Form S-4 to register with the SEC the Angio common stock to be issued to RITA stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Angio, in addition to being a proxy statement of Angio and RITA for their respective special meetings. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Angio, Angio common stock and RITA. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Angio and RITA to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Angio and RITA can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus. Neither Angio nor RITA incorporate the contents of their websites into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Angio and RITA have previously filed with the SEC. They contain important information about Angio and RITA and their financial condition.

The following documents, which were filed by Angio with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

(a)	Angio’s Annual Report on Form 10-K for the year ended June 3, 2006, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 on August 11, 2006, as amended September 21, 2006, which contains audited financial statements for the Angio’s latest fiscal year ended June 3, 2006;

(b)	Angio’s Proxy Statement on Schedule 14A, filed on September 22, 2006;

(c)	Angio’s Quarterly Report on Form 10-Q for the period ended September 2, 2006, filed on October 11, 2006, as amended December 8, 2006;

(d)	Angio’s Current Reports on Form 8-K filed on June 27, 2006, July 13, 2006, August 10, 2006, August 18, 2006, August 21, 2006, September 25, 2006, October 10, 2006, October 18, 2006, October 27, 2006, November 28, 2006 and December 8, 2006; and

(e)	The description of Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed with the SEC for the purpose of updating such description.

The following documents, which were filed by RITA with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

(a)	RITA’s Annual Report on Form 10-K for the year ended December 31, 2005, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 on March 15, 2006, which contains audited financial statements for the RITA’s latest fiscal year ended December 31, 2005;

(b)	RITA’s Proxy Statement on Schedule 14A, filed on April 28, 2006;

(c)	RITA’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed on May 10, 2006;

(d)	RITA’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed on August 8, 2006;

(e)	RITA’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, filed on November 7, 2006;

(f)	RITA’s Current Reports on Form 8-K filed on February 6, 2006, March 14, 2006, May 2, 2006, June 8, 2006, October 25, 2006, November 28, 2006, November 29, 2006 and December 8, 2006; and

(g)	The description of RITA’s Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, Angio and RITA incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the Angio and RITA special meetings, respectively. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K, as well as proxy statements.

Angio and RITA also incorporate by reference the agreement and plan of merger and amendment no. 1 to the agreement and plan of merger, which are attached to this joint proxy statement/prospectus as Annex A.

Angio has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Angio and RITA has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to RITA.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus through Angio or RITA, as the case may be, or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Angio and RITA without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. Angio stockholders and RITA stockholders may request a copy, without charge, of such documents by contacting the applicable department at:

AngioDynamics, Inc. 603 Queensbury Avenue Queensbury, New York 12804 Telephone number: (518) 798-1215 Attn: Secretary	RITA Medical Systems, Inc. 46421 Landing Parkway Fremont, California 94538 Telephone number: (510) 771-0400 Attn: Corporate Secretary

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE ANGIO AND RITA SPECIAL MEETINGS, AS APPLICABLE, YOU SHOULD SEND YOUR REQUEST NO LATER THAN JANUARY 8, 2007.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that we have incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ANGIODYNAMICS, INC.

ROYAL I, LLC

AND

RITA MEDICAL SYSTEMS, INC.

NOVEMBER 27, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on November 27, 2006, by and among ANGIODYNAMICS, INC., a Delaware corporation (“Parent”), ROYAL I, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and RITA MEDICAL SYSTEMS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of the Company with and into Merger Sub in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall constitute the plan of reorganization;

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is in the best interests of, and is advisable to, the Company and its stockholders, (ii) has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has taken all corporate action necessary to render the rights issuable under the Company Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated hereby and (iv) has determined to recommend that the stockholders of the Company adopt this Agreement (the recommendation referred to in this clause (iv) is referred to in this Agreement as the “Company Recommendation”);

WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is in the best interests of Parent and its stockholders, (ii) has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of Parent Common Stock pursuant to the Merger as contemplated by this Agreement (the recommendation referred in this clause (iii) is referred to in this Agreement as the “Parent Recommendation”);

WHEREAS, (i) the Board of Managers of Merger Sub has (a) determined that the Merger is in the best interests of, and advisable to, Merger Sub and Parent, as its sole member, (b) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (d) has determined to recommend that Parent, as the sole member of Merger Sub, approve this Agreement and (ii) Parent, as the sole member of Merger Sub, will, immediately after the execution and delivery hereof, approve, adopt and declare advisable this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE MERGER.

1.1 MERGER OF THE COMPANY INTO MERGER SUB.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall cease. Merger Sub will continue as the surviving entity in the Merger (the “Surviving Entity”) and will be a wholly-owned subsidiary of Parent.

1.2 EFFECT OF THE MERGER.

The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

1.3 CLOSING; EFFECTIVE TIME.

The consummation of the Merger (the “Closing”) shall take place at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California at 10:00 a.m. on a date to be mutually agreed upon by Parent and the Company (the “Closing Date”), which date shall be no later than the third business day after the conditions set forth in Section 6 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time as Parent and the Company shall mutually agree. Subject to the provisions of this Agreement, the parties shall cause the Merger to become effective by causing Merger Sub to execute and file in accordance with the DGCL and the DLLCA a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective upon such filing, or at such later date and time set forth in the Certificate of Merger (the “Effective Time”).

1.4 LIMITED LIABILITY COMPANY OPERATING AGREEMENT.

(a) The Limited Liability Company Operating Agreement of the Merger Sub in effect as of immediately prior to the Effective Time will be the Limited Liability Company Operating Agreement of the Surviving Entity following the Effective Time; provided, however, that the Limited Liability Company Operating Agreement shall be amended to change the name of the Surviving Entity to “RITA Medical Systems, LLC”.

(b) The managers and officers of the Surviving Entity shall be the respective individuals who are the managers and officers of Merger Sub immediately prior to the Effective Time.

1.5 EFFECT OF THE MERGER.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder, subject to Section 1.5(b), Section 1.5(c), Section 1.5(d), and Section 1.9 each share of Company Common Stock then issued and outstanding, other than Excluded Shares and Dissenting Shares, if any, shall be converted into the right to receive:

(i) 0.1722 of a fully paid and nonassessable share of Parent Common Stock (the “Per Share Stock Merger Consideration”); and

(ii) if the Parent Common Stock Price is less than or equal to $27.29 and greater than or equal to $18.18, an amount of cash equal to $4.70 less the Per Share Stock Merger Consideration Value; and

(iii) if Parent Common Stock Price is less than $18.18, an amount of cash equal to $1.57.

(b) If, on or after the date of this Agreement and prior to the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, including any such transaction with a record date between the date of this Agreement and the Effective Time, then the Merger Consideration shall be appropriately adjusted to the extent the record date for any such event is between the date of this Agreement and the Effective Time, so as to provide the holders of Company Common Stock and Parent the same economic effect as contemplated prior to such stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.

(c) At the Effective Time, each Excluded Share shall be cancelled and extinguished without any conversion or payment therefor.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a holder of Parent Common Stock. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying (A) that fraction of a share of Parent Common Stock to which such stockholder would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder) by (B) the Parent Common Stock Price. Alternatively, Parent shall have the option of instructing the Exchange Agent to aggregate all fractional shares of Parent Common Stock, sell such shares in the public market and distribute to holders of Company Common Stock who otherwise would have been entitled to such fractional shares of Parent Common Stock a pro rata portion of the proceeds of such sale.

1.6 CLOSING OF THE COMPANY’S TRANSFER BOOKS.

At the Effective Time: (a) all shares of Company Common Stock (“Shares”) outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, each share of Company Common Stock shall represent only the right to receive the Merger Consideration and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Shares (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 1.

1.7 EXCHANGE OF CERTIFICATES.

(a) Prior to the Closing Date, Parent shall appoint its transfer agent for the Parent Common Stock to act as exchange agent in the Merger (the “Exchange Agent”). Within two business days after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash representing the Cash Merger Consideration payable pursuant to this Section 1 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”).

(b) As soon as practicable after the Effective Time, and in any event within two business days following receipt of the list of record holders of certificates representing shares of Company Common Stock (“Company Stock Certificates”) as of the close of business on the Closing Date from the transfer agent for the Company Common Stock, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and (B) the Company Stock Certificate so surrendered shall be immediately canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration and any distribution or dividend the record date for which is after the Effective Time. If any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificates, the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such reasonable sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Entity with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7.

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates to the Exchange Agent in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration to which such holder is entitled pursuant hereto, subject to applicable abandoned property law, escheat laws or similar Legal Requirements.

(e) Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Entity shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 FURTHER ACTION.

If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Entity and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action. Parent, Merger Sub and Surviving Entity also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to the stockholders of the Company and issues certificates representing Parent Common Stock to such stockholders in accordance with Section 1.7.

1.9 APPRAISAL RIGHTS.

Notwithstanding anything to the contrary in this Article 1, in the event that any Cash Merger Consideration is included in the Merger Consideration, any shares of the Company Common Stock outstanding immediately prior to the Effective Time and held by a Person who has not voted in favor of the adoption of this Agreement and who has demanded appraisal for such shares in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal of it is determined that such holder does not have appraisal rights in accordance with the DGCL. If such holder fails to timely perfect or withdraws the demand for appraisal, or it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall serve prompt notice to Parent of any notice of intent to demand appraisal, or any demand for payment, received by the Company and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

1.10 TAX CONSEQUENCES.

For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Parent, the Company and Merger Sub have taken no actions and will take no actions, nor have they failed to take any actions or will they fail to take any actions, either before or after the Closing, which could reasonably be expected to cause the Merger to fail to qualify as a reorganization. Each of Parent and Merger Sub (as the Surviving Entity) shall report the Merger for income tax purposes as a reorganization and will take no position in any Tax Return or Tax proceeding inconsistent with treatment of the Merger as a reorganization.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as disclosed in Company SEC Documents filed prior to the date hereof or the Disclosure Letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) and referred to in the section of the Company Disclosure Letter corresponding to the section(s) of this Section 2 to which such disclosure applies (unless it is reasonably apparent from the face of such disclosure that the disclosure or statement in one section of the Company Disclosure Letter should apply to one or more sections thereof), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 DUE ORGANIZATION; SUBSIDIARIES.

The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, and each of the other Acquired Corporations which is a “significant subsidiary” (as defined in Regulation S-X) of the Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation or formation. Each of the Acquired Corporations has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its material obligations under all Company Material Contracts. Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on the Acquired Corporations. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter or organizational documents of each of the Acquired Corporations, including all amendments thereto (collectively, the “Company Organization Documents”). The Company has no Subsidiaries, except for the corporations identified in Schedule 2.1 of the Company Disclosure Letter. The Company and each of its Subsidiaries are collectively referred to herein as the “Acquired Corporations”. None of the Acquired Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than the Acquired Corporations’ interests in their Subsidiaries identified in Schedule 2.1 of the Company Disclosure Letter.

2.2 AUTHORITY; BINDING NATURE OF AGREEMENT.

The Company has all requisite corporate power and authority to enter into and, subject to the receipt of the stockholder approval contemplated by Section 5.2, to perform its obligations under this Agreement. This

Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the approval of stockholders of the Company. The Company hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (i) determined that the Merger is in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement, (iii) approved the Merger and the other transactions contemplated by this Agreement, and (iv) determined to make the Company Recommendation to the stockholders of the Company.

2.3 CAPITALIZATION, ETC.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock. The Company has not authorized any other class of capital stock other than the Company Common Stock and the Company Preferred Stock. As of November 24, 2006, 43,248,964 shares of Company Common Stock have been issued or are outstanding and no shares of the Company Preferred Stock have been issued or are outstanding. No shares of Company Common Stock are held in the Company’s treasury or are held by any of the Company’s Subsidiaries. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company. There is no Contract to which the Company is a party and, to the Company’s knowledge, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

(b) As of November 24, 2006, 5,876,746 shares of Company Common Stock are reserved for issuance pursuant to stock options under the Company’s 2005 Stock and Incentive Plan (as amended and together with all stock option agreements evidencing grants thereunder, the “2005 Incentive Plan”), of which options to acquire 2,233,384 shares of Company Common Stock are outstanding, 1,000,000 shares of Company Common Stock are reserved for issuance pursuant to stock options under the Company’s 2000 Director’s Stock Option Plan (as amended and together with all stock agreements evidencing grants thereunder, the “2000 Director’s Plan”), of which options to acquire 567,670 shares of Company Common Stock are outstanding, 2,000,000 shares of Company Common Stock are reserved for issuance pursuant to stock options under the Company’s 2000 Stock Plan (as amended and together will all stock agreements evidencing grants thereunder, the “2000 Stock Plan”), of which options to acquire 2,595,155 shares of Company Common Stock are outstanding, 2,318,025 shares of Company Common Stock are reserved for issuance pursuant to stock options under the Company’s 1998 Incentive Stock Plan (as amended and together will all stock agreements evidencing grants thereunder the “1998 Stock Plan”), of which options to acquire 2,318,025 shares of Company Common Stock are outstanding, 46,261 shares of Company Common Stock are reserved for issuance pursuant to stock options under the Company’s 1994 Incentive Stock Plan (as amended and together will all stock agreements evidencing grants thereunder the “1994 Stock Plan”), of which options to acquire 46,261 shares of Company Common Stock are outstanding, and 167,167 shares of Company Common Stock are available for issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (as amended and together with all stock agreements evidencing grants thereunder the “Company ESPP”), of which 167,167 shares of Company Common Stock remain available for issuance thereunder. Stock options granted by the Company pursuant to the 2005 Incentive Plan, the 2000 Director’s Plan, the 2000 Stock Plan, the 1998 Stock Plan and the 1994 Stock Plan (together, the “Company Stock Option Plans”), as well as any stock options granted by the Company outside of the Company Stock Option Plans (but excluding the Company ESPP), are referred to collectively herein as “Company Options.” Schedule 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of November 24, 2006: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such

Company Option and the number of such shares that have been exercised; (iv) the current exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (vii) the vesting schedule of such Company Option including the anticipated acceleration of vesting of Company Options as described in this Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter; (viii) the expiration date of the Company Option; and (ix) the period of time following termination of employment during which the Company Option may be exercised if not expired. The Company has delivered or made available to Parent accurate and complete copies of the Company ESPP, all stock option plans pursuant to which the Company has granted Company Options, and the forms of all stock option agreements evidencing such options. There have been no repricings of any Company Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years. Effective as of the Effective Time and as described in Schedule 2.3(b) of the Company Disclosure Letter, only those Company Options outstanding as of the date hereof and as of immediately prior to the Effective Time, which are to become exercisable and vested pursuant to their terms or the agreements of the Company in effect prior to the date hereof, shall become exercisable and vested with respect to the shares underlying such Company Options without any action by the Board or any committee thereof. None of the Company Options have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and no Company Options have been granted since November 24, 2006. None of the Company Options were granted with exercise prices below or deemed to be below fair market value on the date of grant. All grants of Company Options were validly made and properly approved by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable law and recorded on the Company Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to such grants.

(c) Schedule 2.3(c) of the Company Disclosure Letter sets forth the following information with respect to each warrant of the Company outstanding as of November 24, 2006 (each, a “Company Warrant”): (i) the aggregate number of warrants outstanding; (ii) the expiration date; and (iii) the exercise price. The terms of each Company Warrant do not prohibit the assumption of the Company Warrants as provided in Section 5.4(d).

(d) Except as set forth in Section 2.3(a), Section 2.3(b) or Section 2.3(c) above or on Schedule 2.3(d) of the Company Disclosure Letter, and other than the Company Rights Agreement and the rights thereunder, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) rights agreement, stockholder rights plan or similar plan commonly referred to as a “poison pill”; or (iv) Contract under which any of the Acquired Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (“Company Rights Agreements”) (items (i) through (iv) above, collectively, “Company Stock Rights”).

(e) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Contracts applicable to the issuance of Company Common Stock, granting of Company Options and/or the issuance of shares of capital stock of any Company Subsidiary. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and, except as required by Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction, are owned beneficially and of record by the Company, free and clear of any Encumbrances. Schedule 2.3(e) of the Company Disclosure Letter sets forth all entities (other than Subsidiaries) in which any of the Acquired Corporations has any ownership interest and the amount of such interest.

2.4 NON-CONTRAVENTION; CONSENTS.

Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger, or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company Organization Documents or any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the Acquired Corporations;

(b) subject to such filings, if any, as may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) and any Governmental Body action related thereto, contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that is otherwise material to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations; or

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract (except for any such violation or breach which by its terms can be cured and is so cured within the applicable cure period or where the non-breaching party has no right to accelerate or terminate as a result of such violation or breach), or give any Person the right to (i) declare a default or exercise any remedy under any Company Material Contract, (ii) accelerate the maturity or performance of any Company Material Contract, or (iii) cancel, terminate or modify any term of any Company Material Contract.

Except as may be required by the Securities Act, the Exchange Act, the DGCL and the rules and regulations of the Nasdaq (as such rules and regulations relate to the Registration Statement and the Proxy Statement) and such filings as may be required pursuant to the HSR and except for any Consent required under any Company Material Contract, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in the case of subsections (x) and (y), where the failure to make such filing, give such notice or obtain any such consent would not have a Material Adverse Effect on the Acquired Corporations.

2.5 SEC FILINGS; FINANCIAL STATEMENTS.

(a) All statements, reports, schedules, forms, exhibits and other documents required to have been filed by the Company with the SEC since January 1, 2004 (the “Company SEC Documents”) have been so filed. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither the Company nor any of its officers has received any notice from the SEC or any other Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(c) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to the Company.

(d) Except as amended in subsequent filings made prior to the date hereof and set forth on Schedule 2.5(d) of the Company Disclosure Letter, the financial statements (including related notes, if any) contained in the Company SEC Documents (the “Company Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, “Company Balance Sheet” means that consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2006 set forth in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2006 and the “Company Balance Sheet Date” means September 30, 2006.

(e) The Company maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (vi) all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls, and Company has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud in connection with the Company Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

2.6 ABSENCE OF CHANGES.

(a) Since the Company Balance Sheet Date,

(i) none of the Acquired Corporations has made any material changes in its pricing polices or payment or credit practices or failed to pay any creditor any material amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with prior practice;

(ii) none of the Acquired Corporations has terminated or closed any material facility, business or operation;

(iii) none of the Acquired Corporations has written up or written down any of its material assets; and

(iv) there has been no material loss, destruction or damage to any item of property of the Acquired Corporations, whether or not insured.

(b) Except as set forth in Schedule 2.6(b) of the Company Disclosure Letter, since the Company Balance Sheet Date and through the date of this Agreement:

(i) there has not been any event that has had a Material Adverse Effect on the Acquired Corporations, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(ii) each of the Acquired Corporations has operated its respective business in the ordinary course consistent with prior practice;

(iii) none of the Acquired Corporations has (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (C) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the Company Balance Sheet Date, exceeds $250,000, in the aggregate; (D) made any material Tax election; (E) settled any Legal Proceedings involving amounts in excess of $100,000; or (F) entered into or consummated any transactions with any affiliate;

(iv) none of the Acquired Corporations has (A) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business consistent with prior practice; (B) mortgaged, pledged or subjected to any Encumbrance any of their respective property, business or assets; (C) entered into or amended any lease of real property (whether as lessor or lessee); or (D) canceled or compromised any debt or claim other than accounts receivable in the ordinary course of business consistent with prior practice;

(v) none of the Acquired Corporations has (A) amended or waived any of its material rights under, or permitted the acceleration of vesting under any provision of any agreement or Company Stock Option Plans evidencing any outstanding Company Option; (B) caused or permitted any Company Employee Plan to be amended in any material respect; or (C) paid any bonus or other incentive or equity compensation or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or consultants;

(vi) there has been no material labor dispute (including any work slowdown, stoppage or strike) involving the Acquired Corporations;

(vii) none of the Acquired Corporations has made any change in its methods of accounting or accounting practices;

(viii) none of the Acquired Corporations has made any loan, advance or capital contributions to, or any other investment in, any Person;

(ix) none of the Acquired Corporations has terminated or amended, or suffered a termination of, any Company Material Contract;

(x) none of the Acquired Corporations has entered into any contractual obligation to do any of the things referred to elsewhere in this Section 2.6; and

(xi) there has been no material development in any Legal Proceeding described in a Company SEC Document.

2.7 PROPRIETARY ASSETS.

(a) Schedule 2.7(a) of the Company Disclosure Letter sets forth as of the date of this Agreement (i) all U.S. and foreign patents, patent applications, registered trademarks, material unregistered trademarks, trademark applications, copyright registrations and copyright applications, Internet domain names, computer software (other than third party software generally available for sale to the public) and fictitious name and assumed name registrations owned by any of the Acquired Corporations, (ii) all patent applications and other Proprietary Assets that are currently in the name of inventors or other Persons and for which an Acquired Corporation has the right to receive an assignment and (iii) all material third party licenses for Proprietary Assets to which an Acquired Corporation is the licensee party and which are not set forth on Schedule 2.8(a)(iii) of the Company Disclosure Letter. Each Acquired Corporation has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the material Acquired Corporation Proprietary Assets necessary for the conduct of such Acquired Corporation’s business as presently conducted, free and clear of all Encumbrances. None of the Acquired Corporations has developed jointly with any other Person any material Acquired Corporation Proprietary Asset with respect to which such other Person has any rights. Other than the Material Acquired Corporations IP Contracts and Contracts entered into in the ordinary course of business consistent with prior practice that are not, with respect to any individual Contract, material to the Acquired Corporations, there is no Acquired Corporation Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset owned or exclusively licensed by any of the Acquired Corporations.

(b)(i) All Acquired Corporation Proprietary Assets owned by any of the Acquired Corporations are, subsisting and in effect and to the Company’s knowledge, valid and enforceable; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed or reduced to practice or which is the subject of a current invention disclosure by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates, conflicts with or otherwise violates any Proprietary Asset owned or used by any other Person; (iii) none of the products or services that is or has been designed, created, developed, assembled, performed, manufactured, sold, marketed or licensed by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, none of such products or services has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received in the past three (3) years any written, or to the Company’s knowledge, oral notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) the operation of the business of each Acquired Corporation as it currently is conducted does not and will not when conducted by the Surviving Entity in substantially the same manner following the Closing, infringe or misappropriate or make any unlawful or unauthorized use of any Proprietary Asset of any other Person; and (v) to the Company’s knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Acquired Corporation Proprietary Asset, and no such claims have been asserted or threatened against any Person by the Company or, to the knowledge of the Company, any other Person, in the past three (3) years. The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable each of the Acquired Corporations to conduct its business in the manner in which such business is currently being conducted. Upon the consummation of the Merger, the Surviving Entity shall have good, valid, and enforceable title, or license (if the applicable Acquired Corporations Proprietary Asset is licensed to an Acquired Corporation) to all Acquired Corporation Proprietary Assets, free and clear of all Encumbrances and on, and subject to, the same terms and conditions as in effect immediately prior to the Closing. None of the Acquired Corporations has entered into any covenant not to compete or any Contract limiting its ability to exploit fully any Acquired Corporation Proprietary Assets owned or licensed by such Acquired Corporation or to transact business in any market or geographical area or with any Person.

(c) Each Acquired Corporation has taken all reasonable steps that are required to protect such Acquired Corporation’s rights in confidential information and trade secrets of the Acquired Corporation or provided by any other Person to the Acquired Corporation. Set forth on Schedule 2.7(c) of the Company Disclosure Letter is a list of each employee, consultant and contractor of the Acquired Corporations that has executed a proprietary information and confidentiality agreement substantially in the form previously made available to Parent and described on Schedule 2.7(c) of the Company Disclosure Letter.

(d) Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any Contracts to which the Acquired Corporations is a party, will result in: (i) Parent, any of its affiliates or the Surviving Entity granting to any third party any incremental right to or with respect to or non-assertion under any Proprietary Assets owned by, or licensed to, any of them, (ii) Parent, any of its affiliates or the Surviving Entity, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) Parent, any of its affiliates or the Surviving Entity being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party or (iv) the Acquired Corporations being required under a Contract to procure or attempt to procure from Parent or any of its subsidiaries a license grant to or covenant not to assert in favor of any Person. As used in this Section 2.7(d), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

(e) With respect to the use of software in the business of each of the Acquired Corporations as such business is currently conducted, to the knowledge of the Company, no such software contains defects in its operation or any device or feature designed to disrupt, disable, or otherwise impair the functioning of any software. Such software has been validated for its use. There have been no material security breaches in any of the Acquired Corporations’ information technology systems, and there have been no disruptions in any of the Acquired Corporations’ information technology systems that materially adversely affected such Acquired Corporations’ business or operations. Each Acquired Corporation has evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

(f) All products of the Acquired Corporations (“Company Product”) conform in all material respects with all applicable contractual commitments and all express and implied warranties, the Acquired Corporations’ published product specifications and with all regulations, certification standards and other requirements of any applicable governmental entity or third party. The channel activities of the Acquired Corporations related to sales or distribution of Company Products conform in all material respects with all applicable contractual commitments. The Acquired Corporations have no liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) for replacement or modification of any Company Product or other damages in connection therewith other than in the ordinary course of business. There are no known material defects in the design or technology embodied in any Company Product which impair or are likely to impair the intended use of such Company Product. There is no presently pending, or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company Product. None of the Acquired Corporations have extended to any of its customers any written product warranties, indemnifications or guarantees that deviate in any material respect from the standard product warranties, indemnification arrangements or guarantees of the Acquired Corporations.

2.8 CONTRACTS.

(a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Material Contract”, which Company Material Contracts and all amendments thereto, in each case as of the date of this Agreement are listed on Schedule 2.8 of the Company Disclosure Letter and copies of which have been made been made available to Parent:

(i) any Acquired Corporation Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

(ii) any Acquired Corporation Contract relating to (A) the employment of any employee or the services of any independent contractor or consultant and pursuant to which any of the Acquired Corporations is or may become obligated to make any severance or termination payment in excess of $50,000 or (B) any bonus, relocation or other payment in excess of a material amount to any current or former employee, independent contractor, consultant, officer or director (other than payments, in the case of (A) and (B) above, in respect of salary or pursuant to standard severance policies, existing bonus plans or standard relocation policies of the Company which are listed on Schedule 2.8(a) or Schedule 2.13(a) of the Company Disclosure Letter);

(iii) any Acquired Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset, including the Contracts set forth on Schedule 2.7(a)(iii) of the Company Disclosure Letter (except for any Acquired Corporation Contract pursuant to which (A) any Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available for sale to the public) (“Material Acquired Corporations IP Contract”), or (B) any material Proprietary Asset is licensed by any of the Acquired Corporations to any customer in connection with the sale of any product in the ordinary course of business consistent with prior practice);

(iv) any Acquired Corporation Contract with any officer, director or affiliate of the Company;

(v) any Acquired Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, under which an Acquired Corporation has continuing material obligations;

(vi) any Acquired Corporation Contract that involves the payment or expenditure by an Acquired Corporation in excess of $50,000 that may not be terminated by such Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by the applicable Acquired Corporation;

(vii) any Acquired Corporation Contract contemplating or involving the payment or delivery of cash or other consideration to an Acquired Corporation in excess of $50,000;

(viii) any Acquired Corporation Contract imposing any restriction on the right or ability of any Acquired Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

(ix) any other Acquired Corporation Contract, if a breach of such Acquired Corporation Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

(b) Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms subject to (A) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except to the extent they have expired in accordance with their terms and except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Corporations. The Company has delivered to or made available to Parent true and complete copies of each Company Material Contract, except in the case of a Company Material Contract which is derived from a standard form agreement of the Acquired Corporations, the Company has delivered to or made available to Parent a form or forms of such agreement. In each case where a Company Material Contract is derived from a standard form agreement, all of the terms, conditions and provisions of such Company Material Contract are substantially similar with respect to material terms to the form agreement from which such agreement derived.

(c) None of the Acquired Corporations has materially violated or breached, or committed any material default under, any Company Material Contract. To the Company’s knowledge, no other Person has materially violated or breached, or committed any material default under, any Company Material Contract.

(d) To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a material violation or breach of any provision of any Company Material Contract by any of the Acquired Corporations; (ii) give any Person the right to declare a material default or exercise any remedy under any Company Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (iv) give any Person the right to cancel or terminate, or modify in any material respect, any Company Material Contract

2.9 LIABILITIES.

Except as disclosed in Company SEC Documents, since the Company Balance Sheet Date, none of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether due or to become due) required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities that are reflected in the “Liabilities” column of the Company Balance Sheet and the notes thereto, (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the Company Balance Sheet Date in the ordinary course of business consistent with prior practice, and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

2.10 COMPLIANCE WITH LEGAL REQUIREMENTS; FDA MATTERS.

(a) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements. Within the past three years none, of the Acquired Corporations has received any written notice or, to the Company’s knowledge, other communication from any Governmental Body regarding any actual or possible material violation of, or failure to comply in any material respect with, any Legal Requirement.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations, each of the Acquired Corporations is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, clearances, approvals and orders of any Government Body, including the United States Food and Drug Administration (the “FDA”) and similar authorities in the U.S. and non-U.S. jurisdictions necessary for each Acquired Corporation to own, lease and operate its properties or to develop, produce, store, distribute, promote and sell its products or otherwise to carry on its business as it is now being conducted (the “Company Permits”), and, as of the date of this Agreement, such Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations. Except for conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Corporations, no Acquired Corporation is in conflict with, or in violation or default of, (i) any law applicable to such Acquired Corporation or by which any property, asset, operation, or product of an Acquired Corporation is bound or affected, including the Federal Food, Drug and Cosmetic Act (the “FDCA”), Titles XVIII and XIX of the federal Social Security Act, including the Federal Health Care Programs Anti-Kickback Statute, the Health Insurance Portability and Accountability Act (“HIPAA”), the Federal False Claims Act, or any other similar act or law or (ii) any Company Permit.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations:

(i) all manufacturing operations of the Acquired Corporations are being conducted in substantial compliance with applicable good manufacturing practice pursuant to the Quality System Regulation (21 C.F.R. Part 820);

(ii) all necessary clearances or approvals from governmental agencies for all device products which are manufactured or sold by the Acquired Corporations have been obtained, and each Acquired Corporation is in substantial compliance with the most current form of each applicable clearance, approval, or regulatory standards applicable to devices for which no clearance or approval is required, with respect to the development, design, manufacture, labeling, storage, distribution, promotion and sale by the such Acquired Corporation of such products;

(iii) all of the clinical studies which have been, or are being conducted by or for the Acquired Corporations, are being conducted in substantial compliance with required experimental protocols, procedures and controls, with generally accepted good clinical practice (pursuant to 21 C.F.R. Parts 50, 54, 56, 58, and 812) and all applicable government regulatory, statutory and other requirements;

(iv) to the knowledge of the Company, none of its respective officers, employees or agents (during the term of such person’s employment by any Acquired Corporation or while acting as an agent of an Acquired Corporation) has made any untrue statement of a material fact or fraudulent statement to the FDA or any governmental agency (including non-U.S. regulatory agencies), failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency (including non-U.S. regulatory agencies), or to the knowledge of the Company, committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency (including non-U.S. regulatory agencies) to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (or “Application Integrity Policy”) or similar governmental policy or regulation (including non-U.S. policies or regulations);

(v) to the knowledge of the Company, except as disclosed in the Company 10-K, no Acquired Corporation has received any written notice within the past three years that the FDA or any similar governmental agency (including non-U.S. regulatory agencies) has commenced, or threatened to initiate, any action to withdraw its clearance or approval, or to request the recall of, any product of an Acquired Corporation, or commenced, or overtly threatened to initiate any action to enjoin production at any facility of an Acquired Corporation;

(vi) to the knowledge of the Company, as to each medical device, drug, biologic or other article manufactured and/or distributed by an Acquired Corporation within the past three years, such article was not and/or is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or law of any jurisdiction (including non-U.S. jurisdictions); and

(vii) to the knowledge of the Company, none of the officers or employees of the Acquired Corporations (during the term of such person’s employment by an Acquired Corporation or while acting as an agent of an Acquired Corporation), subsidiaries or affiliates was subject to an FDA debarment order, nor have any such persons been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

(d) As to each product subject to the jurisdiction of the FDA under the FDCA which is developed, manufactured, tested, validated, distributed, held and/or marketed by the Acquired Corporations, to the knowledge of the Company such product is being developed, manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA and the PDMA and similar state laws, if applicable, including such requirements relating to investigational use, premarket clearance, premarket approval, registration and device listing, design control, wholesale drug distribution permitting, good manufacturing practice, labeling, advertising, record keeping, filing of reports (e.g., 21 C.F.R. Parts 803 and 806) and security, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Corporations.

(e) To the knowledge of the Company, each Acquired Corporation has, prior to the execution of this Agreement, provided to Parent copies of or made available for Parent’s review any and all documents in its possession material to assessing the Acquired Corporation’s compliance with the FDCA and implementing regulations for the prior three years, including copies in its possession of (i) all FDA Establishment Inspection reports, FDA Form 483 and all correspondence between the Acquired Corporations and the FDA relating to each such Establishment Inspection report, FDA Form 483, Warning Letters and company responses issued during the last three years; (ii) all audit reports performed during the last three years, whether performed by the Acquired Corporations or an outside consultant; (iii) any material document (prepared by the Acquired Corporations) concerning any material oral or written communication received from the FDA or any other governmental department or agency during the last three years; (iv) any administrative or judicial order, ruling, consent decree or agreement issued or entered into during the last three years in which an Acquired Corporation or its respective predecessor companies were a named party; or (v) any recall notice or order and all company responses relating to any product of the Acquired Corporations.

(f) Schedule 2.10(f) of the Company Disclosure Letter sets forth a complete and accurate list of (i) medical devices, drugs, biologics, or other articles currently manufactured or distributed by the Acquired Corporations and listed or registered with the FDA or similar U.S. or non-governmental agency, (ii) each clinical trial protocol submitted by the Acquired Corporations to the FDA or similar U.S. or non-U.S. governmental agency within the last three years, (iii) each Pre-Market Approval application (PMA) or Pre-Market Notification (510(k)) and any amendments or supplements thereto filed by the Acquired Corporations pursuant to the FDCA, or any non-US. equivalents, (iv) each New Drug Application (NDA) or Biologic License Application (BLA) filed by the Acquired Corporations pursuant to the FDCA or the Public Health Service Act, as amended, or any non-U.S. equivalents.

(g) (i) Each of the Acquired Corporations is in compliance, to the extent applicable, with any HIPAA obligations, and the transactions contemplated by this Agreement are in accordance with, and will not violate or result in the violation of, HIPAA by the Acquired Corporations; (ii) no Acquired Corporation has received any communication or inquiry (whether written or oral) from the Department of Health and Human Services, the Federal Trade Commission, or any other Governmental Body regarding its failure to comply, in any material respect with one or more of HIPAA’s provisions (other than an industry-wide communication not specifically targeted to any Acquired Corporation); (iii) no certification organization has concluded or stated that any Acquired Corporation has failed or may fail to comply with HIPAA or any requirement or element thereof, including one or more of the HIPAA electronic transaction standards; and (iv) no Acquired Corporation has received any communication (whether written or oral) from any individual, customer, or trading partner regarding its failure to comply in any material respect with one or more of HIPAA’s provisions.

(h) No Acquired Corporation is engaged in any activity, whether alone or in concert with one or more of its customers, which would constitute a violation of any Legal Requirement (including (i) federal anti-fraud and abuse or similar laws pertaining to Medicare, Medicaid or any other federal health care or insurance program; (ii) state laws pertaining to Medicaid or any other state health care or insurance programs; (iii) state or federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or insurance fraud; and (iv) federal and state laws relating to collection agencies (in the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provisions of health care services, the billing for such services provided to a beneficiary of any state, federal or private health or insurance program or credit collection services, except for violations that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, no Acquired Corporation has directly or indirectly, knowingly and willfully paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which is or may be illegal under 42 U.S.C. § 1320a-7b(b) or any similar state law.

(i) No Acquired Corporation nor, to the knowledge of the Company, any of the Acquired Corporations’ respective officers, directors, employees or agents (as those terms are defined under 42 C.F.R. 1001.1001): (i) has had a civil monetary penalty assessed against him, her or it, as the case may be, under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been debarred, excluded or suspended from participation under the Medicare program, Medicaid program or any other federal or state health program or any regulations promulgated thereunder; or (iii) has been charged with convicted of any criminal offense relating to the delivery of any item or service under Medicare, Medicaid, or other federal or state health program.

2.11 GOVERNMENTAL AUTHORIZATIONS.

Each of the Acquired Corporations holds all Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not be reasonably likely to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply in any material respect with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.12 TAX MATTERS.

(a) Each of the Acquired Corporations has paid or provided adequate reserves, in accordance with GAAP, for all material Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof, whether or not such Taxes were shown on any Tax Return, and without regard to whether such Taxes are or were disputed.

(b) Each Acquired Corporation has filed on a timely basis (taking into account any extensions of time an Acquired Corporation was granted) all income Tax Returns and all other material Tax Returns that each was required to file. None of the Acquired Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made to an Acquired Corporation by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the Acquired Corporations has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. None of the Acquired Corporations has granted to any Person any power of attorney that is currently in force with respect to any Tax matter. There are no security interests on any of the assets of the Acquired Corporations that arose in connection with any failure (or alleged failure) to pay any Tax (other than liens for Taxes not yet due and payable).

(c) Each of the Acquired Corporations has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There is no dispute or claim concerning any liability for Taxes of the Acquired Corporations either (i) claimed or raised by any authority in writing or (ii) as to which such Company or Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 2.12(d) to the Company Disclosure Letter sets forth as of the date of this Agreement a complete and accurate list of current open audits of Tax Returns filed by or on behalf of the Company and each of its Subsidiaries with any Governmental Body.

(e) The unpaid Taxes of the Company and each of its Subsidiaries (i) did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns other than any Taxes which the failure to pay would not, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations.

(f) None of the Acquired Corporations is a party to any Tax allocation or sharing agreement. None of the Acquired Corporations has been a “distributing corporation” or a “controlled corporation” as those terms are defined in Section 355(a)(1) of the Code. None of the Acquired Corporations (i) has been a member of an “affiliated group,” as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is the Company or (ii) has any Liability for the Taxes of any Person (other than any of the Acquired Corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(g) The Company is not a U.S. real property holding corporation within the meaning of Code Section 897(c)(2).

(h) The Company has made available to Parent or its legal or accounting representative copies of all foreign, federal and state income tax Returns for the Company and each of its subsidiaries filed for all periods including and after the period ended December 31, 2003.

(i) Neither the Company nor any affiliate of the Company has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists as of the date of this Agreement (i) all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (iii) all other pension, bonus, commission, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefits and other similar benefit plans (including any fringe benefit under Section 132 of the Code and any foreign plans), programs, Contracts, arrangements or policies, and (iv) any employment, executive compensation or severance agreements, whether written or otherwise, as amended, modified or supplemented, of any Acquired Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Corporations or which is under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (each a “Company ERISA Affiliate”) for the benefit of, or relating to, any former or current employee, independent contractor, officer or director (or any of their beneficiaries) of any Acquired Corporation or any other Company ERISA Affiliate (all such plans, programs, Contracts, agreements, arrangements or policies as described in this Section 2.13(a) shall be collectively referred to as the “Company Employee Plans”). The Company has made available to Parent, true and complete copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments (including accountants’ opinions, if applicable), filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, and (iv) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

(b)(i) None of the Company Employee Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) none of the Company Employee Plans is a “Multiple Employer Welfare Arrangement” (as defined in Section 3(40) of ERISA), a “Multiple Employer Plan” (as defined in Section 413(c) of the Code), or a “Multiemployer Plan” (as defined in Section 3(37) of ERISA), and neither the Acquired Corporations nor any Company ERISA Affiliate has ever contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with a Multiple Employer Plan or a Multiemployer Plan; (iii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject any of the Acquired Corporations, directly or indirectly, to any material tax, material penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iv) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of

ERISA which shall subject any of the Acquired Corporations, directly or indirectly, to any material penalty or liability for breach of fiduciary duty; (v) all Company Employee Plans have been established, maintained and operated in accordance with their terms and have been established, maintained and operated in substantial compliance with all applicable Legal Requirements, including good faith compliance with Section 409A of the Code; (vi) all Company Employee Plans may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Legal Requirements and the terms of each Company Employee Plan; (vii) each of the Acquired Corporations has performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, the terms and conditions of any Company Employee Plan; (viii) none of the Acquired Corporations has any knowledge of any default or violation by any other Person with respect to any of the Company Employee Plans; (ix) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Corporations), or has time remaining under applicable Treasury guidance to seek such a determination, and to the Company’s knowledge nothing has occurred prior to or since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan; (x) no Acquired Corporation is currently subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or 4975 through 4980F of the Code or has any outstanding liability for any penalty or tax which is not otherwise reserved for or reflected in the Company Financial Statements; (xi) all material contributions required to be made or reserved, and all material premiums required to be paid by the Acquired Corporations, as appropriate, with respect to any Company Employee Plan pursuant to the terms of the Company Employee Plan, any Legal Requirements or any collective bargaining agreement, have been made, paid or reserved on or before their due dates (including any extensions thereof); (xii) all Company Employee Plans required to be insured or funded are either fully insured or funded by a related trust, and for each Company Employee Plan that is funded by a related trust, the fair market value of the assets of the related trust are at least equal to the liabilities of such Company Employee Plan; (xiii) there are no audits, inquiries or proceedings pending or threatened by the Internal Revenue Service or the Department of Labor with respect to any Company Employee Plan; and (xiv) no Company Employee Plan other than a Company Employee Plan intended to qualify under Section 401(a) of the Code provides for post-employment or retiree benefits.

(c) None of the Acquired Corporations or any other Company ERISA Affiliate currently maintains, sponsors or participates in, or within the last five years has maintained, sponsored or participated in, or has any liability, contingent or otherwise, to, any “Employee Benefit Plan” (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

(d) Except for the anticipated acceleration of vesting of Company Options as described in Schedule 2.3(b) of the Company Disclosure Letter and as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) cause or result in an increase in the amount of compensation or benefits or timing of payment of any benefits or compensation payable in respect of any former or current employee, independent contractor or consultant (or any of their beneficiaries) of any of the Acquired Corporations.

(e) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened in respect of or relating to any Company Employee Plan. To the Company’s knowledge, there are no facts or circumstances which could reasonably be expected to give rise to any such Legal Proceeding (other than routine benefit claims) in respect of or relating to any Company Employee Plan.

(f) None of the Acquired Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock. Since December 31, 2005, none of the Acquired Corporations has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Company Employee Plan. Except for the anticipated acceleration of vesting of Company Options as described in Schedule 2.3(b) of the Company Disclosure Letter, no person will be entitled to any severance benefits, acceleration of vesting of any the Company Options or the extension of any period during which any Company Options may be exercised, under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with another event).

(g) To the extent that any Company Employee Plan is required by any applicable Legal Requirement to be covered by any bond (e.g., fidelity or otherwise) in any particular amount, each such Company Employee Plan required to be covered by such bond has at all times been covered by such bond in accordance and in material compliance with all applicable Legal Requirements.

(h)(i) There are no controversies pending or, to the knowledge of the Company, threatened, between any of the Acquired Corporations and any of their respective foreign or domestic former or current employees, officers, directors, independent contractors or consultants (or any of their beneficiaries), (ii) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting any Acquired Corporation, (iii) none of the Acquired Corporations is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Acquired Corporations, (iv) none of the employees of the Acquired Corporations are represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving employees of the Acquired Corporations has occurred, is in progress or, to the knowledge of the Company, is threatened, (v) the Acquired Corporations have each at all times been in compliance in all material respects with all applicable Legal Requirements governing or concerning labor relations, conditions of employment, employment discrimination or harassment, wages, hours, or occupational safety and health, and with any collective bargaining agreements (both foreign and domestic), (vi) there is no unfair labor practice charge or complaint against any of the Acquired Corporations pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance or arbitration demand or proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Acquired Corporations pending, or to the knowledge of the Company, threatened, against any Acquired Corporation, (viii) none of the Acquired Corporations is a federal or state contractor, (ix) to the Company’s knowledge, neither the Occupational Safety and Health Administration nor any corresponding state or foreign agency is threatening to file any citation or complaint, and there are no pending citations or complaints, relating to the Acquired Corporations, and (x) there are no complaints, charges or claims against any Acquired Corporation pending or, to the knowledge of the Company, threatened, which could be brought or filed with any Governmental Body, court or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of, termination of employment of, or failure of any Acquired Corporation to employ any individual. To the knowledge of the Company, there are no pending, threatened or reasonably anticipated claims against any of the Acquired Corporations under any workers’ compensation disability policy or long-term policy.

(i) No Company Employee Plan is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

(j) All Company Employee Plans that are “group health plans” as defined under the respective provision comply with and have been administered in compliance with the health care continuation-coverage requirements under Section 4980B(f) of the Code, Sections 601 through 607 of ERISA, all final Treasury regulations under Section 4890B of the Code explaining those requirements, and all other applicable Legal Requirements regarding continuation and/or conversion coverage and with Code Section 4980D and ERISA Sections 701 through 734, the requirements of the Family Medical Leave Act, the requirements of HIPAA, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, and any amendment to each such act or any similar provisions of state law applicable to employees of the Acquired Corporations.

(k) No amount required to be paid or payable to or with respect to current or former employee of any of the Acquired Corporations in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Sections 162(a)(1) or 404 of the Code.

(l) Set forth on Schedule 2.13(l) of the Company Disclosure Letter is a list of all employees of each Acquired Corporation as of the date of this Agreement together with respect to each such employee (i) the employee’s base salary and (ii) any severance that would be due upon termination with or without cause of such employee (other than pursuant to (A) severance or bonus policies or employment or change of control agreements in each case as in effect on the date of this Agreement and listed on Schedule 2.8(a) or Schedule 2.13(a) of the Company Disclosure Letter, or (B) Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction). Schedule 2.13(l) of the Company Disclosure Letter also sets forth with respect to each Company employee accrued paid time off payable to each such employee as of November 24, 2006.

(m) None of the Acquired Corporations has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act (“WARN Act”) or otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or collective dismissal law.

(n) Each of the Acquired Corporations is in compliance with all immigration and naturalization Legal Requirements relating to employment and employees, each of the Acquired Corporations has properly completed and maintained in all material respects all applicable forms (including I-9 forms), there are no citations, investigations, enforcement proceedings or formal complaints concerning immigration or naturalization Legal Requirements pending or, to the knowledge of the Company, threatened before the United States Citizenship and Immigration Services or any related federal, state, foreign or administrative agency or court, involving or against the Acquired Corporations, and none of the Acquired Corporations has received notice of any violation of any immigration and naturalization Legal Requirement.

(o) The classification by the Acquired Corporations or a Company ERISA Affiliate of individuals as employees or independent contractors has been made in compliance with all applicable Legal Requirements. None of the Acquired Corporations nor any of its Company ERISA Affiliates has (i) used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Employee Plans or the imposition of penalties or excise taxes with respect to the Company Employee Plans by the IRS, the Department of Labor, or the Pension Benefit Guaranty Corporation.

2.14 ENVIRONMENTAL MATTERS.

Each of the Acquired Corporations is in compliance with, and has conducted its activities in compliance with, all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure to so comply would not result in a material liability or clean up obligation on the Acquired Corporations. The consummation of the transactions contemplated by this Agreement will not affect the validity of such material permits and Governmental Authorizations held by the Company or any of the Acquired Corporations, and will not require any filing, notice, or remediation under any Environmental law. To the knowledge of the Company, there are no past or present events, conditions, activities, or practices which would reasonably be expected to prevent the Company’s or any of the Acquired Corporations’ compliance in all material respects with any Environmental Law, or which would reasonably be expected to give rise to any material liability of the Company or any of the Acquired Corporations under any Environmental Law. Within the past seven years, none of the Acquired Corporations has received any written notice, or to its knowledge, other communication (in writing or otherwise) that alleges that any of the Acquired Corporations is not in material compliance with any Environmental Law, and the Company has no knowledge of any circumstances that would reasonably be expected to result in such claims or communications. To the Company’s knowledge, no current or prior owner of any property owned, leased or controlled by any of the Acquired Corporations has received any written notice or other communication (in writing or otherwise) that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law in such a manner as would be reasonably likely to result in a material liability or clean up obligation on any Acquired Corporation. Neither the Company nor any of the Acquired Corporations has assumed by contract, agreement or otherwise any liabilities or obligations arising under any Environmental Law, or is currently performing any required investigation, response or other corrective action under any Environmental Law. There are no underground storage tanks or related piping on any property owned, leased, controlled by or used by any of the Acquired Corporations, and any former such tanks and piping have been removed or closed in accordance with applicable Environmental Laws. To the Company’s knowledge, all property that is owned by, leased to, controlled by or used by any of the Acquired Corporations is free of any friable asbestos or asbestos-containing material.

2.15 LEGAL PROCEEDINGS; ORDERS.

Except as set forth in the Company SEC Documents or in Schedule 2.15 of the Company Disclosure Letter, there is no pending Legal Proceeding and, to the Company’s knowledge, within the past 24 months no Person has threatened in writing to commence any Legal Proceeding, that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations, in each case which would be reasonably likely to be material to the Acquired Corporations; and there is no Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject.

2.16 VOTE REQUIRED.

The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and otherwise approve and consummate the Merger as set forth herein.

2.17 FOREIGN CORRUPT PRACTICES ACT.

Neither the Company, any other Acquired Corporation, any of the Acquired Corporation’s officers, directors, nor, to the Company’s knowledge, any employees or agents, distributors, representatives or other persons acting on the express, implied or apparent authority of any Acquired Corporation, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of any of the Acquired Corporations (including any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any Acquired Corporation in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Company nor of any other Acquired Corporation is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Neither the

Company nor any other Acquired Corporation has otherwise taken any action that could cause the Company or any other Acquired Corporation to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

2.18 REAL PROPERTY.

Except as set forth in Schedule 2.18 of the Company Disclosure Letter, the Company has good and marketable title to, or a valid leasehold interest in, all of its real properties, in each case free and clear of all Encumbrances. Schedule 2.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Acquired Corporations at any time during the past five years and a true and correct list of all real property currently leased by each of the Acquired Corporations identifying, with respect to each lease of such real property, the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. No Acquired Corporation has sent or received any written notice of any default under any of the leases of real property to which it is party. No Acquired Corporation is in material breach of, or in default in any material respect under, any covenant, agreement, term or condition of or contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both could constitute such a default or breach.

2.19 INSURANCE POLICIES.

The Company has delivered to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company, any of the other Acquired Corporations or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any other Acquired Corporation has paid or is obligated to pay all or part of the premiums. Neither the Company nor any other Acquired Corporation has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Acquired Corporations is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any other Acquired Corporation as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any other Acquired Corporation. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Acquired Corporations that would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.20 INFORMATION TO BE SUPPLIED.

None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Proxy Statement or Parent Proxy Statement will, at the time the Company Proxy Statement or the Parent Proxy Statement is mailed to the stockholders of the Company or to the stockholders of Parent, as the case may be, or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent or Merger Sub that is included or incorporated by reference in the foregoing documents.

2.21 TAKEOVER STATUTES; COMPANY RIGHTS PLAN.

(a) The approval of the Agreement and the transactions contemplated hereby, including the Merger, by the Board of Directors of the Company referred to in Section 2.2 constitutes the approval of this Agreement and the transactions contemplated hereby, including the Merger, for purposes of the DGCL and represents the only action necessary to ensure that any “business combination” (as defined in Section 203 of the DGCL) or other applicable provision of the DGCL does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. To the Company’s knowledge, no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby.

(b) The Company Rights Plan has been amended so that (A) Parent, Merger Sub and any of their “Affiliates” or “Associates” (as such terms are defined in the Company Rights Plan) are exempt from the definition of “Acquiring Person” contained in the Company Rights Plan, and no “Shares Acquisition Date” or “Distribution Date” (as such terms are defined in the Company Rights Plan) will occur as a result of the execution of this Agreement or any other transactions contemplated by this Agreement or the consummation of the Merger and (B) the Company Rights Plan will terminate and the Company Stock Rights associate therewith will expire immediately prior to the Effective Time. The Company Rights Plan, as so amended, has not been further amended or modified.

2.22 FINANCIAL ADVISOR.

Except with respect to Piper Jaffray & Co. and C.E. Unterberg, Towbin, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of its agreements with Piper Jaffray & Co. and C.E. Unterberg, Towbin, LLC.

2.23 OPINION OF FINANCIAL ADVISOR.

The Company’s Board of Directors has received the opinion of Piper Jaffray & Co., financial advisor to the Company, that, subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration proposed to be paid in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock as of the date of this Agreement. The Company will furnish an accurate and complete copy of said opinion to Parent.

2.24 AFFILIATE TRANSACTIONS.

Schedule 2.24 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which any Acquired Corporation, on the one hand, and any of their respective officers or directors (or any of their respective Affiliates, other than any Acquired Corporation) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to any Acquired Corporation, taken as a whole and (c) are not Company Employee Plans disclosed in Schedule 2.13(a) of the Company Disclosure Letter.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in Parent SEC Documents filed prior to the date hereof or the Disclosure Letter delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) and referred to in the section of the Parent Disclosure Letter corresponding to the section(s) of this Section 3 to which such disclosure applies (unless it is reasonably apparent from the face of such disclosure that the disclosure or statement in one section of the Parent Disclosure Letter should apply to one or more sections thereof), Parent and Merger Sub represent and warrant to the Company as follows:

3.1 DUE ORGANIZATION; SUBSIDIARIES.

Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, and each of the other AngioDynamics Corporations which is a “significant subsidiary” (as defined in Regulation S-X) of Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation or formation. Each of the AngioDynamics Corporations has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its material obligations under all Parent Material Contracts. Each of the AngioDynamics Corporations is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on the AngioDynamics Corporations. Parent has delivered or made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter or organizational documents of each of the AngioDynamics Corporations, including all amendments thereto (collectively, the “Parent Organization Documents”). Parent has no Subsidiaries, except for the corporations identified in Schedule 3.1 of the Parent Disclosure Letter. Parent and each of its Subsidiaries are collectively referred to herein as the “AngioDynamics Corporations”. None of the AngioDynamics Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than the AngioDynamics Corporations’ interests in their Subsidiaries identified in Schedule 3.1 of the Parent Disclosure Letter.

3.2 AUTHORITY; BINDING NATURE OF AGREEMENT.

Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and, subject to the receipt of the stockholder approval contemplated by Section 5.2, to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the approval of the stockholders of Parent. Parent hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (i) determined that the Merger is in the best interests of Parent and its stockholders, (ii) approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to make the Parent Recommendation to the stockholders of Parent. Merger Sub hereby represents that its Board of Managers, by unanimous written consent, approved and adopted this Agreement, declared it advisable and approved the Merger and the other transactions contemplated by this Agreement, and recommended that the Parent adopt this Agreement. Parent hereby represents that it, as the sole member of Merger Sub, will approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement immediately after the execution and delivery of this Agreement by the parties hereto.

3.3 CAPITALIZATION, ETC.

(a) The authorized capital stock of Parent consists of: (i) 45,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Parent Preferred Stock, of which 50,000 shares have been designated as Series A Junior Participating Preferred Stock pursuant to the Parent Rights Agreement. Parent has not authorized any other class of capital stock other than the Parent Common Stock and Parent Preferred Stock. As of November 24, 2006, 15,675,324 shares of Parent Common Stock have been issued or are outstanding and no shares of Preferred Stock have been issued or are outstanding. No shares of Parent Common Stock are held in Parent’s treasury or are held by any of Parent’s Subsidiaries. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of Parent. There is no Contract to which Parent is a party and, to Parent’s knowledge, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any shares of Parent Common Stock. None of the AngioDynamics Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

(b) As of November 24, 2006, 1,497,674 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the 1997 Stock Option Plan (as amended and together with all stock option agreements evidencing grants thereunder, the “1997 Stock Plan”), of which options to acquire 493,870 shares of Parent Common Stock are outstanding, 2,000,000 shares of Parent Common Stock are reserved for issuance under the 2004 Stock and Incentive Plan (as amended and together with all stock option agreements evidencing grants thereunder, the “2004 Stock Plan”), of which options to acquire 945,233 shares of Parent Common Stock are outstanding, and 200,000 shares of Parent Common Stock are available for issuance under the 2004 Employee Stock Purchase Plan (“Parent ESPP”). Stock options granted by the Company pursuant to the 1997 Stock Plan and the 2004 Stock Plan (together, the “Parent Stock Option Plans”), as well as any stock options granted by Parent outside of the Parent Stock Option Plans (but excluding the Parent ESPP), are referred to collectively herein as “Parent Options.” Parent has delivered or made available to Company accurate and complete copies of the Parent ESPP, all stock option plans pursuant to which Parent has granted Parent Options, and the forms of all stock option agreements evidencing such options. There have been no repricings of any Parent Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years. None of the Parent Options have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and no Parent Options have been granted since November 24, 2006. None of the Parent Options were granted with exercise prices below or deemed to be below fair market value on the date of grant. All grants of Parent Options were validly made and properly approved by the board of directors of Parent (or a duly authorized committee or subcommittee thereof) in compliance with all applicable law and recorded on the Parent Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to such grants.

(c) Except as set forth in Section 3.3(a) or Section 3.3(b) above, and other than the Parent Rights Agreement and the rights thereunder, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the AngioDynamics Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the AngioDynamics Corporations; (iii) rights agreement, stockholder rights plan or similar plan commonly referred to as a “poison pill”; or (iv) Contract under which any of the AngioDynamics Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (“Parent Rights Agreements”) (items (i) through (iv) above, collectively, “Parent Stock Rights”).

(d) All outstanding shares of Parent Common Stock, all outstanding Parent Options and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Contracts applicable to the issuance of Parent Common Stock, granting Parent Options and/or the issuance of shares of capital stock of any Parent Subsidiary. All of the outstanding shares of capital stock of each of the Parent’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and, except as required by Legal Requirements applicable to each of the AngioDynamics Corporations which is formed or incorporated under the laws of a foreign jurisdiction, are owned beneficially and of record by Parent, free and clear of any Encumbrances. Schedule 3.3(d) of the Parent Disclosure Letter sets forth all entities (other than Subsidiaries) in which any of the AngioDynamics Corporations has any ownership interest and the amount of such interest.

(e) Parent directly owns all of the equity interests of Merger Sub.

3.4 NON-CONTRAVENTION; CONSENTS.

Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger, or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Parent Organization Documents or any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the AngioDynamics Corporations;

(b) subject to such filings, if any, as may be required pursuant to the HSR and any Governmental Body action related thereto, contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the AngioDynamics Corporations, or any of the material assets owned or used by any of the AngioDynamics Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the AngioDynamics Corporations or that is otherwise material to the business of any of the AngioDynamics Corporations or to any of the assets owned or used by any of the AngioDynamics Corporations; or

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract (except for any such violation or breach which by its terms can be cured and is so cured within the applicable cure period or where the non-breaching party has no right to accelerate or terminate as a result of such violation or breach), or give any Person the right to (i) declare a default or exercise any remedy under any Parent Material Contract, (ii) accelerate the maturity or performance of any Parent Material Contract, or (iii) cancel, terminate or modify any term of any Parent Material Contract.

Except as may be required by the Securities Act, the Exchange Act, the DGCL and the rules and regulations of the Nasdaq (as such rules and regulations relate to the Registration Statement and the Proxy Statement) and such filings as may be required pursuant to the HSR and except for any Consent required under any Parent Material Contract, none of the AngioDynamics Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in the case of subsections (x) and (y), where the failure to make such filing, give such notice or obtain any such consent would not have a Material Adverse Effect on the AngioDynamics Corporations.

3.5 SEC FILINGS; FINANCIAL STATEMENTS.

(a) All statements, reports, schedules, forms, exhibits and other documents required to have been filed by Parent with the SEC since March 5, 2004 (the “Parent SEC Documents”) have been so filed. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Parent SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the SEC or any other Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(c) Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent.

(d) The financial statements (including related notes, if any) contained in the Parent SEC Documents (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, “Parent Balance Sheet” means that consolidated balance sheet of Parent and its consolidated subsidiaries as of September 2, 2006 set forth in the Parent’s Quarterly Report on Form 10-Q filed with the SEC on October 11, 2006 (the “Parent 10-K”) and the “Parent Balance Sheet Date” means September 2, 2006.

(e) Parent maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (vi) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. There are no significant deficiencies or material weaknesses in the design or operation of Parent’s internal controls, and Parent has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect Parent’s ability to record, process, summarize and report financial data. There is no fraud in connection with the Parent Financial Statements, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

3.6 ABSENCE OF CHANGES.

(a) Since the Parent Balance Sheet Date,

(i) none of the AngioDynamics Corporations has made any material changes in its pricing polices or payment or credit practices or failed to pay any creditor any material amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with prior practice;

(ii) none of the AngioDynamics Corporations has terminated or closed any material facility, business or operation;

(iii) none of the AngioDynamics Corporations has written up or written down any of its material assets; and

(iv) there has been no material loss, destruction or damage to any item of property of the AngioDynamics Corporations, whether or not insured.

(b) Except as set forth in Schedule 3.6(b) of the Parent Disclosure Letter, since the Parent Balance Sheet Date and through the date of this Agreement:

(i) there has not been any event that has had a Material Adverse Effect on the AngioDynamics Corporations, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the AngioDynamics Corporations;

(ii) each of the AngioDynamics Corporations has operated its respective business in the ordinary course consistent with prior practice;

(iii) none of the AngioDynamics Corporations has (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (C) made any capital expenditure which, when added to all other capital expenditures made on behalf of the AngioDynamics Corporations since the Parent Balance Sheet Date, exceeds $250,000, in the aggregate; (D) made any material Tax election; (E) settled any Legal Proceedings involving amounts in excess of $100,000; or (F) entered into or consummated any transactions with any affiliate;

(iv) none of the AngioDynamics Corporations has (A) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business consistent with prior practice; (B) mortgaged, pledged or subjected to any Encumbrance any of their respective property, business or assets; (C) entered into or amended any lease of real property (whether as lessor or lessee); or (D) canceled or compromised any debt or claim other than accounts receivable in the ordinary course of business consistent with prior practice;

(v) none of the AngioDynamics Corporations has (A) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Parent Employee Plans or any provision of any agreement or Parent Stock Option Plan evidencing any outstanding Parent Option; (B) caused or permitted any Parent Employee Plan to be amended in any material respect; or (C) paid any bonus or other incentive or equity compensation or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or consultants;

(vi) there has been no material labor dispute (including any work slowdown, stoppage or strike) involving the AngioDynamics Corporations;

(vii) none of the AngioDynamics Corporations has made any change in its methods of accounting or accounting practices;

(viii) none of the AngioDynamics Corporations has made any loan, advance or capital contributions to, or any other investment in, any Person;

(ix) none of the AngioDynamics Corporations has terminated or amended, or suffered a termination of, any Parent Material Contract;

(x) none of the AngioDynamics Corporations has entered into any contractual obligation to do any of the things referred to elsewhere in this Section 3.6; and

(xi) there has been no material development in any Legal Proceeding described in a Parent SEC Document.

3.7 PROPRIETARY ASSETS.

(a) Schedule 3.7(a) of the Parent Disclosure Letter sets forth as of the date of this Agreement (i) all U.S. and foreign patents, patent applications, registered trademarks, material unregistered trademarks, trademark applications, copyright registrations and copyright applications, Internet domain names, computer software (other than third party software generally available for sale to the public) and fictitious name and assumed name registrations owned by any of the AngioDynamics Corporations, (ii) all patent applications and other Proprietary Assets that are currently in the name of inventors or other Persons and for which an AngioDynamics Corporation has the right to receive an assignment and (iii) all material third party licenses for Proprietary Assets to which an AngioDynamics Corporation is the licensee party and which are not set forth on Schedule 3.8(a)(iii) of the Parent Disclosure Letter. Each AngioDynamics Corporation has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the material AngioDynamics Corporation Proprietary Assets necessary for the conduct of such AngioDynamics Corporation’s business as presently conducted, free and clear of all Encumbrances. None of the AngioDynamics Corporations has developed jointly with any other Person any material AngioDynamics Corporation Proprietary Asset with respect to which such other Person has any rights. Other than the Material AngioDynamics Corporations IP Contracts and the Contracts entered into in the ordinary course of business consistent with prior practice that are not, with respect to any individual Contract, material to the AngioDynamics Corporations, there is no AngioDynamics Corporation Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any AngioDynamics Corporation Proprietary Asset owned or exclusively licensed by any of the AngioDynamics Corporations.

(b)(i) All AngioDynamics Corporation Proprietary Assets owned by any of the AngioDynamics Corporations are subsisting and in effect, and to the Parent’s knowledge, valid and enforceable; (ii) none of the AngioDynamics Corporation Proprietary Assets and no Proprietary Asset that is currently being developed or reduced to practice or which is the subject of a current invention disclosure by any of the AngioDynamics Corporations (either by itself or with any other Person) infringes, misappropriates, conflicts with or otherwise violates any Proprietary Asset owned or used by any other Person; (iii) none of the products or services that is or has been designed, created, developed, assembled, performed, manufactured, sold, marketed or licensed by any of the AngioDynamics Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products or services has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the AngioDynamics Corporations has received in the past three (3) years any written, or to Parent’s knowledge, oral notice or of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) the operation of the business of each AngioDynamics Corporation as it currently is conducted does not, and will not when conducted immediately following the Closing, infringe or misappropriate or make any unlawful or unauthorized use of any Proprietary Asset of any other Person; and (v) to Parent’s knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any AngioDynamics Corporation Proprietary Asset, and no such claims have been asserted or threatened against any Person by Parent or, to the knowledge of Parent, any other Person, in the past three (3) years. The AngioDynamics Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable each of the AngioDynamics Corporations to conduct its business in the manner in which such business is currently being conducted. None of the AngioDynamics Corporations has entered into any covenant not to compete or any Contract limiting its ability to exploit fully any AngioDynamics Corporation Proprietary Assets owned or licensed by such AngioDynamics Corporation or to transact business in any market or geographical area or with any Person.

(c) Each AngioDynamics Corporation has taken all reasonable steps that are required to protect such AngioDynamics Corporation’s rights in confidential information and trade secrets of the AngioDynamics Corporation or provided by any other Person to the AngioDynamics Corporation. Without limiting the foregoing, each AngioDynamics Corporation has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information and confidentiality agreement, substantially in the forms previously made available to the Company and listed on Schedule 3.7(c) of the Parent Disclosure Letter, and all current and former employees, consultants and contractors of such AngioDynamics Corporation have executed such an agreement.

(d) Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) the Company, any of its affiliates or the Surviving Entity granting to any third party any incremental right to or with respect to or non-assertion under any Proprietary Assets owned by, or licensed to, any of them, (ii) the Company, any of its affiliates or the Surviving Entity, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) the Company, any of its affiliates or the Surviving Entity being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party or (iv) the AngioDynamics Corporations being required under a Contract to procure or attempt to procure from the Company or any of its subsidiaries a license grant to or covenant not to assert in favor of any Person. As used in this Section 3.7(d), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

(e) With respect to the use of software in the business of each of the AngioDynamics Corporations as such business is currently conducted, to the knowledge of Parent, no such software contains defects in its operation or any device or feature designed to disrupt, disable, or otherwise impair the functioning of any software. Such software has been validated for its use. There have been no material security breaches in any of the AngioDynamics Corporations’ information technology systems, and there have been no disruptions in any of the AngioDynamics Corporations’ information technology systems that materially adversely affected such AngioDynamics Corporations’ business or operations. Each AngioDynamics Corporation has evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

(f) All products of the AngioDynamics Corporations (“AngioDynamics Product”) conform in all material respects with all applicable contractual commitments and all express and implied warranties, the AngioDynamics Corporations’ published product specifications and with all regulations, certification standards and other requirements of any applicable governmental entity or third party. The channel activities of the AngioDynamics Corporations related to sales or distribution of AngioDynamics Products conform in all material respects with all applicable contractual commitments. The AngioDynamics Corporations have no liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) for replacement or modification of any AngioDynamics Product or other damages in connection therewith other than in the ordinary course of business. There are no known material defects in the design or technology embodied in any AngioDynamics Product which impair or are likely to impair the intended use of such AngioDynamics Product. There is no presently pending, or, to the knowledge of Parent, threatened, and, to the knowledge of Parent, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any AngioDynamics Product. None of the AngioDynamics Corporations have extended to any of its customers any written product warranties, indemnifications or guarantees that deviate in any material respect from the standard product warranties, indemnification arrangements or guarantees of the AngioDynamics Corporations.

3.8 CONTRACTS.

(a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Parent Material Contract”, which Parent Material Contracts and all amendments thereto, in each case as of the date of this Agreement are listed on Schedule 3.8 of the Parent Disclosure Letter and copies of which have been made been made available to the Company; provided, however, that no Parent Employee Plans shall be or shall be deemed to be a Parent Material Contract:

(i) any AngioDynamics Corporation Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Parent SEC Documents;

(ii) any AngioDynamics Corporation Contract relating to (A) the employment of any employee or the services of any independent contractor or consultant and pursuant to which any of the AngioDynamics Corporations is or may become obligated to make any severance or termination payment in excess of $50,000 or (B) any bonus, relocation or other payment in excess of a material amount to any current or former employee, independent contractor, consultant, officer or director (other than payments, in the case of (A) and (B) above, in respect of salary or pursuant to standard severance policies, existing bonus plans or standard relocation policies of Parent which are listed on Schedule 3.8(a) of the Parent Disclosure Letter; but not including any Parent Employee Plan);

(iii) any AngioDynamics Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset, including the Contracts set forth on Schedule 3.7(a)(iii) of the Parent Disclosure Letter (except for any AngioDynamics Corporation Contract pursuant to which (A) any Proprietary Asset is licensed to the AngioDynamics Corporations under any third party software license generally available for sale to the public), “Material AngioDynamics Corporation IP Contract” or (B) any material Proprietary Asset is licensed by any of the AngioDynamics Corporations to any customer in connection with the sale of any product in the ordinary course of business consistent with prior practice);

(iv) any AngioDynamics Corporation Contract with any officer, director or affiliate of Parent;

(v) any AngioDynamics Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, under which an AngioDynamics Corporation has continuing material obligations;

(vi) any AngioDynamics Corporation Contract that involves the payment or expenditure by an AngioDynamics Corporation in excess of $50,000 that may not be terminated by such AngioDynamics Corporation (without penalty) within 60 days after the delivery of a termination notice by the applicable AngioDynamics Corporation;

(vii) any AngioDynamics Corporation Contract contemplating or involving the payment or delivery of cash or other consideration to an AngioDynamics Corporation in excess of $50,000;

(viii) any AngioDynamics Corporation Contract imposing any restriction on the right or ability of any AngioDynamics Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

(ix) any other AngioDynamics Corporation Contract, if a breach of such AngioDynamics Corporation Contract could reasonably be expected to have a Material Adverse Effect on the AngioDynamics Corporations.

(b) Each Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms subject to (A) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except to the extent they have expired in accordance with their terms and except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the AngioDynamics Corporations. Parent has delivered to or made available to the Company true and complete copies of each Parent Material Contract, except in the case of a Parent Material Contract which is derived from a standard form agreement of the AngioDynamics Corporations, Parent has delivered to or made available to the Company a form or forms of such agreement. In each case where a Parent Material Contract is derived from a standard form agreement, all of the terms, conditions and provisions of such Parent Material Contract are substantially similar with respect to material terms to the form agreement from which such agreement derived.

(c) None of the AngioDynamics Corporations has materially violated or breached, or committed any material default under, any Parent Material Contract. To Parent’s knowledge, no other Person has materially violated or breached, or committed any material default under, any Parent Material Contract.

(d) To Parent’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a material violation or breach of any provision of any Parent Material Contract by any of the AngioDynamics Corporations; (ii) give any Person the right to declare a material default or exercise any remedy under any Parent Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; or (iv) give any Person the right to cancel or terminate, or modify in any material respect, any Parent Material Contract

3.9 LIABILITIES.

Except as disclosed in Parent SEC Documents, since the Parent Balance Sheet Date, none of the AngioDynamics Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether due or to become due) required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities that are reflected in the “Liabilities” column of the Parent Balance Sheet and the notes thereto, (b) normal and recurring liabilities that have been incurred by the AngioDynamics Corporations since the Parent Balance Sheet Date in the ordinary course of business consistent with prior practice, and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

3.10 COMPLIANCE WITH LEGAL REQUIREMENTS; FDA MATTERS.

(a) Each of the AngioDynamics Corporations is in compliance in all material respects with all applicable Legal Requirements. Within the past three years, none of the AngioDynamics Corporations has received any written notice or, to Parent’s knowledge, other communication from any Governmental Body regarding any actual or possible material violation of, or failure to comply in all material respects with, any Legal Requirement.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the AngioDynamics Corporations, each of the AngioDynamics Corporations is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, clearances, approvals and orders of any Government Body, including the FDA and similar authorities in the U.S. and non-U.S. jurisdictions necessary for each AngioDynamics Corporation to own, lease and operate its properties or to develop, produce, store, distribute, promote and sell its products or otherwise to carry on its business as it is now being conducted (the “Parent Permits”), and, as of the date of this Agreement, such Parent Permits are in full force and effect and no suspension or cancellation of any of Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on the AngioDynamics Corporations. Except for conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the AngioDynamics Corporations, no AngioDynamics Corporation is in conflict with, or in violation or default of, (i) any law applicable to such AngioDynamics Corporation or by which any property, asset, operation, or product of an AngioDynamics Corporation is bound or affected, including the FDCA, Titles XVIII and XIX of the federal Social Security Act, including the federal Health Care Programs Anti-Kickback Statute, HIPAA, the Federal False Claims Act, or any other similar act or law or (ii) any Parent Permit.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the AngioDynamics Corporations:

(i) all manufacturing operations of the AngioDynamics Corporations are being conducted in substantial compliance with applicable good manufacturing practice pursuant to the Quality System Regulation (21 C.F.R Part 820);

(ii) all necessary clearances or approvals from governmental agencies for all device products which are manufactured or sold by the AngioDynamics Corporations have been obtained, and each AngioDynamics

Corporation is in substantial compliance with the most current form of each applicable clearance, approval, or regulatory standards applicable to devices for which no clearance or approval is required, with respect to the development, design, manufacture, labeling, storage, distribution, promotion and sale by the such AngioDynamics Corporation of such products;

(iii) all of the clinical studies which have been, or are being conducted by or for the AngioDynamics Corporations, are being conducted in substantial compliance with required experimental protocols, procedures and controls, with generally accepted good clinical practices (pursuant to 21 C.F.R. Parts 50, 54, 56, 58 and 812) and all applicable government regulatory, statutory and other requirements;

(iv) to the knowledge of Parent, none of its respective officers, employees or agents (during the term of such person’s employment by any AngioDynamics Corporation or while acting as an agent of an AngioDynamics Corporation) has made any untrue statement of a material fact or fraudulent statement to the FDA or any governmental agency (including non-U.S. regulatory agencies), failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency (including non-U.S. regulatory agencies), or to the knowledge of Parent, committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency (including non-U.S. regulatory agencies) to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (or “Application Integrity Policy”) or similar governmental policy or regulation (including non-U.S. policies or regulations);

(v) to the knowledge of Parent, no AngioDynamics Corporation has received any written notice within the past three years that the FDA or any similar governmental agency (including non-U.S. regulatory agencies) has commenced, or threatened to initiate, any action to withdraw its clearance or approval, or to request the recall, of any product of an AngioDynamics Corporation, or commenced, or overtly threatened to initiate any action to enjoin production at any facility of an AngioDynamics Corporation;

(vi) to the knowledge of Parent, as to each medical device, drug, biologic or other article manufactured and/or distributed by an AngioDynamics Corporation, within the past three (3) years such article was not and/or is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or law of any jurisdiction (including non-U.S. jurisdictions); and

(vii) to the knowledge of Parent, none of the officers or employees of the AngioDynamics Corporations (during the term of such person’s employment by an AngioDynamics Corporation or while acting as an agent of an AngioDynamics Corporation), subsidiaries or affiliates was subject to an FDA debarment order, nor have any such persons been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

(d) As to each product subject to the jurisdiction of the FDA under the FDCA which is developed, manufactured, tested, validated, distributed, held and/or marketed by the AngioDynamics Corporations, to the knowledge of Parent such product is being developed, manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA and the PDMA and similar state laws, if applicable, including such requirements relating to investigational use, premarket clearance, premarket approval, registration and device listing, design control, wholesale drug distribution permitting, good manufacturing practice, labeling, advertising, record keeping, filing of reports (e.g., 21 C.F.R. Parts 803 and 806) and security, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the AngioDynamics Corporations.

(e) To the knowledge of Parent, each AngioDynamics Corporation has, prior to the execution of this Agreement, provided to Parent copies of or made available for Parent’s review any and all documents in its possession material to assessing the AngioDynamics Corporation’s compliance with the FDCA and implementing regulations for the prior three years, including copies in its possession of (i) all FDA Establishment Inspection reports, FDA Form 483 and all correspondence between the Acquired Corporation and the FDA relating to each such Establishment Inspection report, FDA Form 483, Warning Letters and company responses issued during the last three years; (ii) all audit reports performed during the last three years, whether performed by the AngioDynamics Corporations or an outside consultant; (iii) any material document (prepared by the AngioDynamics Corporations) concerning any material oral or written communication received from the FDA, or any other governmental department or agency during the last three years; (iv) any administrative or judicial order, ruling, consent decree or agreement issued or entered into during the last three years in which an AngioDynamics Corporation or its respective predecessor companies were a named party; or (v) any recall notice or order and all company responses relating to any product of the AngioDynamics Corporations.

(f) Schedule 3.10(f) of Parent Disclosure Letter sets forth a complete and accurate list of (i) medical devices, drugs, biologics, or other article currently manufactured or distributed by the AngioDynamics Corporations and listed or registered with the FDA or similar U.S. or non-U.S. governmental agency, (ii) each clinical trial protocol submitted by the AngioDynamics Corporations to the FDA or similar U.S. or non-U.S. governmental agency within the last three years, (iii) each Pre-Market Approval application (PMA) or Premarket Notification (510(k)) and any amendments or supplements thereto filed by the AngioDynamics Corporations pursuant to the FDCA, or any non-US. equivalents, (iv) each New Drug Application (NDA) or Biologic License Application (BLA) filed by AngioDynamics Corporations pursuant to the FDCA or the Public Health Service Act, as amended, or any non-U.S. equivalents.

(g)(i) Each of the AngioDynamics Corporations is in compliance, to the extent applicable, with any HIPAA obligations, and the transactions contemplated by this Agreement are in accordance with, and will not violate or result in the violation of, HIPAA by the AngioDynamics Corporations; (ii) no AngioDynamics Corporation has received any communication or inquiry (whether written or oral) from the Department of Health and Human Services, the Federal Trade Commission, or any other Governmental Body regarding its failure to comply, in any material respect with one or more of HIPAA’s provisions (other than an industry-wide communication not specifically targeted to any AngioDynamics Corporation); (iii) no certification organization has concluded or stated that any AngioDynamics Corporation has failed or may fail to comply with HIPAA or any requirement or element thereof, including one or more of the HIPAA electronic transaction standards; and (iv) no AngioDynamics Corporation has received any communication (whether written or oral) from any individual, customer, or trading partner regarding its failure to comply in any material respect with one or more of HIPAA’s provisions.

(h) No AngioDynamics Corporation is engaged in any activity, whether alone or in concert with one or more of its customers, which would constitute a violation of any Legal Requirement (including (i) federal anti-fraud and abuse or similar laws pertaining to Medicare, Medicaid or any other federal health care or insurance program; (ii) state laws pertaining to Medicaid or any other state health care or insurance programs; (iii) state or federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or insurance fraud; and (iv) federal and state laws relating to collection agencies in the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provisions of health care services, the billing for such services provided to a beneficiary of any state, federal or private health or insurance program or credit collection services, except for violations that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the AngioDynamics Corporations. Without limiting the generality of the foregoing, no AngioDynamics Corporation has directly or indirectly, knowingly and willfully paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which is or may be illegal under 42 U.S.C. § 1320a-7b(b) or any similar state law.

(i) No AngioDynamics Corporation nor, to the knowledge of the Parent, any of the AngioDynamics Corporations’ respective officers, directors, employees or agents (as those terms are defined under 42 C.F.R. 1001.1001): (i) has had a civil monetary penalty assessed against him, her or it, as the case may be, under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been debarred, excluded or suspended from participation under the Medicare program, Medicaid program or any other federal or state health program or any regulations promulgated thereunder; or (iii) has been charged with convicted of any criminal offense relating to the delivery of any item or service under Medicare, Medicaid, or other federal or state health program.

3.11 GOVERNMENTAL AUTHORIZATIONS.

Each of the AngioDynamics Corporations holds all Governmental Authorizations necessary to enable such AngioDynamics Corporation to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not be reasonably likely to have a Material Adverse Effect on the AngioDynamics Corporations. All such Governmental Authorizations are valid and in full force and effect. Each AngioDynamics Corporation is in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the AngioDynamics Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply in any material respect with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.12 TAX MATTERS.

(a) The AngioDynamics Corporations have paid or provided adequate reserves, in accordance with GAAP, for all material Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof whether or not such Taxes were shown on any Tax Return and without regard to whether such Taxes are or were disputed.

(b) Each of the AngioDynamics Corporations has filed on a timely basis (taking into account any extensions of time an AngioDynamics Corporation was granted) all income Tax Returns and all other material Tax Returns that each was required to file. None of the AngioDynamics Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made to an AngioDynamics Corporation by an authority in a jurisdiction where the AngioDynamics Corporations do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the AngioDynamics Corporations has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. None of the AngioDynamics Corporations has granted to any Person any power of attorney that is currently in force with respect to any Tax matter. There are no security interests on any of the assets of any of the AngioDynamics Corporations that arose in connection with any failure (or alleged failure) to pay any Tax (other than liens for Taxes not yet due and payable).

(c) The AngioDynamics Corporations have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There is no dispute or claim concerning any liability for Taxes of the AngioDynamics Corporations either (i) claimed or raised by any authority in writing or (ii) as to which such AngioDynamics Corporation has knowledge based upon personal contact with any agent of such authority. Schedule 3.12(d) to the Parent Disclosure Letter sets forth as of the date of this Agreement a complete and accurate list of current open audits of Tax Returns filed by or on behalf of the AngioDynamics Corporations with any Governmental Body.

(e) The unpaid Taxes of the AngioDynamics Corporations (i) did not, as of the date of the most recent Parent Financial Statements, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Parent Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the AngioDynamics Corporations in filing their Tax Returns other than any Taxes which the failure to pay would not, individually or in the aggregate, result in a Material Adverse Effect on the AngioDynamics Corporations.

(f) None of the AngioDynamics Corporations is a party to any Tax allocation or sharing agreement. None of the AngioDynamics Corporations (i) has been a member of an “affiliated group,” as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is Parent or (ii) has any Liability for the Taxes of any Person (other than any of the AngioDynamics Corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(g) Parent has made available to the Company or its legal or accounting representative copies of all foreign, federal and state income tax Returns for Parent and each of its subsidiaries filed for all periods including and after the tax period ended May 31, 2004.

(h) Neither Parent nor any affiliate of Parent has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

(a) The representations in this Section 3.13(a) shall apply to (i) all material employee pension benefit plans (as defined in Section 3(2) of ERISA), (ii) all material employee welfare benefit plans (as defined in Section 3(1) of ERISA), (iii) all other material pension, bonus, commission, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefits and other similar benefit plans (including any material fringe benefit under Section 132 of the Code and any material foreign plans), programs, Contracts, arrangements or policies, and (iv) any material employment, executive compensation or severance agreements, whether written or otherwise, as amended, modified or supplemented, of any AngioDynamics Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the AngioDynamics Corporations or which is under common control with any of the AngioDynamics Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (each, a “Parent ERISA Affiliate”) for the benefit of, or relating to, any former or current employee, independent contractor, officer or director (or any of their beneficiaries) of any AngioDynamics Corporation or any other Parent ERISA Affiliate (all such plans, programs, Contracts, agreements, arrangements or policies as described in this Section 3.13(a) shall be collectively referred to as the “Parent Employee Plans”). Parent has made available to the Company, true and complete copies of (i) each such written Parent Employee Plan (or a written description of any Parent Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments (including accountants’ opinions, if applicable), filed with respect to each Parent Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Parent Employee Plan subject to Title IV of ERISA, and (iv) the most recent favorable determination letters issued for each Parent Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

(b)(i) None of the Parent Employee Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) none of the Parent Employee Plans is a Multiple Employer Welfare Arrangement, a Multiple Employer Plan or a Multiemployer Plan, and neither the AngioDynamics Corporations nor any Parent ERISA Affiliate has ever contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with a Multiple Employer Plan or a Multiemployer Plan; (iii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction with respect to any Parent Employee Plan which could subject any of the AngioDynamics Corporations, directly or indirectly, to any material tax, material penalty or other material liability for prohibited transactions under

ERISA or Section 4975 of the Code; (iv) no fiduciary of any Parent Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject any of the AngioDynamics Corporations, directly or indirectly, to any material penalty or liability for breach of fiduciary duty; (v) all Parent Employee Plans have been established, maintained and operated in accordance with their terms and have been established, maintained and operated in substantial compliance with all applicable Legal Requirements, including good faith compliance with Section 409A of the Code; (vi) none of the AngioDynamics Corporations has any knowledge of any default or violation by any other Person with respect to any of the Parent Employee Plans; and (vii) each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a current favorable determination letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more AngioDynamics Corporations), or has time remaining under applicable Treasury guidance to seek such a determination, and to Parent’s knowledge nothing has occurred prior to or since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan.

(c) None of the AngioDynamics Corporations or any other Parent ERISA Affiliate currently maintains, sponsors or participates in, or within the last five years has maintained, sponsored or participated in, or has any liability, contingent or otherwise, to, any “Employee Benefit Plan” (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

(d) The consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) cause or result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any former or current employee, independent contractor or consultant (or any of their beneficiaries) of any of the AngioDynamics Corporations.

(e) There are no material Legal Proceedings pending or, to the knowledge of Parent, threatened in respect of or relating to any Parent Employee Plan. To Parent’s knowledge, there are no facts or circumstances which could reasonably be expected to give rise to any such material Legal Proceeding (other than routine benefit claims) in respect of or relating to any Parent Employee Plan.

(f) No person will be entitled to any severance benefits, acceleration of vesting of any the Parent Options or the extension of any period during which any Parent Options may be exercised, under the terms of any Parent Employee Plan as a result of the consummation of the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with another event).

(g)(i) There are no controversies pending or, to the knowledge of Parent, threatened, between any of the AngioDynamics Corporations and any of their respective foreign or domestic former or current employees, officers, directors, independent contractors or consultants (or any of their beneficiaries), (ii) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Parent, threatened against or affecting any AngioDynamics Corporation, (iii) none of the AngioDynamics Corporations is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the AngioDynamics Corporations, (iv) none of the employees of the AngioDynamics Corporations are represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving employees of the AngioDynamics Corporations has occurred, is in progress or, to the knowledge of Parent, is threatened, (v) the AngioDynamics Corporations have each at all times been in compliance in all material respects with all applicable Legal Requirements governing or concerning labor relations, conditions of employment, employment discrimination or harassment, wages, hours, or occupational safety and health, and with any collective bargaining agreements (both foreign and domestic), (vi) there is no unfair labor practice charge or complaint against any of the AngioDynamics Corporations pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance or arbitration demand or proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the AngioDynamics Corporations pending, or to the knowledge of Parent, threatened, against any AngioDynamics Corporation, (viii) none of the AngioDynamics Corporations is a federal or state contractor, (ix) to Parent’s knowledge, neither the Occupational Safety and Health Administration nor any corresponding state or foreign agency is threatening to file any citation or complaint, and there are no pending citations or complaints, relating to the AngioDynamics Corporations, and (x) there are no complaints, charges or claims against any AngioDynamics Corporation pending or, to the knowledge of Parent, threatened, which could be brought or filed with any Governmental Body, court or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of, termination of employment of, or failure of any AngioDynamics Corporation to employ any individual. To the knowledge of Parent, there are no pending, threatened or reasonably anticipated claims against any of the AngioDynamics Corporations under any workers’ compensation disability policy or long-term policy.

(h) No amount required to be paid or payable to or with respect to current or former employee of any of the AngioDynamics Corporations in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Sections 162(a)(1) or 404 of the Code.

(i) None of the AngioDynamics Corporations has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the WARN Act or otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or collective dismissal law.

(j) Each of the AngioDynamics Corporations is in compliance with all immigration and naturalization Legal Requirements relating to employment and employees, each of the AngioDynamics Corporations has properly completed and maintained in all material respects all applicable forms (including I-9 forms), there are no citations, investigations, enforcement proceedings or formal complaints concerning immigration or naturalization Legal Requirements pending or, to the knowledge of Parent, threatened before the United States Citizenship and Immigration Services or any related federal, state, foreign or administrative agency or court, involving or against the AngioDynamics Corporations, and none of the AngioDynamics Corporations has received notice of any violation of any immigration and naturalization Legal Requirement.

3.14 ENVIRONMENTAL MATTERS.

Each of the AngioDynamics Corporations is in compliance with, and has conducted its activities in compliance with, all applicable Environmental Laws, which compliance includes the possession by each of the AngioDynamics Corporations of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure to so comply would not result in a material liability or clean up obligation on the AngioDynamics Corporations. The consummation of the transactions contemplated by this Agreement will not affect the validity of such material permits and Governmental Authorizations held by Parent or any of the AngioDynamics Corporations, and will not require any filing, notice, or remediation under any Environmental law. To the knowledge of Parent, there are no past or present events, conditions, activities, or practices which would reasonably be expected to prevent Parent’s or any of the AngioDynamics Corporations’ compliance in any material respect with any Environmental Law, or which would reasonably be expected to give rise to any material liability of Parent or any of the AngioDynamics Corporations under any Environmental Law. Within the past seven years, none of the AngioDynamics Corporations has received any written notice, or to its knowledge, other communication (in writing or otherwise) that alleges that any of the AngioDynamics Corporations is not in material compliance with any Environmental Law, and Parent has no knowledge of any circumstances that would reasonably be expected to result in such claims or communications. To Parent’s knowledge, no current or prior owner of any property owned, leased or controlled by any of the AngioDynamics Corporations has received any written notice or other communication (in writing or otherwise) that alleges that such current or prior owner or any of the AngioDynamics Corporations is not in compliance with any Environmental Law in such a manner as would be reasonably likely to would not result in a material liability or clean up obligation on any AngioDynamics Corporation. Neither Parent nor any of the AngioDynamics Corporations has assumed by contract, agreement or otherwise any liabilities or obligations arising under any Environmental Law, or is currently performing any required investigation, response or other corrective action under any Environmental Law. There are no underground storage tanks or related piping on any property owned, leased, controlled by or used by any of the AngioDynamics Corporations, and any former such tanks and piping have been removed or closed in accordance with applicable Environmental Laws. To Parent’s knowledge, all property that is owned by, leased to, controlled by or used by any of the AngioDynamics Corporations is free of any friable asbestos or asbestos-containing material.

3.15 LEGAL PROCEEDINGS; ORDERS.

Except as set forth in the Parent SEC Documents, there is no pending Legal Proceeding and, to Parent’s knowledge, within the past 24 months no Person has threatened in writing to commence any Legal Proceeding, that involves any of the AngioDynamics Corporations or any of the assets owned or used by any of the AngioDynamics Corporations, in each case which would be reasonably likely to be material to the AngioDynamics Corporations; and there is no Order to which any of the AngioDynamics Corporations, or any of the material assets owned or used by any of the AngioDynamics Corporations, is subject.

3.16 VOTE REQUIRED.

(a) The affirmative vote of a majority of the votes cast on the proposal to approve the issuance of Parent Common Stock pursuant to the Merger is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the issuance of Parent Common Stock pursuant to the Merger.

(b) The affirmative vote of Parent is the only vote of the holders of any class or series of Merger Sub’s equity interests necessary to approve this Agreement and otherwise approve and consummate the Merger as set forth herein.

3.17 FOREIGN CORRUPT PRACTICES ACT.

Neither Parent, any other AngioDynamics Corporation, any of the AngioDynamics Corporation’s officers, directors, nor, to Parent’s knowledge, any employees or agents, distributors, representatives or other persons acting on the express, implied or apparent authority of any AngioDynamics Corporation, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of any of the AngioDynamics Corporations (including any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any AngioDynamics Corporation in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of Parent nor of any other AngioDynamics Corporation is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Neither Parent nor any other AngioDynamics Corporation has otherwise taken any action that could cause Parent or any other AngioDynamics Corporation to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

3.18 REAL PROPERTY.

Parent has good and marketable title to, or a valid leasehold interest in, all of its real properties, in each case free and clear of all Encumbrances. The AngioDynamics Corporations have not owned any real property at any time during the past five years. No AngioDynamics Corporation has sent or received any written notice of any default under any of the leases of real property to which it is party. No AngioDynamics Corporation is in material breach of, or in default in any material respect under, any covenant, agreement, term or condition of or contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both could constitute such a default or breach.

3.19 INSURANCE POLICIES.

Neither Parent nor any other AngioDynamics Corporation has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the AngioDynamics Corporations is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by Parent or any other AngioDynamics Corporation as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Parent or any other AngioDynamics Corporation. Except for the self-insurance retentions or deductibles, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the AngioDynamics Corporations that would reasonably be expected to have a Material Adverse Effect on the AngioDynamics Corporations.

3.20 INFORMATION TO BE SUPPLIED.

None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Parent Proxy Statement or the Company Proxy Statement will, at the time the Parent Proxy Statement or the Company Proxy Statement is mailed to the stockholders of Parent or the stockholders of the Company, as the case may be, or at the time of the Parent Stockholders’ Meeting or the Company’s Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Parent Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or to be supplied by the Company that is included or incorporated by reference in the foregoing documents.

3.21 TAKEOVER STATUTES; RIGHTS PLAN.

(a) To Parent’s knowledge, no Takeover Laws (other than Section 203 of the DGCL) are applicable to the Merger, this Agreement or any of the transactions contemplated hereby. The action of the Board of Directors of Parent in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

(b) No “Stock Acquisition Date” or “Distribution Date” (as such terms are defined in the Parent Rights Plan) will occur as a result of the execution of this Agreement or any other transactions contemplated by this Agreement or the consummation of the Merger. The Parent Rights Plan, as so amended, has not been further amended or modified.

3.22 FINANCIAL ADVISOR.

Except with respect to Cain Brothers & Company, LLC (“Cain Brothers”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the AngioDynamics Corporations. Parent has furnished to the Company an accurate and complete copy of its agreement with Cain Brothers.

3.23 OPINION OF FINANCIAL ADVISOR.

The Parent’s Board of Directors has received the opinion of Cain Brothers, financial advisor to Parent, that as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair to Parent from a financial point of view. Parent will furnish an accurate and complete copy of said opinion to the Company.

3.24 AFFILIATE TRANSACTIONS.

Schedule 3.24 of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the AngioDynamics Corporations, on the one hand, and any of their respective officers or directors (or any of their respective Affiliates, other than any AngioDynamics Corporation) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the AngioDynamics Corporations, taken as a whole and (c) are not Parent Employee Plans.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1 ACCESS AND INVESTIGATION.

During the period from the date of this Agreement until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Section 7 (the “Pre-Closing Period”), each of the Company and Parent shall use its commercially reasonable efforts to cause the Acquired Corporations, in the case of the Company, and the AngioDynamics Corporations in the case of Parent, to provide the other party’s Representatives with reasonable access during normal business hours to the personnel and assets of, and to all existing books, records, Tax Returns, work papers and other documents and information relating to, the Acquired Corporations and the AngioDynamics Corporations and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request, and the AngioDynamics Corporations, as the Company may reasonably request, as the case may be; provided, however, that the parties shall endeavor to coordinate such access through the following contacts: Craig Factor for the Company and Joseph Gerardi for Parent. Each party acknowledges that the Company and Parent have previously entered into a Mutual Nondisclosure Agreement, dated as of April 20, 2006, as amended by a letter agreement as of June 28, 2006, between the Company and Parent (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

4.2 OPERATION OF BUSINESS.

(a) During the Pre-Closing Period the Company (which for purposes of this Section 4.2 shall include the Acquired Corporations) and Parent (which for purposes of this Section 4.2 shall include the AngioDynamics Corporations) shall, (i) except in the case of the Company, as provided in Schedule 4.2 of the Company Disclosure Letter, (ii) except in the case of Parent, as provided in Schedule 4.2 of the Parent Disclosure Letter, (iii) except as contemplated by this Agreement, and (iv) except with the prior written consent of the other party (the granting or withholding of such consent not to be unreasonably delayed, withheld or conditioned): (A) conduct, in the case of the Company, the business and operations of the Acquired Corporations taken as a whole, and in the case of Parent, the business and operations of the AngioDynamics Corporations taken as a whole, (1) in the ordinary course consistent with prior practice, and (2) in material compliance with all applicable Legal Requirements and the requirements of all Company Material Contracts in the case of the Acquired Corporations and of all Parent Material Contracts in the case of the AngioDynamics Corporations; (B) use commercially reasonable efforts to preserve intact, in the case of the Company, the current business organization of the Acquired Corporations taken as a whole, and in the case of Parent, the current business organization of the AngioDynamics Corporations taken as a whole, keep available the services of their current officers and key employees and maintain their relations and goodwill at least as favorable as at the date of this Agreement with all suppliers, customers, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them; (C) provide all notices, assurances and support required by any Contract relating to any Acquired Corporation Proprietary Asset or AngioDynamics Corporation Proprietary Asset, as the case may be, in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any Acquired Corporation or AngioDynamics Corporation, as the case may be, of any source code materials or other Acquired Corporation Proprietary Asset or AngioDynamics Corporation Proprietary Asset, as the case may be; and (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Corporations or the AngioDynamics Corporations, as the case may be (including using commercially reasonable efforts to renew such policies which may expire or terminate during the Pre-Closing Period; provided, however, that either the Company or Parent may choose not to renew any such policy without the other party’s prior written consent, subject to reasonable prior consultation with the other party).

(b) Except as contemplated by this Agreement or as set forth on Schedule 4.2(b) of the Company Disclosure Letter, during the Pre-Closing Period, the Company shall not and shall not permit any of the other Acquired Corporations, without the prior written consent of Parent (the granting or withholding of such consent not to be unreasonably delayed, withheld or conditioned) to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security of any of the Acquired Corporations or (B) any Company Stock Right, except that prior to the Effective Time (1) the Company may issue Company Common Stock (and corresponding rights under the Company Rights Agreement) upon the valid exercise of Company Stock Rights outstanding as of the date of this Agreement, (2) the Company may grant options to purchase shares of Company Common Stock (and corresponding rights under the Company Rights Agreement) at fair market value in the ordinary course of business consistent with prior practice and in accordance with the Company Stock Option Plans to employees of the Company (and the exercise of those options) in an amount not to exceed the number of options set forth on Schedule 4.2(b)(ii) of the Company Disclosure Letter, and (3) shares of Company Common Stock (and corresponding rights under the Company Rights Agreement) issuable to participants in the Company ESPP consistent with the terms thereof in an amount not to exceed the number of shares set forth on Schedule 4.2(b)(ii) of the Company Disclosure Letter;

(iii) hire any new employee of the Company or any other Acquired Corporation, other than non-officer employees hired in the ordinary course of business consistent with prior practice;

(iv) except (i) as required by applicable Legal Requirements, (ii) for the anticipated acceleration of vesting of Company Options as described in Schedule 2.3(b) or Schedule 2.13(a) of the Company Disclosure Letter, (iii) pursuant to the terms of a Company Employee Plan, as in existence on the date hereof, or (iv) as disclosed on Schedule 2.3(b) of the Company Disclosure Letter, amend or waive any of its rights under any provision of any of the Company Stock Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement or any other equity related award, or otherwise modify any of the terms of any outstanding option, warrant, or other security or any related Contract;

(v) form any Subsidiary;

(vi) amend or permit the adoption of any amendment to the Company Organization Documents, or effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vii) make any capital expenditure in excess of $250,000 in the aggregate;

(viii) enter into or become bound by, or permit any of the Proprietary Assets owned by it to become bound by, any Company Material Contract under which the Company grants an exclusive license to or other exclusive rights in any such Proprietary Asset;

(ix) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(x) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its material assets, except for sales, dispositions or transfers in the ordinary course of business;

(xi)(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred under the Company’s existing credit facility in the ordinary course of business, (B) make any loans or advances to any other Person other than in the ordinary course of business consistent with prior practice or (C) make any capital contributions to, or investments in, any other Person;

(xii)(A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions in the ordinary course of business or (B) subject to Section 4.3(d), (1) waive any material benefits of, or agree to modify in any material respect, any standstill or similar agreement to which any Acquired Corporation is a party or (2) waive any benefits of, or agree to modify, any confidentiality agreement or similar agreement to which any Acquired Corporation is a party (other than confidentiality agreements entered into in the ordinary course of business consistent with prior practice where such modification or waiver would not have a Material Advance Effect on the Acquired Corporations);

(xiii) except as set forth in Schedule 2.8(a) or Schedule 2.13(a) of the Company Disclosure Letter, (A) except as required by Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction or pursuant to the terms of a Company Employee Plan as in existence on the date hereof (1) increase in any material manner or respect the compensation or fringe benefits of, or pay any bonus or incentive or equity compensation to, any current or former director, officer; employee or consultant; (2) grant any severance, retention, change in control or termination pay to, or enter into any severance, change in control, retention or termination pay agreement with, any current or former director, officer, employee of consultant or enter into any employment or consultant agreement with any current or former director, officer, employee or consultant; (3) pay any benefit or other compensation not provided for under any Company Employee Plan or other arrangement; (4) grant any awards under any bonus, incentive, performance, equity or other compensation plan or arrangement or Company Employee Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Plan or other arrangement or agreement or awards made thereunder), other than options issued in accordance with Section 4.2(b)(ii) above, payments payable pursuant to the Company’s 2006 Management Performance Incentive Plan as set forth on Schedule 4.2(b) of the Company Disclosure Letter and such other bonus payments as set forth on Schedule 4.2(b), or (5) take any action to fund prior to when due or in any other way secure the payment of compensation or benefits under any agreement or (B) except as may be required to comply with applicable Legal Requirements, establish, adopt, enter into or amend any Company Employee Plan or other arrangement;

(xiv) change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

(xv) make or rescind any express or deemed material election relating to Taxes, file an amended return, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

(xvi) commence or settle any material Legal Proceeding other than in the ordinary course of business;

(xvii) take, agree to take, or omit to take any action which would cause any of the conditions set forth in Section 6 of this Agreement not to be able to be satisfied prior to the Termination Date;

(xviii) enter into or become bound by any Company Material Contract, or waive, release, or assign any material rights or claims under, or materially modify or terminate any, Company Material Contract;

(xix) allow any of the Acquired Corporation Proprietary Assets to lapse, expire (except by operation of law) or become abandoned; or

(xx) agree or commit to take any of the actions described in clauses (i) through (xix) of this Section 4.2(b).

(c) Except as contemplated by this Agreement or as set forth on Schedule 4.2(c) of the Parent Disclosure Letter, during the Pre-Closing Period, neither Parent nor Merger Sub shall, nor shall they permit any of the AngioDynamics Corporations, without the prior written consent of the Company (the granting or withholding of such consent not to be unreasonably delayed, withheld or conditioned) to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities other than dividends paid by one AngioDynamics Corporation to another AngioDynamics Corporation;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security of any of the AngioDynamics Corporations or (B) any Parent Stock Right, except that prior to the Effective Time, (1) Parent may issue Parent Common Stock (and corresponding rights under the Parent Rights Agreement) upon the valid exercise of Parent Stock Rights outstanding as of the date of this Agreement, (2) Parent may grant options to purchase shares of Parent Common Stock at fair market value in the ordinary course of business consistent with prior practice and in accordance with existing Parent Stock Option Plans to employees, directors and consultants of Parent or any of its affiliates (and the exercise of those options) in an amount not to exceed the number of options set forth on Schedule 4.2(c)(ii) of the Parent Disclosure Letter, and (3) Parent may issue shares of Parent Common Stock (and corresponding rights under the Parent Rights Agreement) to participants in the Parent ESPP consistent with the terms thereof;

(iii) amend or permit the adoption of any amendment to the Parent Organization Documents, or effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business consistent with prior practice;

(v) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its material assets, except for sales, dispositions or transfers in the ordinary course of business consistent with prior practice;

(vi) change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

(vii) take, agree to take, or omit to take any action which would cause the conditions set forth in Section 6 of this Agreement not to be able to be satisfied prior to the Termination Date or which would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(viii) commence or settle any material Legal Proceeding other than in the ordinary course consistent with prior practice; or

(ix) agree or commit to take any of the actions described in clauses (i) through (viii) of this Section 4.2(c).

4.3 NO SOLICITATION BY THE COMPANY.

(a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and shall not, directly or indirectly, authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations to, (i) solicit, encourage, initiate or seek the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person (other than Parent or Merger Sub) in connection with or in response to a Company Acquisition Proposal or any similar inquiry, (iii) engage or participate in any discussions or negotiations with any Person (other than Parent or Merger Sub) with respect to any Company Acquisition Proposal or any similar inquiry, (iv) approve, endorse or recommend any Company Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that this Section 4.3 shall not prohibit (A) the Company, or the Board of Directors of the Company, prior to the approval of this Agreement by the Company Stockholders, from furnishing nonpublic information regarding the Acquired Corporations to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors, would reasonably be expected to result in a Company Superior Offer if (1) none of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3(a) in connection with the receipt of such Company Acquisition Proposal, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action with respect to such Company Acquisition Proposal is required to comply with the fiduciary duties of the Board of Directors of the Company to the Company Stockholders under applicable Legal Requirements, (3) the Company gives to Parent the notice required by Section 4.3(b), and (4) the Company furnishes any information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person on substantially the same terms as the Confidentiality Agreement, and such furnished information is delivered to Parent at substantially the same time (to the extent such information has not been previously furnished by the Company to Parent); or (B) subject to the obligation of the Company and the Company’s Board of Directors not to withhold, withdraw or modify its recommendation except as expressly set forth in Section 4.3(d), the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal.

(b) The Company shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Company Acquisition Proposal or similar inquiry, or any request for nonpublic information relating to any of the Acquired Corporations in connection with a Company Acquisition Proposal or similar inquiry, advise Parent orally and in writing of such Company Acquisition Proposal, inquiry or request (including providing the identity of the Person making or submitting such Company Acquisition Proposal, inquiry or request, and a summary of the material terms thereof, if the Company Acquisition Proposal is not in writing, or a copy of the Company Acquisition Proposal and any related draft agreements if it is in writing) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent informed in all material respects on a prompt basis with respect to the status of any such Company Acquisition Proposal, inquiry or request and any material modification or proposed material modification thereto (and in no event later than twenty-four (24) hours of any request, material modification or proposed material modification thereto).

(c) Upon the execution of this Agreement, the Company shall immediately cease and shall cause to be terminated any discussions existing as of the date of this Agreement between the Company or any Representative of the Company and any Person (other than Parent) that relate to any Company Acquisition Proposal.

(d) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to receipt of the approval of the Company Stockholders of this Agreement, withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent in respect of a Company Acquisition Transaction if: (i) an unsolicited, bona fide written offer is made to the Company by a third party for a Company Acquisition Transaction, and such offer is not withdrawn; (ii) the Company’s Board of Directors determines in good faith after consultation with its financial advisors that such offer constitutes a Company Superior Offer; (iii) following consultation with outside legal counsel, the Company’s Board of Directors determines that the withholding, withdrawal or modification of the Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to the Company Stockholders under applicable Legal Requirements; (iv) the Company Recommendation is not withheld, withdrawn or modified in a manner adverse to Parent at any time prior to four business days after Parent receives written notice from the Company confirming that the Company’s Board of Directors has determined that such offer is a Company Superior Offer; and (v) at the end of such four business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Parent (and any adjustment or modification of the terms of such Company Acquisition Proposal), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors that such offer is a Company Superior Offer and that the withholding, withdrawal or modification of the Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Delaware law. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to receipt of the approval of the Company’s stockholders of this Agreement, withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent other than in respect of a Company Acquisition Transaction if: (i) following consultation with outside legal counsel, the Company’s Board of Directors determines in good faith that the withdrawal or modification of such Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to the stockholders of the Company under applicable Legal Requirements; (ii) the Company Recommendation is not withdrawn or modified in a manner adverse to Parent at any time prior to four business days after Parent receives written notice from the Company confirming that the Company’s Board of Directors has determined to withdraw or modify the Company Recommendation and specifying the reasons therefor, and (iii) at the end of such four business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Parent, the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors that the withdrawal or modification of such Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Legal Requirements. The Board of Directors of the Company may not withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent except in compliance in all respects with this Section 4.3(d).

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to hold the vote of the Company Stockholders on the approval of the Merger and the approval and adoption of this Agreement at the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Company Acquisition Proposal (whether or not a Company Superior Offer), or by any change of the Company Recommendation and (ii) in any case in which the Company withholds or withdraws the Company Recommendation pursuant to Section 4.3(d), the Company shall nevertheless submit this Agreement and the Merger to a vote of the Company Stockholders as permitted by Section 146 of the DGCL.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 REGISTRATION STATEMENT AND PROXY STATEMENT FOR STOCKHOLDER APPROVAL.

(a) As soon as practicable following the execution of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a registration statement on Form S-4 consisting of (i) a proxy statement of the Company in connection with the Company Stockholders’ Meeting complying with applicable

Legal Requirements (the “Company Proxy Statement”), (ii) a proxy statement of Parent in connection with the Parent Stockholders’ Meeting and complying with applicable Legal Requirements (the “Parent Proxy Statement”) and (iii) a prospectus relating to the Parent Common Stock to be offered and sold pursuant to this Agreement in the Merger (such registration statement, together with the amendments and supplements thereto being the “Registration Statement”). Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing. The Company will use commercially reasonable efforts to cause the Company Proxy Statement to be mailed to the Company Stockholders and Parent will use commercially reasonable efforts to cause the Parent Proxy Statement to be mailed to Parent’s stockholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws and other applicable Legal Requirements in connection with the issuance of Parent Common Stock pursuant to this Agreement, and each party shall furnish all information concerning the Company, Parent and the holders of capital stock of the Company and Parent, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement and Parent Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement or Parent Proxy Statement will be made by Parent, or with respect to the Company Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent will advise the Company, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Registration Statement, the Parent Proxy Statement or the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement, the Company Proxy Statement or the Parent Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party or parties have had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company or the stockholders of Parent, as the case may be.

(b) The Company shall, and shall cause its Subsidiaries, and their respective officers, employees, consultants and advisors, including legal and accounting advisors of the Company and its Subsidiaries, to cooperate in connection with the filing of the Registration Statement as may be reasonably requested. Such cooperation by the Company shall include, at the reasonable request of Parent, (i) (x) preparing, financial statements, pro forma statements and other financial data and pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in registration statements and (y) delivery of audited and unaudited consolidated financial statements of the Company and its consolidated subsidiaries for all periods required (ii) using commercially reasonable efforts to obtain customary accountants’ comfort letters, consents, legal opinions, survey and title insurance as requested by the Parent along with such assistance and cooperation from such independent accountants and other professional advisors as reasonably requested by Parent; and (iii) otherwise reasonably cooperating in connection with the preparation of the Registration Statement.

5.2 COMPANY SHAREHOLDERS’ MEETING AND PARENT STOCKHOLDERS’ MEETING.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement in accordance with the Company Organization Documents and the DGCL (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. The Company and Parent shall use commercially reasonable efforts to hold the Company Stockholders’ Meeting and the Parent’s Stockholder Meeting on the same day. The Company shall use commercially reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of this Agreement and shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders’ Meeting (other than for the absence of a quorum) without the consent of Parent.

(b) Subject to Section 4.3(d), the Company Proxy Statement shall include the Company Recommendation, and the Company Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, the Parent Proxy Statement and the Registration Statement pursuant to Section 5.1(b), (ii) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Parent Proxy Statement and the Registration Statement and seeking timely to complete or obtain any such actions, consents, approvals or waivers.

(d) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on a proposal to approve the issuance of Parent Common Stock pursuant to this Agreement (the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent shall use commercially reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of the issuance of Parent Common Stock and shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Once the Parent Stockholders’ Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders’ Meeting (other than for the absence of a quorum) without the consent of the Company.

(e) The Parent Proxy Statement shall include the Parent Recommendation, and the Parent Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Parent or any committee thereof to withdraw or modify the Parent Recommendation in a manner adverse to the Company shall be adopted or proposed.

5.3 REGULATORY APPROVALS

(a) As soon as may be reasonably practicable, but in no event later than ten (10) business days after the date hereof, the Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein to the extent any such filing is required by the HSR Act. The Company and Parent each shall each use commercially reasonable efforts to obtain early termination of any waiting period under HSR and Company and Parent shall each promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC or the DOJ.

(b) Each of the Company and Parent shall use its commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all other notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement (including pre-merger notification forms required by the merger notification or control laws and regulations of any applicable foreign jurisdiction, as agreed to by the parties). Each of Parent and the Company shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by a Governmental Body of any jurisdiction and which the parties may reasonably deem appropriate.

(c) Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger.

5.4 COMPANY STOCK OPTIONS AND WARRANTS

(a) Effective as of the Effective Time, the Company Stock Option Plans and each Company Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Parent. As of the Effective Time, each Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a right to acquire cash and shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Subject to the accelerated vesting of Company Options as described in Schedule 2.3(b) of the Company Disclosure Letter, each Company Option so assumed by Parent shall be subject to, and exercisable and vested upon, substantially the same terms and conditions as under the applicable Company Stock Option Plans, including the maximum term of the Company Option and the provisions regarding termination of the Company Option following a termination of employment, except that (i) each assumed Company Option shall be exercisable for, and represent the right to acquire (A) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (2) the Per Share Stock Merger Consideration, plus (B) an amount of cash, without interest, equal to (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (2) the Per Share Cash Merger Consideration, if any; and (ii) the exercise price per share of Parent Common Stock subject to each assumed Company Option (and any associated cash consideration) shall be an amount equal to (1) the exercise price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by (2) the sum of the Per Share Stock Merger Consideration and the Stock Equivalent Cash Consideration; and (iii) references under the Company Option to a termination of employment shall mean, on and after the Effective Time, a termination of employment with the Surviving Entity or any AngioDynamics Corporation.

(b) The Company’s Board of Directors, or its duly appointed committee to administer the Company Stock Option Plans, shall adopt resolutions and the Company and the Company’s Board of Directors shall take all such other actions as may be necessary or appropriate, effective contingent upon the consummation of the transactions contemplated hereby, immediately prior to the Closing Date, to provide for the application of Section 5.4(a) to the Company Stock Option Plans and the Company Options outstanding as of immediately prior to the Effective Time, including, without limitation, obtaining all necessary consents.

(c) The conversion of Company Options provided for in Section 5.4(a) shall be effected in a manner consistent with Section 424 of the Code.

(d) As of the Effective Time, Parent shall, to the full extent permitted by applicable law, assume all of the Company Warrants identified on Schedule 2.3(c) of the Company Disclosure Letter and outstanding immediately prior to the Effective Time. Each Company Warrant shall, to the full extent permitted by applicable law, be assumed by Parent in such a manner that it shall be exercisable upon the same terms and conditions as under each Company Warrant pursuant to which it was issued; provided that (i) each Company Warrant so assumed shall be exercisable for, and represent the right to acquire (A) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (2) the Per Share Stock Merger Consideration, plus (B) an amount of cash equal to (1) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (2) the Per Share Cash Merger Consideration, if any; and (ii) the exercise price per share of Parent Common Stock subject to each assumed Company Warrant (and any associated cash consideration) shall be an amount equal to (1) the exercise price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time divided by (2) the sum of the Per Share Stock Merger Consideration and the Stock Equivalent Cash Consideration.

(e) As of the Effective Time, the Company shall take all actions necessary or appropriate as required pursuant to the terms of the Company ESPP so that each Purchase Period and Offering Period (each as defined in the Company ESPP) then in progress under the ESPP shall terminate no later than the Effective Time and each option thereunder shall be automatically exercised on or prior thereto.

5.5 EMPLOYEE BENEFITS

(a) Welfare Plans. Effective as of the Effective Time and for a transition period ending on November 27, 2007 (the “Employee Transition Period”), or if sooner, upon the applicable Acquired Corporations employee’s termination of employment, the Surviving Entity shall continue to provide welfare benefits for the benefit of the employees of the Acquired Corporations that are no less favorable in the aggregate to the benefits provided to such employees under the Company Welfare Plans immediately prior to the Effective Time. The transition period may be longer than the period specified above to the extent that the Parent, in its sole discretion, determines that a longer period is necessary to effect a reasonable transition for such employees. Parent and/or the Surviving Entity shall adopt transition rules to prevent any loss of credit for participant contributions, payments or co-payments in a manner consistent with Section 5.5(e) of this Agreement.

(b) 401(k) Plan. Unless Parent has notified the Company no later than three days prior to the Effective Time that the Company 401(k) Plan should not be terminated, the Company will take all actions required to terminate the Company 401(k) Plan so that the 401(k) Plan will be terminated no later than immediately before the Effective Time. If the Company 401(k) Plan is terminated prior to the Effective Time, Parent shall use its commercially reasonable efforts to cause the Parent 401(k) Plan to be amended to permit the employees who were eligible to participate in the Company 401(k) Plan immediately before the Effective Time to be eligible to participate in the Parent 401(k) Plan as of immediately following the Effective Time so that there will be no interruption in the rights of such employees to make pre-tax contributions under a Code Section 401(k) plan. All employees of the Acquired Corporations who participate in the Company 401(k) Plan as of immediately before the Effective Time shall be eligible for any matching contribution of Parent to the same extent that similarly situated employees of Parent are entitled, subject to the provisions of Section 5.5(e).

(c) Stock-Based Plans. Following the Effective Time, employees of the Acquired Corporations will be eligible to receive stock options and other stock-based awards under the stock-based plans maintained by Parent and/or the Surviving Entity on substantially the same basis as similarly situated Parent employees.

(d) Employment Policies and Practices. During the Employee Transition Period, Parent or the Surviving Entity will continue to maintain policies and practices relating to vacation time and personal time off for non-exempt employees that are no less favorable in the aggregate to those of the Acquired Corporations that were applicable to the employees of the Acquired Corporations immediately prior to the Effective Time. The Merger shall not adversely affect any employee’s accrual of, or right to take, any accrued but unused personal vacation time to which such employee is entitled pursuant to the personal or vacation policies applicable to such employee immediately prior to the Effective Time.

(e) Service and Vesting Credit. Parent and/or Surviving Entity will treat an individual’s employment as an employee by the Acquired Corporations the same as employment as an employee by Parent and/or Surviving Entity for purposes of satisfying vesting and eligibility to participate requirements under any Parent and/or Surviving Entity benefit arrangement in which such employee participates following the Effective Time, but in no event will such treatment result in a duplication of benefits for any employee. In addition, Parent shall, to the extent permitted by any benefit plan or underlying insurance or service provider applicable to employees of the Acquired Corporations, use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations have been waived under any comparable Company Employee Plan as of the Effective Time and, for the plan year that includes the Effective Time, to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees in the calendar year in which the Effective Time occurs.

(f) No Future Commitment. Nothing in this Agreement shall be construed to limit any rights of Parent, the Company or the Surviving Entity to (i) amend, modify or terminate any Company Employee Plans or any other employee benefit plan, program, policy, agreement or arrangement or (ii) terminate the employment of any employee of the any of the Acquired Corporations at any time for any reason.

(g) Treatment of Certain Options. Parent and the Surviving Entity agree and acknowledge and will take all action necessary to provide that if the employment of any employee of an Acquired Corporation is terminated by Parent or one of its affiliates for any reason other than cause, as determined in good faith by Parent, on or prior to the six-month anniversary of the Closing Date, each Company Option outstanding as of the date thereof held by such terminating employee shall become exercisable and vested with respect to 100% of the shares underlying such Company Options and shall remain exercisable for a period of at least 90 days from the date the employment of such employee of an Acquired Corporation is actually terminated (but in no event shall any Company Option remain exercisable later than the expiration of its term).

5.6 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

(a) From and after the Effective Time, Parent shall cause the Surviving Entity to honor all rights to indemnification existing as of the date of this Agreement in favor of (i) current and former directors, officers and employees of any Acquired Corporation (the “Indemnified Persons”) and (ii) those Persons who have indemnification agreements with any Acquired Corporation as of the date of this Agreement, for acts and omissions occurring prior to or at the Effective Time, as provided in the Company Organizational Documents and under each indemnification agreement with the Indemnified Persons to which any Acquired Corporation is a party (as each is in effect as of the date of this Agreement), for a period of six years from the Effective Time. The Limited Liability Operating Agreement of the Surviving Entity will contain provisions with respect to exculpation and indemnification that are at least as favorable to those contained in the Company Organizational Documents, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Persons, unless such modification is required by applicable Legal Requirements.

(b) For a period of six years from the Effective Time, Parent shall cause the Surviving Entity to provide for officers’ and directors’ liability insurance or a “tail” policy for the benefit of each Person (other than the Company) named as an insured party in any officers’ and directors’ liability insurance policy held by an Acquired Corporation as of the date of this Agreement (the “Insured Parties”), on terms with respect to such coverage no less favorable than those of such policy in effect on the date of this Agreement, covering only those acts or omissions occurring prior to or at the Effective Time; provided, however, that Parent and the Surviving Entity may substitute therefor policies issued by an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than the Company’s existing policies; provided, further that neither Parent nor the Surviving Entity shall be required to maintain such policies to the extent the cost of maintaining the same shall increase by more than 250% from the cost most recently incurred by the Company for maintaining the same (the “Current D&O Insurance Cost”), in which case Parent or the Surviving Entity shall maintain as much comparable insurance as can be obtained for such amount. Prior to the Effective Time, the Company shall take all reasonable actions requested by Parent to maintain such directors and officers liability insurance. To the extent that the Company can obtain, for an aggregate premium in an amount acceptable to Parent, a six-year “tail” prepaid policy on terms and conditions, in the aggregate, no less advantageous to the Insured Parties, or any other Person entitled to the benefit of Section 5.6(a) and Section 5.6(b) of this Agreement, as applicable, than the existing officers’ and directors’ liability insurance maintained by the Company, covering, without limitation, the transactions contemplated hereby, then Parent and the Surviving Entity shall satisfy their obligations under the preceding sentence of this Section 5.6(b) by the Company (with the consent of Parent, the granting or withholding of such consent not to be unreasonably delayed, withheld or conditioned) purchasing such “tail” prepaid policy immediately prior to the Effective Time. If such “tail” prepaid policy is obtained by the Company prior to the Effective Time (with the consent of Parent), Parent shall cause the Surviving Entity after the Effective Time to maintain such policy in full force and effect, for its full term, and to continue to honor its respective obligations thereunder. This Section 5.6 shall survive the consummation of the Merger.

(c) The terms of this Section 5.6 are intended to be for the benefit of and shall be enforceable by the Indemnified Persons and the Insured Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Entity and their successors and assigns.

5.7 ADDITIONAL AGREEMENTS.

Each of Parent and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to carry out the intent and purposes of this Agreement and to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall cooperate fully with the other party, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (ii) give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (iii) shall use its commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iv) shall use its commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger; provided, however, that Parent or the Acquired Corporations shall not be required to sell, divest or otherwise dispose of any material assets of the Company or any of the Acquired Corporations or any assets of Parent or any of the AngioDynamics Corporations. Each of the Company and Parent shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by it during the Pre-Closing Period.

5.8 PUBLIC DISCLOSURE.

The initial press release relating to this Agreement shall be a joint press release and thereafter Parent and the Company shall consult with each other and shall agree upon the text of any press release or public statement before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Legal Requirements or any listing agreement with, or the rules of the Nasdaq, in which case commercially reasonable efforts to consult with the other party shall be made prior to such release or public statement; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified the Company Recommendation or the Parent Recommendation, as the case may be. No provision of this Agreement shall prohibit the Company from issuing any press release or public statement in the event it withholds, withdraws or modifies the Company Recommendation in compliance in all respects with the provisions of Section 4.3 of this Agreement.

5.9 TAX MATTERS.

At or prior to the filing of the Registration Statement, the Company, Merger Sub and Parent shall execute and deliver to Heller Ehrman LLP, and to Skadden, Arps, Slate, Meagher & Flom LLP, tax representation letters in customary form satisfactory to such counsel in connection with such counsel’s rendering of the opinions of counsel referred to in Sections 6.2(e) and 6.3(f) of this Agreement. Parent, Merger Sub and the Company shall each confirm to Heller Ehrman LLP, and to Skadden, Arps, Slate, Meagher & Flom LLP, on such dates as shall be reasonably requested by Heller Ehrman LLP, and by Skadden, Arps, Slate, Meagher & Flom LLP, the accuracy and completeness of the tax representation letters delivered pursuant to the immediately preceding sentence and shall execute such letters upon request. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

5.10 RESIGNATION OF DIRECTORS.

To the extent requested by Parent, the Company shall deliver to Parent upon the execution and delivery of this Agreement the resignations of the directors of the Acquired Corporations from the boards of directors of the Acquired Corporations, effective as of the Effective Time.

5.11 NASDAQ LISTING OF ADDITIONAL SHARES.

Parent shall, prior to the Closing Date and in accordance with the requirements of Nasdaq, file with Nasdaq a Notification Form: Listing of Additional Shares covering the shares of Parent Common Stock to be issued pursuant to Company Stockholders pursuant to this Agreement or upon the exercise of Company Options or Company Warrants.

5.12 TAKEOVER LAWS; RIGHTS PLANS.

(a) If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective Boards of Directors, to the extent permissible under applicable Legal Requirements, will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Legal Requirements, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

(b) The Company shall not take any actions to (i) redeem the Company Stock Rights associated with the Company Rights Plan, (ii) amend the Company Rights Plan or (iii) take any action which would allow any “Person” (as defined in the Company Rights Plan) other than Parent, Merger Sub or any AngioDynamics Corporation to become a “Beneficial Owner” (for purposes of this Section, as defined in the Company Rights Plan) of 15% or more of the outstanding shares of Company Common Stock without causing a “Shares Acquisition Date,” or a “Distribution Date” (as each such term is defined in the Company Rights Plan) to occur. The Board of Directors of the Company shall not make a determination that Parent, Merger Sub or any of their respective “Affiliates” or “Associates” (as such terms are defined in the Company Rights Plan) is an “Acquiring Person” for purposes of the Company Rights Plan.

5.13 FORM S-8; SECTION 16.

(a) Parent shall file one or more registration statements on Form S-8 or other form to the extent Form S-8 is unavailable for the shares of Parent Common Stock issuable with respect to assumed Company Options within 10 business days following the Effective Time and shall keep any such registration statements effective until all shares registered thereunder have been issued.

(b) Parent shall, prior to the Effective Time, cause Parent’s Board of Directors to approve the issuance of Parent equity securities (including derivative securities) in connection with the Merger with respect to any employees of the Company who, as a result of their relationship with AngioDynamics as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Board of Directors of the Company shall approve the disposition of Company equity securities (including derivative securities) in connection with the Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3. Such actions shall be consistent with all current applicable rules, interpretation and guidance of the SEC, including the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP and SEC Rule 16b-3(d) and (e).

5.14 LITIGATION.

The Company shall give Parent the opportunity to participate in the defense of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. Parent shall give the Company the opportunity to participate in the defense of any stockholder litigation against Parent and/or its directors relating to the transactions contemplated by this Agreement, provided, however, that the Company shall not enter into any settlement or compromise any such stockholder litigation without Parent’s prior written consent.

5.15 ADVICE OF CHANGES.

Each of the Company and Parent will give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any of the conditions set forth in Section 6 not being able to be satisfied prior to the Termination Date or (ii) any resignation of an employee of the Company at the director or Vice President level or above or that any such employee has given written notice of such employee’s intent to resign or voluntarily terminate his employment with any Acquired Corporation.

5.16 DIRECTORS OF PARENT.

Parent will take all actions necessary to cause the Board of Directors of Parent to fix the size of the Board of Directors of Parent effective as of the Effective Time at nine directors and to include three individuals who are Company directors as of the date hereof and are designated by the Company prior to the date on which the Registration Statement is declared effective by the SEC (which individuals shall be reasonably acceptable to Parent’s Nominating/Corporate Governance Committee). In the event that any such individual is unwilling or unable to serve as a director of Parent, the Company shall designate another individual who is serving as a director of the Company as of the dater hereof and is reasonably acceptable to the Board of Directors of Parent to serve as a director of Parent. In the event that (i) any other individual designated to serve on the Board of Directors of Parent immediately after the Effective Time is unwilling or unable to serve on the Board or Directors of Parent at such time or (ii) the Company fails to designate one or more directors in accordance with this Section 5.16, the Board of Directors of Parent shall fill any resulting vacancy on the Board of Directors in accordance with the Bylaws of Parent as soon as reasonably practicable following the Effective Time. Each such director shall serve until his or her respective successor is duly elected or appointed and qualified.

5.17 RULE 145 AFFILIATES.

The Company shall, at least 5 days prior to the mailing of the Company Proxy Statement, deliver to Parent a list (reasonably satisfactory to counsel for Parent), setting forth the names and addresses of all persons who are, at the time of the Company Stockholders’ Meeting, in the Company’s reasonable judgment, “affiliates” of the Acquired Corporations for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use its commercially reasonable efforts to cause each person who is identified as an “affiliate” in the list furnished pursuant to this Section 5. 17 to execute a written agreement on or prior to the mailing of the Company Proxy Statement, in the form of Exhibit B hereto.

SECTION 6. CONDITIONS TO THE MERGER

6.1 CONDITIONS TO EACH PARTY’S OBLIGATION.

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by each party on or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been adopted by the requisite vote of the Company Stockholders. The issuance of shares of Parent Common Stock pursuant to this Agreement (including upon the exercise of Company Warrants and Company Options assumed by Parent pursuant to this Agreement) shall have been approved by the requisite vote of the Parent Stockholders;

(b) No provision of any applicable Legal Requirements and no Order shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated by this Agreement, provided, however, that each of Parent, Merger Sub and the Company shall have used its commercially reasonable efforts to (i) prevent the application of any Legal Requirement and (ii) prevent the entry of any Order that prohibits the consummation of the Merger or the other transactions contemplated by this Agreement;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement, the Company Proxy Statement or the Parent Proxy Statement shall have been issued by the SEC nor shall proceedings seeking a stop order have been initiated by the SEC;

(d) Parent shall have filed with Nasdaq the Notification Form: Listing of Additional Shares with respect to the shares of Parent Common Stock issued or issuable pursuant to this Agreement and such shares of Parent Common Stock shall have been approved and authorized for listing on the Nasdaq, subject to official notice of issuance; and

(e) Any waiting period (and any extension thereof) applicable to the Merger under HSR shall have been terminated or shall have expired.

6.2 ADDITIONAL CONDITIONS TO PARENT’S AND MERGER SUB’S OBLIGATIONS.

The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by Parent and Merger Sub on or prior to the Effective Time of each of the following conditions:

(a) The Company shall have performed or complied in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

(b) The representations and warranties of the Company contained in the first two sentences of Section 2.3(a), the first sentence of Section 2.3(b) and the first sentence of Section 2.3(c) shall be true and correct in all respects as of the date of this Agreement; provided, however, that this condition shall be deemed satisfied to the extent that, after giving effect to any failure of such representation to be true and correct, the value of the aggregate Merger Consideration (as if all outstanding options and warrants had been exercised as of such date) that would be payable pursuant to Section 1.5(a) hereof in respect of all shares of Company Common Stock actually issued and outstanding as of the date hereof (and all Company Options and Company Warrants outstanding as of the date hereof) would not exceed the aggregate Merger Consideration (assuming the exercise of such outstanding Company Options and Company Warrants and taking into account the receipt of the exercise prices associated therewith) that would have been payable by Parent had such representations been true and correct in all respects by more than $2,200,000; provided; however, that if this condition is not satisfied, Parent will negotiate in good faith with the Company to adjust the Per Share Stock Merger Consideration and the Per Share Cash Merger Consideration to the extent of such breach. The representations and warranties of the Company (other than those listed in the previous sentence) contained in this Agreement not qualified by Material Adverse Effect shall be accurate, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and the representations and warranties of the Company contained in this Agreement which are qualified by Material Adverse Effect shall be accurate, in the case of each, as of the date of this Agreement, and on and as of the Effective Time, except, in each case, for those representations and warranties which address matters only as of a particular date (which (i) if not qualified by Material Adverse Effect shall remain true and correct on and as of such particular date, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) if qualified by Material Adverse Effect shall remain true and correct on and as of such particular date), with the same force and effect as if made on and as of the Effective Time;

(c) Since the Company Balance Sheet Date, there shall not have been a Material Adverse Effect on the Acquired Corporations;

(d) Parent shall have received a certificate from an executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b) and, (c) of this Section 6.2;

(e) Parent shall have received a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the tax representation letters referred to in Section 5.9 of this Agreement). After receipt of Parent Stockholders approval, Parent shall not waive receipt of such tax opinion as a condition to closing unless further approval of the stockholders of Parent is obtained with appropriate disclosure.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

6.3 ADDITIONAL CONDITIONS TO THE COMPANY’S OBLIGATIONS.

The obligations of the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by the Company on or prior to the Effective Time of each of the following conditions:

(a) Parent or Merger Sub shall have performed or complied in all material respects with all of their respective covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

(b) The representations and warranties of Parent contained in this Agreement not qualified by Material Adverse Effect shall be accurate, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and the representations and warranties of Parent contained in this Agreement which are qualified by Material Adverse Effect shall be accurate, in the case of each, as of the date of this Agreement, and on and as of the Effective Time, except, in each case, for those representations and warranties which address matters only as of a particular date (which (i) if not qualified by Material Adverse Effect shall remain true and correct on and as of such particular date, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) if qualified by Material Adverse Effect shall remain true and correct on and as of such particular date), with the same force and effect as if made on and as of the Effective Time;

(c) Since the Parent Balance Sheet Date, there shall not have been a Material Adverse Effect on the AngioDynamics Corporations;

(d) The Company shall have received a certificate from an executive officer of Parent certifying as to the matters set forth in paragraphs (a), (b) and (c) of this Section 6.3; and

(e) Parent shall have taken all actions required by Section 5.16 of this Agreement, effective as of the Effective Time.

(f) The Company shall have received a legal opinion of Heller Ehrman LLP dated as of the Closing Date and addressed to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Heller Ehrman LLP may rely upon the tax representation letters referred to in Section 5.9 of this Agreement). After receipt of the Company Stockholders approval, the Company shall not waive receipt of such tax opinion as a condition to closing unless further approval of the stockholders of the Company is obtained with appropriate disclosure.

The foregoing conditions are for the sole benefit of the Company and may, subject to the terms of the Agreement, be waived by the Company, in whole or in part at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

SECTION 7. TERMINATION

7.1 TERMINATION.

This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the Company Stockholders:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if (i) the Merger shall not have been consummated on or prior to the nine month anniversary of the date hereof (the “Termination Date”); provided, however that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Parent, at any time prior to the Effective Time, if any of the Company’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of the Company’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.2(b), Section 6.2(c) or Section 6.2(d) of this Agreement would not be satisfied as of the time of such breach or at the time such representation or warranty shall have become untrue, and such breach shall not have been cured within thirty days of receipt by the Company of written notice of such breach describing the details of such breach;

(e) by the Company, at any time prior to the Effective Time, if any of Parent’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of Parent’s and Merger Sub’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.3(b), Section 6.3(c) or Section 6.3(d) of this Agreement would not be satisfied as of the time of such breach or at the time such representation or warranty shall have become untrue, and such breach shall not have been cured within thirty days of receipt by Parent written notice of such breach describing the details of such breach;

(f) by Parent if the Board of Directors of the Company withholds, withdraws or modifies the Company Recommendation in a manner adverse to Parent pursuant to Section 4.3(d);

(g) by the Company or Parent if the required approval of the Company Stockholders contemplated by this Agreement shall not have been obtained by reason of the failure to hold a meeting or the failure to obtain the required vote at the Company Stockholders’ Meeting duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to the Company where the failure to hold a meeting or the failure to obtain the required approval of the Company Stockholders shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; and

(h) by the Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason the failure to hold a meeting or the failure to obtain the required vote at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to Parent where the failure to hold a meeting or the failure to obtain the required approval of the stockholders of Parent shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement.

7.2 EFFECT OF TERMINATION.

In the event of the termination of this Agreement as provided in Section 7.1 of this Agreement, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 7.2, Section 7.3 and Section 8 of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability or damages for any intentional breach of any provision contained in this Agreement.

7.3 EXPENSES; TERMINATION FEES.

(a) Expenses. Except as set forth in this Section, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (“Transaction Expenses”) shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) Termination Fee. If this Agreement is terminated (i) by Parent pursuant to Section 7.1(f) or (ii) by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(g) of this Agreement and prior to any such termination, (A) any Person (other than Parent or its affiliates) shall have made a Company Acquisition Proposal which shall have been publicly proposed by such Person or any such Company Acquisition Proposal shall have become known to the stockholders of the Company generally (other than as as a result of disclosure by Parent, any of its Subsidiaries or any of their respective Representatives) and (B) within 12 months after such termination of this Agreement, a Company Change of Control Transaction shall have been consummated, then the Company shall pay to Parent, in immediately available funds, a nonrefundable fee in the amount of $8,000,000 (the “Termination Fee”). Any Termination Fee shall be paid to Parent by the Company upon termination of this Agreement in the case of a termination pursuant to clause (i) above and upon the consummation of a Company Change of Control Transaction in the case of a termination pursuant to clause (ii) above.

(c) Transfer Taxes. Any transfer fee, real estate or otherwise, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Company and/or its Subsidiaries.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1 AMENDMENT.

This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent at any time (whether before or after any required approvals by the stockholders of the Company or Parent); provided, however, that after any such required stockholder approval has been obtained, no amendment shall be made which by applicable Legal Requirements or the rules of the Nasdaq requires further approval of the stockholders of either the Company or Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2 WAIVER.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which expressly by their terms survive the Effective Time.

8.4 ENTIRE AGREEMENT; COUNTERPARTS.

This Agreement (and the exhibits and schedules hereto) constitutes the entire agreement among the parties hereto and supercedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

8.5 APPLICABLE LAW; JURISDICTION.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto agrees that any action, suit or proceeding arising out of the transactions contemplated by this Agreement (a “Proceeding”) shall be commenced and conducted exclusively in the federal or state courts of the State of Delaware, and each of the parties hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the federal and state courts in the State of Delaware for any Proceeding (and each party agrees not to commence any

Proceeding, except in such courts); (ii) waives any objection to the laying of venue of any Proceeding in the federal or state courts of the State of Delaware; (iii) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any federal or state court of the State of Delaware has been brought in an improper or otherwise inconvenient forum; and (iv) waives, and agrees not to plead or to make, any claim that any Proceeding shall be transferred or removed to any other forum. Each of the parties hereto hereby irrevocably and unconditionally agrees: (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clause (1) or (2) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

8.6 ATTORNEYS’ FEES.

In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 ASSIGNABILITY; THIRD PARTY BENEFICIARIES.

This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s or Parent’s rights hereunder may be assigned by the Company or by Parent without the prior written consent of Parent or the Company, as the case may be, and any attempted assignment of this Agreement or any of such rights by the Company or by Parent without such consent shall be void and of no effect; provided, further, however, that, except for assignments by Merger Sub to a wholly-owned Subsidiary of Parent, neither this Agreement nor any of Parent’s or Merger Sub’s rights hereunder may be assigned by Parent or Merger Sub without the prior written consent of the Company, and any attempted assignment of this Agreement or any of such rights by Parent or Merger Sub without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Persons under Section 5.6, (ii) the rights of the Company Stockholders and the holders of Company Options and Company Warrants to receive Merger Consideration in accordance with the provisions of this Agreement, (iii) the rights of the employees of the Acquired Coporations granted under Section 5.5(g), and (iv) the right of the Company, on behalf of the Company Stockholders and holders of Company Options and Company Warrants, to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s intentional breach of this Agreement, fraud, wrongful repudiation or termination of this Agreement, or wrongful failure to consummate the Merger, provided, however, that the rights granted pursuant to clause (iv) of this Section 8.7 shall only be enforceable on behalf of the Company Stockholders and the holders of Company Options and Company Warrants by the Company in its sole and absolute discretion. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 5.5 (except as expressly set forth above) are statements of intent and no employees or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is, is intended to be or shall be deemed to be a third-party beneficiary thereof.

8.8 NOTICES.

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:

AngioDynamics, Inc.

603 Queensbury Avenue

Queensbury, NY 12804

Facsimile No.: (518) 798-3625

Attention: Joseph G. Gerardi

with a copy to (which copy shall not constitute notice hereunder):

Skadden, Arps, Slate, Meagher & Flom llp

One Rodney Square

Wilmington, DE 19801

Facsimile No.: (302) 651-3001

Attention: Robert B. Pincus, Esq.

If to the Company:

RITA Medical Systems, Inc.

46421 Landing Parkway

Fremont, CA 94538

Facsimile No.: (650) 967-1961

Attention: Joseph M. DeVivo

with a copy to (which copy shall not constitute notice hereunder):

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Facsimile No. (650) 324-0638

Attention: Mark B. Weeks, Esq.

8.9 SEVERABILITY.

If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable Legal Requirements so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement; provided, however, that the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith in general fashion to modify this Agreement so as to effect the original interest of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

8.10 SPECIFIC PERFORMANCE.

The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that, in the event of any breach by the other party of any covenant or obligation contained in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.11 CONSTRUCTION.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ANGIODYNAMICS, INC.

By:	/S/ EAMONN P. HOBBS
Name:	Eamonn P. Hobbs
Title:	President and Chief Executive Officer

ROYAL I, LLC

By:	/S/ EAMONN P. HOBBS
Name:	Eamonn P. Hobbs
Title:	President and Chief Executive Officer

RITA MEDICAL SYSTEMS, INC.

By:	/S/ JOSEPH DEVIVO
Name:	Joseph DeVivo
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“1994 Stock Plan” is defined in Section 2.3(b) to this Agreement.

“1997 Stock Plan” is defined in Section 3.3(b) to this Agreement.

“1998 Stock Plan” is defined in Section 2.3(b) to this Agreement.

“2000 Director’s Plan” is defined in Section 2.3(b) to this Agreement.

“2000 Stock Plan” is defined in Section 2.3(b) to this Agreement.

“2004 Stock Plan” is defined in Section 3.3(b) to this Agreement.

“2005 Incentive Plan” is defined in Section 2.3(b) to this Agreement.

“Acquired Corporation Contract” shall mean any Contract: (a) currently in force to which any of the Acquired Corporations is a party or (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is bound or has any continuing obligations or rights.

“Acquired Corporation Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

“Acquired Corporations” is defined in Section 2.1 to this Agreement.

“Agreement” is defined in the Preamble to this Agreement.

“AngioDynamics Corporation Contract” shall mean any Contract: (a) to which any of the AngioDynamics Corporations is a party; (b) by which any of the AngioDynamics Corporations or any asset of any of the AngioDynamics Corporations is or may become bound or under which any of the AngioDynamics Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“AngioDynamics Corporation Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to any of the AngioDynamics Corporations or otherwise used by any of the AngioDynamics Corporations.

“AngioDynamics Corporations” is defined in Section 3.1 of this Agreement.

“AngioDynamics Product” is defined in Section 3.7(f) of this Agreement.

“Application Integrity Policy” is defined in Section 3.10(c)(vi) of this Agreement.

“Cain Brothers” is defined in Section 3.22 of this Agreement.

“Cash Merger Consideration” means the aggregate amount of Per Share Cash Consideration paid by Parent pursuant to this Agreement, if any.

“Certificate of Merger” is defined in Section 1.3 to this Agreement.

“Claim” shall mean any and all claims, demands, actions, causes of action, suits, proceedings and administrative proceedings.

“Closing” is defined in Section 1.3 to this Agreement.

“Closing Date” is defined in Section 1.3 to this Agreement.

“Code” is defined in the Recitals to this Agreement.

“Company” is defined in the Preamble to this Agreement.

“Company Acquisition Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by Parent) relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving any of the Acquired Corporations;

(b) any issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) a Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than any Acquired Corporation) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporation, or (ii) any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations (to any Person other than an Acquired Corporation);

(c) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Acquired Corporations; or

(d) any liquidation or dissolution of any of the Acquired Corporations.

“Company Balance Sheet” is defined in Section 2.5(d) of this Agreement.

“Company Balance Sheet Date” is defined in Section 2.5(d) of this Agreement.

“Company Change of Control Transaction” shall mean any transaction or series of transactions in which:

(a) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of related Persons (other than Parent or any of its affiliates);

(b) any Person or “group” (as defined above) of related Persons acquires, directly or indirectly, by means of an issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or similar transaction, more than 40% of the outstanding securities of any class of voting securities of the Company; or

(c) any Person or “group” (as defined above) of related Persons acquires, directly or indirectly, by means of a sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that, in each case, constitute or account for 40% or more of the consolidated net revenues, net income or assets of the Acquired Corporations.

“Company Common Stock” shall mean the Common Stock, $0.001 par value, of the Company.

“Company Common Stock Price” shall mean the average of the closing sales price of one (1) share of Company Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) for the ten trading days ending on (and including) the third trading day immediately preceding the date of the Company Stockholders’ Meeting.

“Company Disclosure Letter” is defined in Section 2 of this Agreement.

“Company Employee Plans” is defined in Section 2.13(a) of this Agreement.

“Company ERISA Affiliate” is defined in Section 2.13(a) of this Agreement.

“Company ESPP” is defined in Section 2.3(b) of this Agreement.

“Company Financial Statements” is defined in Section 2.5(d) of this Agreement.

“Company Material Contract” is defined in Section 2.8(a) of this Agreement.

“Company Options” is defined in Section 2.3(b) of this Agreement.

“Company Organization Documents” is defined in Section 2.1 of this Agreement.

“Company Permits” is defined in Section 2.10(b) of this Agreement.

“Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value, of the Company.

“Company Product” is defined in Section 2.7(f) of this Agreement.

“Company Proxy Statement” is defined in Section 5.1 of this Agreement.

“Company Recommendation” is defined in the Recitals of this Agreement.

“Company Rights Agreements” is defined in Section 2.3(d) of this Agreement.

“Company Rights Plan” shall mean that certain Preferred Shares Rights Agreement dated as of July 31, 2001, by and between the Company and U.S Stock Transfer Corporation, as Rights Agent.

“Company SEC Documents” is defined in Section 2.5(a) of this Agreement.

“Company Stockholders” shall mean the holders of Company Common Stock.

“Company Stockholders’ Meeting” is defined in Section 5.2(a) of this Agreement.

“Company Stock Certificate” is defined in Section 1.6 of this Agreement.

“Company Stock Option Plans” is defined in Section 2.3(b) of this Agreement.

“Company Stock Rights” is defined in Section 2.3(d) of this Agreement.

“Company Rights Agreement” shall mean that certain Preferred Shares Rights Agreement, dated as of July 31, 2001, by and between the Company and U.S. Stock Transfer Corporation.

“Company Superior Offer” shall mean a Company Acquisition Proposal to acquire substantially all of the equity securities or assets of the Company on terms that the Board of Directors of the Company determines, in good faith, after consultation with its outside legal counsel and its financial advisor, that if consummated, is more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement) and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer.

“Company Warrant” is defined in Section 2.3(c) of this Agreement.

“Company Welfare Plans” shall mean all employee welfare benefit plans (as defined in Section 3(1) of ERISA) of any Acquired Corporation or any other Company ERISA Affiliate for the benefit of, or relating to, any former or current employee, independent contractor, officer or director (or any of their beneficiaries) of any Acquired Corporation or any other Company ERISA Affiliate.

“Company 401(k) Plan” shall mean the RITA Medical Systems, Inc. 401(k) Plan.

“Confidentiality Agreements” is defined in Section 4.1 of this Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature.

“Conversion Amount” shall mean the principal amount of the RITA Senior Convertible Notes to be converted into shares of Company Common Stock pursuant to the terms of the RITA Senior Convertible Notes.

“Conversion Price” shall mean $4.03, subject to adjustment pursuant to the terms of the RITA Senior Convertible Notes.

“Conversion Shares” shall mean the number of shares of Company Common Stock issuable upon the conversion of any portion of the RITA Senior Convertible Notes into shares of Company Common Stock, which amount shall be equal to the quotient obtained by dividing (i) the Conversion Amount by (ii) the Conversion Price.

“Current D&O Insurance Cost” is defined in Section 5.6(b) of this Agreement.

“DGCL” is defined in the Recitals of this Agreement.

“Dissenting Shares” is defined in Section 1.9 of this Agreement.

“DOJ” is defined in Section 5.3(a) of this Agreement.

“DLLCA” is defined in the Recitals of this Agreement.

“Effective Time” is defined in Section 1.3 of this Agreement.

“Employee Transition Period” is defined in Section 5.5(a) of this Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided that the term Encumbrance shall not be deemed to include (a) liens for current Taxes or income Taxes not yet due and payable or that are being contested in good faith, in each case, and for which adequate reserves have been recorded, (b) liens for assessments or other governmental charges or liens of landlords, carriers, warehousemen, mechanics or materialmen securing obligations incurred in the ordinary course of business consistent with prior practice that are not yet due and payable or due but not delinquent or being contested in good faith, (c) liens incurred in the ordinary course of business consistent with prior practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (d) purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business consistent with prior practice in an amount not to exceed $10,000 in the aggregate, (e) liens, security interests, encumbrances or restrictions which secure indebtedness which are properly reflected in the Company 10-K or the Parent 10-K, as the case may be, (f) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 2003, provided that the obligations secured by such liens are not delinquent, (g) such title defects and liens, if any, as individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Acquired Corporations or the AngioDynamics Corporations, as the case may be, and (h) licenses or other agreements relating to Proprietary Assets which are not intended to secure an obligation.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, treaty, code, policy or rule of common law now or from time to time in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Hazardous Materials Transportation Act, as amended; the Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Atomic Energy Act, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; and the Occupational Safety and Health Act, as amended; and

“ERISA” is defined in Section 2.13(a) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Agent” is defined in Section 1.7(a) of this Agreement.

“Exchange Fund” is defined in Section 1.7(a) of this Agreement.

“Excluded Shares” shall mean any shares of Company Common Stock held as of the Effective Time (a) by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, (b) by any Subsidiary or (c) by the Company as treasury shares.

“FDA” is defined in Section 2.10(b) of this Agreement.

“FDCA” is defined in Section 2.10(b) of this Agreement.

“FTC” is defined in Section 5.3(a) of this Agreement.

“GAAP” is defined in Section 2.3(b) of this Agreement.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit or body and any court or other tribunal); or (d) the National Association of Securities Dealers, Inc. (including the rules and regulations of the Nasdaq).

“Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order, task order, or other agreement of any kind executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor otherwise has or may acquire any right or interest.

“Hazardous Materials” shall mean (A) petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (B) any substance defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “waste,” “special waste,” “toxic substance,” “toxic pollutant,” “contaminant” or “pollutant,” or words of similar import, under any applicable Environmental Law (as defined below); (C) infectious materials and other regulated medical wastes; (D) any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental agency; and (E) any other substance, material or waste the presence of which requires investigation or remediation under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder.

“HSR” is defined in Section 2.4(b) of this Agreement.

“Indemnified Persons” is defined in Section 5.6(a) of this Agreement.

“Insured Party” is defined in Section 5.6(b) of this Agreement.

“knowledge” with respect to any party hereto shall mean the actual knowledge of such party’s executive officers.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASD or the Nasdaq), including any Environmental Law.

“Liability” shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Acquired Corporations IP Contract” is defined in Section 2.8(a) to this Agreement.

An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on, or shall be deemed to be “material” to, the Acquired Corporations, taken as a whole, if such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on the business, condition, assets, operations or financial performance of the Acquired Corporations taken as a whole or prevent or materially impede consummation of the Merger; provided, however, that no one or more of the following shall be deemed to constitute, in and of itself, or be taken into account in determining, the occurrence of a Material Adverse Effect: (A) changes in national or international economic, political or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism (which changes do not disproportionately affect the Acquired Corporations in any material respect); (B) changes in factors generally affecting the industries or markets in which the Acquired Corporations operate or participate (which changes do not disproportionately affect the Acquired Corporations in any material respect); (C) changes in any law, rule or regulation or GAAP or the interpretation thereof (which changes do not disproportionately affect the Acquired Corporations in any material respect); (D) any action required to be taken pursuant to or in accordance with this Agreement or taken by or at the request of Parent or its affiliates; (E) any failure by the Company to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing Date; (F) a decline in the price or trading volume of the Company Common Stock on the Nasdaq (for the avoidance of doubt, clauses (E) and (F) shall not preclude Parent from asserting that the underlying cause of any such (i) failure to meet any published estimates or (ii) decline in price or trading volume, is a Material Adverse Effect); (G) changes resulting from the public announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby; or (H) changes or disruptions in financial, banking or securities markets generally. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on, or shall be deemed to be “material” to, the AngioDynamics Corporations, taken as a whole, if such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on the business, condition, assets, operations or financial performance of the AngioDynamics Corporations taken as a whole or prevent or materially impede consummation of the Merger; provided, however, that no one or more of the following shall be deemed to constitute, in and of itself, or be taken into account in determining, the occurrence of a Material Adverse Effect: (A) changes in national or international economic, political or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism (which changes do not disproportionately affect the AngioDynamics Corporations in any material respect); (B) changes in factors generally affecting the industries or markets in which the AngioDynamics Corporations operate or participate (which changes do not disproportionately affect the AngioDynamics Corporations in any material respect); (C) changes in any law, rule or regulation or GAAP or the interpretation thereof (which changes do not disproportionately affect the AngioDynamics Corporations in any material respect); (D) any action required to be taken pursuant to or in accordance with this Agreement or taken by or at the request of the Company or its affiliates; (E) any failure by Parent to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing Date; (F) a decline in the price or trading volume of the Parent Common Stock on the Nasdaq (for the avoidance of doubt, clauses (E) and (F) shall not preclude Company from asserting that the underlying cause of any such (i) failure to meet any published estimates or (ii) decline in price or trading volume, is a Material Adverse Effect); (G) changes resulting from the public announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby; or (H) changes or disruptions in financial, banking or securities markets generally.

“Material AngioDynamics Corporations IP Contract” is defined in Section 3.8 of this Agreement.

“Merger” is defined in the Recitals of this Agreement.

“Merger Consideration” means the Per Share Stock Merger Consideration actually issuable and the Per Share Cash Merger Consideration actually payable by Parent, as the case may be, in respect of each share of Company Common Stock issued and outstanding as of the Effective Time, other than Excluded Shares and Dissenting Shares, and each Company Option and Company Warrant outstanding as of the Effective Time.

“Merger Sub” is defined in the Preamble of this Agreement.

“Multiemployer Plan” is defined in Section 2.13(b) of this Agreement.

“Multiple Employer Plan” is defined in Section 2.13(b) of this Agreement.

“Multiple Employer Welfare Arrangement” is defined in Section 2.13(b) of this Agreement.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq” shall mean the Nasdaq Stock Market LLC national securities exchange, or any successor thereto.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.

“Parent” is defined in the Preamble of this Agreement.

“Parent Balance Sheet” is defined in Section 3.5(d) of this Agreement.

“Parent Balance Sheet Date” is defined in Section 3.5(d) of this Agreement.

“Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent (including, subject to the prior amendment or redemption thereof, the corresponding rights (“Rights”) to purchase shares of Parent’s Series A Junior Participating Preferred Stock pursuant to the Parent Rights Agreement).

“Parent Common Stock Price” shall mean the average of the closing sales price of one (1) share of Parent Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) for the ten trading days ending on (and including) the third trading day immediately preceding the date of the Company Stockholders’ Meeting.

“Parent Disclosure Letter” is defined in Section 3 of this Agreement.

“Parent Employee Plans” is defined in Section 3.13(a) of this Agreement.

“Parent ERISA Affiliate” is defined in Section 3.13(a) of this Agreement.

“Parent ESPP” is defined in Section 3.3(b) of this Agreement.

“Parent Financial Statements” is defined in Section 3.5(d) of this Agreement.

“Parent Material Contract” is defined in Section 3.8(a) of this Agreement.

“Parent Options” is defined in Section 3.3(b) of this Agreement.

“Parent Organization Documents” is defined in Section 3.1 of this Agreement.

“Parent Permits” is defined in Section 3.10(b) of this Agreement.

“Parent Preferred Stock” shall mean the Preferred Stock, $0.001 par value, of Parent.

“Parent Proxy Statement” is defined in Section 5.1 of this Agreement.

“Parent Recommendation” is defined in the Recitals of this Agreement.

“Parent Rights Agreements” is defined in Section 3.3(c) of this Agreement.

“Parent SEC Documents” is defined in Section 3.5(a) of this Agreement.

“Parent Stockholders” shall mean the holders of Parent Common Stock.

“Parent Rights Agreement” shall mean that certain Rights Agreement, dated as of May 26, 2004, by and between Parent and Registrar and Transfer Company.

“Parent Stockholders’ Meeting” is defined in Section 5.2(e) of this Agreement.

“Parent Stock Option Plans” shall mean the stock option plans of Parent listed in Section 3.3(b), any other plans or arrangements under which Parent Options are issued and all stock option agreements evidencing stock option grants under the foregoing.

“Parent Stock Rights” is defined in Section 3.3(c) of this Agreement.

“Parent 10-K” is defined in Section 3.5(d) of this Agreement.

“Parent 401(k) Plan” shall mean the AngioDynamics, Inc. Retirement & Savings Plan.

“PDMA” shall mean the Prescription Drug Marketing Act.

“Per Share Cash Merger Consideration” shall mean the amount of cash, if any, payable pursuant to either Section 1.5(a)(ii) or Section 1.5(a)(iii) of this Agreement.

“Per Share Stock Merger Consideration” is defined in Section 1.5(a)(i) of this Agreement.

“Per Share Merger Consideration Value” shall mean the product obtained by multiplying (i) the Per Share Stock Merger Consideration by (ii) the Parent Common Stock Price, plus, the Per Share Cash Merger Consideration, if any.

“Per Share Stock Merger Consideration Value” shall mean the product obtained by multiplying (i) the Per Share Stock Merger Consideration by (ii) the Parent Common Stock Price.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” is defined in Section 4.1 of this Agreement.

“Proceeding” is defined is Section 8.5 of this Agreement.

“Proprietary Asset” shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), database rights, design rights, moral rights, domain name, assumed and fictitious name registrations, copyright application, copyright registration, mask work right, mask work right application, trade secret, or any other intellectual or industrial or intangible property right, know-how, customer lists, computer software, source code, algorithm, invention, engineering drawing, and technology; and (b) right to use or exploit any of the foregoing.

“Registration Statement” is defined in Section 5.1 of this Agreement.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, consultants and representatives of the Person and its Subsidiaries.

“RITA Senior Convertible Notes” shall mean the Senior Convertible Notes issued pursuant to a Securities Purchase Agreement among RITA Medical Systems, Inc. and Atlas Master Fund, Ltd. dated August 5, 2005.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

“Shares” is defined in Section 1.6 of this Agreement.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Stock Equivalent Cash Consideration” shall mean the quotient obtained by dividing (i) the Per Share Cash Merger Consideration by (ii) the Parent Common Stock Price.

“Surviving Entity” is defined in Section 1.1 of this Agreement.

“Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover laws and regulations.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Date” is defined in Section 7.1(b) of this Agreement.

“Termination Fee” is defined in Section 7.3(b) of this Agreement.

“Transaction Expenses” is defined in Section 7.3(a) of this Agreement.

“Warn Act” is defined Section 2.13(m) of this Agreement.

* * *

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1, dated December 7, 2006 (this “Amendment”), by and among ANGIODYNAMICS, INC., a Delaware corporation (“Parent”), ROYAL I, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and RITA MEDICAL SYSTEMS, INC., a Delaware corporation (the “Company”), each of which are parties to that certain Agreement and Plan of Merger dated as of November 27, 2006 (the “Agreement”).

RECITALS

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement; and

WHEREAS, Section 8.1 of the Agreement provides that the Agreement may be amended by execution of a written instrument executed by the Parties; and

WHEREAS, the parties have agreed to clarify certain portions of the Agreement with respect to the calculation of exercise prices for outstanding options and warrants of RITA; and

WHEREAS, the parties have determined that it is advisable to amend the Agreement to affect the foregoing as well as to amend certain other provisions of the Agreement, as set forth set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises, and the agreements, covenants, representations and warranties contained in the Agreement and herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted, the parties, intending to be legally bound, hereby agree as follows:

1. Section 1.5 of the Agreement shall be amended to include subsection (e) as follows: “(e) All calculations to be performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).”

2. Section 5.4(a) shall be amended to read in its entirety as follows: “Effective as of the Effective Time, the Company Stock Option Plans and each Company Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Parent. As of the Effective Time, each Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a right to acquire cash and shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Subject to the accelerated vesting of Company Options as described in Schedule 2.3(b) of the Company Disclosure Letter, each Company Option so assumed by Parent shall be subject to, and exercisable and vested upon, substantially the same terms and conditions as under the applicable Company Stock Option Plans, including the maximum term of the Company Option and the provisions regarding termination of the Company Option following a termination of employment, except that (i) each assumed Company Option shall be exercisable for, and represent the right to acquire (A) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (2) the Per Share Stock Merger Consideration, plus (B) an amount of cash, without interest, equal to (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (2) the Per Share Cash Merger Consideration, if any; and (ii) the exercise price per share of Parent Common Stock subject to each assumed Company Option (and any Associated Cash Consideration pursuant to (B) above) shall be an amount (rounded down to the nearest whole cent) equal to (1) the exercise price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time multiplied by (2) 5.8072; and (iii) references under the Company Option to a termination of employment shall mean, on and after the Effective Time, a termination of employment with the Surviving Entity or any AngioDynamics Corporation. Notwithstanding any provision of any stock option plan or stock option agreement, a holder of an assumed Company Option shall be permitted to exercise such option even if the trading price of the Parent Common Stock to be issued upon the exercise of such option is less than the exercise price per share of Parent Common Stock subject to each assumed Company Option at the time of such exercise.”

3. Section 5.4(d) shall be amended to read in its entirety as follows: “As of the Effective Time, Parent shall, to the full extent permitted by applicable law, assume all of the Company Warrants identified on Schedule 2.3(c) of the Company Disclosure Letter and outstanding immediately prior to the Effective Time. Each Company Warrant shall, to the full extent permitted by applicable law, be assumed by Parent in such a manner that it shall be exercisable upon the same terms and conditions as under each Company Warrant pursuant to which it was issued; provided that (i) each Company Warrant so assumed shall be exercisable for, and represent the right to acquire (A) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (2) the Per Share Stock Merger Consideration, plus (B) an amount of cash equal to (1) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (2) the Per Share Cash Merger Consideration, if any; and (ii) the exercise price per share of Parent Common Stock subject to each assumed Company Warrant (and any Associated Cash Consideration pursuant to (B) above) shall be an amount (rounded to the nearest whole cent) equal to (1) the exercise price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time multiplied by (2) 5.8072. Notwithstanding any provision of any warrant agreement, a holder of an assumed Company Warrant shall be permitted to exercise such warrant even if the trading price of the Parent Common Stock to be issued upon the exercise of such warrant shall be less than the exercise price per share of Parent Common Stock subject to each assumed Company Warrant at the time of such exercise.”

4. Annex A of the Agreement shall be amended to include the definition: “Associated Cash Consideration” shall mean the product obtained by multiplying (i) the Per Share Cash Merger Consideration by (ii) 5.8072.

5. Except as specifically amended hereby, the terms and provisions of the Agreement shall continue and remain in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms. All references in the Agreement (and in any other agreements, documents and instruments entered into in connection therewith) to the “Agreement” shall be deemed for all purposes to refer to the Agreement, as amended by this Amendment.

6. This Amendment may be executed in one or more counterparts, each of which shall be an original, with the same effect as of the signatures hereto and thereto were upon the same instrument.

7. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ANGIODYNAMICS, INC.

By:	/S/ JOSEPH G. GERARDI

Name: Joseph G. Gerardi
Title: Vice President—Chief Financial Officer and Treasurer

ROYAL I, LLC

By:	/S/ JOSEPH G. GERARDI

Name: Joseph G. Gerardi
Title: Vice President—Chief Financial Officer and Treasurer

RITA MEDICAL SYSTEMS, INC.

By:	/S/ MICHAEL D. ANGEL

Name: Michael D. Angel
Title: Chief Financial Officer

ANNEX B

OPINION OF ANGIO FINANCIAL ADVISOR

November 27, 2006

The Board of Directors

AngioDynamics, Inc.

603 Queensbury Avenue

Queensbury, NY 12804

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to AngioDynamics, Inc. (the “Company”) of the Merger Consideration (as defined below) to be paid by the Company in the proposed merger (the “Merger”) of a wholly-owned subsidiary of the Company with RITA Medical Systems, Inc. (“RITA”). Pursuant to the Agreement and Plan of Merger, dated as of November 27, 2006 (the “Agreement”), among the Company, a subsidiary of the Company and RITA, RITA will be merged into a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $0.001 per share, of RITA (“RITA Common Stock”), other than shares of RITA Common Stock held by dissenting shareholders, held in treasury or owned by the Company and its affiliates, will be converted into the right to receive .1772 share of the Company’s common stock (the “Stock Consideration”), par value $0.01 per share and up to $1.57 in cash (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”). Such Merger Consideration shall equal $4.70 per RITA share if the Company’s share price on the measurement date, defined as the 10 day average closing price three days prior to the RITA stockholder meeting (the “Target Price”), is between $18.18 and $27.29. If the Target Price exceeds $27.29, no Cash Consideration will be paid. If the Target Price is below $18.18, each share of RITA will be converted into the right to receive .1772 share of the Company’s common stock plus Cash Consideration of $1.57 per RITA share.

In the course of performing our review and rendering this opinion, we have:

•	Reviewed the Agreement;

•	Reviewed certain publicly available business and financial information concerning RITA and the Company and the industries in which they operate;

•	Compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant;

•	Compared the financial and operating performance of RITA and the Company with publicly available information concerning certain other companies we deemed relevant;

•	Reviewed the current and historical market prices of RITA Common Stock and the Company Common Stock and certain publicly traded securities of such other companies;

•	Reviewed certain internal financial analyses and forecasts prepared by the managements of RITA and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and

•	Performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of RITA and the Company with respect to certain aspects of the Merger, the past and current business operations of RITA and the Company, the financial condition and future prospects and operations of RITA and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material

B-1

respects. With respect to the financial forecasts provided to or discussed with us by the managements of the Company and RITA, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and RITA as to the future financial performance of the Company and RITA. In addition, we have relied, with your consent and without independent verification, upon the assessments of the managements of the Company and RITA as to (i) Synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of the Company and RITA to result from the Transaction, (ii) the ability of the managements of the Company and RITA to integrate the businesses of the Company and RITA and (iii) their ability to retain key employees and customers of the Company and RITA. We also have assumed, with your consent, that the Transaction will be treated as a tax-free transaction for the Company for federal income tax purposes. We further have assumed, with your consent, that, in the course of obtaining any necessary regulatory and third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company, RITA or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement therein. We have relied as to all legal matters relevant to rendering our opinion upon the advice of our counsel. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or RITA, nor have we been furnished with any such evaluations or appraisals and we have not ascribed value to the Company’s potential ability to utilize RITA’s federal or state net operating loss carryforwards.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or RITA Common Stock will trade at any future time.

In rendering this opinion, we have not been engaged to act as an agent or fiduciary to the Company, its subsidiaries, the holders of its common stock or other securities or any other third party. We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a portion of which will be paid upon delivery of this opinion and a portion which is contingent upon successful consummation of the Merger. In addition, the Company has agreed to reimburse us for our expenses and to indemnify us for certain liabilities that may arise out of this engagement.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid in the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

CAIN BROTHERS & COMPANY, LLC

By:	/s/ DAVID A. MCDONALD
David A. McDonald
Managing Director

B-2

ANNEX C

OPINION OF RITA FINANCIAL ADVISOR

November 27, 2006

Personal and Confidential

The Board of Directors

RITA Medical Systems, Inc.

46421 Landing Parkway

Fremont, CA 94538

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the proposed consideration to be paid to the holders of common stock, par value $0.001 per share (the “Common Stock”), of RITA Medical Systems, Inc. (“RITA”) pursuant to the Agreement and Plan of Merger (the “Agreement”), to be entered into by and among RITA, AngioDynamics, Inc. (“AngioDynamics”) Royal I, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AngioDynamics (“Merger Sub”).

The Agreement provides, among other things, for the merger (the “Merger”) of RITA with and into Merger Sub, as a result of which Merger Sub will be the surviving entity and will remain a wholly-owned subsidiary of AngioDynamics. As set forth more fully in the Agreement, in connection with the Merger, each outstanding share of Common Stock, other than Excluded Shares and Dissenting Shares (in each case as defined in the Agreement), neither of which are covered by this opinion, will be converted into the right to receive 0.1722 of a share of common stock, par value $0.01 per share, of AngioDynamics (the “Per Share Stock Merger Consideration”). The Agreement also provides that (i) if the Parent Common Stock Price (as defined in the Agreement) is less than or equal to $27.29 and greater than or equal to $18.18, each share of Common Stock shall also be converted into the right to receive an amount of cash (the “Per Share Cash Merger Consideration”) equal to $4.70 minus the Per Share Stock Merger Consideration Value (as defined in the Agreement), and (ii) if the Parent Common Stock Price is less than $18.18, the Per Share Cash Merger Consideration shall be deemed to be $1.57. The Per Share Stock Merger Consideration and the Per Share Cash Merger Consideration are collectively referred to as the “Merger Consideration”. The terms and conditions of the Merger are more fully set forth in the Agreement.

We have acted as financial advisor to RITA in connection with the Merger and will receive a fee from RITA, a substantial portion of which is contingent upon the consummation of the Merger. We will also receive a fee from RITA for providing this opinion, a portion of which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. RITA has also agreed to indemnify us against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of RITA and AngioDynamics for our own account or the accounts of our customers and, accordingly, we may at any time hold a long or short position in such securities.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. We have reviewed: (i) the financial terms of the draft of the Agreement dated November 27, 2006; (ii) certain publicly available financial, business and operating information related to RITA and AngioDynamics; (iii) to the extent publicly available, information concerning selected transactions deemed comparable to the proposed Merger; (iv) certain internal financial, business and operating information of RITA prepared and furnished to us by RITA management; certain internal financial, business and operating information of AngioDynamics prepared and furnished to us by AngioDynamics management; (v) certain internal financial projections which were prepared for financial planning purposes and furnished to us by RITA management and AngioDynamics management regarding RITA on a stand-alone basis and as a combined company with AngioDynamics; (vi) certain internal financial projections which were prepared for financial planning purposes and furnished to us by AngioDynamics management regarding AngioDynamics on a stand-alone basis and as a combined company with RITA; (vii) certain publicly available market and securities data for RITA and AngioDynamics; (viii) certain financial, market performance and other data of certain other public companies that we deemed relevant; and (ix) other information, financial studies, analyses and investigations and other factors that we deemed relevant for purposes of our opinion. We have conducted discussions with members of the senior management of RITA and members of the Board of Directors of RITA concerning the financial condition, historical and current operating results, business and prospects for each of RITA and AngioDynamics on a stand-alone basis and as a combined company following the Merger. We have also conducted discussions with certain members of the senior management of AngioDynamics made available to us concerning the financial condition, historical and current operating results, business and prospects for each of AngioDynamics and RITA on a stand-alone basis and as a combined company following the Merger.

We have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to us by RITA and AngioDynamics or otherwise made available to us, and have not assumed responsibility independently to verify such information. Each of RITA and AngioDynamics has advised us that they do not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurances of the management of RITA and AngioDynamics that the information provided to us by RITA and AngioDynamics has been prepared on a reasonable basis, in accordance with industry practice, and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflects the best currently available estimates and judgments of the respective managements of RITA and AngioDynamics, is based on reasonable assumptions and that there is not (and the respective managements of RITA and AngioDynamics are not aware of) any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial forecasts and projections and other estimates, pro forma effects, calculations of synergies and other business outlook information or the assumptions on which they are based. In arriving at our opinion, we have relied upon RITA’s estimates relating to certain strategic, financial and operational benefits from the Merger and have assumed that such benefits will be realized at the times and in the amounts specified by RITA. We have relied, with your consent, on advice of the outside counsel and the independent accountants to RITA and AngioDynamics, and on the assumptions of the respective managements of RITA and AngioDynamics, as to all accounting, legal, tax and financial reporting matters with respect to RITA, AngioDynamics and the Agreement. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither RITA nor AngioDynamics is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off other than the Merger.

We have assumed that the final form of the Agreement will be in all material respects identical to the last draft reviewed by us, without modification of material terms or conditions by RITA, AngioDynamics or any other party thereto. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and with full satisfaction of all covenants and conditions without any waiver thereof. Without limiting the foregoing, we have assumed that the Merger will qualify for U.S. Federal tax purposes as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. In arriving at our opinion, we have assumed that all necessary regulatory approvals and consents required for the Merger will be obtained in a manner (i) that will not result in the disposition of any material portion of the assets of RITA or AngioDynamics, or otherwise adversely affect RITA or AngioDynamics or the estimated benefits expected to be derived in the proposed Merger, and (ii) that will not affect the terms of the Merger. We express no opinion regarding whether the necessary approvals or other conditions to the consummation of the Merger will be obtained or satisfied.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or otherwise) of RITA or AngioDynamics, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which RITA, AngioDynamics or any of their respective affiliates is a party or may be subject, and at the direction of RITA and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and economic, market and foreign exchange conditions and other facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of RITA or AngioDynamics common stock have traded or may trade following announcement of the Merger or at any future time. We have not agreed or undertaken to update, reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is solely for the benefit and use of the Board of Directors of RITA in connection with its consideration of the Merger and may not be relied upon by any other person. This opinion is not intended to be and does not constitute a recommendation to any stockholder of RITA or AngioDynamics as to how such stockholder should vote at any meeting related to the Merger or how such stockholder should otherwise act with respect to the Merger, and should not be relied upon by any stockholder as such.

This opinion addresses solely the fairness, from a financial point of view, to holders of Common Stock of the proposed Merger Consideration set forth in the Agreement and we do not express any views on any other term or agreement relating to the Merger or any other term of the Agreement.

We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or the merits of the Merger relative to any alternative transaction or business strategy that may be available to RITA. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration proposed to be paid in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Common Stock as of the date hereof.

Sincerely,

/s/ PIPER JAFFRAY & CO.

ANNEX D

SECTION 262 OF THE DGCL

§ 262. Appraisal rights.

a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

d) Appraisal rights shall be perfected as follows:

1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL empowers Angio to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that Angio may purchase insurance on behalf of any of their respective directors, officers, employees or agents.

Article Seventh of the certificate of incorporation of Angio provides for indemnification of the officers and directors of Angio to the full extent permitted by the DGCL.

Angio carries insurance policies which cover its individual directors and officers for legal liability and which would pay on Angio’s behalf for expenses of indemnifying directors and officers in accordance with Angio’s certificate of incorporation.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Article Sixth of the Angio certificate of incorporation eliminates the liability of a director of Angio to Angio or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

Each Angio director and executive officer is party to an indemnification agreement with Angio. The indemnification agreements provide that Angio will indemnify such director or officer to the fullest extent permitted by law against any and all expenses (including attorney’s fees and all other costs of investigations and defense), judgments, fines, penalties and amounts paid in settlements of any action, suit or proceeding, or any inquiry or investigation, whether instituted by Angio or any other party, and, upon the request of such director or executive officer, will advance such expense amounts to such requesting director or executive officer.

Item 21. Exhibits and Financial Statement Schedules

(a) See Exhibit Index.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 (the “Act”), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, AngioDynamics, Inc. has duly caused this amendment no. 1 to its joint proxy statement/prospectus to be signed on its behalf by the undersigned, thereunto duly authorized, in Queensbury, New York, on the 22nd day of December, 2006.

ANGIODYNAMICS, INC.

By:	/s/ Joseph G. Gerardi
Name:	Joseph G. Gerardi
Title:	Vice President—Chief Financial Officer, Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the joint proxy statement/prospectus has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Paul S. Echenberg	Chairman of the Board, Director	December 22, 2006

* Eamonn P. Hobbs	President, Director and Chief Executive Officer (Principal Executive Officer)	December 22, 2006

* Joseph G. Gerardi	Vice President—Chief Financial Officer, Treasurer (Principal Financial and Chief Accounting Officer)	December 22, 2006

* Peter J. Graham	Director	December 22, 2006

* Howard W. Donnelly	Director	December 22, 2006

* Jeffrey G. Gold	Director	December 22, 2006

* Dennis S. Meteny	Director	December 22, 2006

* David P. Meyers	Director	December 22, 2006

* Gregory D. Casciaro	Director	December 22, 2006

* Robert E. Flaherty	Director	December 22, 2006

* BY: /S/ JOSEPH G. GERARDI Joseph G. Gerardi Attorney-in-Fact

EXHIBIT INDEX

Exhibits Number	Description
2.1	Agreement and Plan of Merger, dated as of November 27, 2006, by and among by and among AngioDynamics, Inc., Royal I, LLC and RITA Medical Systems, Inc. included as Annex A to the joint proxy statement/prospectus and incorporated herein by reference.

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated December 7, 2006, by and among AngioDynamics, Inc., Royal I, LLC and RITA Medical Systems, Inc. included in Annex A to the joint proxy statement/prospectus and incorporated herein by reference.

3.1	Amended and Restated Certificate of Incorporation of AngioDynamics, Inc. (incorporated by reference to the exhibit of the same number to the registrant’s quarterly report on Form 10-Q for the quarterly period ended August 27, 2005).

3.2	Amended and Restated Bylaws of AngioDynamics, Inc. (incorporated by reference to the exhibit of the same number to the registrant’s quarterly report on Form 10-Q for the quarterly period ended August 27, 2005).

4.1	Form of Rights Agreement of AngioDynamics, Inc. (incorporated by reference to the exhibit of the same number to the registrant’s registration statement on Form S-1 (SEC Reg. No. 333-13329)).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the issuance of shares of Angio common stock in connection with the merger. (1)

21.1	Subsidiaries of AngioDynamics, Inc. (incorporated by reference to the exhibit of the same number to the registrant’s registration statement on Form S-1 (SEC Reg. No. 333-13329)).

23.1	Consent of PricewaterhouseCoopers LLP (Albany, New York).

23.2	Consent of Grant Thornton LLP (Melville, New York).

23.3	Consent of Stonefield Josephson, Inc. (San Francisco, California).

23.4	Consent of PricewaterhouseCoopers LLP (San Jose, California).

23.5	Consent of Piper Jaffray & Co. (2)

23.6	Consent of Cain Brothers & Company, LLC. (2)

23.7	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Opinion of Skadden, Arps, Slate, Meagher & Flom LLP in Exhibit 5.1).

24.1	Power of Attorney (included in the previously filed signature page of this joint proxy statement/prospectus and incorporated herein by reference). (2)

99.1	Form of AngioDynamics, Inc. Proxy Card

99.2	Form of RITA Medical Systems, Inc. Proxy Card

99.3	Consent of Vincent Bucci. (1)

99.4	Consent of Wesley E. Johnson, Jr. (1)

99.5	Consent of Steve LaPorte. (1)

(1)	Filed herewith.
(2)	Filed previously.